As filed with the Securities and Exchange Commission on July 25, 2024

Registration No. 333-280165

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1 TO THE

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Monroe Federal Bancorp, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	6035	99-3587922
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification Number)

24 East Main Street

Tipp City, Ohio 45371

(937) 667-8461

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Lewis R. Renollet

President and Chief Executive Officer

Monroe Federal Bancorp, Inc.

24 East Main Street

Tipp City, Ohio 45371

(937) 667-8461

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Kip A. Weissman, Esq. Victor L. Cangelosi, Esq. Luse Gorman, PC 5335 Wisconsin Avenue, N.W., Suite 780 Washington, D.C. 20015 (202) 274-2028	Edward G.Olifer, Esq. Stephen F. Donahoe, Esq. Ki1patrick Townsend & Stockton LLP 701 Pennsylvania Avenue, N.W., Suite 200 Washington, D.C. 20004 (202) 508-5800

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act: ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

Monroe Federal Bancorp, Inc.

(Proposed Holding Company for Monroe Federal Savings and Loan Association)

Up to 690,000 Shares of Common Stock

(Subject to Increase to up to 793,500 Shares)

Monroe Federal Bancorp, Inc., referred to as “Monroe Federal Bancorp” throughout this prospectus, is offering shares of its common stock for sale in connection with the conversion of Monroe Federal Savings and Loan Association, referred to as “Monroe Federal” throughout this prospectus, from the mutual form of organization to the stock form of organization. There is currently no market for our common stock. We expect our common stock to be quoted on the OTCQB Market operated by OTC Markets Group upon the completion of the conversion and stock offering. Quotation on the OTCQB Market is not a condition of the conversion and stock offering. We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, referred to as the “JOBS Act” throughout this prospectus.

The shares of common stock are first being offered for sale in a subscription offering in priority order to depositors of Monroe Federal with at least $50.00 on deposit as of the close of business on March 31, 2023, to tax-qualified employee benefit plans of Monroe Federal, to depositors of Monroe Federal with at least $50.00 on deposit as of the close of business on June 30, 2024, and to depositors and borrowers of Monroe Federal as of the close of business on July 31, 2024. Shares not purchased in the subscription offering may be offered for sale to the general public in a community offering, with a preference given to natural persons (including trusts of natural persons) residing in Miami and Montgomery Counties in Ohio. Any shares of common stock not purchased in the subscription offering or the community offering may be offered for sale to the public through a syndicate of broker-dealers, referred to as the “syndicated community offering” throughout this prospectus. The syndicated community offering, if held, may commence before the subscription offering and the community offering (including any extensions) have expired. However, no shares purchased in the subscription offering or the community offering will be issued until any syndicated community offering is completed. We may sell up to 793,500 shares of common stock because of demand for the shares of common stock or changes in market conditions, without resoliciting subscribers. We must sell a minimum of 510,000 shares to complete the conversion and stock offering.

The minimum purchase order is 25 shares. Generally, no person or entity, or persons or entities acting through a single qualifying account held jointly, may purchase more than 15,000 shares ($150,000) of common stock, and no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than 20,000 shares ($200,000) of common stock, in all categories of the stock offering combined.

The subscription offering will expire at 5:00 p.m., Eastern time, on September 19, 2024. We expect that the community offering, if held, will expire at the same time. We may extend the expiration date of the subscription offering and any community offering without notice to you until November 4, 2024, or longer if the Office of the Comptroller of the Currency, referred to as the “OCC” throughout this prospectus, approves a later date. No single extension may exceed 90 days and the stock offering must be completed by September 26, 2026. Once submitted, orders are irrevocable unless the subscription offering and/or the community offering are terminated or extended, with regulatory approval, beyond November 4, 2024, or the number of shares of common stock to be sold is increased to more than 793,500 shares or decreased to less than 510,000 shares. If the subscription offering and any community offering are extended beyond November 4, 2024, all subscribers will be notified and given the opportunity to confirm, change or cancel their orders. If you do not respond to the notice of extension, we will promptly return your funds with interest or cancel your deposit account withdrawal authorization. If the number of shares to be sold in the stock offering is increased to more than 793,500 shares or decreased to less than 510,000 shares, we will resolicit subscribers, and all funds delivered to us to purchase shares of common stock in the subscription offering and any community offering will be returned promptly with interest. Funds received in the subscription offering and any community offering will be held in a segregated account at Monroe Federal and will earn interest at 0.04% per annum until completion or termination of the conversion and stock offering.

Performance Trust Capital Partners, LLC, referred to as “Performance Trust” throughout this prospectus, will assist us in selling our shares of common stock on a best efforts basis in the subscription offering and any community offering, and will serve as sole manager for any syndicated community offering. Performance Trust is not required to purchase any shares of common stock we are offering for sale.

OFFERING SUMMARY

Price: $10.00 per share

	Minimum	Midpoint	Maximum	Adjusted Maximum
Number of shares	510,000	600,000	690,000	793,500
Gross offering proceeds	$5,100,000	$6,000,000	$6,900,000	$7,935,000
Estimated offering expenses, excluding selling agent fees and expenses (1)	$1,040,000	$1,040,000	$1,040,000	$1,040,000
Selling agent fees and expenses (1) (2)	$360,000	$360,000	$360,000	$360,000
Estimated net proceeds	$3,700,000	$4,600,000	$5,500,000	$6,535,000
Estimated net proceeds per share (1)	$7.25	$7.67	$7.97	$8.24

(1)	See “The Conversion and Stock Offering – Plan of Distribution; Selling Agent and Underwriter Compensation” for a discussion of Performance Trust’s compensation for the stock offering including any compensation to be received by Performance Trust and other broker-dealers for any syndicated community offering.
(2)	Excludes records agent fees and expenses payable to Performance Trust, which are included in estimated offering expenses. See “The Conversion and Stock Offering – Records Management.”

This investment involves a degree of risk, including the possible loss of principal.

See “Risk Factors” beginning on page 13.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency. None of the Securities and Exchange Commission, the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System or any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

For assistance, contact the Stock Information Center at (312) 521-1603.

The date of this prospectus is August 9, 2024.

Monroe Federal

INDIANA
OHIO
Tipp City
Tipp City
Vandalia
Dayton
Columbus
Cincinnati
36
127
75
36
36
40
70
40
27
75
71
52
42
35
74
50

★ **Main Office**
24 East Main Street
Tipp City, OH

● **Tipp City West Office**
985 West Main Street
Tipp City, OH

● **Butler Twp Office**
8512 North Dixie Drive
Dayton, OH

● **Vandalia Office**
264 East National Road
Vandalia, OH

INDIANA
Tipp City
OHIO

TABLE OF CONTENTS

i

SUMMARY

The following summary provides material information about Monroe Federal’s mutual-to-stock conversion and the related offering of common stock by Monroe Federal Bancorp. It may not contain all of the information that is important to you. For additional information, you should read this entire document carefully, including the consolidated financial statements and the related notes and the section entitled “Risk Factors,” before making an investment decision.

Monroe Federal Bancorp, Inc.

Monroe Federal Bancorp, a newly formed Maryland corporation, is offering for sale shares of its common stock in connection with the conversion of Monroe Federal from a mutual savings bank (meaning it has no stockholders) to a stock savings bank. As a mutual savings bank, all depositors and borrowers are members of and have voting rights in Monroe Federal as to all matters requiring a vote of members. The following diagram depicts Monroe Federal’s current organizational structure:

Upon completion of the conversion and stock offering, Monroe Federal Bancorp will be 100% owned by its stockholders and Monroe Federal will be 100% owned by Monroe Federal Bancorp. Monroe Federal will cease to have members and its former members will no longer have voting rights in Monroe Federal. All voting rights in Monroe Federal will be vested in Monroe Federal Bancorp as the sole stockholder of Monroe Federal. Monroe Federal Bancorp’s stockholders will possess exclusive voting rights with respect to Monroe Federal Bancorp common stock. The following diagram depicts Monroe Federal Bancorp’s and Monroe Federal’s organizational structure after the completion of the conversion and stock offering:

Monroe Federal Bancorp was incorporated on May 21, 2024, and has not engaged in any business to date. Upon completion of the conversion and stock offering, it will register as a savings and loan holding company and will be subject to comprehensive regulation and examination by the Board of Governors of the Federal Reserve System, referred to as the “Federal Reserve Board” throughout this prospectus.

Monroe Federal Bancorp’s principal office is located at 24 East Main Street, Tipp City, Ohio 45371, and the telephone number at that address is (937) 667-8461.

Monroe Federal Savings and Loan Association

Originally chartered in 1875, Monroe Federal is a federally-chartered mutual savings association with its main office in Tipp City, Ohio. In addition to the main office, we conduct our operations from three branch offices located in Tipp City, Dayton, and Vandalia, Ohio. Tipp City is located on Interstate 75 approximately 25 miles north of Dayton, Ohio. Vandalia is also located on Interstate 75 approximately 12 miles north of Dayton, Ohio.

We consider Miami and Montgomery Counties, and contiguous areas, to be our primary market area for loan originations and deposit gathering. Wright-Patterson Air Force Base, home of the 88th Air Base Wing, located outside Dayton, is a major employer in our primary market area.

Our business consists primarily of accepting deposits from the general public and investing those deposits, together with funds generated from operations, primarily in one- to four-family residential mortgage loans and, to a lesser extent, commercial real estate loans, both secured by properties located in our primary market area. To a significantly lesser extent, we also originate multi-family mortgage loans, construction and land development loans, commercial and industrial loans, home equity loans and lines of credit, and consumer loans. Historically, we have not sold loans we have originated. Following the conversion and stock offering, we plan to develop the infrastructure necessary to sell one- to four-family residential mortgage loans, particularly longer term one- to four-family residential mortgage loans, to help mitigate our interest rate risk exposure. We expect to hire up to three additional employees for this purpose, which is expected to increase our noninterest expenses in future periods.

Our primary revenue source is interest income earned on loans and investments. Noninterest income is not a significant revenue source.

At March 31, 2024, we had total assets of $155.3 million, total deposits of $142.1 million and total equity of $8.6 million. We had net income of $60,000 and $388,000 for the fiscal years ended March 31, 2024 and 2023, respectively.

We are subject to comprehensive regulation and examination by the OCC, our primary federal regulator.

Our main office is located at 24 East Main Street, Tipp City, Ohio 45371, and the telephone number at that address is (937) 667-8461. Our website address is www.monroefederal.com. Information on our website is not incorporated into this prospectus and should not be considered part of this prospectus.

Business Strategy

Our principal objective is to build long-term value for our stockholders by operating a profitable community financial institution dedicated to meeting the banking needs of our customers and community. Highlights of our current business strategy include:

•	continuing to focus on originating one- to four-family residential mortgage loans primarily for retention in our loan portfolio;

•	continuing to seek to grow and diversify our loan portfolio prudently by increasing originations of commercial real estate loans in an effort to increase loan portfolio yield;

•	maintaining our strong asset quality through conservative loan underwriting;

•	attracting and retaining customers in our market area and growing our low-cost “core” deposit base;

•	remaining a community-oriented institution and relying on high quality service to maintain and build a loyal local customer base; and

•	continuing to grow primarily through organic growth while also considering branching opportunities should they arise.

We have no current plans or intentions regarding any branching activities.

Commercial real estate loans have higher inherent credit risk than one- to four-family residential mortgage loans. See “Risk Factors – Risks Related to Our Lending Activities – Our commercial real estate loans involve credit risks that could adversely affect our financial condition and results of operations” and “Business of Monroe Federal – Loan Underwriting Risks.”

We expect the strategies outlined above to guide our investment of the net proceeds of the stock offering. We intend to continue to pursue these business strategies after the conversion and the stock offering, subject to any changes necessitated by future market conditions and other factors.

See “Business of Monroe Federal” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Business Strategy” for a further discussion of our business strategy.

Reasons for the Conversion and Stock Offering

Consistent with our business strategy, our primary reasons for converting to stock form and raising additional capital through the stock offering are:

•	to increase capital to support future growth and profitability;

•	to retain and attract qualified personnel by establishing stock-based benefit plans for management and employees; and

•	to offer our customers and employees an opportunity to purchase an equity interest in Monroe Federal by purchasing shares of common stock of Monroe Federal Bancorp.

At March 31, 2024, Monroe Federal was considered “well capitalized” for regulatory purposes. The proceeds from the stock offering will further improve our capital position to support expected future growth and profitability.

See “The Conversion and Stock Offering” for a more complete discussion of our reasons for conducting the conversion and stock offering.

Terms of the Stock Offering

Monroe Federal Bancorp is offering for sale between 510,000 shares and 690,000 shares of common stock to eligible depositors and borrowers of Monroe Federal and to Monroe Federal’s tax-qualified employee benefit plans in a subscription offering. To the extent shares remain available, we may offer shares for sale in a community offering, with a preference given to natural persons (and trusts of natural persons) residing in Miami and Montgomery Counties in Ohio. We may also offer for sale shares of common stock not purchased in the subscription offering or in any community offering to the general public in a syndicated community offering. The number of shares of common stock to be sold may be increased to up to 793,500 shares as a result of demand for the shares of common stock in the stock offering or changes in market conditions. Unless the number of shares of common stock offered for sale is increased to more than 793,500 shares or decreased to fewer than 510,000 shares, or the stock offering is extended beyond November 4, 2024, subscribers will not have the opportunity to change or cancel their stock orders once submitted. If the stock offering is extended beyond November 4, 2024, we will resolicit subscribers and you will have the opportunity to confirm, change or cancel your order within a specified period of time. If you do not respond during that period of time, your stock order will be cancelled and your deposit account withdrawal authorizations will be cancelled or your funds submitted will be returned promptly with interest at 0.04% per annum. If the number of shares offered for sale is increased to more than 793,500 shares or decreased to less than 510,000 shares, all subscribers’ stock orders will be cancelled, their deposit account withdrawal authorizations will be cancelled and funds delivered for the purchase of shares of common stock in the stock offering will be returned promptly with interest at 0.04% per annum. We will give these subscribers an opportunity to place new orders for a specified period of time.

The shares of common stock are being offered for sale at a purchase price of $10.00 per share. All investors will pay the same purchase price per share. Investors will not be charged a commission to purchase shares of common stock in the stock offering. Performance Trust, our marketing agent for the stock offering, will use its best efforts to assist us in selling shares of our common stock but is not obligated to purchase any shares of common stock in the stock offering.

Important Risks in Owning Monroe Federal Bancorp’s Common Stock

Before you order shares of our common stock, you should read the “Risk Factors” section beginning on page 13 of this prospectus.

How We Determined the Offering Range and the $10.00 per Share Purchase Price

Independent Appraisal. The amount of common stock Monroe Federal Bancorp is offering for sale is based on an independent appraisal of the estimated pro forma market value of Monroe Federal Bancorp, assuming the conversion and stock offering is completed. Feldman Financial Advisors, Inc., referred to as “Feldman Financial” throughout this prospectus, our independent appraiser, has estimated that, as of May 24, 2024, as updated as of July 18, 2024, this market value was $6.0 million. Based on OCC regulations, this market value forms the midpoint of a valuation range with a minimum of $5.1 million and a maximum of $6.9 million. Based on this valuation and the $10.00 per share purchase price, the number of shares of common stock being offered for sale in the stock offering ranges from a minimum of 510,000 shares to a maximum of 690,000 shares. We may sell up to 793,500 shares of common stock because of demand for the shares or changes in market conditions without resoliciting subscribers. The $10.00 per share purchase price was selected primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions.

The independent appraisal is based in part on Monroe Federal’s financial condition and results of operations, the pro forma effect of the additional capital raised by the sale of shares of common stock in the stock offering and an analysis of a peer group of 10 publicly traded thrift holding companies with total assets ranging from $256.8 million to $905.0 million as of March 31, 2024, that Feldman Financial considered comparable to Monroe Federal Bancorp. In selecting the peer group, Feldman Financial considered certain key criteria such as asset size, stock exchange listing, market capitalization, capital level, profitability and other financial characteristics, operating strategy, and market area. Because of the regulatory appraisal guidelines and the limited number of publicly traded savings institutions and thrift holding companies, the selection process by Feldman Financial resulted in each of the peer group companies having total assets greater than Monroe Federal’s asset size. The peer group also exhibited higher capital levels than Monroe Federal. Feldman Financial believed that the peer group’s similar operating fundamentals and business strategies with regard to Monroe Federal provided a meaningful basis of comparison for valuation pricing purposes. For additional information, including the list of peer group companies, see “The Conversion and Stock Offering – Determination of Share Price and Number of Shares to be Issued.”

Adjustments to Independent Appraisal. Feldman Financial made downward adjustments for financial condition, liquidity of the stock issue, and marketing of the stock issue. The downward adjustment for financial condition was mainly related to Monroe Federal’s significantly lower ratio of equity to assets. The downward adjustment for market area reflected the less favorable demographic measures for Monroe Federal’s primary market area regarding unemployment rates, population growth and household income levels compared to the primary market areas of the peer group companies. The downward adjustment for the liquidity of the issue took into consideration the lower number of shares to be outstanding and the lower market capitalization expected in comparison to the peer group companies. The downward adjustment for marketing of the issue was based on the risk and uncertainty related to a new offering in the current environment of market volatility. For additional information, see “The Conversion and Stock Offering – Adjustments to Independent Appraisal.”

Selected Pricing Ratios. The following table presents a summary of selected pricing ratios for the peer group companies and for Monroe Federal Bancorp (on a pro forma basis) utilized by Feldman Financial in its independent appraisal. See “The Conversion and Stock Offering – Determination of Share Price and Number of Shares to be Issued” for information regarding the peer group companies. These ratios are based on Monroe Federal Bancorp’s book value, tangible book value and core earnings at and for the 12 months ended March 31, 2024. The peer group ratios are based on financial data as of March 31, 2024, and stock prices as of July 18, 2024. Compared to the average pricing of the peer group, our pro forma pricing ratios at the midpoint of the offering range indicated a premium of 39.8% on a price-to-core earnings basis and a discount of 36.1% on a price-to-tangible book value basis.

	Price-to-core earnings multiple (1)		Price-to-book value ratio	Price-to-tangible book value ratio
Monroe Federal Bancorp (pro forma basis, assuming completion of the conversion and stock offering) (2):
Adjusted Maximum	58.82	x	55.46%	55.46%
Maximum	58.82	x	51.60%	51.60%
Midpoint	55.56	x	47.76%	47.76%
Minimum	55.56	x	43.38%	43.38%

Valuation of peer group companies, all of which are fully converted (historical basis):
Average	40.01	x	73.94%	74.69%
Median	23.79	x	72.67%	73.50%

(1)	Price-to-earnings multiples calculated by Feldman Financial for the independent appraisal are based on an estimate of “core” or recurring earnings. These ratios are different from those presented in “Pro Forma Data.”

(2)	Pro forma pricing ratios for Monroe Federal Bancorp calculated by Feldman Financial for the independent appraisal are based on pro forma financial data at and for the 12 months ended March 31, 2024. These ratios are different from those presented in “Pro Forma Data.”

The independent appraisal does not indicate trading market value. Do not assume or expect that our valuation as indicated in the appraisal means that after the conversion and stock offering the shares of our common stock will trade at or above the $10.00 per share purchase price. Furthermore, Feldman Financial used the pricing ratios presented in the appraisal to estimate our pro forma appraised value for regulatory purposes and not to compare the relative value of shares of our common stock with the value of the common stock of the institutions in the peer group. The value of the common stock of any company may be affected by a number of factors such as financial performance, asset size and market location.

For a more complete discussion of the amount of common stock we are offering for sale and the independent appraisal, see “The Conversion and Stock Offering – Determination of Share Price and Number of Shares to be Issued” and “The Conversion and Stock Offering – Adjustments to Independent Appraisal.”

How We Intend to Use the Proceeds from the Stock Offering

Monroe Federal will receive from Monroe Federal Bancorp a capital contribution equal to at least 50% of the net proceeds of the stock offering. Based on this formula, we anticipate that Monroe Federal Bancorp will invest in Monroe Federal approximately $1.9 million, $2.3 million, $2.8 million and $3.3 million at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively, of the net proceeds from the stock offering. From the remaining funds, Monroe Federal Bancorp intends to loan funds to Monroe Federal’s employee stock ownership plan to fund the plan’s purchase of shares of common stock in the stock offering and retain the remainder of the net proceeds from the stock offering. Assuming we sell 600,000 shares of common stock in the stock offering at the midpoint of the offering range, resulting in net proceeds of $4.6 million, based on the above formula, we anticipate that Monroe Federal Bancorp will invest $2.3 million in Monroe Federal, loan $420,000 to Monroe Federal’s employee stock ownership plan to fund its purchase of shares of common stock in the stock offering and retain the remaining $1.9 million of net proceeds.

Monroe Federal Bancorp may use the funds that it retains to repurchase shares of common stock (subject to compliance with regulatory requirements), to pay cash dividends, for investments, or for other general corporate purposes. Monroe Federal intends to invest the net proceeds it receives from Monroe Federal Bancorp to fund new loans, enhance existing products and services, invest in securities, or for general corporate purposes.

For more information, see “How We Intend to Use the Proceeds from the Stock Offering.”

Persons Who May Order Shares of Common Stock in the Stock Offering

We are offering the shares of common stock in a subscription offering in the following order of priority:

(i)	First, to depositors with accounts at Monroe Federal with aggregate balances of at least $50.00 as of the close of business on March 31, 2023.

(ii)	Second, to Monroe Federal’s tax-qualified employee benefit plans (including its employee stock ownership plan), which will receive, without payment, nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock sold in the stock offering. We expect the employee stock ownership plan to purchase up to 7% of the shares of common stock sold in the stock offering.

(iii)	Third, to depositors with accounts at Monroe Federal with aggregate balances of at least $50.00 as of the close of business on June 30, 2024.

(iv)	Fourth, to depositors and borrowers of Monroe Federal as of the close of business on July 31, 2024.

Shares of common stock not purchased in the subscription offering may be offered for sale in a community offering, with a preference given to natural persons (and trusts of natural persons) residing in Miami and Montgomery Counties in Ohio. If held, the community offering may begin concurrently with, during or after the subscription offering. We also may offer for sale shares of common stock not purchased in the subscription offering or in any community offering to the general public through a syndicated community offering, which will be managed by Performance Trust. We have the right to accept or reject, in our sole discretion, orders received in any community offering or any syndicated community offering. Any determination to accept or reject stock orders in any community offering or any syndicated community offering will be based on the facts and circumstances available to management at the time of the determination.

If we receive orders for more shares than we are offering for sale, we may not be able to fill your order, in full or in part. Shares will be allocated first to categories in the subscription offering. A detailed description of the subscription offering, the community offering and the syndicated community offering, as well as a discussion regarding allocation procedures, can be found in the section of this prospectus entitled “The Conversion and Stock Offering.”

Limits on How Much Common Stock You May Purchase

The minimum number of shares of common stock that may be purchased is 25.

Generally, no person or entity, or persons or entities acting through a single qualifying account held jointly, may purchase more than the greater of: (i) 15,000 shares ($150,000) of common stock; (ii) 0.10% of the total number of shares of common stock issued in the stock offering; or (iii) 15 times the number of shares offered multiplied by a fraction of which the numerator is the depositor’s total deposit balance (as of the eligibility record date or supplemental eligibility record date, as applicable) and the denominator is the aggregate of all deposits (as of the eligibility record date or supplemental eligibility record date, as applicable), subject to the overall purchase limitations. If any of the following persons or entities purchase shares of common stock, their purchases, in all categories of the stock offering combined, when combined with your purchases, cannot exceed 20,000 shares ($200,000) of common stock:

•	your spouse, or relatives of you or your spouse, who reside with you;

•	most companies, trusts or other entities in which you are a trustee, have a substantial beneficial interest or hold a senior position; or

•	other persons who may be your associates or who may be acting in concert with you.

Unless we determine otherwise, persons or entities having the same address and persons or entities exercising subscription rights through qualifying accounts registered to the same address at any of the subscription offering eligibility dates will be subject to the overall purchase limitation of 20,000 shares ($200,000). See the detailed definitions of “associate” and “acting in concert” in the section of this prospectus entitled “The Conversion and Stock Offering – Limitations on Common Stock Purchases.”

OCC regulations provide that such purchase limitation may be further increased to 9.99%, provided that orders for shares of common stock exceeding 5.0% of the shares of common stock sold in the stock offering do not exceed in the aggregate 10.0% of the number of shares of the common stock sold in the stock offering. Any request to purchase additional shares of common stock in the event the purchase limitation is so increased will be determined by our board of directors in its sole discretion.

Subject to OCC approval and OCC regulations, we may increase or decrease the purchase limitations at any time. See the detailed description of the purchase limitations in the section of this prospectus entitled “The Conversion and Stock Offering – Limitations on Common Stock Purchases.”

How You May Purchase Shares of Common Stock in the Subscription Offering and in any Community Offering

In the subscription offering and any community offering, you may pay for your shares only by:

•	personal check, bank check or money order, from the purchaser, made payable to Monroe Federal Bancorp, Inc.;

•	authorizing us to withdraw available funds (without any early withdrawal penalty) from your account(s) maintained with Monroe Federal, other than individual retirement accounts (IRAs); or

•	cash. Please do not remit cash by mail.

By law, Monroe Federal is prohibited from lending funds to anyone to purchase shares of common stock in the stock offering. Additionally, you may not use any type of third party check to pay for shares of common stock. Wire transfers will not be accepted. You may not submit a Monroe Federal line of credit check for payment. You may not designate withdrawal from a Monroe Federal account with check-writing privileges; rather, submit a check. If you request a direct withdrawal from an account with check-writing privileges, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and may immediately withdraw the amount from your checking account(s). You may not authorize direct withdrawal from a Monroe Federal IRA. See “—Using Individual Retirement Account Funds to Purchase Shares of Common Stock.”

You may subscribe for shares of common stock in the subscription offering and any community offering by returning a signed and completed original stock order form, together with full payment payable to Monroe Federal Bancorp, Inc. or authorization to withdraw funds from one or more of your Monroe Federal deposit accounts, provided that the stock order form is received before 5:00 p.m., Eastern time, on September 19, 2024, which is the expiration of the subscription offering period. You may return your stock order form by (1) overnight delivery to the address indicated on the stock order form for this purpose; (2) in-person delivery to Monroe Federal’s main office located at 24 East Main Street in Tipp City; or (3) regular mail using the stock order reply envelope provided. In-person delivery of stock order forms will be accepted only at Monroe Federal’s main office. Do not return your stock order form to any other Monroe Federal office. The Stock Information Center is open Monday through Friday between 10:00 a.m. and 5:00 p.m., Eastern time, excluding bank holidays. Please do not mail stock order forms to any of Monroe Federal’s offices.

See “The Conversion and Stock Offering – Procedure for Purchasing Shares in the Subscription Offering and any Community Offering.”

Using Individual Retirement Account Funds to Purchase Shares of Common Stock

You may be able to subscribe for shares of common stock using funds in your Monroe Federal IRA or other retirement account. If you wish to use some or all of the funds in your Monroe Federal IRA or other retirement account, the applicable funds must be first transferred to a self-directed account maintained by an independent custodian or trustee, such as a brokerage firm, and the purchase must be made through that account. If you do not have such an account, you will need to establish one before placing your stock order. An annual administrative fee may be payable to the independent custodian or trustee. Because individual circumstances differ and the processing of retirement fund orders takes additional time, we recommend that you contact our Stock Information Center as soon as possible, but no less than two weeks before the September 19, 2024 offering deadline, for assistance with purchases using funds in your IRA or other retirement account you may have at Monroe Federal or elsewhere. Whether you may use such funds to purchase shares in the stock offering may depend on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

For a complete description of how to use IRA funds to purchase shares in the stock offering, see “The Conversion and Stock Offering – Procedure for Purchasing Shares in the Subscription Offering and any Community Offering – Using Individual Retirement Account Funds.”

Purchases by Executive Officers and Directors

We expect our directors and executive officers, together with their associates, to subscribe for 142,700 shares ($1,427,000) of common stock in the stock offering, representing 28.0% of shares to be outstanding based on the sale of stock at the minimum of the offering range. However, there can be no assurance that any individual director or executive officer, or the directors and executive officers as a group, will purchase any specific number of shares of our common stock. They will pay the same $10.00 per share purchase price that all other persons who purchase shares of common stock in the stock offering will pay. Our directors and executive officers are subject to the same minimum purchase requirements and purchase limitations as other participants in the stock offering as set forth under “– Limits on How Much Common Stock You May Purchase.” Purchases by our directors and executive officers and their associates will be included in determining whether the required minimum number of shares have been subscribed for in the stock offering. For more information, see “Subscriptions by Directors and Executive Officers.”

Deadline for Submitting Orders for Shares of Common Stock in the Subscription Offering and any Community Offering

The deadline for submitting orders to purchase shares of common stock in the subscription offering and in any community offering is 5:00 p.m., Eastern time, on September 19, 2024, unless we extend this deadline. If you wish to purchase shares of common stock, a properly completed and signed original stock order form, together with full payment, must be received (not postmarked) by 5:00 p.m., Eastern time, on September 19, 2024. Although we will make reasonable attempts to provide this prospectus and offering materials to holders of subscription rights, the subscription offering and all subscription rights will expire at 5:00 p.m., Eastern time, on September 19, 2024, whether or not we have been able to locate each person entitled to subscription rights. Holders of subscription rights will not be allowed to purchase shares of common stock unless they have received a prospectus and a stock order form. See “The Conversion and Stock Offering – Procedures for Purchasing Shares in the Subscription Offering and any Community Offering – Expiration Date.”

You May Not Sell or Transfer Your Subscription Rights

Applicable regulations prohibit you from selling or transferring your subscription rights. If you order shares of common stock in the subscription offering, you will be required to certify that you are purchasing the common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights or the shares that you are purchasing. We intend to take legal action, including reporting persons to federal or state agencies, against anyone who we believe has sold or transferred his or her subscription rights. We will not accept your order if we have reason to believe you have sold or transferred your subscription rights. On the stock order form, you cannot add the names of others for joint stock registration unless they are also named on your qualifying deposit or loan accounts. Taking this action may jeopardize your subscription rights. In addition, the stock order form requires that you list all deposit and/or loan accounts, giving all names on each account and the account number at the applicable eligibility date. Failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation.

Steps We May Take if We Do Not Receive Orders for the Minimum Number of Shares

If we do not receive valid orders for at least 510,000 shares of common stock, we may take additional steps in order to issue the minimum number of shares of common stock in the offering range. Specifically, we may:

•	increase the purchase limitations; and/or

•	seek regulatory approval to extend the stock offering beyond November 4, 2024.

If we extend the stock offering beyond November 4, 2024, we will resolicit subscribers and you will have the opportunity to confirm, change or cancel your order within a specified period of time. If you do not respond during that period of time, your stock order will be cancelled and your deposit account withdrawal authorizations will be cancelled or your funds submitted will be returned promptly with interest at 0.04% per annum from the date the stock order was processed.

If one or more purchase limitations are increased we will not resolicit all subscribers, however, subscribers in the subscription offering who ordered the maximum amount and who indicated a desire to be resolicited on the stock order form will be given the opportunity to increase their subscriptions up to the newly applicable purchase limit. We may increase the individual or aggregate purchase limitations to an amount generally not to exceed 5.0% of the common stock sold in the stock offering. See “The Conversion and Stock Offering – Limitations on Common Stock Purchases.”

Conditions to Completion of the Conversion and Stock Offering

Monroe Federal’s board of directors has approved the plan of conversion. In addition, the OCC has conditionally approved the plan of conversion and the Federal Reserve Board has conditionally approved Monroe Federal Bancorp’s application to become the savings and loan holding company of Monroe Federal. We cannot complete the conversion and stock offering unless:

•	The plan of conversion is approved by a majority of votes eligible to be cast by members of Monroe Federal (depositors and borrowers of Monroe Federal). A special meeting of members to consider and vote upon the plan of conversion has been scheduled for September 26, 2024;

•	We sell at least 510,000 shares of common stock, which is the minimum of the offering range; and

•	We receive the final approval required from the OCC to complete the conversion and stock offering and the final approval required from the Federal Reserve Board with respect to Monroe Federal Bancorp’s holding company application.

Any approval by the OCC or the Federal Reserve Board does not constitute a recommendation or endorsement of the plan of conversion.

Our Dividend Policy

Following completion of the conversion and stock offering, our board of directors will be authorized to declare dividends on our common stock, subject to statutory and regulatory requirements. However, no decision has been made with respect to the amount, if any, and timing of any dividend payments. The payment and amount of any dividend payments will depend upon a number of factors, including the following: regulatory capital requirements; our financial condition and results of operations; our other uses of funds for the long-term value of stockholders; tax considerations; statutory and regulatory limitations; and general economic conditions. See “Our Dividend Policy” for additional information.

Market for Common Stock

We anticipate that the common stock sold in the stock offering will be quoted on the OTCQB Market operated by OTC Markets Group upon the completion of the conversion and stock offering. Quotation on the OTCQB Market is not a condition of the conversion and stock offering. See ”Market for the Common Stock.”

Delivery of Shares of Stock

All shares of Monroe Federal Bancorp common stock sold in the conversion and stock offering will be issued in book entry form and held electronically on the books of our transfer agent. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock sold in the conversion and stock offering will be mailed by our transfer agent to the persons entitled thereto at the address noted by them on their stock order form as soon as practicable following consummation of the conversion and stock offering. Shares of common stock sold in any syndicated community offering may be delivered electronically through The Depository Trust Company. We expect trading in the common stock to begin on the business day of or on the business day immediately following the completion of the conversion and stock offering. Until a statement reflecting ownership of shares of common stock is available and delivered to purchasers, it is possible that purchasers may not be able to sell the shares of common stock that they have purchased, even though trading in the common stock will have begun. Your ability to sell the shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Possible Change in the Offering Range

Feldman Financial will update its independent appraisal before we complete the conversion and stock offering. If, as a result of demand for the shares or changes in market conditions, Feldman Financial determines that our pro forma market value has increased, we may sell up to 793,500 shares in the conversion and stock offering without further notice to you. If our pro forma market value at that time is either below $5.1 million or above $7.9 million, then, after consulting with the OCC, we may:

•	terminate the conversion and stock offering, cancel deposit account withdrawal authorizations and promptly return all funds received in the stock offering with interest at 0.04% per annum;

•	set a new offering range; or

•	take such other actions as may be permitted by the OCC, the Federal Reserve Board, the Financial Industry Regulatory Authority and the Securities and Exchange Commission.

If we set a new offering range, we will promptly return funds, with interest at 0.04% per annum, received in the stock offering, cancel deposit account withdrawal authorizations and commence a resolicitation. In a resolicitation, we will notify subscribers of their right to place a new stock order for a specified period of time.

Possible Termination of the Conversion and Stock Offering

We may terminate the conversion and stock offering at any time before the special meeting of members of Monroe Federal that has been called to vote on the plan of conversion, and at any time after member approval with the concurrence of the OCC. If we terminate the conversion and stock offering, we will promptly return funds and cancel deposit withdrawal authorizations, as described above.

Benefits to Management and Potential Dilution to Stockholders Resulting from the Conversion and Stock Offering

We expect Monroe Federal’s employee stock ownership plan, which is a tax-qualified retirement plan for the benefit of all of our employees being established in connection with the conversion and stock offering, to purchase up to 7% of the shares of common stock that we sell in the stock offering. If we receive orders for more shares of common stock than the maximum of the offering range, the employee stock ownership plan will have first priority to purchase shares over this maximum, up to a total of 7% of the shares of common stock that we sell in the stock offering. This would reduce the number of shares available for allocation to eligible depositors of Monroe Federal. For further information, see “Management – Executive Compensation – Employee Stock Ownership Plan.”

Purchases by the employee stock ownership plan in the stock offering will be included in determining whether the required minimum number of shares have been sold in the stock offering. Subject to market conditions and receipt of regulatory approval, the employee stock ownership plan may instead elect to purchase shares of common stock in the open market following the completion of the stock offering to fill all or a portion of its intended subscription.

We also intend to implement a stock-based benefit plan no earlier than six months after completion of the conversion and stock offering. Stockholder approval of this plan will be required, and the stock-based benefit plan cannot be implemented until at least six months after the completion of the conversion and stock offering according to applicable OCC regulations. If adopted within 12 months following the completion of the conversion and stock offering, and provided that following the completion of the conversion and stock offering Monroe Federal has at least a 10% tangible capital to assets ratio, the OCC conversion regulations would allow for the stock-based benefit plan to reserve a number of shares of common stock equal to not more than 4% of the number of shares sold in the conversion and stock offering, or up to 27,600 shares of common stock at the maximum of the offering range, for restricted stock awards to key employees and directors, at no cost to the recipients. If adopted within 12 months following the completion of the conversion and stock offering, the stock-based benefit plan will also reserve a number of shares equal to not more than 10% of the number of shares of common stock sold in the conversion and stock offering, or up to 69,000 shares of common stock at the maximum of the offering range, for the exercise of stock options granted to key employees and directors. If the stock-based benefit plan is adopted after one year from the date of the completion of the conversion and stock offering, the 4% and 10% limitations described above will no longer apply, and we may adopt a stock-based benefit plan encompassing more than 96,600 shares of common stock assuming the maximum of the offering range. We have not yet determined whether we will present this plan for stockholder approval within 12 months following the completion of the conversion and stock offering or whether we will present this plan for stockholder approval more than 12 months after the completion of the conversion and stock offering.

The following table summarizes the number of shares of common stock and aggregate dollar value of grants (valuing each share granted at the offering price of $10.00) that would be available under a stock-based benefit plan if such plan is adopted within one year following the completion of the conversion and stock offering and Monroe Federal has less than a 10% tangible capital to assets ratio at that time. The table shows the dilution to stockholders if all these shares are issued from authorized but unissued shares, instead of shares purchased in the open market. The table also sets forth the number of shares of common stock to be acquired by the employee stock ownership plan for allocation to all employees. A portion of the stock grants shown in the table below may be made to non-management employees.

	Number of Shares to be Granted or Purchased (1)			Dilution Resulting	Value of Grants (2)
	At Minimum of Offering Range	At Adjusted Maximum of Offering Range	As a Percentage of Common Stock to be Issued	From Issuance of Shares for Stock Benefit Plans	At Minimum of Offering Range	At Adjusted Maximum of Offering Range
Employee stock ownership plan	35,700	55,545	7.00%	n/a (3)	$357,000	$555,450
Stock awards	15,300	23,805	3.00	2.91%	153,000	238,050
Stock options	51,000	79,350	10.00	9.09%	219,300	341,205
Total	102,000	158,700	20.00%	11.50%	$729,300	$1,134,705

(1)	The stock-based benefit plan may award a greater number of options and shares, respectively, if the plan is adopted more than 12 months after the completion of the conversion and stock offering.

(2)	The actual value of restricted stock grants will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value of restricted stock grants is assumed to be the same as the offering price of $10.00 per share. The fair value of stock options has been estimated at $4.30 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; dividend yield of 0%; an expected option life of 10 years; a risk-free interest rate of 4.20%; and a volatility rate of 21.43%. The actual expense of stock options granted under a stock-based benefit plan will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted, which may or may not be the Black-Scholes model.

(3)	Represents the dilution of stock ownership interest. No dilution is reflected for the employee stock ownership plan because these shares are assumed to be purchased in the stock offering.

Income Tax Consequences

Monroe Federal Bancorp and Monroe Federal have received an opinion from their counsel, Luse Gorman, PC, regarding the material federal income tax consequences of the conversion and stock offering, including an opinion that it is more likely than not that the fair market value of the nontransferable subscription rights to purchase the common stock will be zero and, accordingly, no gain or loss will be recognized by depositors and borrowers of Monroe Federal upon the distribution to them of the nontransferable subscription rights to purchase the common stock and no taxable income will be realized by them as a result of the exercise of the nontransferable subscription rights. Monroe Federal Bancorp and Monroe Federal have also received an opinion of Wipfli LLP, tax advisors to Monroe Federal Bancorp and Monroe Federal, regarding the material Ohio state income tax consequences of the conversion and stock offering. As a general matter, the conversion and stock offering will not be a taxable transaction for purposes of federal or state income taxes to Monroe Federal Bancorp, Monroe Federal, or persons eligible to subscribe for shares of common stock in the subscription offering. For additional information, see “Taxation.”

How You Can Obtain Additional Information – Stock Information Center

Our banking personnel may not, by law, assist with investment-related questions about the stock offering. If you have questions regarding the conversion and stock offering, call our Stock Information Center at (312) 521-1603. The Stock Information Center is accepting telephone calls Monday through Friday between 10:00 a.m. and 5:00 p.m., Eastern time, excluding bank holidays.

RISK FACTORS

You should carefully consider the following risk factors, in addition to all other information in this prospectus, in evaluating an investment in the shares of common stock.

Risks Related to Our Lending Activities

Our concentration of residential mortgage loans exposes us to increased lending risks.

As of March 31, 2024, one- to four-family residential mortgage loans totaled $69.2 million or 63.4% of our loan portfolio. We intend to continue to originate one- to four-family residential mortgage loans. One- to four-family residential mortgage lending is generally sensitive to regional and local economic conditions that significantly impact the ability of borrowers to meet their loan payment obligations, making loss levels difficult to predict. Declines in real estate values could cause some of our residential mortgages to be inadequately collateralized, which would expose us to a greater risk of loss if we seek to recover on defaulted loans by selling the real estate collateral.

Our “subprime” residential mortgage loans expose us to increased credit risk that could adversely affect our financial condition and results of operations.

As of March 31, 2024, subprime loans totaled $1.5 million or 2.2% of our one- to four-family residential mortgage loan portfolio. Subprime loans are generally defined as loans made to borrowers with credit scores of less than 620. Subprime loans expose us to higher delinquency risk and default risk and a higher potential for losses than loans made to borrowers with favorable credit scores and credit histories.

Our commercial real estate loans involve credit risks that could adversely affect our financial condition and results of operations.

At March 31, 2024, commercial real estate loans totaled $24.0 million or 22.0% of our loan portfolio. Given their larger balances and the complexity of the underlying collateral, commercial real estate loans generally have more risk than the one- to four-family residential real estate loans we originate. Because the repayment of commercial real estate loans depends on the successful management and operation of the borrower’s properties or related businesses, their repayment can be affected by adverse conditions in the local real estate market or economy. A downturn in the real estate market or the local economy could adversely impact the value of properties securing the loan or the revenues from the borrower’s business, thereby increasing the risk of non-performing loans. As our commercial real estate loan portfolio increases, the corresponding risks and potential for losses from these loans may also increase.

Our construction and land development loans involve credit risks that could adversely affect our financial condition and results of operations.

At March 31, 2024, construction and land development loans totaled $3.1 million or 2.8% of our loan portfolio. Construction lending involves additional risks when compared with permanent finance lending because funds are advanced upon the security of the project, which is of uncertain value before its completion. Because of the uncertainties inherent in estimating construction costs, as well as the market value of the completed project and the effects of governmental regulation of real property, it is relatively difficult to accurately evaluate the total funds required to complete a project and the related loan-to-value ratio. In addition, generally during the term of a construction loan, interest may be funded by the borrower or disbursed from an interest reserve set aside from the construction loan budget. These loans often involve the disbursement of substantial funds with repayment substantially dependent on the success of the ultimate project and the ability of the borrower to sell or lease the property or obtain permanent take-out financing, rather than the ability of the borrower or guarantor to repay principal and interest. If the appraised value of a completed project proves to be overstated, we may have inadequate security for the repayment of the loan upon completion of construction of the project and may incur a loss. Land development loans have substantially similar risks to speculative construction loans. As our construction and land loan portfolio increases, the corresponding risks and potential for losses from these loans may also increase.

Our commercial and industrial loans involve credit risks that could adversely affect our financial condition and results of operations.

At March 31, 2024, commercial and industrial loans totaled $4.9 million or 4.5% of our loan portfolio. Unlike residential real estate loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment or other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial and industrial loans are of higher risk and typically are made on the basis of the borrower’s ability to make repayment from the cash flows of the borrower’s business, and the collateral securing these loans may fluctuate in value. Further, any collateral securing commercial and industrial loans may depreciate over time, may be difficult to appraise and may fluctuate in value. As a result, the availability of funds for the repayment of commercial loans may depend substantially on the success of the business itself.

Our consumer loans involve credit risks that could adversely affect our financial condition and results of operations.

At March 31, 2024, consumer loans totaled $1.8 million or 1.6% of our loan portfolio. Consumer loans may entail greater risk than residential real estate loans, particularly in the case of consumer loans that are unsecured or secured by assets that depreciate rapidly. Repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan and a small remaining deficiency often does not warrant further substantial collection efforts against the borrower. Consumer loan collections depend on the borrower’s continuing financial stability, and therefore are likely to be adversely affected by various factors, including job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans.

If our allowance for credit losses is not sufficient to cover actual loan losses, our earnings could decrease.

We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for credit losses, we review our loans and estimate lifetime credit losses in loans as of the balance sheet date using relevant available information, from both internal and external sources, relating to past events, current conditions, and reasonable and supportable forecasts. If our assumptions or the results of our analyses are incorrect, our allowance for credit losses may not be sufficient to cover losses inherent in our loan portfolio, resulting in additions to our allowance. In addition, our emphasis on loan growth and on increasing our portfolio of commercial and industrial loans, as well as any future credit deterioration, could require us to increase our allowance for credit losses in the future. Material additions to our allowance for credit losses would materially decrease our net income.

Effective April 1, 2023, the Current Expected Credit Loss accounting standard, referred to as “CECL” throughout this prospectus, became effective for Monroe Federal and many other financial institutions. CECL requires financial institutions to determine periodic estimates of lifetime expected credit losses on loans and recognize the expected credit losses as allowances for credit losses. CECL required us to change the prior method of providing allowances for loan losses that are incurred or probable, which requires us to increase the types of data we need to collect and review to determine the appropriate level of the allowance for credit losses. Using loan data as of April 1, 2023, the adoption of CECL required us to increase the allowance for credit losses on loans and unfunded commitments by $361,000, or 56.2%, from $642,000 as of March 31, 2023, to $1.0 million as of April 1, 2023.

In addition, bank regulators periodically review our allowance for credit losses and, as a result of such reviews, we may decide to increase our provision for credit losses or recognize further loan charge-offs. Any increase in our allowance for credit losses or loan charge-offs as a result of such review or otherwise may have a material adverse effect on our financial condition and results of operations.

We are subject to environmental liability risk associated with lending activities or properties we own.

A significant portion of our loan portfolio is secured by real estate, and we could become subject to environmental liabilities with respect to one or more of these properties, or with respect to properties that we own in operating our business. During the ordinary course of business, we may foreclose on and take title to properties securing defaulted loans and, in doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous conditions or toxic substances are found on these properties, we may be liable for remediation costs, as well as for personal injury and property damage, civil fines and criminal penalties regardless of when the hazardous conditions or toxic substances first affected any particular property. Environmental laws may require us to incur substantial expenses to address unknown liabilities and may materially reduce the affected property’s value or limit our ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase our exposure to environmental liability. Our policies, which require us to perform an environmental review before initiating any foreclosure action on non-residential real property, may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on us.

Risks Related to Market Interest Rates

Prevailing high market interest rates and the inverted yield curve have reduced our profits and asset values.

Net income is the amount by which net interest income and non-interest income exceed non-interest expense and the provision for credit losses. Net interest income makes up a majority of our income and is based on the difference between:

•	the interest income we earn on interest-earning assets, such as loans and securities; and

•	the interest expense we pay on interest-bearing liabilities, such as deposits and borrowings.

Like many savings institutions, our interest-bearing liabilities generally have shorter contractual maturities than our interest-earning assets, a substantial portion of which are fixed-rate loans. Furthermore, the rates we earn on our other interest-earning assets and the rates we pay on our interest-bearing liabilities are generally fixed for a contractual period of time. This imbalance can create significant earnings volatility because market interest rates change over time. Generally, in a period of rising interest rates, the interest income we earn on our interest-earning assets may not increase as rapidly as the interest we pay on deposits and other interest-bearing liabilities. Conversely, in a period of declining interest rates, the interest income we earn on our interest-earning assets may decrease more rapidly than the interest we pay on our interest-bearing liabilities, as borrowers prepay mortgage loans and as mortgage-backed securities and callable investment securities are called, requiring us to reinvest those cash flows at lower, prevailing interest rates.

The prevailing interest rate environment, coupled with the prevailing inverted yield curve, has had an adverse effect on our net interest margin and net interest spread and, therefore, earnings. An inverted yield curve is where short-term market interest rates (which are typically the interest rates at which we and other financial institutions borrow funds and incur interest expense) are higher than long-term market interest rates (which are typically the rates at which we and other financial institutions lend funds and earn interest income). As a result of the prevailing interest environment and inverted yield curve, we have experienced a shift in deposits from lower-cost interest-bearing demand accounts, savings accounts, and money market accounts to higher-cost certificates of deposit, which has increased total interest expense by $1.1 million, from $918,000 for the fiscal year ended March 31, 2023, to $2.0 million for the fiscal year ended March 31, 2024, and has contributed to net interest margin contraction and net interest spread contraction. In comparison, total interest income increased by only $906,000, from $4.8 million for the fiscal year ended March 31, 2023, to $5.7 million for the fiscal year ended March 31, 2024. Primarily as a result of these circumstances, our net interest margin decreased from 2.75% for the fiscal year ended March 31, 2023, to 2.54% for the fiscal year ended March 31, 2024, and our net interest spread decreased from 2.67% for the fiscal year ended March 31, 2023, to 2.39% for the fiscal year ended March 31, 2024, which were the primary contributors to the decrease in net income from $388,000 for the fiscal year ended March 31, 2023, to $60,000 for the fiscal year ended March 31, 2024.

Changes in the level of interest rates may also affect the value of our assets, including the value of our available-for-sale investment securities, which generally decreases when market interest rates rise and increases when market interest rates decline, and ultimately affect our earnings. During the fiscal year ended March 31, 2024, we incurred $5,900 in net unrealized gains on available-for-sale investment securities caused by decreases in market interest rates during the period. During the fiscal year ended March 31, 2023, we incurred $2.6 million in net unrealized losses on available-for-sale investment securities caused by increases in market interest rates during the period.

We monitor interest rate risk through the use of simulation models, including estimates of the amounts by which the fair value of our assets and liabilities (our economic value of equity, or “EVE”) and our net interest income would change in the event of a range of assumed changes in market interest rates. At March 31, 2024, in the event of an instantaneous 200 basis point increase in interest rates, we estimate that we would experience a 20.67% decrease in EVE and a 1.35% decrease in net interest income. For further discussion of how changes in interest rates could impact us, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Management of Market Risk.”

Risks Related to Economic Conditions

We may be adversely affected by weakness in the U.S. housing market.

The U.S. housing market continues to be negatively affected by higher mortgage interest rates, including 30-year fixed-rate mortgage rates that more than doubled from 2021. This has negatively affected demand in some cases and the underlying real estate collateral. The rising interest rate environment has negatively impacted and, until the interest rate environment improves, is expected to continue to negatively impact multiple aspects of our business, as increases in mortgage rates (as well as prolonged periods of high mortgage rates) generally have an adverse impact on home sale transaction volume, housing affordability, and refinancing volumes. We believe the high mortgage rate environment is a key contributor to declines in residential real estate home sale transaction volume, as potential home sellers choose to stay with their lower rate mortgage loan rather than sell their home and obtain a higher rate mortgage loan to fund the purchase of another home and potential home buyers choose to rent rather than purchase a home. If existing home sale transactions continue to be at depressed levels or decline further (due to the high mortgage rate environment or otherwise), we would also expect to continue to experience decreased refinancing activity.

Inflation can have an adverse impact on our business and on our customers.

Inflation risk is the risk that the value of assets or income from investments will be worth less in the future as inflation decreases the value of money. Recently, there have been market indicators of a pronounced rise in inflation and the Federal Reserve Board has raised certain benchmark interest rates in an effort to combat inflation. As inflation increases, the value of our investment securities, particularly those with longer maturities, would decrease, although this effect can be less pronounced for floating rate instruments. In addition, inflation increases the cost of goods and services we use in our business operations, such as electricity and other utilities, which increases our noninterest expenses. Furthermore, our customers are also affected by inflation and the rising costs of goods and services used in their households and businesses, which could have a negative impact on their ability to repay their loans with us.

Inflation also has had a negative effect on the demand for mortgage loans, including construction loans, in our market area. Inflation has led to a rising market interest rate environment and higher loan interest rates, making mortgage loan debt more expensive and thereby depressing loan demand. The rising market interest rate environment has also depressed the market for existing home sales because homeowners are reluctant to forego their lower interest rate mortgage loans upon a sale and having to obtain a higher rate mortgage loan to finance a new home purchase. Inflation has also increased building construction costs, which has had a negative effect on demand for construction loans.

We have a high concentration of loans secured by real estate in our market area. Adverse economic conditions, both generally and in our market area, could adversely affect our financial condition and results of operations.

Because we have relatively few loans secured by real estate outside of our market area, we have a greater risk of loan defaults and losses in the event of a further economic downturn in our market area, as adverse economic conditions may have a negative effect on the ability of our borrowers to make timely payments of their loans. As disclosed under “Business of Monroe Federal – Market Area,” the unemployment rate in our market area exceeds the national average. A return of recessionary conditions and/or negative developments in the domestic and international credit markets may significantly affect the markets in which we do business, the value of our loans, investments, and collateral securing our loans, and our ongoing operations, costs and profitability. Any of these negative events may result in higher than expected loan delinquencies, increase our levels of nonperforming and classified assets, and reduce demand for our products and services, which may cause us to incur losses and may adversely affect our capital, liquidity and financial condition. According to published data, our market area has not experienced any material declines in real estate values during the last year or any material increase in the number of foreclosure proceedings.

A worsening of economic conditions could reduce demand for our products and services and/or increase our level of non-performing loans, which could adversely affect our financial condition and results of operations.

Unlike larger financial institutions that are more geographically diversified, our profitability depends primarily on the general economic conditions in our primary market area. We believe the current general economic conditions in our primary market area are healthy and stable. Over the last year our primary market area has not experienced any material decline in real estate values or a material increase in the number of foreclosures. In addition to local economic conditions, which could have a significant impact on ability of our borrowers to repay their loans and on the value of the collateral securing their loans, deterioration in general economic conditions could result in the following consequences, any of which could have a material adverse effect on our business, financial condition, liquidity and results of operations:

•	demand for our products and services may decline;

•	loan delinquencies, problem assets and foreclosures may increase;

•	collateral for loans, especially real estate, may decline in value, reducing customers’ future borrowing power and the value of assets and collateral associated with existing loans; and

•	the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us.

Moreover, a significant decline in general, regional or local economic conditions, caused by inflation, recession, tariffs and international trade disputes, acts of terrorism, an outbreak of hostilities or other international or domestic calamities, unemployment or other factors beyond our control could further impact these local economic conditions and could further negatively affect the financial results of our banking operations. In addition, deflationary pressures, while possibly lowering our operating costs, could have a significant negative effect on our borrowers, especially our business borrowers, and the values of underlying collateral securing loans, which could negatively affect our financial performance.

Risks Related to Competitive Matters

Strong competition within our market area may limit our growth and profitability.

Competition for loans and deposits in the banking and financial services industry is intense. We compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms, and unregulated or less regulated non-banking entities. Many of these competitors are substantially larger than us and have substantially greater resources and higher lending limits than we have and offer certain services that we do not or cannot provide. In addition, some of our competitors offer loans with lower interest rates and/or more attractive terms than loans we offer and/or offer deposit products with higher interest rates and/or more attractive terms than the deposit products we offer. Competition also makes it increasingly difficult and costly to attract and retain qualified employees. We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Our profitability depends upon our continued ability to successfully compete for business and qualified employees in our market area. The greater resources and deposit and loan products offered by some of our competitors may limit our ability to increase our interest-earning assets. See “Business of Monroe Federal – Competition.”

Our small size makes it more difficult for us to compete.

Our small asset size makes it more difficult to compete with other financial institutions that are larger and can more easily afford to invest in the marketing and technologies needed to attract and retain customers. Because our principal source of income is the net interest income we earn on our loans and investments after deducting interest paid on deposits and other sources of funds, our ability to generate the revenues needed to cover our expenses and finance such investments is limited by the size of our loan and investment portfolios. Accordingly, we are not always able to offer new products and services as quickly as our competitors. Our lower earnings may also make it more difficult to offer competitive salaries and benefits. In addition, our smaller customer base may make it difficult to generate meaningful non-interest income from such activities as securities and insurance brokerage. Finally, as a smaller institution, we are disproportionately affected by the continually increasing costs of compliance with new banking and other regulations.

Risks Related to Operational Matters

Our funding sources may prove insufficient to meet our liquidity needs and support our future growth.

We must maintain sufficient funds to meet the needs of depositors and borrowers. As a part of our liquidity management, we primarily use advances from the Federal Home Loan Bank of Cincinnati as a funding source to supplement funds received from deposit growth and repayments and maturities of loans and investments. As we continue to grow and to meet liquidity needs, we may have to depend more on advances from the Federal Home Loan Bank of Cincinnati. In addition to our ability to obtain advances from the Federal Home Loan Bank of Cincinnati, additional funding sources include an established line of credit with a correspondent bank and borrowing capacity through the Federal Reserve Bank of Cleveland, as well as Federal funds purchased and brokered certificates of deposit. Adverse operating results or changes in industry conditions could lead to difficulty or an inability to access these additional funding sources. Our financial flexibility will be severely constrained if we are unable to maintain our access to funding or if adequate financing at acceptable interest rates is not available to meet liquidity needs and support future growth. If we are required to rely more heavily on more expensive funding sources to accommodate liquidity needs or support future growth, our revenues may not increase proportionately to cover our interest costs. In this case, our operating margins and profitability would be adversely affected.

At March 31, 2024, a commercial depositor maintained a $21.1 million interest-bearing demand account with us, which represented 14.8% of total deposits at that date. Because of the nature of the depositor’s business, the account balance fluctuates significantly and we need to have sufficient available funds to meet withdrawals from this account, which can be significant over a short period of time, or if the depositor were to close the account. Depending on our liquidity position at any given time we may need to resort to higher cost funds, such as advances from the Federal Home Loan Bank of Cincinnati, to fund withdrawals from this deposit account. At March 31, 2024, we paid interest on this deposit account at a weighted average rate of 0.02% per annum. In contrast, at March 31, 2024, we paid interest on advances from the Federal Home Loan Bank of Cincinnati at a weighted average rate of 4.43% per annum.

We plan to develop the infrastructure needed to sell one- to four-family residential mortgage loans, which will increase our noninterest expenses.

Historically, we have not sold loans we have originated. Following the conversion and stock offering, we plan to develop the infrastructure necessary to sell one- to four-family residential mortgage loans, particularly longer term one- to four-family residential mortgage loans to help mitigate our interest rate risk exposure. We expect to hire up to three additional employees for this purpose, which is expected to increase our noninterest expenses in future periods.

We face significant operational risks because of our reliance on technology. Our information technology systems may be subject to failure, interruption or security breaches.

Information technology systems are critical to our business. Our business requires us to collect, process, transmit and store significant amounts of confidential information regarding our customers, employees and our own business, operations, plans and business strategies. We use various technology systems to manage our customer relationships, general ledger, securities investments, deposits, and loans. Our computer systems, data management and internal processes, as well as those of third parties, are integral to our performance. Our operational risks include the risk of malfeasance by employees or persons outside our company, errors relating to transaction processing and technology, systems failures or interruptions, breaches of our internal control systems and compliance requirements, and business continuation and disaster recovery. There have been increasing efforts by third parties to breach data security at financial institutions. Such attacks include computer viruses, malicious or destructive code, phishing attacks, denial of service or information or other security breaches that could result in the unauthorized release, gathering, monitoring, misuse, loss or destruction of confidential, proprietary and other information, damages to systems, or other material disruptions to network access or business operations. Although we take protective measures and believe that we have not experienced any of the data breaches described above, the security of our computer systems, software, and networks may be vulnerable to breaches, unauthorized access, misuse, computer viruses, or other malicious code and cyber-attacks that could have an impact on information security. Because the techniques used to cause security breaches change frequently, we may be unable to proactively address these techniques or to implement adequate preventative measures.

If there is a breakdown in our internal control systems, improper operation of systems or improper employee actions, or a breach of our security systems, including if confidential or proprietary information were to be mishandled, misused or lost, we could suffer financial loss, loss of customers and damage to our reputation, and face regulatory action or civil litigation. Any of these events could have a material adverse effect on our financial condition and results of operations. Insurance coverage may not be available for such losses, or where available, such losses may exceed insurance limits.

In addition, we outsource a majority of our data processing requirements to third-party providers. Accordingly, our operations are exposed to risk that these vendors will not perform according to our contractual agreements with them, or we also could be adversely affected if such an agreement is not renewed by the third-party vendor or is renewed on terms less favorable to us. If our third-party providers encounter difficulties, or if we have difficulty communicating with those service providers, our ability to adequately process and account for transactions could be affected, and our business operations could be adversely affected, which could have a material adverse effect on our financial condition and results of operations. Threats to information security also exist in the processing of customer information through various other vendors and their personnel. To our knowledge, the services and programs provided to us by third parties have not experienced any material security breaches. However, the existence of cyber-attacks or security breaches at third parties with access to our data, such as vendors, may not be disclosed to us in a timely manner.

Our Board of Directors relies to a large degree on management and outside consultants in overseeing cybersecurity risk management.

Monroe Federal has a standing Officers Committee, consisting of the President and Chief Executive Officer and other executive officers including the Chief Information and Security Officer. The committee oversees cybersecurity risk management, in addition to other areas of Monroe Federal’s operations. The committee meets monthly, or more frequently if needed, and reports to Monroe Federal’s board of directors quarterly. Monroe Federal also engages outside consultants to support its cybersecurity efforts. Aside from the President and Chief Executive Officer, who is also a director of Monroe Federal, the other directors of Monroe Federal do not have significant experience in cybersecurity risk management in other business entities comparable to Monroe Federal.

We depend on our management team to implement our business strategy and execute successful operations and we could be harmed by the loss of their services.

We depend on the services of the members of our senior management team who direct our strategy and operations. Our executive officers and lending personnel possess substantial expertise, extensive knowledge of our markets and key business relationships. Our loss of these persons, or our inability to hire additional qualified personnel, could impact our ability to implement our business strategy and could have a material adverse effect on our results of operations and our ability to compete in our markets. We do not maintain “key-person” life insurance on any member of our senior management team. See “Management.”

We are a community bank and our ability to maintain our reputation is critical to the success of our business. The failure to do so may materially adversely affect our performance.

We are a community bank, and our reputation is one of the most valuable components of our business. A key factor in implementing our business strategy is our reputation for customer service and knowledge of local markets to expand our presence by capturing new business opportunities from existing and prospective customers in our market area and contiguous areas. Threats to our reputation can come from many sources, including adverse sentiment about financial institutions generally, unethical practices, employee misconduct, failure to deliver minimum standards of service or quality, compliance deficiencies, cybersecurity incidents and questionable or fraudulent activities of our customers. Negative publicity regarding our business, employees, or customers, with or without merit, may result in the loss of customers and employees, costly litigation and increased governmental regulation, all of which could adversely affect our business and operating results.

We are subject to litigation risk, and any pending or potential litigation may have an adverse effect on our business, financial condition and results of operations.

Although we are not a party to any material pending or potential legal proceedings, pending or potential legal proceedings can pose significant financial and other risks to our organization. Prosecuting or defending against a lawsuit or other legal proceeding is often costly. Legal issues, such as lawsuits, unenforceable contracts, and adverse judgments, can potentially disrupt our operations, potentially materially reduce our earnings, capital and liquidity, and otherwise materially and adversely affect our business, financial condition and results of operations. See “Business of Monroe Federal – Legal Proceedings.”

Risks Related to Laws and Regulations

Changes in laws and regulations and the cost of regulatory compliance with new laws and regulations may adversely affect our operations and/or increase our costs of operations.

Monroe Federal is subject to extensive regulation, supervision and examination by the OCC. Monroe Federal Bancorp will be subject to extensive regulation, supervision and examination by the Federal Reserve Board. Such regulation and supervision govern the activities in which an institution and its holding company may engage and is intended primarily for the protection of the federal deposit insurance fund and Monroe Federal’s depositors rather than the protection of Monroe Federal Bancorp’s stockholders. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the adequacy of the level of our allowance for credit losses. These regulations, along with existing tax, accounting, securities, insurance and monetary laws, rules, standards, policies, and interpretations, control the methods by which financial institutions conduct business, implement strategic initiatives and tax compliance, and govern financial reporting and disclosures. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations. Further, changes in accounting standards can be both difficult to predict and involve judgment and discretion in their interpretation by us and our independent accounting firm. These changes could materially impact, potentially even retroactively, how we report our financial condition and results of operations.

Non-compliance with the USA PATRIOT Act, Bank Secrecy Act, or other laws and regulations could result in fines or sanctions.

The USA PATRIOT and Bank Secrecy Acts require financial institutions to develop programs to prevent financial institutions from being used for money laundering and terrorist activities. If such activities are suspected, financial institutions are obligated to file suspicious activity reports with the U.S. Treasury’s Office of Financial Crimes Enforcement Network. These rules require financial institutions to establish procedures for identifying and verifying the identity of customers seeking to open new financial accounts. Failure to comply with these regulations could result in fines or sanctions, including restrictions on pursuing any acquisitions or establishing or acquiring new branches. The policies and procedures we have adopted that are designed to assist in compliance with these laws and regulations may not be effective in preventing violations of these laws and regulations. Furthermore, these rules and regulations continue to evolve and expand. We have not been subject to fines or other penalties, or have suffered business or reputational harm, as a result of money laundering activities in the past.

Monetary policies and regulations of the Federal Reserve Board could adversely affect our business, financial condition and results of operations.

In addition to being affected by general economic conditions, our earnings and growth are affected by the policies of the Federal Reserve Board. An important function of the Federal Reserve Board is to regulate the money supply and credit conditions. Among the instruments used by the Federal Reserve Board to implement these objectives are open market purchases and sales of U.S. government securities, adjustments of the discount rate and changes in banks’ reserve requirements against bank deposits. These instruments are used in varying combinations to influence overall economic growth and the distribution of credit, bank loans, investments and deposits. Their use also affects interest rates charged on loans or paid on deposits. The monetary policies and regulations of the Federal Reserve Board have had a significant effect on the operating results of financial institutions in the past and are expected to continue to do so in the future. The effects of such policies upon our business, financial condition and results of operations cannot be predicted.

We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.

Monroe Federal Bancorp qualifies as an “emerging growth company” under the JOBS Act. For as long as it continues to be an emerging growth company, it may choose to take advantage of exemptions from various reporting requirements applicable to public companies that are not available to companies that are not emerging growth companies, including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation. As an emerging growth company, Monroe Federal Bancorp also will not be subject to Section 404(b) of the Sarbanes-Oxley Act of 2002, which would require that our independent auditors audit our internal control over financial reporting. In addition, as an emerging growth company, we have elected to take advantage of the extended transition periods for adopting new or revised financial accounting standards until the date they are required to be adopted by private companies (however, if any new or revised financial accounting standards would not apply to private companies, we would not be able to delay their adoption). Accordingly, our financial statements may not be comparable to those of public companies that adopt new or revised financial accounting standards as of an earlier date. Investors may find our common stock less attractive since we have chosen to rely on these exemptions. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and the price of our common stock may be more volatile.

We are also a smaller reporting company, and even if we no longer qualify as an emerging growth company, any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to smaller reporting companies could make our common stock less attractive to investors.

In addition to qualifying as an emerging growth company, Monroe Federal Bancorp qualifies as a “smaller reporting company” under the federal securities laws. For as long as it continues to be a smaller reporting company, it may choose to take advantage of exemptions from various reporting requirements applicable to public companies that are not available to companies that are not smaller reporting companies, including, but not limited to, reduced financial disclosure obligations and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and the price of our common stock may be more volatile.

Risks Related to Accounting Matters

Changes in management’s estimates and assumptions may have a material impact on our consolidated financial statements and our financial condition or operating results.

In preparing this prospectus, as well as in preparing the periodic reports Monroe Federal Bancorp will be required to file under the Securities Exchange Act of 1934, as amended, upon the completion of the conversion and stock offering, including Monroe Federal Bancorp’s consolidated financial statements, our management is and will be required under applicable rules and regulations to make estimates and assumptions as of a specified date. These estimates and assumptions are based on management’s best estimates and experience as of that date and are subject to substantial risk and uncertainty. Materially different results may occur as circumstances change and additional information becomes known. Areas requiring significant estimates and assumptions by management include our evaluation of the adequacy of our allowance for credit losses, the valuation of deferred tax assets, and the fair value of financial instruments.

Changes in accounting standards could affect reported earnings.

The bodies responsible for establishing accounting standards, including the Financial Accounting Standards Board, the Securities and Exchange Commission and other regulatory bodies, periodically change the financial accounting and reporting guidance that governs the preparation of our financial statements. These changes can be hard to predict and can materially impact how we record and report our consolidated financial condition and results of operations. In some cases, we could be required to apply new or revised guidance retroactively.

Risks Related to the Stock Offering

We do not have strong earnings. We expect our return on equity to be low following the conversion and stock offering, which could negatively affect the trading price of our shares of common stock.

Net income divided by average stockholders’ equity, known as “return on equity,” is a ratio many investors use to compare the relative performance of financial institutions. Our return on average equity was 0.73% for the fiscal year ended March 31, 2024. Our average equity to average assets ratio was 5.38% for the fiscal year ended March 31, 2024. Our total equity was $8.6 million at March 31, 2024. Assuming the completion of the conversion and stock offering, our pro forma consolidated stockholders’ equity at March 31, 2024, is estimated at between $11.8 million at the minimum of the offering range and $14.3 million at the adjusted maximum of the offering range. We expect our return on equity to be lower than our peers unless and until we are able to leverage our capital including the additional capital from the conversion and stock offering. Our return on equity also will be negatively affected by added expenses associated with our employee stock ownership plan and the stock-based benefit plans we intend to adopt after the completion of the conversion and stock offering. Our ability to increase earnings organically is relatively limited primarily given our small size. Unless and until we can increase our earnings and leverage our capital including the capital raised in the stock offering, we expect that our return on equity will be low, which may reduce the trading price of our shares of common stock.

The future price of our shares of common stock may be less than the $10.00 purchase price per share in the stock offering.

If you purchase shares of common stock in the stock offering, you may not be able to sell them later at or above the $10.00 purchase price. In many cases, shares of common stock issued by newly converted savings institutions have traded below the initial offering price. The aggregate purchase price of the shares of common stock sold in the stock offering will be based on an independent appraisal. The independent appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The independent appraisal is based on certain estimates, assumptions and projections, all of which are subject to change from time to time. After the shares begin trading, the trading price of our common stock will be determined by the marketplace, and may be influenced by many factors, including prevailing market interest rates, the overall performance of the economy, changes in federal tax laws, new regulations, investor perceptions of Monroe Federal Bancorp and the outlook for the financial services industry in general. Price fluctuations in our common stock may be unrelated to our operating performance.

There will be a limited trading market in our common stock, which could hinder your ability to sell our common stock and may lower the market price of the stock.

We have never issued stock and, therefore, there is no current trading market for the shares of common stock. Upon completion of the conversion and stock offering, we expect our common stock will be quoted on the OTCQB Market. We expect that our “public float,” which is the total number of our outstanding shares of common stock less the number of shares held by our employee stock ownership plan and by our directors and executive officers, and which is used as a measure of shares available for trading, will be limited. The limited trading market could also result in a wider spread between the “bid” and “ask” prices for the common stock, which could make it more difficult to sell a large number of shares at one time and could mean a sale of a large number of shares at one time could depress the market price.

You may not be able to sell your shares of common stock until you have received a statement reflecting ownership of shares, which will affect your ability to take advantage of any changes in the stock price immediately following the stock offering.

A statement reflecting ownership of the shares of common stock you purchased in the stock offering may not be delivered to you for several days after the completion of the conversion and stock offering and the commencement of trading in the common stock. Your ability to sell the shares of common stock before receiving your ownership statement will depend on arrangements you may make with a brokerage firm, and you may be unable to sell your shares of common stock until you have received your ownership statement. As a result, you may not be able to take advantage of any changes in the price of the common stock price once trading commences following the completion of the conversion and stock offering.

A significant percentage of our common stock will be held by our directors and executive officers and benefit plans.

We expect that our directors and executive officers, together with their associates, will subscribe for 142,700 shares of common stock in the stock offering. In addition, we intend to establish an employee stock ownership plan that will purchase 7.0% of the shares sold in the stock offering. As a result, upon consummation of the conversion and stock offering, an aggregate of up to 178,400 shares, or 35.0%, and 191,000 shares, or 27.7%, of our outstanding common stock would be held by our directors and executive officers and their associates and by our employee stock ownership plan based on the minimum and maximum of the offering range, respectively. Further, additional shares would be held by management following the implementation of an equity incentive plan, which we intend to implement no earlier than six months following the completion of the conversion and stock offering following the receipt of stockholder approval. The articles of incorporation and bylaws of Monroe Federal Bancorp contain supermajority voting provisions that require that the holders of at least 80% of Monroe Federal Bancorp’s outstanding shares of voting stock approve certain actions including, but not limited to, the amendment of certain provisions of Monroe Federal Bancorp’s articles of incorporation and bylaws. If our directors and executive officers and their associates and benefit plans hold more than 20% of our outstanding common stock following the completion of the conversion and stock offering, the shares held by these individuals and benefit plans could be voted in a manner that would ensure that the 80% supermajority needed to approve such action could not be attained. For more information on the restrictions included in the articles of incorporation and bylaws of Monroe Federal Bancorp, see “Restrictions on Acquisition of Monroe Federal Bancorp.”

Our failure to effectively deploy the net proceeds may have an adverse effect on our financial performance.

We intend to contribute between $1.9 million and $2.8 million of the net proceeds of the stock offering (or $3.3 million at the adjusted maximum of the offering range) to Monroe Federal. We may use the remaining net proceeds to invest in short-term investments and for general corporate purposes, including repurchasing shares of our common stock and paying dividends. We also expect to use a portion of the net proceeds we retain to fund a loan to our employee stock ownership plan to purchase shares of common stock in the stock offering. Monroe Federal may use the net proceeds it receives to fund new loans, expand its retail banking franchise by establishing or acquiring new branches or for other general corporate purposes. However, except for funding the loan to the employee stock ownership plan, we have not allocated specific amounts of the net proceeds for any of these purposes, and we will have broad discretion in determining the amount of the net proceeds we apply to different uses and when we apply or reinvest such proceeds. Also, certain of these uses, such as establishing or acquiring new branches, may require the approval of our bank regulators. We have not established a timetable for investing the net proceeds, and we cannot predict how long we will require to invest the net proceeds. Our failure to reinvest these funds effectively would reduce our profitability and may adversely affect the value of our common stock.

The cost of additional finance and accounting systems, procedures, compliance and controls in order to satisfy our new public company reporting requirements will increase our expenses.

As a result of the completion of the conversion and stock offering, we will become a public reporting company. We expect that the obligations of being a public company, including the substantial public reporting obligations, will require significant expenditures and place additional demands on our management team. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a stand-alone public company. However, the measures we take may not be sufficient to satisfy our obligations as a public company. The Sarbanes-Oxley Act of 2002 requires annual management assessments of the effectiveness of our internal control over financial reporting, starting with the second annual report that we would expect to file with the Securities and Exchange Commission. Any failure to achieve and maintain an effective internal control environment could have a material adverse effect on our business and stock price. In addition, we may need to hire additional compliance, accounting and financial staff with appropriate public company experience and technical knowledge, and we may not be able to do so in a timely fashion. As a result, we may need to rely on outside consultants to provide these services for us until qualified personnel are hired. These obligations will increase our operating expenses and could divert our management’s attention from our operations.

Our stock-based benefit plans will increase our expenses and reduce our income.

We intend to adopt one or more new stock-based benefit plans after the conversion and stock offering, subject to stockholder approval, which will increase our annual compensation and benefit expenses related to the stock options and stock awards granted to participants under the new stock-based benefit plans. The actual amount of these new stock-related compensation and benefit expenses will depend on the number of options and stock awards granted under the plans, the fair market value of our stock or options on the date of grant, the vesting period, and other factors which we cannot predict at this time. If we adopt stock-based benefit plans within 12 months following the conversion and stock offering and assuming Monroe Federal’s tangible capital ratio is less than 10% at the time of adoption (Monroe Federal’s tangible capital ratio was less than 10% at March 31, 2024), the shares of common stock reserved for issuance pursuant to awards of restricted stock and grants of options under such plans would be limited to 3% and 10%, respectively, of the number of shares of our common stock sold in the stock offering. If we adopt stock-based benefit plans more than 12 months after the completion of the conversion and stock offering, we may adopt plans that allow for greater amounts of awards and options and, therefore, we could award restricted shares of common stock or grant options in excess of these amounts, which would further increase costs.

In addition, we will recognize expense for our employee stock ownership plan when shares are committed to be released to participants’ accounts, and we will recognize expense for restricted stock awards and stock options over the vesting period of awards made to recipients. The expense in the first year following the conversion and stock offering for our employee stock ownership plan and for our new stock-based benefit plans, assuming such plans had been implemented at the beginning of the year, is estimated to be approximately $144,000 ($125,000 after-tax based on an assumed tax rate of 21.0% and assuming that 25% of stock options are incentive stock options, which are tax deductible) at the adjusted maximum of the offering range as set forth in the pro forma financial information under “Pro Forma Data,” assuming the $10.00 per share purchase price as fair market value. Actual expenses, however, may be higher or lower, depending on the price of our common stock. For further information, see “Management – Benefits to be Considered Following Completion of the Conversion and Stock Offering.”

The implementation of stock-based benefit plans may dilute your ownership interest. Historically, stockholders have approved these stock-based benefit plans.

We intend to adopt one or more new stock-based benefit plans following the conversion and stock offering. These plans may be funded either through open market purchases of our common stock or from the issuance of authorized but unissued shares of common stock. Our ability to repurchase shares of our common stock to fund these plans will be subject to many factors, including applicable regulatory restrictions on stock repurchases, the availability of stock in the market, the trading price of our stock, our capital levels, alternative uses for our capital and our financial performance. While we currently intend to fund the new stock-based benefit plans through open market purchases, stockholders would experience a 9.09% dilution in ownership interest if newly issued shares of our common stock are used to fund stock options in an amount equal to 10% of the number of shares sold in the stock offering, and all such stock options are exercised, and a 2.91% dilution in ownership interest if newly issued shares of our common stock are used to fund shares of restricted common stock in an amount equal to 3% of the number of shares sold in the stock offering. Such dilution would also reduce earnings per share. If we adopt the plans more than 12 months following the conversion and stock offering, new stock-based benefit plans would not be subject to these percentage size limitations and stockholders could experience even greater dilution.

The implementation of new stock-based benefit plans is subject to stockholder approval. Historically, the overwhelming majority of stock-based benefit plans adopted by savings institutions and their holding companies following a mutual-to-stock conversion have been approved by stockholders.

We have not determined when we will adopt one or more new stock-based benefit plans. Stock-based benefit plans adopted more than 12 months following the completion of the conversion may exceed regulatory restrictions on the size of stock-based benefit plans adopted within 12 months, which would further increase our costs.

If we adopt stock-based benefit plans more than 12 months following the completion of the conversion and stock offering, then grants of shares of common stock or stock options under our proposed stock-based benefit plans may exceed 4% and 10%, respectively, of the number of shares of common stock sold in the stock offering. Stock-based benefit plans that provide for awards in excess of these amounts would increase our costs beyond the amounts estimated in “—Our stock-based benefit plans will increase our expenses and reduce our income.” Stock-based benefit plans that provide for awards in excess of these amounts could also result in dilution to stockholders in excess of that described in “—The implementation of stock-based benefit plans may dilute your ownership interest. Historically, stockholders have approved these stock-based benefit plans.” Although the implementation of stock-based benefit plans would be subject to stockholder approval, the timing of the implementation of such plans will be at the discretion of our board of directors.

Our stock value may be negatively affected by applicable regulations that restrict stock repurchases.

Applicable regulations generally restrict us from repurchasing our shares of common stock during the first year following the completion of the conversion and stock offering. Stock repurchases are a capital management tool that can enhance the value of a company’s stock, and our inability to repurchase our shares of common stock during the first year following the stock offering may negatively affect our stock price.

Various factors may make takeover attempts more difficult to achieve.

Certain provisions of our articles of incorporation and bylaws and federal banking laws, including regulatory approval requirements, could make it more difficult for a third party to acquire control of Monroe Federal Bancorp without our board of directors’ approval. Under regulations applicable to the conversion, for a period of three years following completion of the conversion, no person may offer to acquire or acquire beneficial ownership of more than 10% of our outstanding shares of common stock without prior approval of the Federal Reserve Board. Under federal law, subject to certain exemptions, a person, entity or group must notify the Federal Reserve Board and receive the Federal Reserve Board’s non-objection before acquiring control of a bank holding company or a savings and loan holding company. There also are provisions in our articles of incorporation and bylaws that we may use to delay or block a takeover attempt, including a provision that prohibits any person from voting more than 10% of our outstanding shares of common stock. Furthermore, shares of restricted stock and stock options that we may grant to employees and directors, stock ownership by our management and directors and other factors may make it more difficult for companies or persons to acquire control of Monroe Federal Bancorp without the consent of our board of directors, and may increase the cost of an acquisition. Taken together, these statutory or regulatory provisions and provisions in our articles of incorporation and bylaws could result in our being less attractive to a potential acquirer and therefore could adversely affect the market price of our common stock. For additional information, see “Restrictions on Acquisition of Monroe Federal Bancorp” and “Management – Benefits to be Considered Following Completion of the Conversion and Stock Offering.”

Our articles of incorporation provide that, subject to limited exception, state and federal courts in the State of Maryland are the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, and other employees.

The articles of incorporation of Monroe Federal Bancorp provide that, unless Monroe Federal Bancorp consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Monroe Federal Bancorp, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Monroe Federal Bancorp to Monroe Federal Bancorp or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Maryland General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine will be conducted in a state or federal court located within the State of Maryland, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This exclusive forum provision does not apply to claims arising under the federal securities laws. This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum it finds favorable for disputes with Monroe Federal Bancorp and its directors, officers, and other employees or may cause a stockholder to incur additional expense by having to bring a claim in a judicial forum that is distant from where the stockholder resides, or both. In addition, if a court were to find this exclusive forum provision to be inapplicable or unenforceable in a particular action, we may incur additional costs associated with resolving the action in another jurisdiction, which could have a material adverse effect on our financial condition and results of operations.

You may not revoke your decision to purchase Monroe Federal Bancorp common stock in the subscription offering or in any community offering after you send us your stock order form.

Funds submitted or automatic withdrawals authorized in connection with the purchase of shares of common stock in the subscription offering and in any community offering will be held by us until the completion or termination of the conversion and stock offering, including any extension of the expiration date and consummation of any syndicated community offering. Because the completion of the conversion and stock offering will be subject to regulatory approvals and an update of the independent appraisal, among other factors, there may be one or more delays in completing the conversion and stock offering. Orders submitted in the subscription offering and in any community offering are irrevocable, and purchasers will have no access to their funds unless the stock offering is terminated, or extended beyond November 4, 2024, or the number of shares to be sold in the stock offering is decreased to fewer than 510,000 shares or increased to more than 793,500 shares.

The distribution of subscription rights could have adverse income tax consequences.

If the subscription rights granted in connection with the stock offering are deemed to have an ascertainable value, receipt of such rights may be taxable in an amount equal to such value. Whether subscription rights are considered to have ascertainable value is an inherently factual determination. We have received an opinion of counsel that it is more likely than not that such rights have no value; however, such opinion is not binding on the Internal Revenue Service.

SELECTED FINANCIAL AND OTHER DATA OF MONROE FEDERAL

The following tables set forth selected historical financial and other data of Monroe Federal at the dates and for the periods indicated. The information at and for the fiscal years ended March 31, 2024 and 2023 is derived in part from, and should be read together with, the audited financial statements and related notes beginning at page F-1 of this prospectus.

	At March 31,
	2024	2023

	(In thousands)
Selected Financial Condition Data:
Total assets	$155,337	$151,441
Cash and cash equivalents	10,618	2,928
Available-for-sale securities	25,181	28,079
Loans, net	107,869	108,652
Premises and equipment, net	5,340	5,476
Restricted stock	515	809
Bank owned life insurance	3,491	3,390
Total deposits	142,092	127,296
Federal funds purchased	—	865
Advances from Federal Home Loan Bank	3,000	12,500
Total equity	8,565	8,786

	For the Years Ended March 31,
	2024	2023

	(In thousands)
Selected Operating Data:
Total interest income	$5,692	$4,786
Total interest expense	1,975	918
Net interest income	3,717	3,868
Provision for (recovery of) credit losses	(144)	60
Net interest income after provision for (recovery of) credit losses	3,861	3,808
Total noninterest income	344	327
Total noninterest expense	4,194	3,708
Net income before income taxes	11	427
Provision (benefit) for income taxes	(49)	39
Net income	$60	$388

	At or For the Years Ended March 31,
	2024	2023
Performance Ratios:
Return on average assets	0.04%	0.27%
Return on average equity	0.73%	4.47%
Interest rate spread (1)	2.39%	2.67%
Net interest margin (2)	2.54%	2.75%
Noninterest expense as a percentage of average assets	2.76%	2.55%
Efficiency ratio (3)	103.28%	88.39%
Average interest-earning assets as a percentage of average interest-bearing liabilities	111.00%	112.55%

Capital Ratios:
Average equity as a percentage of average assets	5.38%	5.97%
Total capital as a percentage of risk-weighted assets (4)	14.99%	N/A
Tier 1 capital as a percentage of risk-weighted assets (4)	14.23%	N/A
Common equity Tier 1 capital as a percentage of risk-weighted assets (4)	14.23%	N/A
Tier 1 capital as a percentage of average assets (4)	8.67%	8.91%

Asset Quality Ratios:
Allowance for credit losses on loans as a percentage of total loans	0.79%	0.59%
Allowance for credit losses on loans as a percentage of non-performing loans	—%	100.94%
Allowance for credit losses on loans as a percentage of non-accrual loans	—%	100.94%
Non-accrual loans as a percentage of total loans	—%	0.58%
Net recoveries (charge-offs) as a percentage of average outstanding loans	0.05%	0.04%
Non-performing loans as a percentage of total loans	—%	0.58%
Non-performing loans as a percentage of total assets	—%	0.42%
Total non-performing assets as a percentage of total assets	—%	0.42%

Other Data:
Number of offices	4	4
Number of full-time employees	23	22
Number of part-time employees	7	7

(1)	Represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(2)	Represents net interest income as a percentage of average interest-earning assets.

(3)	Represents noninterest expenses divided by the sum of net interest income and noninterest income.

(4)	At March 31, 2023, Monroe Federal had adopted the “community bank leverage ratio” (CBLR) framework for measuring regulatory capital adequacy. The CBLR is the ratio of Tier 1 capital to average assets. To be considered well capitalized under the CBLR framework, Monroe Federal was required to have a CBLR ratio of at least 9.0% at March 31, 2023. At March 31, 2023, Monroe Federal was within the six-month grace period within which to satisfy the required CBLR ratio of 9.0%. Beginning June 30, 2023, Monroe Federal transitioned from the CBLR framework back to the Prompt Corrective Action framework for regulatory capital purposes. For further information, see “Regulation – Federal Banking Regulation – Capital Requirements.”

RECENT DEVELOPMENTS

The following tables set forth selected historical financial information and other data for Monroe Federal at the dates and for the periods indicated. The information at June 30, 2024, and for the three months ended June 30, 2024 and 2023, is unaudited but, in the opinion of management, includes all adjustments necessary for a fair presentation. All of these adjustments are normal and recurring. The results of operations for the three months ended June 30, 2024, are not necessarily indicative of the results of operations that may be expected for the entire year or any other period. The information at March 31, 2024, is derived from, and should be read together with, the audited financial statements and related notes beginning on page F-1 of this prospectus.

	At June 30, 2024	At March 31, 2024

	(In thousands)
Selected Financial Condition Data:
Total assets	$147,475	$155,337
Cash and cash equivalents	1,883	10,618
Available-for-sale securities	24,610	25,181
Loans, net	108,947	107,869
Premises and equipment, net	5,289	5,340
Restricted stock	608	515
Bank owned life insurance	3,518	3,491
Total deposits	129,304	142,092
Federal funds purchased	—	—
Advances from Federal Home Loan Bank	7,600	3,000
Total equity	8,339	8,565

	For the Three Months Ended June 30,
	2024	2023

	(In thousands)
Selected Operating Data:
Total interest income	$1,489	$1,398
Total interest expense	507	431
Net interest income	982	967
Provision for credit losses	32	—
Net interest income after provision for credit losses	950	967
Total noninterest income	88	87
Total noninterest expense	1,197	1,045
Income (loss) before income taxes	(159)	9
Provision (benefit) for income taxes	(43)	(11)
Net income (loss)	$(116)	$20

	At or For the Three Months Ended June 30,
	2024	2023
Performance Ratios (1):
Return on average assets	(0.31)%	0.05%
Return on average equity	(5.38)%	0.94%
Interest rate spread (2)	2.57%	2.50%
Net interest margin (3)	2.71%	2.62%
Noninterest expense as a percentage of average assets	3.16%	2.72%
Efficiency ratio (4)	111.87%	99.15%
Average interest-earning assets as a percentage of average interest-bearing liabilities	110.53%	110.73%

Capital Ratios:
Average equity as a percentage of average assets	5.70%	5.52%
Total capital as a percentage of risk-weighted assets	14.20%	13.67%
Tier 1 capital as a percentage of risk-weighted assets	13.37%	12.89%
Common equity Tier 1 capital as a percentage of risk-weighted assets	13.37%	12.89%
Tier 1 capital as a percentage of average assets	8.54%	8.52%

Asset Quality Ratios:
Allowance for credit losses on loans as a percentage of total loans	0.79%	0.80%
Allowance for credit losses on loans as a percentage of non-performing loans	3,054.45%	99.05%
Allowance for credit losses on loans as a percentage of non-accrual loans	3,054.45%	99.05%
Non-accrual loans as a percentage of total loans	0.03%	0.81%
Net recoveries (charge-offs) as a percentage of average outstanding loans	—%	—%
Non-performing loans as a percentage of total loans	0.03%	0.81%
Non-performing loans as a percentage of total assets	0.02%	0.60%
Total non-performing assets as a percentage of total assets	0.02%	0.60%

Other Data:
Number of offices	4	4
Number of full-time employees	24	22
Number of part-time employees	5	7

(1)	Performance ratios are annualized.
(2)	Represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Represents net interest income as a percentage of average interest-earning assets.
(4)	Represents noninterest expenses divided by the sum of net interest income and noninterest income.

Comparison of Financial Condition at June 30, 2024 and March 31, 2024

Total Assets. Total assets were $147.5 million at June 30, 2024, a decrease of $7.8 million, or 5.1%, from $155.3 million at March 31, 2024. The decrease was primarily comprised of a decrease in cash and cash equivalents of $8.7 million and a decrease in available for sale investment securities of $572,000, which were partially offset by an increase in net loans of $1.1 million.

Cash and Cash Equivalents. Cash and cash equivalents decreased by $8.7 million, or 82.3%, to $1.9 million at June 30, 2024 from $10.6 million at March 31, 2024. The decrease was due primarily to a decrease in deposits during the three months ended June 30, 2024.

Available-for-Sale Investment Securities. Investment securities available for sale decreased $571,000, or 2.3%, to $24.6 million at June 30, 2024, from $25.2 million at March 31, 2024. During the three months ended June 30, 2024, calls, maturities, repayments, and amortization of securities totaled $433,000 and the unrealized losses on securities increased by $139,000.

Net Loans. Net loans increased by $1.0 million, or 1.0%, to $108.9 million at June 30, 2024, from $107.9 million at March 31, 2024. During the three months ended June 30, 2024, loan originations totaled $2.5 million, comprised primarily of $1.9 million of one- to four-family residential mortgage loans, $178,000 in home equity loans, $72,000 of construction and land loans, and $73,000 of commercial and industrial loans. Consumer loan originations totaled $187,000, the majority of which were automobile loans.

During the three months ended June 30, 2024, one- to four-family residential mortgage loans increased $1.3 million, or 1.9%, to $70.5 million at June 30, 2024 and home equity lines of credit increased $528,000, or 12.6%, to $4.7 million at June 30, 2024, while commercial real estate loans decreased $333,000, or 1.4%, to $23.7 million at June 30, 2024, and commercial and industrial loans decreased $285,000, or 5.8%, to $4.6 million at June 30, 2024.

Our strategy includes growing the loan portfolio, continuing to focus primarily on owner-occupied one-to-four family residential mortgage loans and commercial real estate loans.

Deposits. Deposits decreased $12.8 million, or 9.0%, to $129.3 million at June 30, 2024, from $142.1 million at March 31, 2024. Core deposits (defined as all deposits other than certificates of deposit) decreased $8.9 million, or 8.9%, to $90.8 million at June 30, 2024, from $99.7 million at March 31, 2024. Certificates of deposit decreased $3.9 million, or 9.2%, to $38.5 million at June 30, 2024 from $42.4 million at March 31, 2024. The decrease in core deposits was due primarily to a $5.1 million decrease, to $16.0 million at June 30, 2024, in the account held by a significant commercial customer. For additional information regarding this commercial deposit account, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Comparison of Financial Condition at March 31, 2024 and March 31, 2023 – Deposits.” The decrease in certificates of deposit was due primarily to outflows of higher rate accounts as management elected not to compete on interest rates during the quarter.

During the three months ended June 30, 2024, management continued its strategy of pursuing growth in demand accounts and other lower-cost core deposits, in part by enhancing products and services offered and increased marketing. Management intends to continue its efforts to increase core deposits, with an emphasis on growth in consumer and business demand deposits.

Advances from the Federal Home Loan Bank. Advances from the Federal Home Loan Bank totaled $7.6 million at June 30, 2024, an increase of $4.6 million, or 153.3%, from $3.0 million at March 31, 2024. The additional borrowings, which are scheduled to mature within three months from June 30, 2024, were obtained primarily to fund deposit outflows during the period.

Total Equity. Total equity decreased $226,000, or 2.6%, to $8.3 million at June 30, 2024, from $8.6 million at March 31, 2024. The decrease was due primarily to the net loss of $116,000 for the three months ended June 30, 2024 and a $109,000 decrease to equity through the accumulated other comprehensive loss.

Average Balances and Yields. The following table sets forth average balance sheets, average yields and rates, and other information for the periods indicated. No tax-equivalent yield adjustments have been made, as the effects are immaterial. Average balances are calculated using daily average balances. Non-accrual loans are included in average balances only. The average balance of available-for-sale securities does not include unrealized losses during the periods. Average yields include the effect of deferred fees, discounts, and premiums that are amortized or accreted to interest income or interest expense. Net deferred loan fees/costs are immaterial.

	At June 30,	For the Three Months Ended June 30,
	2024	2024			2023
	Weighted Average Yield/Rate	Average Outstanding Balance	Interest	Average Yield/Rate	Average Outstanding Balance	Interest	Average Yield/Rate

		(Dollars in thousands)
Interest-earning assets:
Interest-bearing deposits and other	6.47%	$5,369	$88	6.56%	$3,347	$45	5.38%
Available-for-sale securities	1.66	30,515	125	1.64	33,200	137	1.65
Loans	4.60	109,202	1,276	4.67	111,081	1,216	4.38
Total interest-earning assets	3.99	145,086	1,489	4.11	147,628	1,398	3.79
Noninterest earning assets		7,150			6,962
Allowance for credit losses		(856)			(996)
Total assets		$151,380			$153,594

Interest-bearing liabilities:
Interest-bearing demand accounts	0.02	$39,575	2	0.02%	$32,686	2	0.02
Savings accounts	0.06	18,733	3	0.06	24,691	6	0.10
Money market accounts	1.17	29,495	71	0.96	30,247	44	0.58
Certificates of deposit	4.05	39,888	390	3.91	36,126	270	2.99
Total interest-bearing deposits	1.59	127,691	466	1.46	123,750	322	1.04
Federal funds purchased	—	39	40	4.52	254	4	6.30
Federal Home Loan Bank advances	5.05	3,537	1	6.44	9,319	105	4.51
Total interest-bearing liabilities	1.79	131,267	507	1.54	133,323	431	1.29
Noninterest-bearing demand deposits		8,148			9,257
Other noninterest-bearing liabilities		3,335			2,532
Total liabilities		142,750			145,112
Total equity		8,630			8,482
Total liabilities and equity		151,380			153,594
Net interest income			$982			$967
Net interest rate spread (1)	2.20%			2.57%			2.50%
Net interest-earning assets (2)		$13,819			$14,305
Net interest margin (3)				2.71%			2.62%
Average interest-earning assets to interest-bearing liabilities		110.53%			110.73%

(1)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(2)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by average total interest-earning assets.

Comparison of Operating Results for the Three Months Ended June 30, 2024 and 2023

General. There was a net loss of $116,000 for the three months ended June 30, 2024, compared to net income of $20,000 for the three months ended June 30, 2023. The decrease in net income was primarily due to a $152,000 increase in noninterest expenses and a $32,000 increase in the provision for credit losses, which were partially offset by a $15,000 increase in net interest income and a $32,000 increase in the income tax benefit.

Interest Income. Interest income increased $91,000, or 6.5%, to $1.5 million for the three months ended June 30, 2024, from $1.4 million for the three months ended June 30, 2023. This increase was attributable to a $60,000, or 4.9%, increase in interest on loans receivable and a $43,000, or 94.1%, increase in interest on interest-bearing deposits and other assets.

The average yield on loans increased to 4.67% for the three months ended June 30, 2024, from 4.38% for the three months ended June 30, 2023, while the average balance of loans decreased by $1.9 million, or 1.7%, during the three months ended June 30, 2024, compared to the average balance for the three months ended June 30, 2023. The increase in the average yield on loans reflects the increase in market interest rates environment period-to-period. The increases in market interest rates has provided higher yields on newly originated loans, as well as on adjustable-rate loans.

The average balance of investment securities decreased $2.7 million, or 8.1%, for the three months ended June 30, 2024, compared to the average balance for the three months ended June 30, 2023, while the average yield on investment securities decreased to 1.64% for the three months ended June 30, 2024 from 1.65% for the three months ended June 30, 2023.

Interest income on other interest-bearing deposits, comprised primarily of overnight deposits and stock in the Federal Home Loan Bank, increased $43,000, or 94.1%, for the three months ended June 30, 2024, due to an increase in the average yield to 6.56% for the three months ended June 30, 2024, from 5.38% for the three months ended June 30, 2023, and an increase in the average balance of $2.0 million. The increase in average yield was due to the increase in market interest rates.

Interest Expense. Total interest expense increased $76,000, or 17.6%, to $507,000 for the three months ended June 30, 2024, from $431,000 for the three months ended June 30, 2023. Interest expense on deposits increased $144,000, or 44.9%, due primarily to an increase in the average cost of deposits to 1.46% for the three months ended June 30, 2024, from 1.04% for the three months ended June 30, 2023, and an increase of $3.9 million, or 3.2%, in the average balance of interest-bearing deposits to $127.7 million for the three months ended June 30, 2024 from $123.8 million for the three months ended June 30, 2023.

Interest expense on borrowings decreased $68,000, or 62.6%, to $41,000 for the three months ended June 30, 2024, compared to $109,000 for the three months ended June 30, 2023. The decrease was due to a $6.0 million decrease in the average balance to $3.6 million for the three months ended June 30, 2024, from $9.6 million for the three months ended June 30, 2023, which was partially offset by an increase in the weighted-average rate, to 4.59% for the three months ended June 30, 2024, from 4.55% for the three months ended June 30, 2023.

Net Interest Income. Net interest income increased $15,000, or 1.6%, to $982,000 for the three months ended June 30, 2024, compared to $967,000 for the three months ended June 30, 2023. The increase reflected an increase in the interest rate spread to 2.57% for the three months ended June 30, 2024, from 2.50% for the three months ended June 30, 2023, while the average net interest earning assets decreased $486,000 period-to-period. The net interest margin increased to 2.71% for the three months ended June 30, 2024, from 2.62% for the three months ended June 30, 2023. The interest rate spread and net interest margin were impacted by a series of market interest rate increases during 2023 and 2022.

Provision for Credit Losses. The provision for credit losses was $32,000 for the three months ended June 30, 2024, compared to no provision recorded for the three months ended June 30, 2023. The allowance for credit losses on loans was $871,000 at June 30, 2024, an increase of $16,000 from $855,000 at March 31, 2024. The allowance for credit losses on loans represented 0.79% of total loans at both June 30, 2024, and March 31, 2024. The allowance for credit losses on off-balance sheet commitments was $74,000 at June 30, 2024, an increase of $18,000 from $56,000 at March 31, 2024.

The determination of the adequacy of the allowance for credit losses included consideration of the balances of nonperforming loans, delinquent loans and net charge-offs in both periods. Nonperforming loans totaled $29,000 at June 30, 2024, compared to nonperforming loans of $915,000 at June 30, 2023. Classified loans totaled $174,000 at June 30, 2024, compared to $644,000 at June 30, 2023. Total loans past due greater than 30 days were $1.3 million and $661,000 at those respective dates.

The allowance for credit losses reflects the estimate management believes appropriate to cover incurred probable losses which were inherent in the loan portfolio at June 30, 2024. While management believes the estimates and assumptions used in the determination of the adequacy of the allowance are reasonable, such estimates and assumptions could be proven incorrect in the future, and the actual amount of future provisions may exceed the amount of past provisions, and the increase in future provisions that may be required may adversely impact the Company’s financial condition and results of operations. In addition, bank regulatory agencies periodically review the allowance for credit losses and may require an increase in the provision for credit losses or the recognition of loan charge-offs, based on judgments different than those of management.

Non-Interest Income. Non-interest income totaled $88,000 for the three months ended June 30, 2024, an increase of $1,000, or 1.6%, from $87,000 for the three months ended June 30, 2023. The increase was attributable primarily to a $3,000, or 12.4%, increase in the cash surrender value of life insurance and a $2,000, or 5.2%, increase in service fees on deposits, which were partially offset by a $4,000, or 28.8%, decrease in other income, which was due primarily to recoveries on a check fraud loss in the prior year quarter.

Noninterest Expense. Noninterest expense increased $152,000, or 14.5%, to $1.2 million for the three months ended June 30, 2024, compared to $1.0 million for the three months ended June 30, 2023. The increase was due primarily to a $131,000, or 308.7%, increase in professional services and a $27,000, or 5.1%, increase in salaries and employee benefits.

The increase in professional services expense was due primarily to an increase in audit fees as Monroe Federal’s financial statements were reaudited in connection with the pending mutual-to-stock conversion transaction. The increase in salaries and employee benefits was due primarily to an increase in staffing related to the new branch office and normal merit increases year-to-year.

Provision (Benefit) for Income Taxes. The benefit for income taxes increased by $32,000, or 276.6%, to $43,000 for the three months ended June 30, 2024, compared to $11,000 for the three months ended June 30, 2023. The increased benefit was due primarily to a $168,000 decrease in pretax income. The tax benefit provision and effective tax rates reflect nontaxable interest income in each period.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “assume,” “plan,” “seek,” “expect,” “will,” “may,” “should,” “indicate,” “would,” “believe,” “contemplate,” “continue,” “target” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this prospectus.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	general economic conditions, either nationally or in our market area, which are worse than expected;

•	changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses;

•	our ability to access cost-effective funding;

•	our ability to maintain adequate liquidity, primarily through deposits;

•	fluctuations in real estate values and in the conditions of the residential real estate and commercial real estate markets;

•	demand for loans and deposits in our market area;

•	our ability to implement and change our business strategies;

•	competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our margins and yields, the fair value of our financial instruments, or our level of loan originations, or increase the level of defaults, losses and prepayments within our loan portfolio;

•	adverse changes in the securities markets;

•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees, capital requirements and insurance premiums;

•	changes in the quality or composition of our loan or investment portfolios;

•	technological changes that may be more difficult or expensive than expected;

•	the inability of third-party providers to perform as expected;

•	a failure or breach of our operational or information security systems or infrastructure, including cyberattacks;

•	our ability to manage market risk, credit risk and operational risk;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission or the Public Company Accounting Oversight Board;

•	our ability to retain key employees; and

•	changes in the financial condition, results of operations or future prospects of issuers of securities that we own.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. See “Risk Factors” beginning on page 13.

HOW WE INTEND TO USE THE PROCEEDS FROM THE STOCK OFFERING

Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the stock offering will be until the stock offering is completed, we anticipate that the net proceeds will be between $3.7 million and $5.5 million, or $6.5 million if the offering range is increased by 15%.

We intend to distribute the net proceeds as follows:

	Based Upon the Sale at $10.00 Per Share of:
	510,000 Shares		600,000 Shares		690,000 Shares		793,500 Shares (1)
	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds

	(Dollars in thousands)
Offering proceeds	$5,100		$6,000		$6,900		$7,935
Less: offering expenses	(1,400)		(1,400)		(1,400)		(1,400)
Net offering proceeds (2)	$3,700	100.0%	$4,600	100.0%	$5,500	100.0%	$6,535	100.0%

Distribution of net proceeds:
To Monroe Federal	$1,850	50.0%	$2,300	50.0%	$2,750	50.0%	$3,268	50.0%
To fund loan to employee stock ownership plan	$357	9.6	$420	9.1	$483	8.8	$555	8.5
Retained by Monroe Federal Bancorp	$1,493	40.4%	$1,880	40.9%	$2,267	41.2%	$2,712	41.5%

(1)	As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the stock offering.

(2)	Assumes that all shares of common stock are sold in the subscription offering and any community offering.

Payments for shares of common stock made through withdrawals from deposit accounts at Monroe Federal will not result in the receipt of new funds for investment but will reduce Monroe Federal’s deposits. The net proceeds may vary because total offering expenses may be more or less than our estimates. For example, our expenses would increase if there were a syndicated community offering to sell shares of common stock not purchased in the subscription offering and any community offering.

Monroe Federal Bancorp intends to loan funds to the employee stock ownership plan to purchase shares of common stock in the stock offering. It may also use the net proceeds it retains:

•	to invest in securities consistent with our investment policy;

•	to repurchase shares of its common stock, in compliance with applicable regulatory requirements;

•	to pay cash dividends to stockholders; and

•	for other general corporate purposes.

Except for the loan to the employee stock ownership plan, Monroe Federal Bancorp has not quantified its plans for use of the net proceeds of the stock offering for each of the foregoing purposes. Initially, we intend to invest a substantial portion of the net proceeds in investment grade securities, including securities issued by U.S. Government agencies and mortgage-backed securities issued by U.S. Government agencies and U.S. Government-sponsored enterprises.

See “Our Dividend Policy” for a discussion of our expected dividend policy. Under applicable OCC regulations, we may not repurchase shares of our common stock during the first year following the completion of the conversion and stock offering, except when extraordinary circumstances exist and with prior regulatory approval, or except to fund management recognition plans (which would require notification to the OCC) or tax-qualified employee stock benefit plans.

Monroe Federal will receive a capital contribution from Monroe Federal Bancorp equal to at least 50% of the net offering proceeds. Based on this formula, we anticipate that Monroe Federal Bancorp will contribute to Monroe Federal $1.9 million, $2.3 million, $2.8 million and $3.3 million of the net offering proceeds at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively.

Monroe Federal may use the net proceeds it receives from the stock offering:

•	to fund new loans;

•	to invest in securities consistent with its investment policy;

•	to enhance existing products and services;

•	to expand its banking franchise by establishing or acquiring new branches as opportunities arise, although we do not currently have any understandings or agreements to establish or acquire new branches; and

•	for other general corporate purposes.

Monroe Federal has not quantified its plans for use of the net proceeds of the stock offering for each of the foregoing purposes. Initially, a substantial portion of the net proceeds will be invested in securities issued by U.S. Government agencies and mortgage-backed securities issued by U.S. Government agencies and U.S. Government-sponsored enterprises. The use of the proceeds outlined above may change based on many factors, including, but not limited to, changes in interest rates, equity markets, laws and regulations affecting the financial services industry, our relative position in the financial services industry, the attractiveness of opportunities to expand our operations through establishing or acquiring branches, our ability to receive regulatory approval for any such expansion activities, and overall market conditions.

We expect our return on equity to decrease upon the completion of the conversion and stock offering until we are able to reinvest effectively the additional capital raised in the stock offering. See “Risk Factors – Risks Related to the Stock Offering – Our failure to effectively deploy the net proceeds may have an adverse effect on our financial performance.”

OUR DIVIDEND POLICY

Following the completion of the conversion and stock offering, Monroe Federal Bancorp’s board of directors will have the authority to declare dividends on our shares of common stock, subject to statutory and regulatory requirements. However, no decision has been made with respect to the payment of dividends. In determining whether to pay a cash dividend and the amount of such cash dividend, the board of directors is expected to take into account a number of factors, including capital requirements, our financial condition and results of operations, other uses of funds for the long-term value of stockholders, tax considerations, statutory and regulatory limitations and general economic conditions. No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in the future. Special cash dividends, stock dividends or returns of capital, to the extent permitted by regulations and policies of the OCC, may be paid in addition to, or in lieu of, regular cash dividends.

Monroe Federal Bancorp expects to file a consolidated federal income tax return with Monroe Federal. Accordingly, it is anticipated that any cash distributions that we make to our stockholders would be treated as cash dividends and not as a non-taxable return of capital for federal and state income tax purposes. Additionally, according to OCC regulations, during the three-year period following the stock offering, we will not take any action to declare an extraordinary dividend to stockholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.

Monroe Federal Bancorp’s articles of incorporation authorize the issuance of preferred stock. No shares of preferred stock will be issued in the conversion and stock offering. If we issue preferred stock in the future, the holders thereof may have a priority over the holders of our shares of common stock with respect to the payment of dividends. For a further discussion concerning the payment of dividends on our shares of common stock, see “Description of Capital Stock of Monroe Federal Bancorp – Common Stock.” Any dividends we may declare and pay will depend, in part, upon receipt of dividends from Monroe Federal, because dividends from Monroe Federal will be our primary source of income. OCC regulations impose limitations on dividends and other capital distributions by savings institutions like Monroe Federal. See “Regulation and Supervision – Federal Banking Regulation – Capital Distributions.”

Any payment of dividends by Monroe Federal to Monroe Federal Bancorp that would be deemed to be drawn out of Monroe Federal’s bad debt reserves, if any, would require Monroe Federal to pay taxes at the then-current tax rate on the amount of earnings deemed to be removed from the reserves for such distribution. Monroe Federal does not intend to make any distribution to us that would create such a federal tax liability. See “Taxation.”

MARKET FOR THE COMMON STOCK

Monroe Federal Bancorp is a newly formed company and has never issued capital stock. Monroe Federal, as a mutual institution, is not authorized to issue capital stock. Monroe Federal Bancorp expects that its common stock will be quoted on the OTCQB Market operated by OTC Markets Group upon the completion of the conversion and stock offering. Quotation on the OTCQB Market is not a condition of the conversion and stock offering.

The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the shares of common stock at any particular time may be limited. Furthermore, we cannot assure you that, if you purchase shares of common stock, you will be able to sell them at or above $10.00 per share purchase price. Purchasers of common stock in this stock offering should have long-term investment intent and should recognize that there will be a limited trading market in the common stock. This may make it difficult to sell the common stock after the stock offering and may have an adverse impact on the price at which the common stock can be sold.

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

At March 31, 2024, Monroe Federal exceeded all of the applicable regulatory capital requirements and was considered “well capitalized.” The following table sets forth its historical equity capital and regulatory capital at March 31, 2024, and its pro forma equity capital and regulatory capital after giving effect to the sale of shares of common stock at $10.00 per share. The table assumes Monroe Federal receives from Monroe Federal Bancorp $1.9 million, $2.3 million, $2.8 million and $3.3 million at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively. See “How We Intend to Use the Proceeds from the Stock Offering.”

	Monroe Federal at		Monroe Federal Pro Forma at March 31, 2024, Based Upon the Sale in the Stock Offering of: (1)
	March 31, 2024		510,000 Shares		600,000 Shares		690,000 Shares		793,500 Shares (2)
	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets

	(Dollars in thousands)
Total equity capital	$8,565	5.51%	$9,905	6.31%	$10,265	6.52%	$10,625	6.73%	$11.040	6.97%

Tier 1 leverage capital (3) (4)	$13,132	8.67%	$14,472	9.45%	$14,832	9.66%	$15,192	9.87%	$15,607	10.11%
Tier 1 leverage capital requirement	7,570	5.00	7,655	5.00	7,676	5.00	7,697	5.00	7,721	5.00
Excess	$5,562	3.67%	$6,817	4.45%	$7,156	4.66%	$7,495	4.87%	$7,886	5.11%

Tier 1 risk-based capital (3) (4)	$13,132	14.23%	$14,472	15.63%	$14,832	16.00%	$15,192	16.38%	$15,607	16.81%
Tier 1 risk-based capital requirement	7,380	8.00	7,408	8.00	7,414	8.00	7,421	8.00	7,429	8.00
Excess	$5,752	6.23%	$7,064	7.63%	$7,418	8.00%	$7,771	8.38%	$8,178	8.81%

Total risk-based capital (3) (4)	$13,829	14.99%	$15,169	16.38%	$15,529	16.76%	$15,889	17.13%	$16,304	17.56%
Total risk-based capital requirement	9,226	10.00	9,259	10.00	9,268	10.00	9,276	10.00	9,286	10.00
Excess	$4,604	4.99%	$5,910	6.38%	$6,261	6.76%	$6,613	7.13%	$7,018	7.56%

Common equity Tier 1 risk-based capital (3) (4)	$13,132	14.23%	$14,472	15.63%	$14,832	16.00%	$15,192	16.38%	$15,607	16.81%
Common equity Tier 1 risk-based capital requirement	5,997	6.50	6,019	6.50	6,024	6.50	6,030	6.50	6,036	6.50
Excess	$7,135	7.73%	$8,453	9.13%	$8,808	9.50%	$9,162	9.88%	$9,571	10.31%

Reconciliation of capital infused into Monroe Federal:
Proceeds to Monroe Federal			$1,850		$2,300		$2,750		$3,268
Less: Common stock acquired by employee stock ownership plan			(357)		(420)		(483)		(555)
Less: Common stock acquired by stock-based incentive plan			(153)		(180)		(207)		(238)
Pro forma increase			$1,340		$1,700		$2,060		$2,475

(1)	Because Monroe Federal’s tangible capital ratio is less than 10% as of March 31, 2024, pro forma capital levels assume that the employee stock ownership plan purchases 7% of the shares of common stock sold in the stock offering with funds to be lent by Monroe Federal Bancorp and that the stock-based equity plan purchases 3% of the number of shares of common stock sold in the stock offering for restricted stock awards, in accordance with OCC regulations. Pro forma capital calculated under U.S. generally accepted accounting principles, referred to as “GAAP” throughout this prospectus, and regulatory capital have been reduced by the amount required to fund these plans. See “Management – Executive Compensation – Employee Stock Ownership Plan” for a discussion of the employee stock ownership plan. The grant of options under the stock-based incentive plan does not require a capital funding adjustment. No effect is given to the issuance of additional shares of Monroe Federal Bancorp common stock pursuant to the exercise of options under a stock-based benefit plan.

(2)	As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the stock offering.

(3)	Tier 1 leverage capital levels are shown as a percentage of total average assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.

(4)	Pro forma dollar amounts and percentages assume net proceeds are invested in assets with a 20% risk weighting.

CAPITALIZATION

The following table presents Monroe Federal’s historical capitalization at March 31, 2024, and Monroe Federal Bancorp’s pro forma consolidated capitalization at the same date after giving effect to the conversion and stock offering, based upon the assumptions set forth under the section entitled “Pro Forma Data.”

	Monroe Federal	Monroe Federal Bancorp Pro Forma at March 31, 2024, Based on the Sale in
	at March 31,	the Stock Offering at $10.00 per Share of:
	2024	510,000 Shares	600,000 Shares	690,000 Shares	793,500 Shares (1)
	(Dollars in thousands, except per share amounts)
Deposits (2)	$142,092	$142,092	$142,092	$142,092	$142,092
Borrowings	3,000	3,000	3,000	3,000	3,000
Total deposits and borrowings	$145,092	$145,092	$145,092	$145,092	$145,092

Stockholders’ equity:
Preferred stock, $0.01 par value, 1,000,000 shares authorized	$—	$—	$—	$—	$—
Common stock, $0.01 par value, 14,000,000 shares authorized; shares to be issued as shown (3)	—	5	6	7	8
Additional paid-in capital (4)	—	3,695	4,594	5,493	6,527
Retained earnings (5)	12,918	12,918	12,918	12,918	12,918
Accumulated other comprehensive income (loss)	(4,353)	(4,353)	(4,353)	(4,353)	(4,353)

Less:
Common stock held by employee stock ownership plan (6)	—	(357)	(420)	(483)	(555)
Common stock to be acquired by stock-based benefit plan (7)	—	(153)	(180)	(207)	(238)
Total stockholders’ equity	$8,565	$11,755	$12,565	$13,375	$14,307

Pro Forma Shares Outstanding:
Shares sold in stock offering	—	510,000	600,000	690,000	793,500
Total shares outstanding	—	510,000	600,000	690,000	793,500

Total stockholders’ equity as a percentage of total assets (2)	5.51%	7.42%	7.89%	8.35%	8.88%
Tangible stockholders’ equity as a percentage of tangible assets (2)	5.51%	7.42%	7.89%	8.35%	8.88%

(1)	As adjusted to reflect an increase in the number of shares of common stock that could occur due to a 15% increase in the offering range to reflect demand for shares or changes in market conditions following the commencement of the subscription offering and aby community offering.

(2)	Does not reflect deposit withdrawals to purchase of shares of common stock in the conversion and stock offering, which would reduce pro forma deposits and assets by the amount of the withdrawals.

(3)	No effect has been given to the issuance of additional shares of Monroe Federal Bancorp common stock pursuant to the exercise of options under a stock-based benefit plan. If the plan is implemented within the first year after the closing of the conversion and stock offering, an amount up to 10% of the number of shares of Monroe Federal Bancorp common stock sold in the stock offering will be reserved for issuance upon the exercise of options under the plan. The grant of options under the stock-based benefit plan does not require a capital funding adjustment.

(4)	On a pro forma basis, common stock and additional paid-in capital have been revised to reflect the number of shares of Monroe Federal Bancorp common stock to be outstanding.

(5)	Monroe Federal’s retained earnings will be substantially restricted after the conversion and stock offering. See “Our Dividend Policy,” “The Conversion and Stock Offering – Liquidation Rights” and “Regulation and Supervision.”

(6)	Because Monroe Federal’s tangible capital ratio is less than 10% at March 31, 2024, it is assumed that 7% of the shares sold in the stock offering will be acquired by the employee stock ownership plan, in accordance with OCC regulations. The acquisition will be financed by a loan from Monroe Federal Bancorp. The loan will be repaid principally from Monroe Federal’s contributions to the employee stock ownership plan. Since Monroe Federal Bancorp will lend the funds to the employee stock ownership plan, this debt will be eliminated through consolidation and no liability will be reflected on Monroe Federal Bancorp’s consolidated financial statements. Accordingly, the amount of shares of common stock acquired by the employee stock ownership plan is shown in this table as a reduction of total stockholders’ equity.

(7)	If approved by Monroe Federal Bancorp’s stockholders, a stock-based benefit plan may purchase an aggregate number of shares of common stock up to 3% of the number of shares of common stock sold in the stock offering (or possibly a greater percentage if the plan is implemented more than one year after completion of the conversion and stock offering). Because Monroe Federal’s tangible capital ratio is less than 10% at March 31, 2024, it is assumed that a number of shares of common stock equal to 3% of the number of shares of common stock sold in the stock offering are available for grant under a stock-based benefit plan, in accordance with OCC regulations, and that such shares will be purchased in the open market by Monroe Federal Bancorp. Stockholder approval of the stock-based benefit plan, and purchases by the plan, may not occur earlier than six months after the completion of the conversion and stock offering. The shares may be acquired directly from Monroe Federal Bancorp or through open market purchases. The funds to be used by the stock-based benefit plans to purchase the shares will be provided by Monroe Federal Bancorp. The dollar amount of common stock to be purchased is based on the $10.00 per share offering price in the stock offering and represents unearned compensation. This amount does not reflect possible increases or decreases in the value of common stock relative to the offering price. As Monroe Federal Bancorp accrues compensation expense as shares vest pursuant to the stock-based benefit plan, the credit to equity will be offset by a charge to noninterest expense.

PRO FORMA DATA

The following table summarize historical data of Monroe Federal and pro forma data of Monroe Federal Bancorp at and for the fiscal year ended March 31, 2024. This information is based on assumptions set forth below and in the footnotes to the table, and should not be used as a basis for projections of the market value of the shares of Monroe Federal Bancorp common stock following the conversion and stock offering.

The net proceeds in the tables are based upon the following assumptions:

•	all shares of common stock will be sold in the subscription offering and any community offering;

•	our employee stock ownership plan will purchase 7% of the shares of common stock sold in the stock offering, funded by a loan from Monroe Federal Bancorp. The loan will be repaid in substantially equal payments of principal and interest (at the prime interest rate, adjusted annually) over a 20-year period; and

•	estimated expenses of the stock offering, including fees and expenses to be paid to Performance Trust, are $1.4 million.

Pro forma earnings on net proceeds have been calculated assuming the stock has been sold at the beginning of the period and the net proceeds have been invested at a yield of 4.21%, which is the yield on the five-year U.S. Treasury Note rate as of March 31, 2024. In light of current market interest rates, we consider this rate to reflect the pro forma reinvestment rate more accurately than the arithmetic average of the weighted average yield earned on our interest-earning assets and the weighted average rate paid on our deposits, which is the reinvestment rate generally required by OCC regulations. The pro forma after-tax yield on the net offering proceeds is assumed to be 3.33%, based on an assumed tax rate of 21.0%.

We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of consolidated net income and stockholders’ equity by the indicated number of shares of common stock. We adjusted the earnings figures to give effect to the shares of common stock purchased by the employee stock ownership plan. We computed per share amounts for the period as if the shares of common stock were outstanding at the beginning of the period, but we did not adjust per share historical or pro forma stockholders’ equity to reflect the earnings on the estimated net proceeds.

The pro forma tables give effect to the implementation of a stock-based benefit plan. Subject to the receipt of stockholder approval, we have assumed that the stock-based benefit plan will acquire for restricted stock awards a number of shares of common stock equal to 3% of the number of shares of common stock sold in the stock offering at the same price for which they were sold in the stock offering. We assume that shares of common stock are granted under the plan in awards that vest over a five-year period.

We have also assumed that the stock-based benefit plan will grant options to acquire shares of common stock equal to 10% of our outstanding shares of common stock. In preparing the table below, we assumed that stockholder approval was obtained, that the exercise price of the stock options and the market price of the stock at the date of grant were $10.00 per share and that the stock options have a term of ten years and vested over five years. We applied the Black-Scholes option pricing model to estimate a grant-date fair value of $4.30 for each option. In addition to the terms of the options described above, the Black-Scholes option pricing model assumed an estimated volatility rate of 21.43% for the shares of common stock, a dividend yield of zero percent, an expected option life of 10 years, and a risk-free interest rate of 4.20%. Finally, we assumed that 25% of the stock options were non-qualified options granted to directors, resulting in a tax benefit (at an assumed tax rate of 21.0%) for a deduction equal to the grant date fair value of the options.

We may reserve shares for the exercise of stock options and the grant of stock awards under a stock-based benefit plan in excess of 10% and 3%, respectively, of our total outstanding shares if the stock-based benefit plan is adopted more than one year following the conversion and stock offering. In addition, we may grant options and award shares that vest more rapidly than over a five-year period if the stock-based benefit plan is adopted more than one year following the conversion and stock offering.

As discussed under “How We Intend to Use the Proceeds from the Stock Offering,” Monroe Federal Bancorp intends to contribute to Monroe Federal $1.9 million, $2.3 million, $2.8 million and $3.3 million of the net offering proceeds at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively. Monroe Federal Bancorp will retain the remainder of the net offering proceeds and use a portion to make a loan to the employee stock ownership plan, and retain the remainder for future use.

The pro forma table does not give effect to: (i) withdrawals from deposit accounts at Monroe Federal to purchase shares of common stock in the stock offering; (ii) Monroe Federal Bancorp’s consolidated results of operations after the conversion and stock offering; or (iii) changes in the market price of the shares of common stock after the conversion and stock offering.

The following pro forma information may not represent the financial effects of the conversion and stock offering at the date on which the conversion and stock offering actually occurs and you should not use the table to indicate future results of operations. Pro forma stockholders’ equity represents the difference between the stated amount of our assets and liabilities, computed according to GAAP. We did not increase or decrease stockholders’ equity to reflect the difference between the carrying value of loans and other assets and their market value. Pro forma stockholders’ equity is not intended to represent the fair market value of the shares of common stock and may be different than the amounts that would be available for distribution to stockholders if we liquidated. Pro forma stockholders’ equity does not give effect to the impact of intangible assets, bad debt reserve or the liquidation account we will establish in connection with the conversion and stock offering in the unlikely event we are liquidated.

At or for the Fiscal Year Ended March 31, 2024, Based on the Sale at $10.00 Per Share of:
510,000 Shares	600,000 Shares	690,000 Shares	793,500 Shares (1)

(Dollars in thousands, except per share amounts)
Gross offering proceeds	$5,100	$6,000	$6,900	$7,935
Less: Estimated expenses	(1,400)	(1,400)	(1,400)	(1,400)
Estimated net proceeds	3,700	4,600	5,500	6,535
Less: Common stock acquired by ESOP (2)	(357)	(420)	(483)	(555)
Less: Common stock acquired by stock-based benefit plans (3)	(153)	(180)	(207)	(238)
Estimated net proceeds	$3,190	$4,000	$4,810	$5,742

For the Fiscal Year Ended March 31, 2024
Consolidated net income:
Historical	$60	$60	$60	$60
Pro forma adjustments:
Income on adjusted net proceeds	106	133	160	191
Employee stock ownership plan (2)	(14)	(17)	(19)	(22)
Stock awards (3)	(24)	(28)	(33)	(38)
Stock options (4)	(42)	(49)	(56)	(65)
Pro forma net income	$86	$99	$112	$126

Income per share:
Historical	$0.13	$0.11	$0.09	$0.08
Pro forma adjustments:
Income on adjusted net proceeds	0.22	0.24	0.25	0.26
Employee stock ownership plan (2)	(0.03)	(0.03)	(0.03)	(0.03)
Stock awards (3)	(0.05)	(0.05)	(0.05)	(0.05)
Stock options (4)	(0.09)	(0.09)	(0.09)	(0.09)
Pro forma earnings per share	$0.18	$0.18	$0.17	$0.17

Offering price to pro forma net earnings per share	55.56	x	55.56	x	58.82	x	58.82	x
Number of shares used in earnings per share calculations	476,085	560,100	644,115	740,732

At March 31, 2024
Stockholders’ equity:
Historical	$8,565	$8,565	$8,565	$8,565
Estimated net proceeds	3,700	4,600	5,500	6,535
Less: Common stock acquired by employee stock ownership plan (2)	(357)	(420)	(483)	(555)
Less: Common stock acquired by stock-based benefit plans (3)	(153)	(180)	(207)	(238)
Pro forma stockholders’ equity (5)	$11,755	$12,565	$13,375	$14,307
Pro forma tangible stockholders’ equity (5)	$11,755	$12,565	$13,375	$14,307

Stockholders’ equity per share:
Historical	$16.79	$14.27	$12.41	$10.79
Estimated net proceeds	7.26	7.67	7.97	8.24
Less: Common stock acquired by employee stock ownership plan (2)	(0.70)	(0.70)	(0.70)	(0.70)
Less: Common stock acquired by stock-based benefit plans (3)	(0.30)	(0.30)	(0.30)	(0.30)
Pro forma stockholders’ equity per share (5)	$23.05	$20.94	$19.38	$18.03
Pro forma tangible stockholders’ equity per share (5)	$23.05	$20.94	$19.38	$18.03
Offering price as percentage of pro forma stockholders’ equity per share	43.38%	47.76%	51.60%	55.46%
Offering price as percentage of pro forma tangible stockholders’ equity per share	43.38%	47.76%	51.60%	55.46%
Number of shares outstanding for pro forma book value per share calculations	510,000	600,000	690,000	793,500

(footnotes on following page)

(1)	As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the stock offering.

(2)	Because Monroe Federal’s tangible capital ratio is less than 10% at March 31, 2024, it is assumed that the employee stock ownership plan will purchase 7% of the shares of common stock sold in the stock offering. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from Monroe Federal Bancorp. Monroe Federal intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. Monroe Federal’s total annual payments on the employee stock ownership plan debt are based upon 20 equal annual installments of principal and interest. Financial Accounting Standards Board Accounting Standards Codification 718-40, “Employers’ Accounting for Employee Stock Ownership Plans” (“ASC 718-40”), requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Monroe Federal, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an assumed tax rate of 21.0%. The unallocated shares are reflected as a reduction of stockholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income for the fiscal year ended March 31, 2024, assumes that 1,785, 2,100, 2,415 and 2,777 shares were committed to be released during the period at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively. According to ASC 718-40, only the shares committed to be released during the period were considered outstanding for purposes of income per share calculations.

(3)	If approved by Monroe Federal Bancorp’s stockholders, a stock-based benefit plan may purchase an aggregate number of shares of common stock equal to 3% of the number of shares sold in the stock offering (or possibly a greater percentage if the plan is implemented more than one year after completion of the conversion and stock offering). Because Monroe Federal’s tangible capital ratio is less than 10% at March 31, 2024, it is assumed that a stock-based benefit plan purchases an aggregate number of shares of common stock equal to 3% of the number of shares sold in the stock offering. Stockholder approval of the stock-based benefit plan, and purchases by the plan, may not occur earlier than six months after the completion of the conversion and stock offering. The shares may be acquired directly from Monroe Federal Bancorp or through open market purchases. The funds to be used by the stock-based benefit plans to purchase the shares will be provided by Monroe Federal Bancorp. The table assumes that (i) the stock-based benefit plan acquires the shares through open market purchases at $10.00 per share, (ii) 20% of the amount contributed to the stock-based benefit plan is amortized as an expense during the period, and (iii) the stock-based benefit plan expense reflects an assumed tax rate of 21.0%. Assuming stockholder approval of the stock-based benefit plan and that shares of common stock equal to 3% of the number of shares sold in the stock offering are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 2.91%.

(4)	If approved by Monroe Federal Bancorp’s stockholders, a stock-based benefit plan may grant options to acquire an aggregate number of shares of common stock equal to 10% of the number of shares to be sold in the stock offering (or possibly a greater percentage if the plan is implemented more than one year after completion of the conversion and stock offering). Stockholder approval of the stock-based benefit plan may not occur earlier than six months after the completion of the conversion and stock offering. In calculating the pro forma effect of the stock options to be granted under a stock-based benefit plan, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $4.30 for each option, and the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options. The actual expense of the stock options to be granted under the stock-based benefit plan will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted. Under the above assumptions, the adoption of the stock-based benefit plan will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the offering price of $10.00 per share. If a portion of the shares to satisfy the exercise of options under the stock-based benefit plans is obtained from the issuance of authorized but unissued shares, our net income per share and stockholders’ equity per share would decrease. Assuming stockholder approval of the stock-based benefit plan and that shares of common stock used to fund stock options (equal to 10% of the number of shares sold in the stock offering) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 9.09%.

(5)	Monroe Federal’s retained earnings will be substantially restricted after the conversion. See “Our Dividend Policy,” “The Conversion and Stock Offering – Liquidation Rights” and “Regulation and Supervision.” The number of shares used to calculate pro forma stockholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the conversion and stock offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion and analysis reflects our financial statements and other relevant statistical data, and is intended to enhance your understanding of our financial condition and results of operations. The information in this section has been derived from Monroe Federal’s financial statements, which appear beginning on page F-1 of this prospectus. You should read the information in this section in conjunction with the business and financial information regarding Monroe Federal Bancorp and Monroe Federal provided in this prospectus.

Overview

After the completion of the conversion and stock offering, Monroe Federal Bancorp will conduct its operations primarily through Monroe Federal. Monroe Federal’s business consists primarily of accepting deposits from the general public and investing those deposits, together with funds generated from operations, in residential real estate loans and, to a lesser extent, commercial real estate loans. To a significantly lesser extent, we also originate multi-family mortgage loans, construction and land development loans, commercial and industrial loans, home equity loans and lines of credit, and consumer loans. We also invest in securities, which have historically consisted primarily of U.S. government and agency securities, mortgage-backed securities and obligations issued by U.S. government sponsored enterprises, and state and municipal securities. We offer a variety of deposit accounts including checking accounts, savings accounts and certificate of deposit accounts. Monroe Federal is subject to comprehensive regulation and examination by the OCC.

Our results of operations depend primarily on our net interest income. Net interest income is the difference between the interest income we earn on our interest-earning assets and the interest we pay on our interest-bearing liabilities. Our results of operations also are affected by our provisions for loan losses, non-interest income and non-interest expense. Non-interest income currently consists primarily of service charges on deposit accounts, other service charges and fees, and income from bank owned life insurance. Non-interest expense currently consists primarily of expenses related to salaries and employee benefits, occupancy and equipment, data processing, contract services, director fees, FDIC deposit insurance premiums, and other expenses.

We invest in bank owned life insurance to provide us with a funding source to offset some costs of our benefit plan obligations. Bank owned life insurance provides us with non-interest income that is nontaxable. Federal regulations generally limit our investment in bank owned life insurance to 25% of our Tier 1 capital plus our allowance for credit losses. At March 31, 2024, our investment in bank owned life insurance was $3.5 million, which was within this investment limit.

Our results of operations also may be affected significantly by general and local economic and competitive conditions, changes in market interest rates, governmental policies and actions of regulatory authorities.

Business Strategy

Our principal objective is to build long-term value for our stockholders by operating a profitable community-oriented financial institution dedicated to meeting the banking needs of our customers by emphasizing personalized and efficient customer service. Highlights of our current business strategy include:

•	Continue to focus on originating one- to four-family residential mortgage loans. We are primarily a one- to four-family residential mortgage loan lender for borrowers in our primary market area. At March 31, 2024, $69.2 million, or 63.4% of our total loan portfolio, consisted of residential mortgage loans. We expect that residential mortgage lending will remain our primary lending activity. Historically, we have not sold loans we have originated. Following the conversion and stock offering, we plan to develop the infrastructure necessary to sell one- to four-family residential mortgage loans, particularly longer term one- to four-family residential mortgage loans, to help mitigate our interest rate risk exposure.

•	Grow and diversify our loan portfolio prudently by increasing originations of commercial real estate loans and commercial and industrial loans. Although we intend to continue our historical focus on the origination of residential mortgage loans, we intend to prudently increase our originations of commercial real estate loans and commercial and industrial loans to diversify our loan portfolio and increase yield. At March 31, 2024, commercial real estate loans amounted to $24.0 million, or 22.0% of total loans, and commercial and industrial loans amounted to $4.9 million, or 4.5% of total loans.

Commercial real estate loans and commercial and industrial loans have higher credit risk than one- to four-family residential mortgage loans. See “Risk Factors – Risks Related to Our Lending Activities – Our commercial real estate loans involve credit risks that could adversely affect our financial condition and results of operations” and “ – Our commercial and industrial loans involve credit risks that could adversely affect our financial condition and results of operations” and “Business of Monroe Federal – Loan Underwriting Risks.”

•	Maintain our strong asset quality through conservative loan underwriting. We intend to maintain strong asset quality through what we believe are our conservative underwriting standards and credit monitoring processes. At March 31, 2024, we had no nonperforming assets. At March 31, 2023, nonperforming assets totaled $636,000, or 0.42% of total assets.

•	Continue to grow low-cost “core” deposits. We consider our core deposits to include all deposits other than certificates of deposit. We will continue our efforts to increase our core deposits to provide a stable source of funds to support loan growth at costs consistent with improving our interest rate spread and net interest margin. Core deposits totaled $99.7 million, or 70.2% of total deposits, at March 31, 2024.

•	Remain a community-oriented institution and relying on high quality service to maintain and build a loyal local customer base. We were originally chartered in 1875. Through the goodwill we have developed over years of providing timely, efficient banking services, we believe that we have been able to attract a loyal base of local retail customers on which we hope to continue to build our banking business.

•	Grow organically and through opportunistic branching. We intend to grow our balance sheet organically on a managed basis, and the capital we are raising in the conversion and stock offering will enable us to increase our lending and investment capacity. In addition to organic growth, we may also consider expansion opportunities in our market area or in contiguous markets that we believe would enhance both our franchise value and stockholder returns. These opportunities may include establishing loan production offices, establishing new, or de novo, branch offices and/or acquiring branch offices. The capital we are raising in the stock offering would help us fund any such opportunities that may arise. We have no current plans or intentions regarding any such expansion activities.

We expect these strategies to guide our investment of the net proceeds of the stock offering. We intend to continue to pursue these business strategies after the conversion and stock offering, subject to changes necessitated by future market conditions, regulatory restrictions and other factors.

Anticipated Increase in Noninterest Expense

Following the completion of the conversion and stock offering, our noninterest expense is expected to increase because of the increased costs associated with operating as a public company and the increased compensation expenses associated with the purchase of shares of common stock by our employee stock ownership plan and the possible implementation of a stock-based benefit plan, if approved by our stockholders, no earlier than six months after the completion of the conversion and stock offering. See “Summary – Benefits to Management and Potential Dilution to Stockholders Resulting from the Conversion and Stock Offering;” “Risk Factors – Risks Related to the Stock Offering – Our stock-based benefit plans will increase our expenses and reduce our income;” and “Management – Benefits to be Considered Following Completion of the Conversion and Stock Offering.”

Historically, we have not sold loans we have originated. Following the conversion and stock offering, we plan to develop the infrastructure necessary to sell one- to four-family residential mortgage loans, particularly longer term one- to four-family residential mortgage loans to help mitigate our interest rate risk exposure. We expect to hire up to three additional employees for this purpose, which is expected to increase our noninterest expenses in future periods.

Critical Accounting Policies and Use of Critical Accounting Estimates

The discussion and analysis of the financial condition and results of operations are based on our financial statements, which are prepared in conformity with generally accepted accounting principles used in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions affecting the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of income and expenses. We consider the accounting policies discussed below to be critical accounting policies. The estimates and assumptions that we use are based on historical experience and various other factors and are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions, resulting in a change that could have a material impact on the carrying value of our assets and liabilities and our results of operations.

The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for qualifying public companies. As an “emerging growth company” we may delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. We intend to take advantage of the benefits of this extended transition period. Accordingly, our financial statements may not be comparable to companies that comply with such new or revised accounting standards.

The following represent our critical accounting policies:

Allowance for Credit Losses. The allowance for credit losses is the estimated amount considered necessary to cover inherent, but unconfirmed, credit losses in the loan portfolio at the balance sheet date. The allowance is established through the provision for credit losses which is charged against income. In determining the allowance for credit losses, management makes significant estimates and has identified this policy as one of our most critical accounting policies.

Management performs a quarterly evaluation of the allowance for credit losses on loans and unfunded commitments. Consideration is given to a variety of factors in establishing this estimate including, but not limited to, current economic conditions, delinquency statistics, geographic and industry concentrations, the adequacy of the underlying collateral, the financial strength of the borrower, results of internal loan reviews and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change.

The allowance for credit losses is evaluated following the accounting guidance in Accounting Standards Update (ASU) No. 2016-13 Financial Instruments – Credit Losses (Topic 326) for the fiscal year ended March 31, 2024. ASC 326 replaced the incurred loss impairment methodology with a new CECL methodology that reflects expected credit losses over the lives of the credit instruments and requires consideration of a broader range of information to estimate credit losses. ASC 326 requires an estimate of all expected credit losses for loans based on historical experience, current conditions, and reasonable and supportable forecasts.

Before April 1, 2023, the analysis of the allowance for credit losses had two components, specific and general allowances. The specific percentage allowance was for unconfirmed losses related to loans that were determined to be impaired. Impairment was measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral adjusted for market conditions and selling expenses. If the fair value of the loan was less than the loan’s carrying value, a charge was recorded for the difference. The general allowance, which was for loans reviewed collectively, was determined by segregating the remaining loans by type of loan, risk weighting (if applicable) and payment history. We also analyzed historical loss experience, delinquency trends, general economic conditions and geographic and industry concentrations. This analysis established historical loss percentages and qualitative factors that were applied to the loan groups to determine the amount of the allowance for credit losses necessary for loans that were reviewed collectively. The qualitative component was critical in determining the allowance for credit losses as certain trends may indicate the need for changes to the allowance for credit losses based on factors beyond the historical loss history. Not incorporating a qualitative component could misstate the allowance for credit losses.

Actual loan losses may be significantly more than the allowances we have established which could result in a material negative effect on our financial results.

Deferred Tax Assets. We use the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance when it is more likely than not that some portion of the deferred tax asset will not be realized. We exercise significant judgment in evaluating the amount and timing of recognition of the resulting tax liabilities and assets. These judgments require us to make projections of future taxable income. The judgments and estimates we make in determining our deferred tax assets, which are inherently subjective, are reviewed on a continual basis as regulatory and business factors change. Determining the proper valuation allowance for deferred taxes is critical in properly valuing the deferred tax asset and the related recognition of income tax expense or benefit. Any reduction in estimated future taxable income may require us to record a valuation allowance against our deferred tax assets.

Fair Value Measurements. The fair value of a financial instrument is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. We estimate the fair value of a financial instrument and any related asset impairment using a variety of valuation methods. Where financial instruments are actively traded and have quoted market prices, quoted market prices are used for fair value. When the financial instruments are not actively traded, other observable market inputs, such as quoted prices of securities with similar characteristics, may be used, if available, to determine fair value. When observable market prices do not exist, we estimate fair value. These estimates are subjective in nature and imprecision in estimating these factors can impact the amount of gain or loss recorded. For further information see note 11 to the notes to financial statements.

Comparison of Financial Condition at March 31, 2024 and March 31, 2023

Total Assets. Total assets were $155.3 million at March 31, 2024, an increase of $3.9 million, or 2.6%, from $151.4 million at March 31, 2023. The increase was primarily comprised of an increase in cash and cash equivalents of $7.7 million, which was partially offset by a decrease in investment securities of $2.9 million and a decrease in loans of $783,000.

Cash and Cash Equivalents. Cash and cash equivalents increased by $7.7 million, or 262.7%, to $10.6 million at March 31, 2024 from $2.9 million at March 31, 2023. The increase was due primarily to an increase in deposits during the fiscal year ended March 31, 2024.

Available-for-Sale Investment Securities. Available-for-sale investment securities decreased $2.9 million, or 10.3%, to $25.2 million at March 31, 2024, from $28.1 million at March 31, 2023. During the fiscal year ended March 31, 2024, calls, maturities and repayments of securities totaled $2.7 million and the unrealized loss on securities remained unchanged at $5.5 million. The yield on investment securities was 1.65% for the fiscal year ended March 31, 2024, compared to 1.59% for the fiscal year ended March 31, 2023, reflecting the increase in market interest rates.

Net Loans. Net loans decreased by $783,000, or 0.7%, to $107.9 million at March 31, 2024 from $108.7 million at March 31, 2023. During the fiscal year ended March 31, 2024, loan originations totaled $19.3 million, comprised primarily of $6.0 million secured by one-to-four family residential real estate, $5.0 million of construction and land loans, $2.7 million of loans secured by commercial real estate and $2.4 million of commercial and industrial loans. Consumer loans originated totaled $925,000, the majority of which were automobile loans. In addition, we originated $2.3 million of home equity lines of credit.

During the fiscal year ended March 31, 2024, residential real estate loans increased $8.8 million, or 14.5%, to a total of $69.2 million at March 31, 2024 and home equity lines of credit increased $979,000, or 30.5%, to $4.2 million at March 31, 2024, while construction and land loans decreased $6.5 million, or 67.8%, to $3.1 million at March 31, 2024, and commercial real estate loans decreased $3.0 million, or 11.2%, to $24.0 million at March 31, 2024.

The decrease in loan balances was due primarily to the slowing of loan demand caused by the increase in market interest rates, combined with management’s decision to not aggressively pursue loan growth given the increase in funding costs.

Our strategy includes growing the loan portfolio, continuing to focus primarily on owner-occupied one-to-four family residential real estate loans and commercial real estate loans.

Deposits. Deposits increased by $14.8 million, or 11.6%, to $142.1 million at March 31, 2024 from $127.3 million at March 31, 2023. Core deposits (defined as all deposits other than certificates of deposit) increased $7.5 million, or 8.1%, to $99.7 million at March 31, 2024, from $92.2 million at March 31, 2023. Certificates of deposit increased $7.3 million, or 21.0%, to $42.4 million at March 31, 2024, from $35.1 million at March 31, 2023. The increase in core deposits was due primarily to an increase in the balance of an interest bearing demand account with a commercial customer with a significant deposit relationship. This account is a lawyers’ trust account, commonly known as an IOLTA account, of a law firm. Funds from litigation damage awards and other sources which clients of the law firm are entitled to receive are deposited into this account pending distribution to the entitled clients. Depending on the law firm’s work flow and other factors related to its business, the balance in this account may fluctuate significantly due to the timing and amount of inflows and outflows of funds from the account. At March 31, 2024, the balance of this account was $21.1 million, or 21.1% of core deposits. At March 31, 2023, the balance was $7.3 million, or 7.9% of core deposits. See “Risk Factors – Risks Related to Operational Matters – Our funding sources may prove insufficient to meet our liquidity needs and support our future growth.” The increase in certificates of deposit was due primarily to account specials offered with interest rates below the Federal Home Loan Bank advance rate to fulfill liquidity needs.

During the fiscal year ended March 31, 2024, management continued its strategy of pursuing growth in demand accounts and other low cost core deposits in part by enhancing products and services offered and increased marketing. Management intends to continue its efforts to increase core deposits, with an emphasis on growth in consumer and business demand deposits.

Borrowings. Borrowings totaled $3.0 million at March 31, 2024, a decrease of $10.4 million, or 77.6%, from the $13.4 million balance at March 31, 2023. Advances from the Federal Home Loan Bank totaled $3.0 million at March 31, 2024, a decrease of $9.5 million, or 76.0%, from the $12.5 million balance at March 31, 2023. Federal funds purchased were $865,000 at March 31, 2023. There were no federal funds purchased outstanding at March 31, 2024. The decrease in borrowings was due primarily to the growth in deposits, which provided funds used to repay borrowings. Federal Home Loan Bank advances totaling $2.0 million at March 31, 2024, are scheduled to mature within one year from March 31, 2024.

Total Equity. Total equity decreased $221,000, or 2.5%, to $8.6 million at March 31, 2024, from $8.8 million at March 31, 2023. The decrease was due primarily to the adoption of CECL on April 1, 2023, which resulted in a net charge to equity of $285,000, which was partially offset by net income of $60,000 and a $5,000 increase to equity through the accumulated other comprehensive loss.

Average Balances and Yields. The following table sets forth average balance sheets, average yields and rates, and other information for the periods indicated. No tax-equivalent yield adjustments have been made, as the effects are immaterial. Average balances are calculated using daily average balances. Non-accrual loans are included in average balances only. The average balance of available-for-sale securities does not include unrealized losses during the periods. Average yields include the effect of deferred fees, discounts, and premiums that are amortized or accreted to interest income or interest expense. Net deferred loan fees/costs are immaterial.

	At March 31,	For the Years Ended March 31,
	2024	2024			2023
	Weighted Average Yield/Rate	Average Outstanding Balance	Interest	Average Yield/Rate	Average Outstanding Balance	Interest	Average Yield/Rate

		(Dollars in thousands)
Interest-earning assets:
Interest-bearing deposits and other	5.48%	$3,028	$167	5.52%	$3,521	$119	3.38%
Available-for-sale securities	1.66	32,304	533	1.65	35,061	556	1.59
Loans	4.46	111,092	4,992	4.49	101,837	4,111	4.04
Total interest-earning assets	3.94	146,424	5,692	3.89	140,419	4,786	3.41
Noninterest earning assets		6,503			5,521
Allowance for credit losses		(931)			(595)
Total assets		$151,996			$145,345

Interest-bearing liabilities:
Interest-bearing demand accounts	0.02	$33,622	7	0.02%	$27,267	6	0.02
Savings accounts	0.71	21,825	17	0.08	26,898	16	0.06
Money market accounts	0.82	29,941	225	0.75	34,740	115	0.33
Certificates of deposit	3.82	38,622	1,334	3.45	26,485	517	1.95
Total interest-bearing deposits	1.43	124,010	1,583	1.28	115,390	654	0.57
Federal funds purchased	—	120	7	5.83	171	7	4.09
Federal Home Loan Bank advances	4.43	7,784	385	4.95	9,203	257	2.79
Total interest-bearing liabilities	1.49	131,914	1,975	1.50	124,764	918	0.74
Noninterest-bearing demand deposits		9,485			9,503
Other noninterest-bearing liabilities		2,413			2,400
Total liabilities		143,812			136,667
Total equity		8,184			8,678
Total liabilities and equity		151,996			145,345
Net interest income			$3,717			$3,868
Net interest rate spread (1)	2.45%			2.39%			2.67%
Net interest-earning assets (2)		$14,630			$15,826
Net interest margin (3)				2.54%			2.75%
Average interest-earning assets to interest-bearing liabilities		111.00%			112.55%

(1)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.

(2)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(3)	Net interest margin represents net interest income divided by average total interest-earning assets.

Rate/Volume Analysis

The following table presents the effects of changing rates and volumes on our net interest income for the periods indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The total column represents the sum of the prior columns. Changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately based on the changes due to rate and the changes due to volume. There were no out-of-period items or adjustments required to be excluded from the table below.

	Years Ended March 31, 2024 vs. 2023
	Increase (Decrease) Due to:		Total Increase
	Volume	Rate	(Decrease)

	(In thousands)
Interest-earning assets:
Loans, net	$393	$488	$881
Available-for-sale securities	(45)	22	(23)
Other interest-earning assets	(18)	66	48
Total interest-earning assets	330	576	906

Interest-bearing liabilities:
Interest-bearing demand accounts	1	—	1
Savings accounts	(3)	4	1
Money market accounts	(18)	128	110
Certificates of deposit	305	512	817
Total deposits	285	644	929
Federal funds purchased	(45)	173	128
Federal Home Loan Bank advances	(2)	2	—
Total interest-bearing liabilities	240	817	1,057

Change in net interest income	$90	$(241)	$(151)

Comparison of Operating Results for the Fiscal Years Ended March 31, 2024 and 2023.

General. Net income for the fiscal year ended March 31, 2024, was $60,000, a decrease of $328,000, or 84.6%, compared to $388,000 for the fiscal year ended March 31, 2023. The decrease in net income was primarily due to a $151,000 decrease in net interest income and a $486,000 increase in noninterest expenses, which were partially offset by a $204,000 decrease in the provision for credit losses, a $17,000 increase in noninterest income, and an $88,000 decrease in income taxes.

Interest Income. Interest income increased $906,000, or 18.9%, to $5.7 million for the fiscal year ended March 31, 2024 from $4.8 million for the fiscal year ended March 31, 2023. This increase was attributable to an $881,000, or 21.4%, increase in interest on loans receivable and a $48,000, or 40.8%, increase in interest on interest-bearing deposits and other assets.

The average balance of loans increased by $9.3 million, or 9.1%, during the fiscal year ended March 31, 2024, compared to the average balance for the fiscal year ended March 31, 2023, while the average yield on loans increased to 4.49% for the fiscal year ended March 31, 2024, from 4.04% for the fiscal year ended March 31, 2023. The increase in average yield on loans reflects the increase in market interest rates year-to-year. The increase in market interest rates has provided higher yields on newly originated loans, as well as on adjustable-rate loans, which have adjusted upward.

The average balance of investment securities decreased $2.8 million to $32.3 million for the fiscal year ended March 31, 2024, from $35.1 million for the fiscal year ended March 31, 2023, while the average yield on investment securities increased to 1.65% for the fiscal year ended March 31, 2024, from 1.59% for the fiscal year ended March 31, 2023.

Interest income on other interest-bearing deposits, comprised primarily of overnight deposits and stock in the Federal Home Loan Bank, increased $48,000, or 40.8%, for the fiscal year ended March 31, 2024, due to an increase in the average yield to 5.52% for the fiscal year ended March 31, 2024, from 3.38% for the fiscal year ended March 31, 2023, partially offset by a decrease in the average balance of $493,000. The increase in average yield was due to the increase in market interest rates.

Interest Expense. Total interest expense increased $1.1 million, or 115.2%, to $2.0 million for the fiscal year ended March 31, 2024, from $918,000 for the fiscal year ended March 31, 2023. Interest expense on deposits increased $929,000, or 142.2%, due primarily to an increase in the average cost of deposits to 1.28% for the fiscal year ended March 31, 2024, from 0.57% for the fiscal year ended March 31, 2023, and an increase of $8.6 million, or 7.5%, in the average balance of interest-bearing deposits to $124.0 million for the fiscal year ended March 31, 2024 from $115.4 million for the fiscal year ended March 31, 2023.

Interest expense on borrowings increased $128,000, or 48.4%, to $392,000 for the fiscal year ended March 31, 2024, compared to $264,000 for the fiscal year ended March 31, 2023. The increase was due to an increase in the weighted-average rate to 4.96% for the fiscal year ended March 31, 2024, which was partially offset by a $1.5 million decrease in the average balance outstanding, to $7.9 million for the fiscal year ended March 31, 2024 from $9.4 million for the fiscal year ended March 31, 2023.

Net Interest Income. Net interest income decreased $151,000, or 3.9%, to $3.7 million for the fiscal year ended March 31, 2024 compared to $3.9 million for the fiscal year ended March 31, 2023. The decrease reflected a decrease in the interest rate spread to 2.39% for the fiscal year ended March 31, 2024, from 2.67% for the fiscal year ended March 31, 2023, while the average net interest earning assets decreased $1.2 million year-to-year. The net interest margin decreased to 2.54% for the fiscal year ended March 31, 2024, from 2.75% for the fiscal year ended March 31, 2023, due to increases in market interest rates. The interest rate spread and net interest margin were impacted by a series of interest rate increases in the economy during 2023 and 2022, as well as the migration of deposits from lower yielding savings accounts and money market accounts to higher yielding certificates of deposit. The average balance of certificates of deposit increased from $26.5 million for the fiscal year ended March 31, 2023 (with an average rate of 1.95%), to $38.6 million for the fiscal year ended March 31, 2024 (with an average rate of 3.45%). The average balance of savings accounts decreased from $26.9 million for the fiscal year ended March 31, 2023, to $21.8 million for the fiscal year ended March 31, 2024. The average balance of money market accounts decreased from $34.7 million for the fiscal year ended March 31, 2023, to $30.0 million for the fiscal year ended March 31, 2024.

Provision for (Recovery of) Credit Losses. Based on an analysis of the factors described in “Critical Accounting Policies – Allowance for Credit Losses,” management recorded a recovery of credit losses of $144,000 for the fiscal year ended March 31, 2024, a decrease of $204,000 from the $60,000 provision for credit losses recorded for the fiscal year ended March 31, 2023. The credit provision for the fiscal year ended March 31, 2024, was comprised of a $101,000 credit provision on loans and a $42,000 credit provision on off-balance sheet commitments. The allowance for credit losses on loans was $856,000 at March 31, 2024, and $642,000 at March 31, 2023, which represented 0.79% of total loans at March 31, 2024, and 0.59% of total loans at March 31, 2023. The credit provision for credit losses for the fiscal year ended March 31, 2024, was due primarily to the low balances of nonperforming loans, delinquent loans and net charge-offs.

There were no nonperforming loans at March 31, 2024, compared to nonperforming loans of $636,000 at March 31, 2023. Classified loans totaled $67,000 at March 31, 2024, compared to $634,000 at March 31, 2023, and total loans past due greater than 30 days were $231,000 and $73,000 at those respective dates.

Noninterest Income. Noninterest income totaled $344,000 for the fiscal year ended March 31, 2024, an increase of $17,000, or 5.3%, from $327,000 for the fiscal year ended March 31, 2023. The increase was due primarily to a $27,000 increase in service fees on deposits, partially offset by a $10,000, or 53.0%, decrease in late charges and fees on loans. The increase in service fees on deposits was due primarily to increases in returned check fees and fees on debit card transactions. The decrease in late charges and fees on loans included a $12,000 nonrecurring fee amount earned on Paycheck Protection Program loan fees during the fiscal year ended March 31, 2023.

Noninterest Expense. Noninterest expense increased $486,000, or 13.1%, to $4.2 million for the fiscal year ended March 31, 2024, compared to $3.7 million for the fiscal year ended March 31, 2023. The increase was due primarily to a $173,000, or 9.1%, increase in salaries and employee benefits, a $177,000, or 46.4%, increase in occupancy and equipment, a $61,000, or 12.9%, increase in data processing fees, and a $43,000, or 65.0%, increase in federal deposit insurance premiums.

The increase in salaries and employee benefits was due primarily to an increase in staffing related to the new branch office opened in March 2023 and normal annual merit increases. The increase in occupancy and equipment expense was due primarily to costs associated with the opening of the new branch office. The increase in data processing was due to growth in loans and deposits and the opening of the new branch. The increase in federal deposit insurance premiums was due primarily to the growth in deposits and a higher assessment rate year-to-year.

Provision (Benefit) for Income Taxes. Income taxes decreased by $88,000, or 224.8%, to a benefit of $49,000 for the fiscal year ended March 31, 2024, compared to a provision of $39,000 for the fiscal year ended March 31, 2023. The decrease in income taxes was due primarily to a $416,000, or 97.4%, decrease in pre-tax income.

Management of Market Risk

General. Our most significant form of market risk is interest rate risk because, as a financial institution, the majority of our assets and liabilities are sensitive to changes in interest rates. Therefore, a principal part of our operations is to manage interest rate risk and limit the exposure of our financial condition and results of operations to changes in market interest rates. The board of directors establishes policies and guidelines for managing interest rate risk. All directors participate in discussions during the regular board meetings evaluating the interest rate risk inherent in our assets and liabilities, and the level of risk that is appropriate. These discussions take into consideration our business strategy, operating environment, capital, liquidity and performance objectives consistent with the policy and guidelines approved by them.

The board of directors delegates the responsibility for interest rate risk management to the asset/liability management committee consisting of Monroe Federal’s executive officers. See Management – Executive Officers of Monroe Federal.” The asset/liability management committee provides quarterly reports to the board of directors. If an exception to the interest rate risk policy tolerance limits arise, the asset/liability management committee documents and communicates it to the board of directors at its next scheduled meeting along with a recommended course of action to address the exception consistent with established policy and guidelines.

Our asset/liability management strategy attempts to manage the impact of changes in interest rates on net interest income, our primary source of earnings. Among the techniques we are using to manage interest rate risk are:

•	maintaining capital levels that exceed the thresholds for well-capitalized status under federal regulations;

•	maintaining a high level of liquidity;

•	growing our core deposit accounts;

•	managing our investment securities portfolio so as to reduce the average maturity and effective life of the portfolio; and

•	continuing to diversify our loan portfolio by adding more commercial real estate loans and commercial and industrial loans, which typically have shorter maturities and/or balloon payments.

By following these strategies, we believe that we are better positioned to react to increases and decreases in market interest rates.

As discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Comparison of Financial Condition at March 31, 2024 and March 31, 2023 – Deposits,” we maintain a significant deposit account with a commercial customer. The asset/liability management committee monitors the status of the account at its monthly meeting and the account is segregated as a separate line item on the deposit reports reviewed by the committee. Furthermore, there is regular verbal communication between senior management and the depositor regarding any expected changes in the depositor’s business that could result in material inflows and outflow from the account in the short-term so that we may proactively manage any risks due to expected fluctuations in the account balance.

As discussed under “Business of Monroe Federal – Sources of Funds – Deposits,” we maintain uninsured deposits that exceed the Federal Deposit Insurance Corporation insurance limit. Senior management reviews uninsured deposit balances monthly to manage any risks due to fluctuations in the balances of uninsured deposits. We do not maintain any internal policy limits on concentrations in uninsured deposits in total or by type of depositor. We may accept brokered deposits up to an internal policy limit of 15% of total assets from brokers approved by the board of directors. Before a broker is approved by the board of directors, we conduct financial analysis and due diligence on the broker. Our brokered deposits totaled $2.2 million at both March 31, 2024 and 2023.

Historically, we have not sold loans we have originated. Following the conversion and stock offering, we plan to develop the infrastructure necessary to sell one- to four-family residential mortgage loans, particularly longer term one- to four-family residential mortgage loans to further help mitigate our interest rate risk exposure.

We have not engaged in hedging activities, such as engaging in futures or options. We do not anticipate entering into similar transactions in the future.

Economic Value of Equity. We compute amounts by which the net present value of our assets and liabilities (economic value of equity or “EVE”) would change in the event of a range of assumed changes in market interest rates. This model uses a discounted cash flow analysis and an option-based pricing approach to measure the interest rate sensitivity of net portfolio value. The model estimates the economic value of each type of asset, liability and off-balance sheet contract under the assumptions that the United States Treasury yield curve increases instantaneously by 100, 200 and 300 basis point increments or decreases instantaneously by 100, 200 and 300 basis point increments, with changes in interest rates representing immediate and permanent, parallel shifts in the yield curve.

The following table sets forth, as of March 31, 2024, the calculation of the estimated changes in our EVE that would result from the designated immediate changes in the United States Treasury yield curve. The estimated changes presented in the table are within the policy limits established by Monroe Federal’s board of directors except that the decrease in EVE at the positive 200 and 300 basis point levels exceeded policy limits.

At March 31, 2024
				EVE as a Percentage of Present
				Value of Assets (3)
		Estimated Increase (Decrease) in			Increase
Change in Interest	Estimated	EVE			(Decrease)
Rates (basis points) (1)	EVE (2)	Amount	Percent	EVE Ratio (4)	(basis points)

(Dollars in thousands)
300	$13,716	$(6,676)	(32.74)%	10.41%	(331)
200	$16,177	$(4,215)	(20.67)%	11.80%	(193)
100	$18,566	$(1,826)	(8.95)%	13.00%	(72)
Level	$20,392	$—	—%	13.72%	—
(100)	$21,712	$1,320	6.47%	14.08%	36
(200)	$22,068	$1,676	8.22%	13.88%	15
(300)	$21,294	$902	4.42%	13.06%	(67)

(1)	Assumes an immediate uniform change in interest rates at all maturities. One basis point equals 0.01%.

(2)	EVE is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.

(3)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.

(4)	EVE Ratio represents EVE divided by the present value of assets.

The table above indicates that at March 31, 2024, we would have experienced a 20.67% decrease in EVE in the event of an instantaneous parallel 200 basis point increase in market interest rates and a 8.22% increase in EVE in the event of an instantaneous 200 basis point decrease in market interest rates.

The following table sets forth, as of March 31, 2023, the calculation of the estimated changes in our EVE that would result from the designated immediate changes in the United States Treasury yield curve. All estimated changes presented in the table are within the policy limits established by Monroe Federal’s board of directors.

At March 31, 2023
				EVE as a Percentage of Present
				Value of Assets (3)
		Estimated Increase (Decrease) in			Increase
Change in Interest	Estimated	EVE			(Decrease)
Rates (basis points) (1)	EVE (2)	Amount	Percent	EVE Ratio (4)	(basis points)

(Dollars in thousands)
300	$27,937	$(3,767)	(11.88)%	22.46%	21
200	$29,578	$(2,126)	(6.71)%	22.75%	50
100	$30,926	$(778)	(2.45)%	22.74%	49
Level	$31,704	—	—	22.25%	—
(100)	$31,788	$84	0.26%	21.30%	(95)
(200)	$30,859	$(845)	(2.67)%	19.75%	(250)
(300)	$28,058	$(3,646)	(11.50)%	17.19%	(506)

(1)	Assumes an immediate uniform change in interest rates at all maturities. One basis point equals 0.01%.

(2)	EVE is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.

(3)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.

(4)	EVE Ratio represents EVE divided by the present value of assets.

The table above indicates that at March 31, 2023, we would have experienced a 6.71% decrease in EVE in the event of an instantaneous parallel 200 basis point increase in market interest rates and a 2.67% decrease in EVE in the event of an instantaneous 200 basis point decrease in market interest rates.

Change in Net Interest Income. The table sets forth, as of March 31, 2024, the calculation of the estimated changes in our net interest income that would result from the designated immediate changes in the United States Treasury yield curve. All estimated changes presented in the table are within the policy limits established by Monroe Federal’s board of directors.

At March 31, 2024
Change in Interest Rates (basis points) (1)	Net Interest Income Year 1 Forecast	Year 1 Change from Level

(Dollars in thousands)
300	$3,988	(3.76)%
200	$4,088	(1.35)%
100	$4,176	0.77%
Level	$4,144	—
(100)	$4,132	(0.29)%
(200)	$4,075	(1.67)%
(300)	$3,956	(4.54)%

(1)	Assumes an immediate uniform change in interest rates at all maturities. One basis point equals 0.01%.

The table above indicates that as of March 31, 2024, we would have experienced a 1.35% decrease in net interest income in the event of an instantaneous parallel 200 basis point increase in market interest rates and a 1.67% decrease in net interest income in the event of an instantaneous 200 basis point decrease in market interest rates.

The following table sets forth, as of March 31, 2023, the calculation of the estimated changes in our net interest income that would result from the designated immediate changes in the United States Treasury yield curve. All estimated changes presented in the table are within the policy limits established by Monroe Federal’s board of directors.

At March 31, 2023
Change in Interest Rates (basis points) (1)	Net Interest Income Year 1 Forecast	Year 1 Change from Level

(Dollars in thousands)
300	$3,794	0.53%
200	$3,814	1.06%
100	$3,797	0.61%
Level	$3,774	—
(100)	$3,728	(1.22)%
(200)	$3,681	(2.46)%
(300)	$3,575	(5.27)%

(1)	Assumes an immediate uniform change in interest rates at all maturities. One basis point equals 0.01%.

The table above indicates that at March 31, 2023, we would have experienced a 1.06% increase in net interest income in the event of an instantaneous parallel 200 basis point increase in market interest rates and a 2.46% decrease in net interest income in the event of an instantaneous 200 basis point decrease in market interest rates.

Certain shortcomings are inherent in the methodologies used in the above interest rate risk measurement. Modeling changes in EVE and NII require making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. For instance, the EVE and NII tables presented above assume that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. However, the shape of the yield curve changes constantly and the value and pricing of our assets and liabilities, including our deposits, may not closely correlate with changes in market interest rates. Accordingly, although the EVE and NII tables may provide an indication of our interest rate risk exposure at a particular point in time and in the context of a particular yield curve, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on EVE and NII and will differ from actual results.

EVE and net interest NII calculations also may not reflect the fair values of financial instruments. For example, decreases in market interest rates can increase the fair values of our loans, deposits and borrowings.

Liquidity and Capital Resources

Liquidity describes our ability to meet the financial obligations that arise in the ordinary course of business. Liquidity is primarily needed to meet the borrowing and deposit withdrawal requirements of our customers and to fund current and planned expenditures. See “Risk Factors – Risks Related to Operational Matters – Our funding sources may prove insufficient to meet our liquidity needs and support our future growth.”

Our primary sources of funds are deposits, principal and interest payments on loans and securities, and proceeds from maturities of securities. We also have the ability to borrow from the Federal Home Loan Bank of Cincinnati, the Federal Reserve Bank of Cleveland and a correspondent bank. At March 31, 2024, we had the ability to borrow up to $44.9 million from the Federal Home Loan Bank of Cincinnati under a collateral pledge facility. At March 31, 2024, we had $3.0 million of outstanding advances under this facility. At March 31, 2024, we had no outstanding borrowings from the Federal Reserve Bank of Cleveland but had the capacity to borrow up to $9.0 million. At March 31, 2024, we had no outstanding borrowings from the correspondent bank but had the capacity to borrow up to $4.4 million.

While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions, and competition. Our most liquid assets are cash and short-term investments. The levels of these assets depend on our operating, financing, lending, and investing activities during any given period.

Our cash flows are comprised of three primary classifications: cash flows from operating activities, cash flows from investing activities, and cash flows from financing activities. For the fiscal year ended March 31, 2024, cash flows from operating, investing, and financing activities resulted in a net increase in cash and cash equivalents of $7.7 million. Net cash provided by investing activities amounted to $3.6 million, net cash provided by financing activities amounted to $4.5 million, and net cash used in operating activities amounted to $376,000.

For the fiscal year ended March 31, 2023, cash flows from operating, investing, and financing activities resulted in a net increase in cash and cash equivalents of $91,000. Net cash used in investing activities amounted to $15.3 million, net cash provided by financing activities amounted to $14.9 million, and net cash provided by operating activities amounted to $488,000. For further information, see the statements of cash flows contained in the financial statements appearing elsewhere in this prospectus.

We believe we maintain a strong liquidity position, and are committed to maintaining it. We monitor our liquidity position on a daily basis. We anticipate that we will have sufficient funds to meet our current funding commitments. Based on our deposit retention experience and current pricing strategy, we anticipate that a significant portion of maturing time deposits will be retained.

At March 31, 2024, Monroe Federal was categorized as well-capitalized under regulatory capital guidelines. Management is not aware of any conditions or events since the most recent notification that would change our category. For further information, see note 8 to the notes to financial statements.

Off-Balance Sheet Arrangements. At March 31, 2024, we had $14.1 million of outstanding commitments, consisting of $574,000 in commitments to originate loans and $13.5 million of undisbursed funds on previously originated loans. At March 31, 2024, certificates of deposit that are scheduled to mature on or before March 31, 2025, totaled $36.6 million. Management expects that a substantial portion of the maturing certificates of deposit will be renewed. However, if a substantial portion of these deposits is not retained, we may utilize Federal Home Loan Bank of Cincinnati advances or raise interest rates on deposits to attract new accounts, which may result in higher levels of interest expense.

Recent Accounting Pronouncements

For a discussion of the impact of recent accounting pronouncements, see note 1 of the notes to the financial statements appearing elsewhere in this prospectus.

Impact of Inflation and Changing Prices

The financial statements and related data presented in this prospectus have been prepared according to GAAP which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates, generally, have a more significant impact on a financial institution’s performance than does inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

BUSINESS OF MONROE FEDERAL BANCORP

Monroe Federal Bancorp was incorporated in the State of Maryland on May 21, 2024, and has not engaged in any business to date. Upon completion of the conversion and stock offering, it will own all of the issued and outstanding capital stock of Monroe Federal. Monroe Federal Bancorp intends to contribute at least 50% of the net proceeds of the stock offering to Monroe Federal. Monroe Federal Bancorp will retain the remainder of the net proceeds of the stock offering and use a portion of it to make a loan to Monroe Federal’s employee stock ownership plan. In the future, we may use the net proceeds to repurchase shares of common stock, subject to our capital needs, regulatory limitations and other factors. We will invest our initial capital as discussed in “How We Intend to Use the Proceeds from the Stock Offering.”

Upon the completion of the conversion and stock offering, Monroe Federal Bancorp will be the savings and loan holding company of Monroe Federal and will be authorized to pursue other business activities permitted by applicable laws and regulations. See “Regulation and Supervision – Holding Company Regulation” for a discussion of the activities that are permitted for savings and loan holding companies.

Following the conversion and stock offering, our cash flow will depend on earnings from the investment of the net proceeds from the stock offering that we retain and from any dividends we receive from Monroe Federal. Monroe Federal is subject to regulatory limitations on the amount of dividends it may pay. See “Regulation and Supervision – Federal Banking Regulation – Capital Distributions.”

Initially, Monroe Federal Bancorp will neither own nor lease any property, but will instead pay a fee to Monroe Federal for the use of its premises, equipment and furniture. At present, we intend to employ only persons who are officers of Monroe Federal to serve as officers of Monroe Federal Bancorp. However, we intend to use periodically the support staff of Monroe Federal. We will pay a fee to Monroe Federal for the time its employees devote to Monroe Federal Bancorp; however, these individuals will not be separately compensated by Monroe Federal Bancorp. Monroe Federal Bancorp may hire additional employees, as appropriate, to the extent it expands its business in the future.

BUSINESS OF MONROE FEDERAL

General

We conduct our business from our main office in Tipp City, Ohio, and from branch offices located in Tipp City, Dayton, and Vandalia, Ohio. Our loan portfolio consists primarily of one- to four-family residential mortgage loans and, to a lesser extent, commercial real estate loans. To a substantially lesser extent, we also originate multi-family mortgage loans, construction and land development loans, commercial and industrial loans, home equity loans and lines of credit, and consumer loans. Historically, we have originated loans primarily for retention in our portfolio. Following the conversion and stock offering, we plan to develop the infrastructure necessary to sell one- to four-family residential mortgage loans, particularly longer term one- to four-family residential mortgage loans to help mitigate our interest rate risk exposure. We expect to hire up to three additional employees for this purpose, which is expected to increase our noninterest expenses in future periods. In recent years, we have increased our focus on originating higher yielding commercial real estate loans and commercial and industrial loans, and we intend to continue that focus after the conversion and stock offering. We offer a variety of deposit accounts including non-interest bearing demand accounts, interest-bearing demand accounts, savings accounts, money market accounts, and certificates of deposit. We are subject to comprehensive regulation and examination by the OCC, our primary federal regulator.

Our main office is located at 24 East Main Street, Tipp City, Ohio 45371, and the telephone number at that address is (937) 667-8461. Our website address is www.monroefederal.com. Information on our website is not incorporated into this prospectus and should not be considered part of this prospectus.

Market Area

Our main office is located in Tipp City, Ohio, and our three branch offices are located in Tipp City, Dayton, and Vandalia, Ohio. Tipp City is located on Interstate 75 approximately 25 miles north of Dayton, Ohio. Vandalia is also located on Interstate 75 approximately 12 miles north of Dayton, Ohio.

We consider Miami and Montgomery Counties, and contiguous areas, our primary market area for loan originations and deposit gathering. Wright-Patterson Air Force Base, home of the 88th Air Base Wing, located outside Dayton, is a major employer in our primary market area. In terms of population, based on published statistics, Miami County has a 2024 population of approximately 111,000 and Montgomery County has a 2024 population of 533,000.

Primary areas of employment in Miami County and Montgomery County include healthcare, manufacturing, professional services, and retail trade. Major employers in Miami County include Upper Valley Medical Center, Clopay Corporation (manufacturing) and F&P America (manufacturing). In addition to Wright-Patterson Air Force Base, part of which is located in Montgomery County, other major employers in Montgomery County include CareSource (healthcare), Dayton Children’s Hospital, and The Reynolds and Reynolds Company (business services).

According to published statistics, 2024 median household income for Miami County and Montgomery County is approximately $71,000 and $62,200, respectively, compared to $68,500 statewide and $75,900 nationwide. The 2024 to 2029 estimated median household income growth rate for Miami County is 0.6%, compared to 0.2% statewide and 0.5% nationwide, while the estimated growth rate for Montgomery County is flat. 2024 per capita income for Miami County and Montgomery County are $43,000 and $40,600, respectively, compared to $43,400 statewide and $46,900 nationwide. The 2024 to 2029 estimated per capita income growth rate is 2.1% for both Miami County and Montgomery County, compared to 2.0% statewide and 1.9% nationwide. The March 2024 unemployment rates for Miami County and Montgomery County were 4.1% and 4.7%, respectively, compared to 3.8% both statewide and nationwide.

Competition

We face strong competition within our primary market area both in making loans and attracting retail deposits. Our market area includes large money center and regional banks, community banks and savings institutions, and credit unions including Wright-Patt Credit Union which is affiliated with Wright-Patterson Air Force Base. We also face competition for loans from mortgage banking firms, consumer finance companies, credit unions, and fintech companies and, with respect to deposits, from money market funds, brokerage firms, mutual funds and insurance companies. At June 30, 2023 (the most recent date for which Federal Deposit Insurance Corporation, referred to as the “FDIC” throughout this prospectus, is publicly available), we were ranked 10th among the 15 FDIC-insured financial institutions with offices in Miami County, with a deposit market share of 2.92%, and 13th among the 26 FDIC-insured financial institutions with offices in Montgomery County, with a deposit market share of 1.07%. Our ability to compete in our primary market area does not depend on any existing relationship.

Lending Activities

General. Our loan portfolio consists primarily of one-to four-family residential mortgage loans and, to a lesser extent, commercial real estate loans. To a substantially lesser extent, we also originate multi-family loans, construction and land development loans, commercial and industrial loans, home equity loans and lines of credit, and consumer loans. Historically, we have not sold the loans we have originated, other than participation interests in loans we have originated. Following the conversion and stock offering, we plan to develop the infrastructure necessary to sell one- to four-family residential mortgage loans, particularly longer term loans to help mitigate our interest rate risk exposure.

Loan Portfolio Composition. The following table sets forth the composition of our loan portfolio by type of loan at the dates indicated. At March 31, 2024 and 2023, there were no loans held-for-sale.

	At March 31,
	2024		2023
	Amount	Percent	Amount	Percent

	(Dollars in thousands)
Real estate loans:
One- to four-family	$69,160	63.4%	$60,397	55.1%
Multi-family	1,910	1.8	2,592	2.4
Commercial	24,002	22.0	27,037	24.7
Construction and land development	3,088	2.8	9,595	8.7
Commercial and industrial loans	4,890	4.5	5,270	4.8
Home equity loans and lines of credit	4,191	3.9	3,212	2.9
Consumer loans	1,792	1.6	1,531	1.4
	109,033	100.0%	109,634	100.0%
Less:
Net deferred loan fees	308		340
Allowance for credit losses	856		642
Loans, net	$107,869		$108,652

Contractual Maturities. The following table sets forth the contractual maturities of our total loan portfolio at March 31, 2024. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less. Because the tables present contractual maturities and do not reflect repricing or the effect of prepayments, actual maturities may differ.

	One- to Four-Family Residential	Multi-family Residential	Commercial Real Estate	Commercial and Land Development	Commercial and Industrial

	(In thousands)
Amounts due in:
One year or less	$—	$6	$46	$332	$422
After one year through two years	59	36	73	7	267
After two years through three years	233	—	—	—	990
After three years through five years	573	60	2,406	—	1,579
After five years through 10 years	3,109	544	873	—	1,092
After 10 years through 15 years	10,613	685	4,614	122	540
After 15 years	54,573	579	15,990	2,627	—
Total	$69,160	$1,910	$24,002	$3,088	$4,890

	Home Equity Loans and Lines of Credit	Consumer	Total

	(In thousands)
Amounts due in
One year or less	$26	$16	$848
After one year through two years	40	74	556
After two years through three years	—	191	1,414
After three years through five years	161	898	5,677
After five years through 10 years	439	609	6,666
After 10 years through 15 years	3,405	—	19,979
After 15 years	120	4	73,893
Total	$4,191	$1,792	$109,033

The following table sets forth our fixed and adjustable-rate loans at March 31, 2024, that are contractually due after March 31, 2025.

	Due After March 31, 2025
	Fixed	Adjustable	Total

	(In thousands)
Real estate loans:
One- to four-family	$63,345	$5,815	$69,160
Multi-family	36	1,868	1,904
Commercial	2,035	21,921	23,956
Construction and land development	824	1,932	2,756
Commercial and industrial loans	2,917	1,551	4,468
Home equity loans and lines of credit	—	4,165	4,165
Consumer loans	1,776	—	1,776
Total loans	$70,933	$37,252	$108,185

One- to Four-Family Residential Mortgage Loans. At March 31, 2024, one-to four-family residential mortgage loans totaled $69.2 million, or 63.4% of total loans. Our one- to four-family residential real estate loans are primarily secured by owner-occupied properties located in our primary market area.

Our one- to four-family residential real estate loans are generally not underwritten to secondary market guidelines. One- to four-family residential real estate loans are generally for terms up to 30 years and have a negotiated fixed interest rate. We generally limit the loan-to-value ratios of our residential mortgage loans to 80% (95% with private mortgage insurance) of the purchase price or appraised value, whichever is lower.

We do not offer “interest only” residential mortgage loans, where the borrower pays interest for an initial period, after which the loan converts to a fully amortizing loan. We also do not offer loans that provide for negative amortization of principal, such as “Option ARM” loans, where the borrower can pay less than the interest owed on the loan, resulting in an increased principal balance during the life of the loan.

We offer “subprime loans” on one- to four-family residential real estate loans (i.e., generally loans to borrowers with credit scores less than 620). At March 31, 2024, subprime loans amounted to $1.5 million. All subprime loans are reported to Monroe Federal’s board of directors each quarter.

Multi-Family Real Estate Loans. At March 31, 2024, multi-family real estate loans totaled $1.9 million, or 1.8% of total loans. Our multi-family real estate loans are primarily secured by properties located in our primary market area. Multi-family real estate loans are generally adjustable rate loans based on the Five Year Constant Maturity Treasury Rate and with amortization terms up to 20 years. Generally, the interest rate is fixed for the initial term of five years and then adjusts every five years thereafter. We generally limit the loan-to-value ratios of our multi-family real estate to 80% of the purchase price or appraised value, whichever is lower. At March 31, 2024, our largest multi-family real estate loan had an outstanding balance of $544,000 and it was performing according to its original terms.

Commercial Real Estate Loans. At March 31, 2024, commercial real estate loans totaled $24.0 million, or 22.0% of total loans. Our commercial real estate loans are secured by both owner-occupied and non-owner-occupied properties located primarily in our market area, including warehouses, storage units, and store fronts. At March 31, 2024, commercial real estate loans secured by owner-occupied properties totaled $11.0 million and commercial real estate loans secured by non-owner-occupied properties totaled $13.0 million. At March 31, 2024, we had no other material concentrations within our commercial real estate loan portfolio. Commercial real estate loans are generally adjustable rate loans based on the Five Year Constant Maturity Treasury Rate and with amortization terms up to 20 years. Generally, the interest rate is fixed for the initial term of five years and then adjusts every five years thereafter. We generally limit the loan-to-value ratios of our commercial mortgage loans to 75% of the purchase price or appraised value, whichever is lower.

At March 31, 2024, our largest commercial real estate loan had an outstanding balance of $1.4 million and is secured by a hotel property located in Columbus, Ohio. At March 31, 2024, this loan was performing according to its original terms.

We consider a number of factors in originating commercial real estate loans. We evaluate the qualifications and financial condition of the borrower, including credit history, profitability and expertise, as well as the value and condition of the property securing the loan. When evaluating the qualifications of the borrower, we consider the financial resources of the borrower, the borrower’s experience in owning or managing similar property and the borrower’s payment history with us and other financial institutions. In evaluating the property securing the loan, the factors we consider include the net operating income of the mortgaged property before debt service and depreciation, the ratio of the loan amount to the appraised value of the mortgaged property, and the debt service coverage ratio (the ratio of net operating income to debt service). Generally, we require that the debt service coverage ratio be at least 1.20x. The significant majority of our commercial real estate loans are appraised by outside independent appraisers approved by the board of directors. Personal guarantees are generally obtained from the principals of the borrowers.

Construction and Land Development Loans. At March 31, 2024, construction and land development loans totaled $3.1 million, or 2.8% of total loans. We make residential construction loans, primarily to individuals for the construction of their primary residences and occasionally to contractors and builders of single-family homes. Our residential construction loans are structured as construction/permanent loans where after a one year construction period the loan converts to a permanent one-to four-family residential mortgage loan. Our residential construction loans are underwritten to the same guidelines for permanent residential mortgage loans. At March 31, 2024, our largest non-speculative residential construction loan amounted to $336,000, of which $259,000 had been disbursed.

We occasionally make speculative residential construction loans, which are construction loans to a builder where there is not a contract in place for the purchase of the home at the time the construction loan is originated. We generally make speculative construction loans only to a small group of local builders with whom we have an established relationship and a satisfactory track record. At March 31, 2024, speculative construction loans amounted to $1.2 million, of which $487,000 had been disbursed.

We occasionally make commercial construction loans, which are structured as construction/permanent loans where after a one year construction period the loan converts to a permanent commercial mortgage loan. Our commercial construction loans are underwritten to the same guidelines for commercial mortgage loans. At March 31, 2024, there were $2.2 million of commercial construction loans outstanding, of which $1.4 million had been disbursed.

Construction loans generally can be made with a maximum loan-to-value ratio of 80% of the estimated appraised market value upon completion of the project. Before making a commitment to fund a construction loan, we require an appraisal of the property by an independent licensed appraiser. We also generally require inspections of the property before disbursements of funds during the term of the construction loan.

We also make a limited amount of land development loans to complement our construction lending activities, as such loans are generally secured by lots that will be used for residential development. At March 31, 2024, our largest land development loan had an outstanding balance of $63,000. At March 31, 2024, this loan was performing according to its original terms.

Commercial and Industrial Loans. At March 31, 2024, commercial loans totaled $4.9 million, or 4.5% of total loans. Commercial and industrial loans include both term loans and lines of credit. Term loans generally have fixed or variable rates and have terms of up to seven years. Lines of credit are generally variable rate demand loans with no maturity date. We review lines of credit annually. These loans are generally secured by business assets, such as equipment, inventory and accounts receivable. Depending on the collateral used to secure the loans, commercial and industrial loans are made in amounts of up to 75% of the value of the collateral securing the loan.

When making commercial and industrial loans, we consider the financial statements of the borrower, our lending history with the borrower, the debt service capabilities and global cash flows of the borrower and other guarantors, the projected cash flows of the business and the value of the collateral, accounts receivable, inventory and equipment.

At March 31, 2024, our largest commercial and industrial loan totaled $1.0 million and is secured by a blanket lien on business assets. At March 31, 2024, this loan was performing according to its original terms.

We are part of a network of community banks nationwide that purchase commercial and industrial loans from Bankers Healthcare Group, LLC (BHG). As of March 31, 2024, the aggregate balance of BHG purchased loans totaled $1.9 million. BHG originates loans nationwide to licensed or unlicensed or otherwise skilled healthcare and other business professionals for business development, practice improvement, debt consolidation, working capital, equipment purchases, and, occasionally, business purchases. BHG typically originates loans at fixed interest rates and without a prepayment penalty provision. BHG underwrites and funds the loans, which are typically secured by a Uniform Commercial Code blanket lien on the borrowers’ business assets. When we purchase a loan from BHG, we purchase 100% of the loan and BHG establishes a reserve deposit account with us equal to 3% of the loan balance and we remit 97% of the loan balance to BHG. We also become an additional secured party to the loan. The borrower services the loan by authorizing us to withdraw funds electronically from the borrower’s deposit account established at the borrower’s financial institution. If a loan becomes delinquent, BHG handles all collection activity and bears all associated costs. During the delinquency period, we withdraw from the reserve deposit account to service the loan. When a delinquent payment is collected, the collected funds are used to replenish the reserve deposit account. If a loan becomes 90 days delinquent, BHG typically replaces the delinquent loan with a performing loan of equal or greater balance (although this is not a contractual obligation of BHG). As of March 31, 2024, no BHG purchased loans were delinquent. At March 31, 2024, our largest BHG purchased loan totaled $232,000 and it was performing according to its original terms.

Home Equity Loans and Lines of Credit. At March 31, 2024, home equity loans and lines of credit totaled $4.2 million, or 3.9% of total loans. Home equity loans are generally fixed-rate loans for terms of up to 180 months. The interest rate for home equity lines of credit are based on the prime rate, with a floor rate of 3% and a ceiling rate of 24%. The loan to value ratio for home equity loans and lines of credit is generally up to 90%, taking into account any superior mortgage on the collateral property.

Consumer Loans. At March 31, 2024, consumer loans totaled $1.8 million, or 1.6% of total loans. Our consumer loan portfolio generally consists of loans secured predominately by automobiles (new and used). Consumer loans have fixed interest rates and terms up to 72 months (for a new automobile). Our loan policy does not specify loan to value ratios for consumer loans.

Loan Underwriting Risks

Subprime One- to Four-Family Residential Mortgage Loans. Subprime loans are generally defined as loans made to borrowers with credit scores of less than 620. Subprime loans expose us to higher delinquency risk and default risk and a higher potential for losses than loans made to borrowers with more favorable credit scores and credit risk profile.

Commercial Real Estate Loans and Multi-family Real Estate Loans. Loans secured by commercial real estate or multi-family properties generally have larger balances and involve a greater degree of risk than one- to four-family residential real estate loans. The primary concern in commercial real estate lending and multi-family lending is the borrower’s creditworthiness and the feasibility and cash flow potential of the underlying business or multi-family property. Payments on loans secured by income producing properties often depend on successful operation and management of the properties. As a result, repayment of such loans may be subject, to a greater extent than residential real estate loans, to adverse conditions in the real estate market or the economy. To monitor cash flows on income properties, we require borrowers and loan guarantors to provide quarterly, semi-annual or annual financial statements, depending on the size of the loan, on commercial real estate loans. In reaching a decision on whether to make a commercial real estate loan or multi-family loan, we consider and review a global cash flow analysis of the borrower and consider the net operating income of the property, the borrower’s expertise, credit history and profitability and the value of the underlying property. We have generally required that the properties securing these real estate loans have an aggregate debt service ratio, including the guarantor’s cash flows and the borrower’s other projects, of at least 1.20x. An environmental phase one report is obtained when the possibility exists that hazardous materials may have existed on the site, or the site may have been impacted by adjoining properties that handled hazardous materials.

If we foreclose on a commercial real estate loan or a multi-family loan, the marketing and liquidation period to convert the real estate asset to cash can be lengthy with substantial holding costs. In addition, vacancies, deferred maintenance, repairs and market stigma can result in prospective buyers expecting sale price concessions to offset their real or perceived economic losses for the time it takes them to return the property to profitability. Depending on the individual circumstances, initial charge-offs and subsequent losses on these loans can be unpredictable and substantial.

Commercial and Industrial Loans. Unlike residential real estate loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment or other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial and industrial loans are of higher risk and typically are made on the basis of the borrower’s ability to make repayment from the cash flows of the borrower’s business, and the collateral securing these loans may fluctuate in value. Our commercial and industrial loans are originated primarily based on the identified cash flows of the borrower and secondarily on the underlying collateral provided by the borrower. Collateral for commercial and industrial loans typically consists of equipment, accounts receivable, or inventory. Credit support provided by the borrower for most of these loans is based on the liquidation of the pledged collateral and enforcement of a personal guarantee, if any. Further, any collateral securing such loans may depreciate over time, may be difficult to appraise and may fluctuate in value. As a result, the availability of funds for the repayment of commercial and industrial loans may depend substantially on the success of the business itself.

Construction and Land Development Loans. Construction and land development lending involves additional risks when compared with permanent lending because funds are advanced upon the security of the project, which is of uncertain value before its completion. Because of the uncertainties inherent in estimating construction costs, as well as the market value of the completed project and the effects of governmental regulation of real property, it is relatively difficult to evaluate accurately the total funds required to complete a project and the related loan-to-value ratio. In addition, generally during the term of a construction loan, interest may be funded by the borrower or disbursed from an interest reserve set aside from the construction loan budget. These loans often involve the disbursement of substantial funds with repayment substantially dependent on the success of the ultimate project and the ability of the borrower to sell or lease the property or obtain permanent take-out financing, rather than the ability of the borrower or guarantor to repay principal and interest. If the appraised value of a completed project proves to be overstated, we may have inadequate security for the repayment of the loan upon completion of construction of the project and may incur a loss. Land development loans have substantially similar risks.

Consumer Loans. Consumer loans may entail greater risk than residential real estate loans, particularly in the case of consumer loans that are unsecured or secured by assets that depreciate rapidly such as automobiles. Repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan and a small remaining deficiency often does not warrant further substantial collection efforts against the borrower. Consumer loan collections depend on the borrower’s continuing financial stability, and therefore are likely to be adversely affected by various factors, including job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans.

Loan Originations, Purchases and Sales

We originate loans through employee marketing and advertising efforts, our existing customer base, walk-in customers and referrals from customers.

As discussed under “Business of Monroe Federal – Lending Activities – Commercial and Industrial Loans,” we purchase loans from Bankers Healthcare Group, LLC. We occasionally purchase participation interests loans originated by other financial institutions acting as the lead lender. At March 31, 2024, our largest purchased participation interest had an outstanding balance of $1.4 million and is secured by a hotel property located in Columbus, Ohio. At March 31, 2024, it was performing according to its original terms.

We generally do not sell the one- to four-family mortgage loans we originate, but retain them in our loan portfolio and do not sell the servicing rights. Historically, we have not sold loans we have originated. Following the conversion and stock offering, we plan to develop the infrastructure necessary to sell one- to four-family residential mortgage loans, particularly longer term loans to help mitigate our interest rate risk exposure. We expect to hire up to three additional employees for this purpose, which is expected to increase our noninterest expenses in future periods. Occasionally, we sell participation interests in commercial real estate loans and other commercial loans we originate as lead lender so that our retained interest is within our legal lending limit.

Loan Approval Procedures and Authority

Our lending is subject to written, non-discriminatory underwriting standards and origination procedures. Decisions on loan applications are made on the basis of detailed applications submitted by the prospective borrower and property valuations. Our policies require that for all real estate loans that we originate, property valuations must be performed by outside independent state-licensed appraisers approved by our board of directors. The loan applications are designed primarily to determine the borrower’s ability to repay the requested loan, and the more significant items on the application are verified through use of credit reports, financial statements and tax returns.

By law, the aggregate amount of loans that we are permitted to make to any one borrower or a group of related borrowers is generally limited to 15% of Monroe Federal’s unimpaired capital and surplus (25% if the amount in excess of 15% is secured by “readily marketable collateral” or 30% for certain residential development loans). At March 31, 2024, our largest credit relationship to one borrower had an outstanding credit exposure of $2.0 million, of which $1.2 million was outstanding, and is secured by residential real estate and business assets. At March 31, 2024, these loans were performing according to their original terms.

We have three tiers of lending authority: individual lending authority (President, Vice President – Commercial Lending, Vice President – Retail Banking, and Vice President – Business Development); the Officers Loan Committee (consisting of at least the President, Vice President – Commercial Lending, Vice President – Retail Banking, and Vice President – Business Development); the Board Loan Committee (consisting of at least four members of the Board of Directors and the members of the Officers Loan Committee); and the full Board of Directors. Depending on the loan type, individual lending authorities are up to $250,000 per loan ($500,000 aggregate credit exposure), Officers Loan Committee lending authority is up to $750,000 per loan ($750,000 aggregate credit exposure) and Board Loan Committee lending authority is up to $1.0 million ($1.0 million aggregate credit exposure). All loans that exceed the approval authority of the Board Loan Committee are submitted to the full Board of Directors for review and disposition.

Generally, we require property and extended coverage casualty insurance in amounts at least equal to the principal amount of the loan or the value of improvements on the property, depending on the type of loan. In addition, we require an escrow for flood insurance (where appropriate) and generally request an escrow for property taxes and insurance. We allow borrowers to pay their own taxes and property and casualty insurance as long as proof of payment is provided.

Delinquencies, Classified Assets and Nonperforming Assets

Delinquency Procedures. When a borrower becomes 30 days past due on a loan, we attempt to contact the borrower by telephone. Delinquency letters are mailed to borrowers at delinquency intervals of 11 days for consumer loans and 16 days for residential and commercial loans. Once the loan is considered in default, generally at 90 days past due, a letter is generally sent to the borrower explaining that the entire balance of the loan is due and payable, the loan is placed on non-accrual status, and additional efforts are made to contact the borrower. If the borrower does not respond, we generally initiate foreclosure proceedings when the loan is 120 days past due. If the loan is reinstated, foreclosure proceedings will be discontinued and the borrower will be permitted to continue to make payments. In certain instances, we may modify the loan or grant a limited exemption from loan payments to allow the borrower to reorganize his or her financial affairs. All delinquent loans are reported to the board of directors each month.

When we acquire real estate as a result of foreclosure or by deed in lieu of foreclosure, the real estate is classified as other real estate owned until it is sold. The real estate is recorded at estimated fair value at the date of acquisition, less estimated costs to sell, and any write-down resulting from the acquisition is charged to the allowance for credit losses. Subsequent decreases in the value of the property are charged to operations. After acquisition, all costs in maintaining the property are expensed as incurred. Costs relating to the development and improvement of the property, however, are capitalized to the extent of estimated fair value, less estimated costs to sell. At March 31, 2024, we had no real estate acquired as a result of foreclosure or by deed in lieu of foreclosure.

Modifications Made to Borrowers Experiencing Financial Difficulty. We occasionally modify loans to extend the term or make other concessions to help a borrower stay current on his or her loan and to avoid foreclosure. We consider modifications only after analyzing the borrower’s current repayment capacity, evaluating the strength of any guarantors based on documented current financial information, and assessing the current value of any collateral pledged. We generally do not forgive principal or interest on loans, but may do so if it is in our best interest and increases the likelihood that we can collect the remaining principal balance. We may modify the terms of loans to lower interest rates (which may be at below market rates), to provide for fixed interest rates on loans where fixed rates are otherwise not available, to provide for longer amortization schedules, or to provide for interest-only terms. These modifications are made only when a workout plan has been agreed to by the borrower that we believe is reasonable and attainable and in our best interests. At March 31, 2024, we had $991,000 of modified loans.

Delinquent Loans. The following table sets forth our loan delinquencies (including non-accrual loans), by type and amount, at the dates indicated.

	At March 31,
	2024			2023
	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due

	(In thousands)
Real estate loans:
One- to four-family	$198	$—	$—	$3	$—	$—
Multi-family	—	—	—	—	—	—
Commercial	—	—	—	—	—	—
Construction and land development	—	—	—	—	—	—
Commercial and industrial loans	—	—	—	—	—	—
Home equity loans and lines of credit	20	—	—	50	—	—
Consumer loans	13	—	—	2	—	18
Total	$231	$—	$—	$55	$—	$18

Non-Performing Assets. The following table sets forth information regarding our non-performing assets at the dates indicated. As of March 31, 2024, there were no non-accruing loans made to borrowers experiencing financial difficulty included in non-accrual loans. As of March 31, 2023, there were no troubled debt restructurings included in non-accrual loans.

	At March 31,
	2024	2023

	(Dollars in thousands)
Non-accrual loans:
Real estate loans:
One- to four-family	$—	$—
Multi-family	—	—
Commercial	—	617
Construction and land development	—	—
Commercial and industrial loans	—	—
Home equity loans and lines of credit	—	—
Consumer loans	—	19
Total non-accrual loans	$—	$636
Accruing loans past due 90 days or more	—	—
Foreclosed assets	—	—
Other nonperforming assets	—	—
Total non-performing assets	$—	$636
Total non-performing loans to total loans	—%	0.58%
Total non-accruing loans to total loans	—%	0.58%
Total non-performing assets to total assets	—%	0.42%

Classified Assets. Federal regulations provide that loans and other assets of lesser quality should be classified as “substandard,” “doubtful” or “loss.” An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the “distinct possibility” that the insured institution will sustain “some loss” if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard,” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.” Assets classified as “loss” are those considered “uncollectible” and of such little value that their continuance as assets without the establishment of a specific allowance for credit losses is not warranted. Assets that do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are designated as “special mention.”

When an insured institution classifies problem assets as either substandard or doubtful, it may establish general allowances in an amount deemed prudent by management to cover losses that were both probable and reasonable to estimate. General allowances represent allowances which have been established to cover accrued losses associated with lending activities that were both probable and reasonable to estimate, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as “loss,” it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge-off such amount. An institution’s determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the regulatory authorities, which may require the establishment of additional general or specific allowances.

In connection with the filing of our periodic regulatory reports and according to our classification of assets policy, we regularly review the problem loans in our portfolio to determine whether any loans require classification according to applicable regulations. If a problem loan deteriorates in asset quality, the classification is changed to “substandard,” “doubtful” or “loss” depending on the circumstances and the evaluation. Generally, loans 90 days or more past due are placed on nonaccrual status and classified “substandard.”

Our classified and special mention assets at the dates indicated were as follows:

	At March 31,
	2024	2023

	(In thousands)
Substandard assets	$67	$634
Doubtful assets	—	—
Loss assets	—	—
Total classified assets	$67	$634

Special mention assets	$857	$—
Foreclosed real estate and other repossessed assets	$—	$—

Other Loans of Concern. At March 31, 2024, except for loans included in the above table, there were no other loans of concern for which we had information about possible credit problems of borrowers that caused us to have serious doubts about the ability of the borrowers to comply with present loan repayment terms and that may result in disclosure of such loans in the future.

Allowance for Credit Losses

The allowance for credit losses on loans and unfunded commitments represents management’s estimate of lifetime credit losses on loans and unfunded commitments as of the reporting date. Management uses relevant available information, from both internal and external sources, related to historical experience, current conditions and reasonable and supportable forecasts. Expected credit losses are measured on a pool basis when similar risk characteristics exist by applying a loss rate based on historical data to each loan pool over the estimated remaining life of the loan pool. The loss rate is adjusted for qualitative risk factors that are likely to cause estimated credit losses to differ from historical experience, including adjustments for lending management experience and risk tolerance, loan review and audit results, asset quality and portfolio trends, loan portfolio growth, industry concentrations, trends in underlying collateral, external factors and other economic conditions. Loans that do not share risk characteristics are measured on an individual basis. When a borrower is experiencing financial difficulty and repayment is expected to be provided through the operation or sale of the collateral, the expected credit loss is based on the fair value of collateral at the reporting date, adjusted for costs to sell. The allowance is increased by a provision for credit losses, which is charged to expense and reduced by full and partial charge-offs, net of recoveries. Changes in the allowance relating to individually evaluated loans are charged or credited to the provision for credit losses.

The determination of the allowance for credit losses is complex and requires extensive judgement by management regarding matters that are inherently uncertain. Factors influencing the allowance for credit losses include, but are not limited to, loan volume, loan asset quality, delinquency and nonperforming loan trends, historical credit losses, economic and forecasted data. Changes in factors used in evaluating the overall loan portfolio may result in significant changes in the allowance for credit losses and it is reasonably possible that management’s estimate of probable credit losses inherent in the loan portfolio and the related allowance may change materially in the near-term.

Effective April 1, 2023, the CECL accounting standard became effective for Monroe Federal. CECL requires financial institutions to determine periodic estimates of lifetime expected credit losses on loans and recognize the expected credit losses as allowances for credit losses. CECL required us to change the current method of providing allowances for loan losses that are incurred or probable, which will increase the types of data we will need to collect and review to determine the appropriate level of the allowance for credit losses. Using loan data as of April 1, 2023, the adoption of CECL required us to increase the allowance for credit losses on loans and unfunded commitments by $361,000, or 56.2%, from $642,000 as of March 31, 2023 to $1.0 million as of April 1, 2023.

As an integral part of their examination process, the OCC will periodically review our allowance for credit losses, and as a result of such reviews, we may determine to adjust our allowance for credit losses. However, the OCC is not directly involved in the process for establishing the allowance for credit losses as the process is our responsibility and any increase or decrease in the allowance is the responsibility of our management.

The following table sets forth activity in our allowance for credit losses on loans for the periods indicated.

	At or For the Years Ended March 31,
	2024	2023

	(Dollars in thousands)
Allowance for credit losses on loans at beginning of period	$642	$546
Effect of adoption of CECL	263	—
Provision for (recovery of) for credit losses on loans	(101)	60
Charge-offs:
Real estate loans:
One- to four-family	—	—
Multi-family	—	—
Commercial	—	—
Construction and land development	—	—
Commercial and industrial loans	—	—
Home equity loans and lines of credit	—	—
Consumer loans	(5)	—
Total charge-offs	(5)	—

Recoveries:
Real estate loans:
One- to four-family	—	—
Multi-family	—	—
Commercial	52	32
Construction and land development	—	—
Commercial and industrial loans	4	4
Home equity loans and lines of credit	—	—
Consumer loans	1	—
Total recoveries	57	36

Net (charge-offs) recoveries	52	36

Allowance for credit losses on loans at end of period	$856	$642

Allowance for credit losses on loans as a percentage of non-performing loans at end of period	—%	100.94%
Allowance for credit losses on loans as a percentage of total loans outstanding at end of period	0.79%	0.59%
Net (charge-offs) recoveries as a percentage of average loans outstanding during period	0.05%	0.04%

Allocation of Allowance for Credit Losses on Loans. The following tables set forth the allowance for credit losses on loans allocated by loan category and the percent of the allowance in each category to the total allocated allowance at the dates indicated. The allowance for credit losses on loans allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories. With the adoption of CECL, multi-family real estate loans and home equity loans and lines of credit are included in residential real estate loans due to their substantially similar risk characteristics.

	At March 31,
	2024			2023
	Allowance for Credit Losses on Loans	Percent of Allowance in Each Category to Total Allocated Allowance	Percent of Loans in Each Category to Total Loans	Allowance for Credit Losses on Loans	Percent of Allowance in Each Category to Total Allocated Allowance	Percent of Loans in Each Category to Total Loans

	(Dollars in thousands)
Real estate loans:
Residential	$394	46.0%	63.4%	$361	56.2%	55.1%
Multi-family	—	—	1.8	13	2.0	2.4
Commercial	334	39.0	22.0	166	25.9	24.7
Construction and land development	47	5.5	2.8	44	6.9	8.7
Commercial and industrial loans	42	4.9	4.5	34	5.3	4.8
Home equity loans and lines of credit	—	—	3.9	16	2.5	2.9
Consumer loans	39	4.6	1.6	8	1.2	1.4
Total allocated allowance	$856	100.0%	100.0%	$642	100.0%	100.0%
Unallocated allowance	—			—
Total allowance for credit losses on loans	$856			$642

Although we believe that we use the best information available to establish the allowance for credit losses on loans, future adjustments to it may be necessary and results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Because future events affecting borrowers and collateral cannot be predicted with certainty, the existing allowance for credit losses on loans may not be adequate and management may determine that increases in the allowance are necessary if the quality of any portion of our loan portfolio deteriorates as a result. Furthermore, as an integral part of its examination process, the OCC will periodically review our allowance for credit losses on loans. The OCC may have judgments different than those of management, and we may determine to increase our allowance for credit losses on loans as a result of these regulatory reviews. Any material increase in the allowance for credit losses on loans may adversely affect our financial condition and results of operations.

Investment Activities

General. The goal of our investment policy is to maximize portfolio yield over the long term in a manner that is consistent with minimizing risk, meeting liquidity needs, meeting pledging requirements, and managing asset/liability management and interest rate risk strategies. Subject to loan demand and our interest rate risk analysis, we will increase the balance of our investment securities portfolio when we have excess liquidity.

Our investment policy is adopted by our board of directors and is reviewed annually by the board of directors. We use an independent investment advisory firm, registered with the Securities and Exchange Commission, to execute investment transactions in accordance with our investment policy, perform pre-purchase analysis, and provide portfolio analysis on a quarterly basis. All investment transactions executed by the independent investment advisory firm must be pre-approved by our President and Chief Executive Officer or by our Chief Financial Officer. On a quarterly basis, Monroe Federal’s board of directors reviews activity in the investment portfolio and investment strategies.

Our current investment policy permits, with certain limitations, investments in U.S. Treasury and federal agency securities; securities issued by the U.S. government and its agencies or government sponsored enterprises including mortgage-backed securities; state and municipal securities; interest-bearing time deposits in other financial institutions; among other investments.

At March 31, 2024, our investment portfolio consisted primarily of U.S. government agency securities, mortgage-backed securities issued by U.S. government-sponsored enterprises, and state and municipal securities. At March 31, 2024, we also owned $370,000 of Federal Home Loan Bank of Cincinnati stock. As a member of Federal Home Loan Bank of Cincinnati, we are required to purchase stock in the Federal Home Loan Bank of Cincinnati, which is carried at cost and classified as a restricted investment.

For additional information regarding our investment securities portfolio, see note 2 to the notes to financial statements.

Sources of Funds

General. Deposits have traditionally been our primary source of funds for use in lending and investment activities. We may also use borrowings to supplement cash flow needs, lengthen the maturities of liabilities for interest rate risk purposes and to manage the cost of funds. In addition, we receive funds from scheduled loan payments, investment maturities, loan prepayments, retained earnings and income on earning assets. While scheduled loan payments and income on earning assets are relatively stable sources of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, market conditions and levels of competition.

Deposits. Our deposits are generated primarily from our primary market area. We offer a selection of deposit accounts, including savings accounts, money market accounts, checking accounts, certificates of deposit and individual retirement accounts. Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds must remain on deposit and the interest rate.

Interest rates paid, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market rates, liquidity requirements, rates paid by competitors and growth goals. We rely upon personalized customer service, long-standing relationships with customers, and our favorable reputation in the community to attract and retain local deposits. We also seek to obtain deposits from our commercial loan customers.

The flow of deposits is influenced significantly by general economic conditions, changes in money market and other prevailing interest rates and competition. The variety of deposit accounts offered allows us to be competitive in obtaining funds and responding to changes in consumer demand. Based on experience, we believe that our deposits are relatively stable. However, the ability to attract and maintain deposits and the rates paid on these deposits, has been and will continue to be significantly affected by market conditions. See “Risk Factors – Risks Related to Operational Matters – Our funding sources may prove insufficient to meet our liquidity needs and support our future growth.”

The following table sets forth the distribution of total deposits, by account type, at the dates indicated.

	At March 31,
	2024			2023
	Amount	Percent	Average Rate	Amount	Percent	Average Rate

	(Dollars in thousands)
Non-interest bearing demand accounts	$8,941	6.3%	—%	$8,648	6.8%	—%
Interest bearing demand accounts	39,518	27.8	0.02	28,513	22.4	0.02
Savings accounts	19,498	13.7	0.71	25,062	19.7	0.10
Money market accounts	31,729	22.3	0.82	30,014	23.6	0.51
Certificates of deposit	42,406	29.9	3.82	35,059	27.5	2.86
Total	$142,092	100.0%		$127,296	100.0%

At March 31, 2024 and March 31, 2023, the aggregate amount of all uninsured deposits (deposits in excess of the Federal Deposit Insurance limit of $250,000) was $57.0 million and $41.3 million, respectively.

At March 31, 2024 and March 31, 2023, the aggregate amount of all uninsured certificates of deposit (certificates of deposit in excess of the Federal Deposit Insurance limit of $250,000) was $10.3 million and $9.9 million, respectively.

At March 31, 2024 and March 31, 2023, we had no deposits that were uninsured for any reason other than being in excess of the FDIC limit.

The following table sets forth, by time remaining until maturity, our uninsured certificates of deposit at the date indicated.

At March 31, 2024
(In thousands)
Maturity Period:
Three months or less	$4,969
Over three months through 6 months	1,477
Over 6 months through 12 months	2,931
Over 12 months	927
Total	$10,304

Borrowings. We may obtain advances from the Federal Home Loan Bank of Cincinnati upon the security of our capital stock in it and our one- to four-family residential real estate portfolio. We may utilize these advances for asset/liability management purposes and for additional funding for our operations. These advances may be made under several different credit programs, each of which has its own interest rate and range of maturities. At March 31, 2024, we had the ability to borrow up to $44.9 million from the Federal Home Loan Bank of Cincinnati under a collateral pledge facility. At March 31, 2024, we had $3.0 million of outstanding advances under this facility. In addition, at March 31, 2024, we had the capacity to borrow up to $9.0 million from the Federal Reserve Bank of Cleveland and up to $4.4 million from a correspondent bank, with no outstanding balance under either facility.

Properties

At March 31, 2024, the net book value of our properties (including land, buildings and improvements, and furniture and fixtures) was $5.3 million. The following table sets forth information regarding our offices at March 31, 2024.

Location	Leased/Owned	Year Opened/Acquired	Approximate Square Footage

Main Office:
24 East Main Street Tipp City, OH 45371 Miami County	Owned	1963	4,000

Branch Offices:
985 West Main Street Tipp City, OH 45371 Miami County	Owned	2023	6,600

8512 North Dixie Drive Dayton, OH 45414 Montgomery County	Leased	2007	1,500

264 East National Road Vandalia, OH 45377 Montgomery County	Owned	1958	2,700

We also own property at 25 East Dow Street in Tipp City, located directly behind our main office. We use the parking lot on the property for employee parking. The property also includes a house which we rent to a residential tenant.

Subsidiary Activities

Upon completion of the conversion and stock offering, Monroe Federal will become the sole and wholly-owned subsidiary of Monroe Federal Bancorp. Monroe Federal has no subsidiaries.

Legal Proceedings

We are not involved in any pending legal proceedings other than routine legal proceedings occurring in the ordinary course of business. At March 31, 2024, we were not involved in any legal proceedings, the outcome of which we believe would be material to our financial condition or results of operations.

Expense and Tax Allocation Agreements

Upon the completion of the conversion and stock offering, Monroe Federal and Monroe Federal Bancorp will enter into an agreement for Monroe Federal to provide Monroe Federal Bancorp with certain administrative support services, including use of the premises, furniture, equipment and employees of Monroe Federal as needed in the conduct of Monroe Federal Bancorp’s limited business as serving as the holding company of Monroe Federal. Monroe Federal Bancorp will compensate Monroe Federal in an amount not less than the fair market value of the services provided. In addition, upon the consummation of the conversion and stock offering, Monroe Federal Bancorp and Monroe Federal will enter into an agreement to establish a method for allocating and reimbursing the payment of their consolidated federal and state tax liabilities and any local tax liabilities.

Employees

At March 31, 2024, we had 23 full-time employees and seven part-time employees. Our employees are not represented by a collective bargaining group. Management believes that we have a good working relationship with our employees.

REGULATION AND SUPERVISION

General

As a federal savings association, Monroe Federal is subject to examination and regulation by the OCC, and is also subject to examination by the FDIC. This regulation and supervision establishes a comprehensive framework of activities in which an institution may engage and is intended primarily for the protection of the FDIC’s deposit insurance fund and depositors, and not for the protection of security holders. Monroe Federal also is a member of and owns stock in the Federal Home Loan Bank of Cincinnati, which is one of the 11 regional banks in the Federal Home Loan Bank System.

Under this system of regulation, the regulatory authorities have extensive discretion in connection with their supervisory, enforcement, rulemaking and examination activities and policies, including rules or policies that: establish minimum capital levels; restrict the timing and amount of dividend payments; govern the classification of assets; determine the adequacy of loan loss reserves for regulatory purposes; and establish the timing and amounts of assessments and fees. Moreover, as part of their examination authority, the banking regulators assign numerical ratings to banks and savings institutions relating to capital, asset quality, management, liquidity, earnings and other factors. The receipt of a less than satisfactory rating in one or more categories may result in enforcement action by the banking regulators against a financial institution. A less than satisfactory rating may also prevent a financial institution, such as Monroe Federal or its holding company, from obtaining necessary regulatory approvals to access the capital markets, pay dividends, acquire other financial institutions or establish new branches.

In addition, we must comply with significant anti-money laundering and anti-terrorism laws and regulations, Community Reinvestment Act laws and regulations, and fair lending laws and regulations. Government agencies have the authority to impose monetary penalties and other sanctions on institutions that fail to comply with these laws and regulations, which could significantly affect our business activities, including our ability to acquire other financial institutions or expand our branch network.

Following the conversion and stock offering, Monroe Federal Bancorp will be a savings and loan holding company and will be required to comply with the rules and regulations of the Federal Reserve Board. It will be required to file certain reports with the Federal Reserve Board and will be subject to examination by the enforcement authority of the Federal Reserve Board. It will also be subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws.

Any change in applicable laws or regulations, whether by the OCC, the FDIC, the Federal Reserve Board, the Securities and Exchange Commission or Congress, could have a material adverse impact on the operations and financial performance of Monroe Federal Bancorp and Monroe Federal.

Set forth below is a brief description of material regulatory requirements that are or will be applicable to Monroe Federal and Monroe Federal Bancorp. The description is limited to certain material aspects of the statutes and regulations addressed, and is not intended to be a complete description of such statutes and regulations and their effects on Monroe Federal and Monroe Federal Bancorp.

Federal Banking Regulation

Business Activities. A federal association derives its lending and investment powers from the Home Owners’ Loan Act, as amended, and applicable federal regulations. Under these laws and regulations, Monroe Federal may invest in mortgage loans secured by residential and commercial real estate, commercial business and consumer loans, certain types of debt securities and certain other assets, subject to applicable limits. Monroe Federal may also establish subsidiaries that may engage in certain activities not otherwise permissible for it to engage in directly, including real estate investment and securities and insurance brokerage.

Capital Requirements. Federal regulations require federally-insured depository institutions to meet several minimum capital standards: a common equity Tier 1 capital to risk-weighted assets ratio of 4.5%, a Tier 1 capital to risk-weighted assets ratio of 6.0%, a total capital to risk-weighted assets of 8.0%, and a 4.0% Tier 1 capital to adjusted average total assets leverage ratio.

Common equity Tier 1 capital is generally defined as common stockholders’ equity and retained earnings. Tier 1 capital is generally defined as common equity Tier 1 and additional Tier 1 capital. Additional Tier 1 capital includes certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries. Total capital includes Tier 1 capital (common equity Tier 1 capital plus additional Tier 1 capital) and Tier 2 capital. Tier 2 capital is comprised of capital instruments and related surplus, meeting specified requirements, and may include cumulative preferred stock and long-term perpetual preferred stock, mandatory convertible securities, intermediate preferred stock and subordinated debt. Also included in Tier 2 capital is the allowance for credit losses limited to a maximum of 1.25% of risk-weighted assets and, for institutions that have exercised an opt-out election regarding the treatment of Accumulated Other Comprehensive Income (Loss) (“AOCI”), up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Institutions that have not exercised the AOCI opt-out have AOCI incorporated into common equity Tier 1 capital (including unrealized gains and losses on available-for-sale-securities). Monroe Federal exercised its AOCI opt-out election. Calculation of all types of regulatory capital is subject to deductions and adjustments specified in the regulations.

In determining the amount of risk-weighted assets for purposes of calculating risk-based capital ratios, all assets, including certain off-balance sheet assets (e.g., recourse obligations, direct credit substitutes, residual interests) are multiplied by a risk weight factor assigned by the regulations based on the risks believed inherent in the type of asset. Higher levels of capital are required for asset categories believed to present greater risk. For example, a risk weight of 0% is assigned to cash and U.S. government securities, a risk weight of 50% is generally assigned to prudently underwritten first lien one- to four-family residential real estate loans, a risk weight of 100% is assigned to commercial and consumer loans, a risk weight of 150% is assigned to certain past due loans and a risk weight of between 0% to 600% is assigned to permissible equity interests, depending on certain specified factors.

In addition to establishing the minimum regulatory capital requirements, the regulations limit capital distributions and certain discretionary bonus payments to management if the institution does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted assets above the amount necessary to meet its minimum risk-based capital requirements. The capital conservation buffer requirement was phased in beginning January 1, 2016 at 0.625% of risk-weighted assets and increasing each year until fully implemented at 2.5% of risk-weighted assets on January 1, 2019.

The federal banking agencies have developed a “Community Bank Leverage Ratio (CBLR)” (the ratio of Tier 1 capital to average total consolidated assets) for financial institutions with assets of less than $10 billion that meet certain qualifying criteria. A “qualifying community bank” that exceeds this ratio will be deemed compliant with all other capital requirements, including the capital requirements to be considered “well capitalized” under Prompt Corrective Action statutes. The federal banking agencies may consider a financial institution’s risk profile when evaluating whether it qualifies as a community bank for purposes of the capital ratio requirement. The federal banking agencies must set the minimum CBLR at not less than 8% and not more than 10%, and as of January 1, 2022, it is set at 9%. At March 31, 2024, Monroe Federal was not subject to the CBLR framework.

Loans-to-One Borrower. Generally, a federal savings association may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus. An additional amount may be loaned, equal to 10% of unimpaired capital and surplus, if the loan is secured by readily marketable collateral, which generally does not include real estate. At March 31, 2024, Monroe Federal complied with the loans-to-one borrower limitations.

Qualified Thrift Lender Test. As a federal savings association, Monroe Federal must satisfy the qualified thrift lender, or “QTL,” test. Under the QTL test, it must maintain at least 65% of its “portfolio assets” in “qualified thrift investments” (primarily residential mortgages and related investments, including mortgage-backed securities) in at least nine months of the most recent 12-month period. “Portfolio assets” generally means total assets of a savings association, less the sum of specified liquid assets up to 20% of total assets, goodwill and other intangible assets, and the value of property used in the conduct of the savings association’s business.

Monroe Federal also may satisfy the QTL test by qualifying as a “domestic building and loan association” as defined in the Internal Revenue Code of 1986, as amended. This test generally requires a savings association to have at least 75% of its deposits held by the public and earn at least 25% of its income from loans and U.S. government obligations. Alternatively, a savings association can satisfy this test by maintaining at least 60% of its assets in cash, real estate loans and U.S. Government or state obligations.

A savings association that fails the qualified thrift lender test must operate under specified restrictions set forth in the Home Owners’ Loan Act. The Dodd-Frank Act made noncompliance with the QTL test subject to agency enforcement action for a violation of law. At March 31, 2024, Monroe Federal complied with the qualified thrift lender test, with a percentage of qualified thrift investments to total assets of approximately 82.3%.

Capital Distributions. Federal regulations govern capital distributions by a federal savings association, which include cash dividends, stock repurchases and other transactions charged to its capital account. A federal savings association must file an application with the OCC for approval of a capital distribution if:

•	the total capital distributions for the applicable calendar year exceed the sum of the savings association’s net income for that year to date plus its retained net income for the preceding two years;

•	the savings association would not be at least adequately capitalized following the distribution;

•	the distribution would violate any applicable statute, regulation, agreement or regulatory condition; or

•	the savings association is not eligible for expedited treatment of its filings, generally due to an unsatisfactory CAMELS rating or being subject to a cease and desist order or formal written agreement that requires action to improve the institution’s financial condition.

Even if an application is not otherwise required, every savings association that is a subsidiary of a savings and loan holding company, such as Monroe Federal will be upon the consummation of the conversion and stock offering, must still file a notice with the Federal Reserve Board at least 30 days before the board of directors declares a dividend or approves a capital distribution.

A notice or application related to a capital distribution may be disapproved if:

•	the savings association would be undercapitalized following the distribution;

•	the proposed capital distribution raises safety and soundness concerns; or

•	the capital distribution would violate a prohibition contained in any statute, regulation or agreement.

In addition, an insured depository institution may not make any capital distribution if, after making such distribution, the institution would fail to meet any applicable regulatory capital requirement. A federal savings association also may not make a capital distribution that would reduce its regulatory capital below the amount required for the liquidation account established in connection with its conversion to stock form.

Community Reinvestment Act and Fair Lending Laws. All federal savings associations have a responsibility under the Community Reinvestment Act and related regulations to help meet the credit needs of their communities, including low- and moderate-income borrowers. In connection with its examination of a federal savings association, the OCC is required to assess the federal savings association’s record of compliance with the Community Reinvestment Act. A savings association’s failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in denial of certain corporate applications such as branches or mergers, or in restrictions on its activities. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the OCC, as well as other federal regulatory agencies and the Department of Justice.

The Community Reinvestment Act requires all institutions insured by the FDIC to publicly disclose their rating. Monroe Federal received a “satisfactory” Community Reinvestment Act rating in its most recent federal examination.

Transactions with Related Parties. A federal savings association’s authority to engage in transactions with its affiliates is limited by Sections 23A and 23B of the Federal Reserve Act and federal regulations. An affiliate is generally a company that controls, or is under common control with, an insured depository institution such as Monroe Federal. Monroe Federal Bancorp will be an affiliate of Monroe Federal because it will control Monroe Federal. In general, transactions between an insured depository institution and its affiliates are subject to certain quantitative limits and collateral requirements. In addition, federal regulations prohibit a savings association from lending to any of its affiliates that are engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary. Finally, transactions with affiliates must be consistent with safe and sound banking practices, not involve the purchase of low-quality assets and be on terms that are as favorable to the institution as comparable transactions with non-affiliates.

Monroe Federal’s authority to extend credit to its directors, executive officers and 10% stockholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve Board. Among other things, these provisions generally require that extensions of credit to insiders:

•	be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features; and

•	not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of Monroe Federal’s capital.

In addition, extensions of credit in excess of certain limits must be approved by Monroe Federal’s board of directors. Extensions of credit to executive officers are subject to additional limits based on the type of extension involved.

Enforcement. The OCC has primary enforcement responsibility over federal savings associations and has authority to bring enforcement action against all “institution-affiliated parties,” including directors, officers, stockholders, attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on a federal savings association. Formal enforcement action by the OCC may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors of the institution and the appointment of a receiver or conservator. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1 million per day. The FDIC also has the authority to terminate deposit insurance or recommend to the OCC that enforcement action be taken with respect to a particular savings association. If such action is not taken, the FDIC has authority to take the action under specified circumstances.

Standards for Safety and Soundness. Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation and other operational and managerial standards as the agency deems appropriate. Interagency guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to implement an acceptable compliance plan. Failure to implement such a plan can result in further enforcement action, including the issuance of a cease and desist order or the imposition of civil money penalties.

Interstate Banking and Branching. Federal law permits well capitalized and well managed holding companies to acquire banks in any state, subject to Federal Reserve Board approval, certain concentration limits and other specified conditions. Interstate mergers of banks are also authorized, subject to regulatory approval and other specified conditions. In addition, among other things, amendments made by the Dodd-Frank Act permit banks to establish de novo branches on an interstate basis provided that branching is authorized by the law of the host state for the banks chartered by that state.

Prompt Corrective Action. Federal law requires, among other things, that federal bank regulators take “prompt corrective action” with respect to institutions that do not meet minimum capital requirements. For this purpose, the law establishes five capital categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. Under the regulations, as amended effective January 1, 2015 to incorporate the previously mentioned amendments to the regulatory capital requirements, an institution is deemed to be “well capitalized” if it has a total risk-based capital ratio of 10.0% or greater, a Tier 1 risk-based capital ratio of 8.0% or greater, a leverage ratio of 5.0% or greater and a common equity Tier 1 ratio of 6.5% or greater. An institution is “adequately capitalized” if it has a total risk-based capital ratio of 8.0% or greater, a Tier 1 risk-based capital ratio of 6.0% or greater, a leverage ratio of 4.0% or greater and a common equity Tier 1 ratio of 4.5% or greater. An institution is “undercapitalized” if it has a total risk-based capital ratio of less than 8.0%, a Tier 1 risk-based capital ratio of less than 6.0%, a leverage ratio of less than 4.0% or a common equity Tier 1 ratio of less than 4.5%. An institution is deemed to be “significantly undercapitalized” if it has a total risk-based capital ratio of less than 6.0%, a Tier 1 risk-based capital ratio of less than 4.0%, a leverage ratio of less than 3.0% or a common equity Tier 1 ratio of less than 3.0%. An institution is considered to be “critically undercapitalized” if it has a ratio of tangible equity (as defined in the regulations) to total assets that is equal to or less than 2.0%.

Federal law and regulations also specify circumstances under which a federal banking agency may reclassify a well-capitalized institution as adequately capitalized and may require an institution classified as less than well-capitalized to comply with supervisory actions as if it were in the next lower category.

The OCC may order savings associations that have insufficient capital to take corrective actions. For example, a savings association that is categorized as “undercapitalized” is subject to growth limitations and is required to submit a capital restoration plan, and a holding company that controls such a savings association is required to guarantee that the savings association complies with the restoration plan. A “significantly undercapitalized” savings association may be subject to additional restrictions. Savings associations deemed by the OCC to be “critically undercapitalized” would be subject to the appointment of a receiver or conservator.

At March 31, 2024, Monroe Federal met the criteria for being considered “well capitalized.” For further information, see note 8 to the notes to financial statements.

Insurance of Deposit Accounts. Monroe Federal is a member of the Deposit Insurance Fund, which is administered by the FDIC. Its deposit accounts are insured by the FDIC, generally up to a maximum of $250,000 per depositor.

The FDIC imposes deposit insurance assessments against all insured depository institutions. An institution’s assessment rate depends upon the perceived risk of the institution to the Deposit Insurance Fund, with institutions deemed less risky paying lower rates. Currently, assessments for institutions of less than $10 billion of total assets are based on financial measures and supervisory ratings derived from statistical models estimating the probability of failure within three years. That system was effective July 1, 2016 and replaced a system under which each institution was assigned to a risk category. Assessment rates (inclusive of possible adjustments) currently range from 1.5 to 30 basis points of each institution’s total assets less tangible capital. The current scale, also effective July 1, 2016, is a reduction from the previous range of 2.5 to 45 basis points. The FDIC may increase or decrease the range of assessments uniformly, except that no adjustment can deviate more than two basis points from the base assessment rate without notice and comment rulemaking. The existing system represents a change, required by the Dodd-Frank Act, from the FDIC’s prior practice of basing the assessment on an institution’s aggregate deposits.

The FDIC has the authority to increase insurance assessments. A significant increase in insurance premiums would have an adverse effect on the operating expenses and results of operations of Monroe Federal. We cannot predict what deposit insurance assessment rates will be in the future.

Insurance of deposits may be terminated by the FDIC upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. Monroe Federal does not know of any practice, condition or violation that might lead to termination of its deposit insurance.

Privacy Regulations. Federal regulations generally require that Monroe Federal disclose its privacy policy, including identifying with whom it shares a customer’s “non-public personal information,” to customers at the time of establishing the customer relationship and annually thereafter. In addition, Monroe Federal is required to provide its customers with the ability to “opt-out” of having their personal information shared with unaffiliated third parties and not to disclose account numbers or access codes to non-affiliated third parties for marketing purposes. Monroe Federal has a privacy protection policy in place and believes that such policy is in compliance with the regulations.

USA Patriot Act. Monroe Federal is subject to the USA PATRIOT Act, which gives federal agencies additional powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing, and broadened anti-money laundering requirements. The USA PATRIOT Act contains provisions intended to encourage information sharing among bank regulatory agencies and law enforcement bodies and imposes affirmative obligations on financial institutions, such as enhanced recordkeeping and customer identification requirements.

Prohibitions Against Tying Arrangements. Federal savings associations are prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.

Other Regulations

Interest and other charges collected or contracted for by Monroe Federal are subject to state usury laws and federal laws concerning interest rates. Loan operations are also subject to state and federal laws applicable to credit transactions, such as the:

•	Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies; and

•	Rules and regulations of the various federal and state agencies charged with the responsibility of implementing such federal and state laws.

Monroe Federal’s deposit operations are also subject to, among others, the:

•	Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•	Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check; and

•	Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services.

Federal Home Loan Bank System

Monroe Federal is a member of the Federal Home Loan Bank of Cincinnati, which is one of 11 regional Federal Home Loan Banks in the Federal Home Loan Bank System. The Federal Home Loan Bank of Cincinnati provides a central credit facility primarily for its member institutions. Members of the Federal Home Loan Bank of Cincinnati are required to acquire and hold shares of capital stock in the Federal Home Loan Bank of Cincinnati. Monroe Federal complied with this requirement at March 31, 2024. Based on redemption provisions of the Federal Home Loan Bank of Cincinnati, the stock has no quoted market value and is carried at cost. Monroe Federal reviews for impairment, based on the ultimate recoverability, the cost basis of the Federal Home Loan Bank of Cincinnati stock. At March 31, 2024, no impairment was recognized.

Holding Company Regulation

Upon completion of the conversion and stock offering Monroe Federal Bancorp will be a unitary savings and loan holding company subject to regulation and supervision by the Federal Reserve Board. The Federal Reserve Board will have enforcement authority over Monroe Federal Bancorp and its non-savings institution subsidiaries. Among other things, this authority permits the Federal Reserve Board to restrict or prohibit activities that are determined to be a risk to Monroe Federal.

As a savings and loan holding company, Monroe Federal Bancorp’s activities will be limited to those activities permissible by law for financial holding companies (if Monroe Federal Bancorp makes an election to be treated as a financial holding company and meets the other requirements to be a financial holding company) or multiple savings and loan holding companies. Monroe Federal Bancorp does not intend to make an election to be treated as a financial holding company. A financial holding company may engage in activities that are financial in nature, incidental to financial activities or complementary to a financial activity. Such activities include lending and other activities permitted for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, insurance and underwriting equity securities. Multiple savings and loan holding companies are authorized to engage in activities specified by federal regulation, including activities permitted for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act.

Federal law prohibits a savings and loan holding company, directly or indirectly, or through one or more subsidiaries, from acquiring more than 5% of another savings institution or savings and loan holding company without prior written approval of the Federal Reserve Board, and from acquiring or retaining control of any depository institution not insured by the FDIC. In evaluating applications by holding companies to acquire savings institutions, the Federal Reserve Board must consider such things as the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on and the risk to the federal deposit insurance fund, the convenience and needs of the community and competitive factors. A savings and loan holding company may not acquire a savings institution in another state and hold the target institution as a separate subsidiary unless it is a supervisory acquisition under Section 13(k) of the Federal Deposit Insurance Act or the law of the state in which the target is located authorizes such acquisitions by out-of-state companies.

Savings and loan holding companies historically have not been subject to consolidated regulatory capital requirements. The Dodd-Frank Act requires the Federal Reserve Board to establish minimum consolidated capital requirements for all depository institution holding companies that are as stringent as those required for the insured depository subsidiaries. However, legislation was enacted in May 2018 that required the Federal Reserve Board to amend its “Small Bank Holding Company” exemption from consolidated holding company capital requirements to generally extend its applicability to bank and savings and loan holding companies of up to $3.0 billion in assets. Regulations implementing this amendment were effective in August 2018. Consequently, savings and loan holding companies of under $3.0 billion in consolidated assets remain exempt from consolidated regulatory capital requirements, unless the Federal Reserve determines otherwise in particular cases.

The Dodd-Frank Act extended the “source of strength” doctrine to savings and loan holding companies. The Federal Reserve Board has promulgated regulations implementing the “source of strength” policy that require holding companies to act as a source of strength to their subsidiary depository institutions by providing capital, liquidity and other support in times of financial stress.

The Federal Reserve Board has issued a policy statement regarding the payment of dividends and the repurchase of shares of common stock by bank holding companies and savings and loan holding companies. In general, the policy provides that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the holding company appears consistent with the organization’s capital needs, asset quality and overall financial condition. Regulatory guidance provides for prior regulatory consultation with respect to capital distributions in certain circumstances such as where the company’s net income for the past four quarters, net of dividends previously paid over that period, is insufficient to fully fund the dividend or the company’s overall rate of earnings retention is inconsistent with the company’s capital needs and overall financial condition. The ability of a holding company to pay dividends may be restricted if a subsidiary bank becomes undercapitalized. The policy statement also states that a holding company should inform the Federal Reserve Board supervisory staff before redeeming or repurchasing common stock or perpetual preferred stock if the holding company is experiencing financial weaknesses or if the repurchase or redemption would result in a net reduction, at the end of a quarter, in the amount of such equity instruments outstanding compared with the beginning of the quarter in which the redemption or repurchase occurred. These regulatory policies may affect the ability of Monroe Federal Bancorp to pay dividends, repurchase shares of common stock or otherwise engage in capital distributions.

For Monroe Federal Bancorp to be regulated by the Federal Reserve Board as savings and loan holding company rather than as a bank holding company, Monroe Federal must qualify as a “qualified thrift lender” under federal regulations or satisfy the “domestic building and loan association” test under the Internal Revenue Code. Under the qualified thrift lender test, a savings institution is required to maintain at least 65% of its “portfolio assets” (total assets less: (i) specified liquid assets up to 20% of total assets; (ii) intangible assets, including goodwill; and (iii) the value of property used to conduct business) in certain “qualified thrift investments” (primarily residential mortgages and related investments, including certain mortgage-backed and related securities) in at least nine out of each 12 month period. At March 31, 2024, Monroe Federal maintained approximately 82.3% of its portfolio assets in qualified thrift investments and, therefore, complied with the qualified thrift lender requirement.

Federal Securities Laws

Monroe Federal Bancorp common stock will be registered with the Securities and Exchange Commission after the conversion and stock offering. Monroe Federal Bancorp will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934, as amended.

The registration, under the Securities Act of 1933, as amended, of shares of Monroe Federal Bancorp common stock to be issued in the conversion and stock offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of Monroe Federal Bancorp may be resold without registration. Shares purchased by an affiliate of Monroe Federal Bancorp will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If Monroe Federal Bancorp meets the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of Monroe Federal Bancorp that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of Monroe Federal Bancorp, or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, Monroe Federal Bancorp may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 is intended to improve corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies and to protect investors by improving the accuracy and reliability of corporate disclosures required under the federal securities laws. We have policies, procedures and systems designed to comply with these regulations, and we review and document such policies, procedures and systems to ensure continued compliance with these regulations.

Change in Control Regulations

Under the Change in Bank Control Act, a federal statute, no person may acquire control of a savings and loan holding company, such as Monroe Federal Bancorp, unless the Federal Reserve Board has been given 60 days prior written notice and has not issued a notice disapproving the proposed acquisition, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the competitive effects of the acquisition. Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the institution’s directors, or a determination by the regulator that the acquiror has the power, directly or indirectly, to exercise a controlling influence over the management or policies of the institution. Acquisition of more than 10% of any class of a savings and loan holding company’s voting stock constitutes a rebuttable presumption of control under the regulations under certain circumstances including where, as will be the case with Monroe Federal Bancorp, the issuer has registered securities under Section 12 of the Securities Exchange Act of 1934.

In addition, federal regulations provide that no company may acquire control of a savings and loan holding company without the prior approval of the Federal Reserve Board. Any company that acquires such control becomes a “savings and loan holding company” subject to registration, examination and regulation by the Federal Reserve Board.

TAXATION

Federal Taxation

General. Monroe Federal Bancorp and Monroe Federal are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize material federal income tax matters and is not a comprehensive description of the tax rules applicable to Monroe Federal Bancorp and Monroe Federal.

Method of Accounting. For federal income tax purposes, Monroe Federal currently reports its income and expenses on the cash basis of accounting and uses a tax year ending March 31 for filing its federal income tax returns. The Small Business Protection Act of 1996 eliminated the use of the reserve method of accounting for bad debt reserves by savings institutions, effective for taxable years beginning after 1995.

Minimum Tax. The alternative minimum tax (“AMT”) for corporations has been repealed for tax years beginning after December 31, 2017. Any unused minimum tax credit of a corporation may be used to offset regular tax liability for any tax year. In addition, a portion of unused minimum tax credit was refundable in 2018 through 2021. The refundable portion is 50% (100% in 2021) of the excess of the minimum tax credit for the year over any credit allowable against regular tax for that year. At March 31, 2024, Monroe Federal had no minimum tax credit carryforward.

Net Operating Loss Carryovers. Generally, a corporation may carry forward net operating losses generated in tax years beginning after December 31, 2017 indefinitely and can offset up to 80% of taxable income. At March 31, 2024, Monroe Federal had $604,000 of net operating loss carrryforwards.

Capital Loss Carryovers. Generally, a corporation may carry back capital losses to the preceding three taxable years and forward to the succeeding five taxable years. Any capital loss carryback or carryover is treated as a short-term capital loss for the year to which it is carried. As such, it is grouped with any other capital losses for the year to which it is carried and is used to offset any capital gains. Any undeducted loss remaining after the five-year carryover period is not deductible. At March 31, 2024, Monroe Federal had no capital loss carryovers.

Corporate Dividends. Monroe Federal Bancorp may generally exclude from our income 100% of dividends received from Monroe Federal as a member of the same affiliated group of corporations.

Audit of Tax Returns. Monroe Federal’s federal income tax returns have not been audited in the most recent five-year period.

State Taxation

Monroe Federal is subject to Ohio taxation in the same general manner as other financial institutions. Monroe Federal files a consolidated Ohio Financial Institutions Tax (“FIT”) return. The FIT is based upon the net worth of the consolidated group. For Ohio FIT purposes, savings institutions are currently taxed at a rate equal to 0.8% of taxable net worth, capped at 14% of the institution’s total assets.

As a Maryland business corporation, Monroe Federal Bancorp will be required to file an annual report with and pay personal property taxes to the State of Maryland.

MANAGEMENT

Shared Management Structure

Each director of Monroe Federal Bancorp is a director of Monroe Federal. Each executive officer of Monroe Federal Bancorp is an executive officer of Monroe Federal. We expect that Monroe Federal Bancorp and Monroe Federal will continue to have a shared management structure until there is a business reason to establish separate management structures.

Potential Conflict of Interest

Because of the shared management structure, the directors and officers of Monroe Federal Bancorp and Monroe Federal will have to allocate their time between directing and managing both Monroe Federal Bancorp and Monroe Federal. The directors and officers of Monroe Federal Bancorp intend to devote adequate time to Monroe Federal Bancorp’s business.

Executive Officers of Monroe Federal Bancorp

The following table sets forth information regarding the executive officers of Monroe Federal Bancorp. Age information is at March 31, 2024. The executive officers are elected annually by Monroe Federal Bancorp’s board of directors.

Name	Age	Position(s)
Lewis R. Renollet	61	President and Chief Executive Officer
Lisa M. Bird	54	Chief Financial Officer and Treasurer
Jason D. Smith	39	Corporate Secretary

Executive Officers of Monroe Federal

The following table sets forth information regarding the executive officers of Monroe Federal. Age information is at March 31, 2024. The executive officers are elected annually by Monroe Federal’s board of directors.

Name	Age	Position(s)
Lewis R. Renollet	61	President and Chief Executive Officer
Lisa M. Bird	54	Vice President – Accounting and Chief Financial Officer
Pamela S. Holsapple	48	Vice President and Chief Operating Officer
James C. Conley	53	Vice President – Retail Banking
Christina R. Hassink	39	Vice President – Business Development
Douglas E. Thompson	52	Vice President – Commercial Lending

Directors of Monroe Federal Bancorp and Monroe Federal

Monroe Federal Bancorp and Monroe Federal each have seven directors, consisting of the same individuals. Directors serve three-year staggered terms so that approximately one-third of the directors are elected at each annual meeting. After the conversion and stock offering, Monroe Federal’s directors will be elected by Monroe Federal Bancorp in its capacity as sole stockholder of Monroe Federal. The following table sets forth information regarding Monroe Federal’s directors, including their ages at March 31, 2024, and the calendar years when they began serving as directors.

Name	Position(s) Held With Monroe Federal	Age	Director Since	Current Term Expires
Julie M. Broerman-Daniels	Director	62	2012	2025
Andrew L. Davidson	Chairman of the Board	70	1995	2026
Anthony H. Heinl	Director	58	2012	2027
William G. Hibner, Jr.	Director	72	2005	2026
Lewis R. Renollet	President and Chief Executive Officer	61	2020	2025
Jonathan J. Steinke, CPA	Director	40	2021	2027
Sarah G. Worley	Director	43	2021	2025

Board Independence

Monroe Federal Bancorp has determined to adopt the standards for “independence” for purposes of board and committee service as set forth in the listing standards of the Nasdaq Stock Market. The board of directors has determined that each director is “independent” as defined in the listing standards of the Nasdaq Stock Market, except for Lewis R. Renollet. He is not considered independent because he is employed as an executive officer of Monroe Federal Bancorp and Monroe Federal.

To our knowledge, there were no other transactions between us and any director or entity controlled by any director, which would interfere with the directors’ exercise of independent judgment in carrying out his responsibilities as a director.

Business Background of Our Directors and Executive Officers

The business experience for the past five years of each of our directors is set forth below. With respect to directors, the biographies also contain information regarding the person’s experience, qualifications, attributes or skills that caused the Nominating Committee and the board of directors to determine that the person should serve as a director. Unless otherwise indicated, directors have held their positions for the past five years.

Julie M. Broerman-Daniels is an owner and the President and Chief Executive Officer of Ed Broerman Heating and Cooling, Inc. d/b/a Ed’s Heating Cooling Plumbing Electric. She hold a Bachelor of Science in Marketing from the University of Dayton. She provides Monroe Federal’s board of directors with invaluable management experience and marketing experience.

Andrew L. Davidson, OD, now retired, is the former owner of Tipp Eye Center, Inc. He currently serves as Chairman of the Board of Monroe Federal. He provides Monroe Federal’s board of directors with invaluable institutional knowledge of Monroe Federal, extensive business expertise and community networking connections.

Anthony H. Heinl is the President of Repacorp, Inc., a label manufacturing company. He provides Monroe Federal’s board of directors with invaluable business expertise and community networking connections.

William G. Hibner, Jr., now retired, served as Director of Construction Services for the Greater Dayton Construction Group d/b/a Oberer Thompson Company. He was employed in the construction management and property development business for over 40 years. He holds a Bachelor of Science in management from the University of Dayton, a Master of Architecture from Miami University and a Masters of Business Administration (Finance) from Miami University. He provides Monroe Federal’s board of directors with invaluable business insight and community networking connections.

Lewis R. Renollet has served as President and Chief Executive Officer of Monroe Federal since 2014. His over 39 years of community banking experience and knowledge of Monroe Federal’s business and market area provides Monroe Federal’s board of directors with valuable insight to the business of Monroe Federal.

Jonathan J. Steinke, CPA is a shareholder and partner in Brixey & Meyer, Inc., a consulting, finance and accounting firm. His practice focuses on business strategic planning, tax, mergers and acquisitions, and entity structuring. He provides Monroe Federal’s board of directors with extensive financial and audit experience.

Sarah G. Worley is a shareholder and director and the President of the law firm of Dungan & LeFevre Co., LPA. She is recognized by the Ohio State Bar Association as a Certified Specialist in Estate Planning, Trust and Probate Law. She provides Monroe Federal’s board of directors with invaluable management experience and community networking connections.

Executive Officers Who are not Directors

The following sets forth information regarding the executive officers of Monroe Federal who are not directors of either Monroe Federal Bancorp or Monroe Federal. Age information is at March 31, 2024.

Lisa M. Bird has served as Vice President – Accounting and Chief Financial Officer of Monroe Federal since 2015. She began her career with Monroe Federal in 1987, holding several job responsibilities throughout the organization. Ms. Bird is a graduate of Thomas Edison State College.

Pamela S. Holsapple has served as Vice President – Operations, Information Technology and Chief Operating Officer since 2015. She began her career with Monroe Federal in 1998, holding several job responsibilities throughout the organization. Ms. Holsapple is a graduate of the University of Cincinnati with a Bachelor of Business Administration in Finance and a graduate from the Wisconsin Graduate School of Banking.

James C. Conley has served as Vice President – Retail Banking since 2018. Before joining Monroe Federal, he was a Branch Manager for PNC Bank in the greater Dayton, Ohio, area from 2006 until 2018. Mr. Conley is a graduate of Ball State University.

Christina R. Hassink has served as Vice President – Business Development Officer since 2022. She previously served as a Business Development Officer since 2019. She began her career with Monroe Federal in 2012, holding several job responsibilities throughout the organization. Ms. Hassink is a graduate of Franklin University.

Douglas E. Thompson has served as Vice President – Commercial Lending since 2019. He also serves as the Security Officer. Before joining Monroe Federal, he was Vice President – Commercial Banking for Mutual Federal in Troy, Ohio, from 2015 to 2019. Mr. Thompson is a graduate of The Ohio State University and holds an MBA from Franklin University.

Meetings and Committees of the Board of Directors of Monroe Federal Bancorp and Monroe Federal

Monroe Federal Bancorp’s board of directors has met two times since the incorporation of Monroe Federal Bancorp to address certain organizational matters and matters related to the conversion and stock offering, and has established the following standing committees: Audit Committee (consisting of Julie M. Broerman-Daniels, Andrew L. Davidson, Jonathan J. Steinke, CPA, and Sarah G. Worley), Compensation Committee (consisting of Julie M. Broerman-Daniels, Andrew L. Davidson, Anthony H. Heinl, William G. Hibner, Jr., Jonathan J. Steinke, CPA , and Sarah G. Worley), and Nominating Committee (consisting of Julie M. Broerman-Daniels, William G. Hibner, Jr., and Sarah G. Worley). Each these committee is expected to operate under a written charter, which governs its composition, responsibilities and operations. Monroe Federal Bancorp’s board of directors has designed Jonathan J. Steinke, CPA, a certified public accountant, as an “audit committee financial expert” as that term is defined in applicable regulations of the Securities and Exchange Commission.

During the fiscal year ended March 31, 2024, Monroe Federal’s board of directors met 12 times. Monroe Federal’s board of directors conducts business through several committees, including an audit committee, a loan committee and an asset/liability management committee.

Corporate Governance Policies and Procedures

In addition to establishing committees of our board of directors, we expect to adopt several policies to govern the activities of both Monroe Federal Bancorp and Monroe Federal including corporate governance policies and a code of business conduct and ethics. The corporate governance policies are expected to involve such matters as the following:

•	the composition, responsibilities and operation of our board of directors;

•	the establishment and operation of board committees, including audit, nominating/corporate governance and compensation committees;

•	convening executive sessions of independent directors; and

•	our board of directors’ interaction with management and third parties.

The code of business conduct and ethics, which is expected to apply to all employees and directors, will address conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. In addition, the code of business conduct and ethics will be designed to deter wrongdoing and to promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations.

Transactions With Certain Related Persons

Loans and Extensions of Credit. Federal law generally prohibits publicly traded companies from making loans and extensions of credit to their executive officers and directors, but it contains a specific exemption from such prohibition for loans made by federally insured financial institutions, such as Monroe Federal, to their executive officers and directors in compliance with federal banking regulations. Federal regulations permit executive officers and directors to receive the same terms that are widely available to other employees as long as the director or executive officer is not given preferential treatment compared to the other participating employees. Consistent with federal regulations, Monroe Federal offers all employees a 1% discount on the interest rate for consumer loans. All loans made to our executive officers and directors that were outstanding at March 31, 2024, were made in the ordinary course of business and on substantially the same terms, including interest rates (except for the employee discount on consumer loans) and collateral, as those prevailing at the time for comparable loans with persons not related to Monroe Federal and did not involve more than the normal risk of collectability or present other unfavorable features. All such other loans were performing according to their original repayment terms at March 31, 2024, and were made in compliance with federal banking regulations.

Executive Compensation

The following information is furnished for our principal executive officer and the two most highly compensated executive officers (other than the principal executive officer) whose total compensation exceeded $100,000 for the fiscal year ended March 31, 2024. These individuals are sometimes referred to in this prospectus as the “named executive officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)	All Other Compensation ($) (1)	Total ($)
Lewis R. Renollet President and Chief Executive Officer	2024	189,310	40,000	37,146	266,456
Lisa M. Bird Vice President – Accounting and Chief Financial Officer	2024	140,351	—	8,266	148,617
Douglas E. Thompson Vice President – Commercial Lending	2024	148,706	—	11,726	160,432

(1)	The compensation disclosed in the “All Other Compensation” column consists of the following:

Name	Director Fees ($)	Profit Sharing Plan - Employer Contributions ($)	Total All Other Compensation ($)
Lewis R. Renollet	18,000	19,146	37,146
Lisa M. Bird	—	8,266	8,266
Douglas E. Thompson	—	11,726	11,726

Proposed Employment Agreement. Monroe Federal Bancorp and Monroe Federal do not currently maintain employment agreements with any of its employees. In connection with the conversion and stock offering, Monroe Federal Bancorp and Monroe Federal intend to enter into an employment agreement with Lewis Renollet. Our continued success depends to a significant degree on Mr. Renollet’s skills and competence, and the employment agreement is intended to ensure we maintain a stable management base following the conversion and stock offering.

The employment agreement will have an initial term that commences on the effective date of conversion and stock offering and continues until December 31, 2024. Commencing on January 1, 2025, the term will continue thereafter for three years. On January 1, 2026, and on each January 1 thereafter, the term of the agreement will extend for an additional year, so that the term again becomes three years. However, at least thirty (30) days before a January 1st renewal date of the term of the agreement, the disinterested members of the board of directors must conduct a comprehensive performance evaluation of Mr. Renollet and affirmatively approve an extension of the agreement for an additional year or determine not to extend the term of the agreement. If the board of directors determines not to extend the term, it must notify the executive before the applicable January 1st renewal date and the term of the agreement will expire at the end of the then current term. If a change in control occurs during the term of the employment agreement, the term will automatically renew for three years from the date of the change in control.

The employment agreement will provide Mr. Renollet with an annual base salary of $199,500. The board of directors will review the executive’s base salary at least annually and the base salary may be increased, but not decreased, except for a decrease that is generally applicable to all employees. In addition to receiving base salary, Mr. Renollet will participate in any bonus programs and benefit plans made available to senior management employees. Monroe Federal will also reimburse Mr. Renollet for all reasonable business expenses incurred in performing his duties.

If Mr. Renollet’s employment involuntary terminates for reasons other than cause, disability or death, or in the event of the executive’s resignation for “good reason,” (as defined in the agreement) in either event other than in connection with a change in control, the executive will receive a severance payment, paid in a lump sum, equal to: (i) the base salary and bonuses (based on the highest bonus paid during the prior three years) the executive would have received during the remaining term of the respective employment agreement, (ii) the present value of the contributions that would have been made on the executive’s behalf under Monroe Federal’s defined contribution plans as if executive had continued working for the remaining term of the agreement, and (iii) continued nontaxable medical and dental coverage substantially comparable, as reasonably available, to the coverage maintained by Monroe Federal for the executive, at no cost to the executive, for the remaining unexpired term of the agreement.

If Mr. Renollet’s employment involuntary terminates for reasons other than cause, disability or death, or in the event of the executive’s resignation for “good reason,” in either event within eighteen (18) months following a change in control, the executive will receive a severance payment, paid in a lump sum, equal to: (i) three times the sum of (a) the highest annual base salary paid to the executive at any time under the agreement, and (b) the highest bonus paid to the executive with respect to the three completed fiscal years before the change in control, (ii) the present value of the contributions that would have been made on the executive’s behalf under Monroe Federal’s defined contribution plans as if executive had continued working for thirty-six (36) months, and (iii) continued nontaxable medical and dental coverage substantially comparable, as reasonably available, to the coverage maintained by Monroe Federal for the executive, at no cost to the executive, for thirty-six (36) months. The severance benefits may be reduced if the severance benefits under the employment agreement or otherwise result in “excess parachute payments” under Section 280G of the Internal Revenue Code.

If Mr. Renollet becomes disabled during the term of the employment agreement, the executive will be entitled to receive benefits under all short-term or long-term disability plans maintained by Monroe Federal for its executives. To the extent such benefits are less than executive’s base salary, Monroe Federal shall pay the executive an amount equal to the difference between such disability plan benefits and the amount of executive’s base salary for the longer of one (1) year following the termination of the executive’s employment due to disability or the remaining term of the employment agreement, payable in accordance with the regular payroll practices of Monroe Federal. In addition, the executive will be entitled to continued non-taxable medical and dental coverage that is substantially comparable, as reasonably available, to the coverage maintained by Monroe Federal for the executive before the termination of the executive’s employment until the earlier of (i) the date the executive returns to the full-time employment of Monroe Federal; (ii) executive’s full-time employment by another employer; (iii) expiration of the remaining term of the agreement; or (iv) the executive’s death.

If the executive dies while employed by Monroe Federal, the executive’s beneficiaries will receive the executive’s base salary, payable in accordance with the regular payroll practices of Monroe Federal, for a period of one year from the date of executive’s death, and Monroe Federal shall continue to provide non-taxable medical and dental insurance benefits normally provided to the executive’s family (in accordance with its customary co-pay percentages) for twelve (12) months after the executive’s death.

Upon termination of employment (other than a termination in connection with a change in control), Mr. Renollet will be required to adhere to a one-year non-solicitation restriction and a six month non-competition restriction.

Proposed Change in Control Agreements. Monroe Federal Bancorp and Monroe Federal do not currently maintain change in control agreements with any of its employees. In connection with the conversion and stock offering, Monroe Federal intends to enter into substantially identical change in control agreements with each of Lisa M. Bird, Douglas E. Thompson and three other officers.

Each change in control agreement will have an initial term that commences on the effective date of conversion and stock offering and continues until December 31, 2024. Commencing on January 1, 2025, the term will continue thereafter for one year. On January 1, 2026, and on each January 1 thereafter, the term of the agreement will extend for an additional year, so that the term again becomes one year. At least thirty (30) days before the January 1st anniversary date of the agreement, the disinterested members of the board of directors must conduct a comprehensive performance evaluation of the covered officer and affirmatively approve any extension of the agreement for an additional year or determine not to extend the term of the agreement. If the board of directors determines not to extend the term, it must notify the covered officer before the applicable anniversary date and the term of the agreement will expire at the end of the then current term. If a change in control occurs during the term of the change in control agreements, the term of the agreements will automatically renew for one year from the effective date of the change in control.

If the covered officer’s employment involuntary terminates for reasons other than cause, or in the event of the covered officer resignation for “good reason” (as defined in the agreement), during the term of the agreement, the covered officer will receive a severance payment, paid in a single lump sum, equal to one times the sum of (i) base salary in effect as of the date of termination or immediately before the change in control, whichever is higher, and (ii) and highest annual cash bonus earned in any of the three calendar years preceding the year in which the termination occurs. In addition, the covered officer will be entitled to continued non-taxable medical and dental coverage for twelve months, at no cost to the officer. The severance benefits under the agreement may be reduced if the severance benefits under the change in control agreement or otherwise result in “excess parachute payments” under Section 280G of the Internal Revenue Code.

Deferred Compensation Plan. Monroe Federal maintains the Monroe Federal Savings and Loan Association Nonqualified Deferred Compensation Plan, pursuant to which officers and directors may elect to defer a portion of their compensation each year. Monroe Federal Bancorp credits the deferred amounts with interest and the interest rate is determined annually by the Board of Directors of Monroe Federal. Participants may elect to receive their deferred compensation and earnings at the later of the normal retirement date or a separation from service with Monroe Federal and benefits will be paid in a lump sum. In connection with the conversion and stock offering, Monroe Federal’s board of directors has amended the plan to permit the amounts credited on behalf of a participant to be invested in the common stock of Monroe Federal Bancorp. In addition, and in connection with the conversion and stock offering, Monroe Federal’s board of directors adopted a rabbi trust to hold shares of common stock of Monroe Federal Bancorp that may be purchased with the amounts credited under the deferred compensation plan. Shares of common stock of Monroe Federal Bancorp purchased with amounts credited under the deferred compensation plan will be distributed in the form of common stock of Monroe Federal Bancorp. None of the named executive officers participate in the deferred compensation plan.

Profit Sharing Plan. Monroe Federal Bancorp maintains the Monroe Federal Savings & Loan Association Employees’ Savings & Profit Sharing Plan and Trust, a tax-qualified defined contribution plan for eligible employees (the “401(k) Plan”). The named executive officers are eligible to participate in the 401(k) Plan on the same terms as other eligible employees. Eligible employees become participants in the 401(k) Plan and may make salary deferrals under the plan after having attained age eighteen(18) and completed three consecutive months of service. Employees become eligible for employer contributions, including matching contributions and profit sharing contributions, after they attain age eighteen (18) and complete one year of service.

Under the 401(k) Plan, a participant may elect to defer, on a pre-tax basis, the maximum amount of compensation permitted by the Internal Revenue Code. For 2024, the salary deferral contribution limit is $23,000, provided, however, that a participant over age 50 may contribute an additional $7,500 to the 401(k) Plan for a total of $30,500. A participant is always 100% vested in his or her salary deferral contributions and employer contributions. Generally, unless the participant elects otherwise, the participant’s account balance will be distributed following the participant’s termination of employment. However, participants may take in-service withdrawals from the 401(k) Plan in certain circumstances, including for loans and hardships.

401(k) Plan expense totaled $99,000 for the fiscal year ended March 31, 2024.

Employee Stock Ownership Plan. Monroe Federal intends to adopt an employee stock ownership plan, effective January 1, 2024, for eligible employees. It is anticipated that eligible employees will include employees who have attained age twenty-one (21) and have completed one year of service. Employees employed as of January 1, 2024, will begin participation in the employee stock ownership plan on the later of the effective date of the employee stock ownership plan or upon the first entry date commencing on or after the eligible employee’s completion of 1,000 hours of service during a continuous 12-month period.

The employee stock ownership plan trustee is expected to purchase, on behalf of the employee stock ownership plan, 7% of the shares of Monroe Federal Bancorp common stock sold in the stock offering. We anticipate that the employee stock ownership plan will fund its stock purchase with a loan from Monroe Federal Bancorp equal to the aggregate purchase price of the common stock. The loan will be repaid principally through Monroe Federal Bancorp’s contribution to the employee stock ownership plan and dividends payable on common stock held by the employee stock ownership plan over the anticipated 20-year term of the loan. The interest rate for the employee stock ownership plan loan is expected to be a fixed-rate equal to the prime rate, as published in The Wall Street Journal, on the closing date of the conversion and stock offering. If market conditions warrant, in the judgment of its trustees, the employee stock ownership plan’s subscription order will not be filled and the employee stock ownership plan may elect to purchase shares in the open market following the completion of the conversion and stock offering, subject to applicable regulatory approvals or non-objections.

The trustee will hold the shares purchased by the employee stock ownership plan in an unallocated suspense account. Shares will be released from the suspense account on a pro-rata basis as the trustee repays the loan. The trustee will allocate the shares released among the participants’ accounts based on each participant’s proportional share of compensation relative to all participants. Participants will become 100% vested upon completion of three years of service (and zero percent vested before three years of service). Participants who were employed by Monroe Federal immediately before the completion of the conversion and stock offering will receive credit for vesting purposes for years of service before adoption of the employee stock ownership plan. Participants will become fully vested upon normal retirement, death or disability, a change in control, or termination of the employee stock ownership plan. Generally, participants will receive distributions from the employee stock ownership plan upon severance from employment. The employee stock ownership plan will reallocate any unvested shares forfeited upon termination of employment among the remaining participants.

The employee stock ownership plan will permit participants to direct the trustee as to how to vote the shares of common stock allocated to their accounts. The trustee will vote unallocated shares and allocated shares for which participants do not provide instructions on any matter in the same ratio as those shares for which participants provide instructions, subject to fulfillment of the trustee’s fiduciary responsibilities.

Under applicable accounting requirements, Monroe Federal Bancorp will record compensation expense for the employee stock ownership plan at the fair market value of the shares as they are committed to be released from the unallocated suspense account to participants’ accounts. The compensation expense resulting from the release of Monroe Federal Bancorp common stock from the suspense account and allocation to plan participants will result in a corresponding reduction in the earnings of Monroe Federal Bancorp.

Directors’ Compensation

The following table sets forth for the fiscal year ended March 31, 2024, certain information as to the total renumeration paid to our non-employee directors. Mr. Renollet received director fees of $18,000 for the year ended March 31, 2024, which is included in the above Summary Compensation Table.

Name	Fees Earned or Paid in Cash ($)		All Other Compensation ($)	Total ($)
Andrew L. Davidson	25,400		—	25,400
William G. Hibner, Jr.	18,800	(1)	—	18,800
Anthony H. Heinl	18,800		—	18,800
Julie M. Broerman-Daniels	18,800	(1)	—	18,800
Jonathan J. Steinke	19,000		—	19,000
Sarah G. Worley	18,600		—	18,600

(1)	Mr. Hibner and Ms. Broerman-Daniels deferred cash fees of $2,400 and $18,800, respectively, to the Monroe Federal Savings and Loan Association Nonqualified Deferred Compensation Plan and the earnings on the account balances in the plan were based on an interest rate below the applicable market interest rate.

Director Fees. For the year ended March 31, 2024, the non-employee directors of Monroe Federal Bancorp received a monthly retainer of $1,500 ($2,000 for the Chairman of the Board) and $200 for attendance at each committee meeting of the board of directors. During the fiscal year ended March 31, 2024, Monroe Federal paid $119,000 in director fees.

Each individual who serves as a director of Monroe Federal Bancorp also serves as a director of Monroe Federal. Initially, the non-employee directors of Monroe Federal Bancorp will receive director fees only in their capacity as a director of Monroe Federal. Following the completion of the conversion and stock offering, Monroe Federal Bancorp may also determine to pay director fees but has not determined to do so at this time.

Deferred Compensation Plan. Monroe Federal maintains the Monroe Federal Savings and Loan Association Nonqualified Deferred Compensation Plan, pursuant to which officers and directors may elect to defer a portion of their compensation each year. See “—Executive Compensation – Deferred Compensation Plan” above.

Director Retirement Plan. Monroe Federal maintains the Monroe Federal Savings and Loan Association Amended and Restated Director Retirement Plan. Eligible participants will receive monthly payments for a ten-year period equal to one half (1/2) of the regular monthly director’s fee. Eligible directors include the non-employee members of the Board of Directors of Monroe Federal. Benefits vest based on the participant’s years of service as a director of Monroe Federal as follows: (1) 50% vested after six years of service; (2) 75% vested after nine years of service; and (3) 100% vested after 12 years of service. A director will begin receiving vested benefit payments on first day of the month immediately following a participant’s (1) attainment of age 62 or (2) separation from service with Monroe Federal (whichever is later), unless the separation is for cause, as described in the Director Retirement Plan. If a director becomes disabled, the director will begin receiving vested benefit payments on the first day of the month following his or her disability. Payments will continue until a director has received 120 monthly payments. In the event of a director’s death, Monroe Federal will make a lump sum cash payment for the remaining vested benefit to the director’s beneficiary. Upon a change in control, all benefits will be 100% vested and paid out in a lump sum cash payment.

Benefits to be Considered Following Completion of the Conversion and Stock Offering

Stock-Based Benefit Plans. Following the conversion and stock offering, we intend to adopt one or more new stock-based benefit plans that will provide for grants of stock options and restricted stock awards (including restricted stock units). The stock-based benefit plans will not be adopted sooner than six months after the conversion and stock offering, and, if adopted within 12 months after the conversion and stock offering, stockholders must approve the plans by a majority of the votes eligible to be cast. If the stock-based benefit plans are established more than 12 months after the conversion and stock offering, stockholders must approve the plans by a majority of votes cast. Also, if adopted within 12 months following the completion of the conversion, the aggregate number of shares reserved for the exercise of stock options or available for stock awards under the stock-based benefit plans would be limited to 10% and 4% (or 3% if Monroe Federal’s tangible capital ratio is less than 10% at the time of adoption), respectively, of the number of shares sold in the conversion and stock offering.

The following additional restrictions would apply to our stock-based benefit plans if we adopt such plans within 12 months after the conversion and stock offering:

•	non-employee directors in the aggregate may not receive more than 30% of the options and restricted stock awards authorized under the plans;

•	any one non-employee director may not receive more than 5% of the options and restricted stock awards authorized under the plans;

•	any officer or employee may not receive more than 25% of the options and restricted stock awards authorized under any plan;

•	any tax-qualified employee stock benefit plans and restricted stock plans, in the aggregate, may not acquire more than 10% of the number of shares sold in the stock offering, unless Monroe Federal has tangible capital of 10% or more, in which case tax-qualified employee stock benefit plans and restricted stock plans may acquire up to 12% of the number of shares sold in the stock offering;

•	the options and restricted stock awards may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plans; and

•	accelerated vesting is not permitted except for death, disability or upon a change in control of Monroe Federal Bancorp or Monroe Federal.

We have not determined whether we will present stock-based benefit plans for stockholder approval before or after 12 months after the completion of the conversion and stock offering.

We may obtain the shares needed for our stock-based benefit plans by issuing additional shares of common stock from authorized but unissued shares or through stock repurchases.

The actual value of the shares awarded under stock-based benefit plans would be based in part on the price of the common stock of Monroe Federal Bancorp when the shares are awarded. The following table presents the total value of all shares of restricted stock that would be available for issuance under the new stock-based benefit plans, assuming the shares are awarded when the market price of our common stock ranges from $8.00 per share to $14.00 per share.

Share Price	Value of Shares Awarded at Minimum of Offering Range	Value of Shares Awarded at Midpoint of Offering Range	Value of Shares Awarded at Maximum of Offering Range	Value of Shares Awarded at Adjusted Maximum of Offering Range

(In thousands, except share price information)
$8.00	$122	$144	$166	$190
10.00	153	180	207	238
12.00	184	216	248	286
14.00	214	252	290	333

The grant-date fair value of the options granted under the new stock-based benefit plans will be based in part on the price of shares of common stock of Monroe Federal Bancorp when the options are granted. The value also will depend on the various assumptions utilized in the option pricing model ultimately adopted. The following table presents the total estimated value of the options to be available for grant under the stock-based benefit plans, assuming the market price and exercise price for the stock options are equal and the range of market prices for the shares is $8.00 per share to $14.00 per share. The Black-Scholes option pricing model provides an estimate only of the fair value of the stock options, and the actual value of the stock options may differ significantly from the value set forth in this table.

Exercise Price	Grant-Date Fair Value Per Option	Value of Options at Minimum of Offering Range	Value of Options at Midpoint of Offering Range	Value of Options at Maximum of Offering Range	Value of Options at Adjusted Maximum of Offering Range

(In thousands, except exercise price and fair value information)
$8.00	$3.44	$175	$206	$237	$273
10.00	4.30	219	258	297	341
12.00	5.16	263	310	356	409
14.00	6.02	307	361	415	478

There can be no assurance that our stock price will not trade below the offering price of $10.00 per share. Before you make an investment decision, we urge you to read this prospectus carefully, including, but not limited to, the section entitled “Risk Factors.”

SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding intended common stock subscriptions by each of the directors and executive officers and their associates and by all directors, officers and their associates as a group. However, there can be no assurance that any such person or group will purchase any specific number of shares of our common stock. If the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase order. Directors and officers will purchase shares of common stock at the same $10.00 purchase price per share and on the same terms as other purchasers in the stock offering. This table excludes shares of common stock to be purchased by the employee stock ownership plan, as well as any stock awards or stock option grants that may be made no earlier than six months after the completion of the conversion and stock offering. Purchases by directors, officers and their associates will be included in determining whether the required minimum number of shares has been subscribed for in the stock offering. The shares being acquired by the directors, executive officers and their associates are being acquired for investment purposes, and not with a view towards resale. Our directors and executive officers will be subject to the same minimum purchase requirements and purchase limitations as other participants in the stock offering set forth under “The Conversion and Stock Offering – Limitations on Common Stock Purchases.”

Name and Title	Number of Shares (1)	Aggregate Purchase Price (1)	Percent Outstanding at Minimum of Offering Range
Julie M. Broerman-Daniels, Director	20,000	$200,000	3.9%
Andrew L. Davidson, Chairman of the Board	20,000	200,000	3.9
Anthony H. Heinl, Director	15,000	150,000	2.9
William G. Hibner, Jr., Director	7,500	75,000	1.5
Lewis R. Renollet, President, Chief Executive Officer and a Director	20,000	200,000	3.9
Jonathan J. Steinke, CPA, Director	15,000	150,000	2.9
Sarah G. Worley, Director	15,000	150,000	2.9
Lisa M. Bird, Vice President – Accounting and Chief Financial Officer	15,000	150,000	2.9
Pamela Holsapple, Vice President – Chief Operating Officer	10,000	100,000	2.0
James C. Conley, Vice President – Retail Banking	2,000	20,000	*
Christina R. Hassink, Vice President – Business Development	200	2,000	*
Douglas E. Thompson, Vice President – Commercial Lending	3,000	30,000	*
All directors and executive officers as a group (12 persons)	142,700	$1,427,000	28.0%

*	Less than 1.0%

(1)	Includes purchases by the named individual’s spouse and other relatives of the named individual living in the same household, if any. Other than as set forth above, the named individual is not aware of any other intended purchases by a person or entity that would be considered an associate of the named individual under the plan of conversion.

THE CONVERSION AND STOCK OFFERING

Monroe Federal’s board of directors has approved the plan of conversion. The plan of conversion must also be approved by Monroe Federal’s members (its depositors and borrowers). A special meeting of members has been called for this purpose. Monroe Federal has filed an application for conversion with the OCC, and Monroe Federal Bancorp has filed a holding company application with the Federal Reserve Board. The approvals of the OCC and the Federal Reserve Board are required before we can consummate the conversion and stock offering. Any approval by the OCC or the Federal Reserve Board does not constitute a recommendation or endorsement of the plan of conversion.

General

Monroe Federal’s board of directors adopted and approved the plan of conversion on June 10, 2024. According to the plan of conversion, Monroe Federal will convert from the mutual form of organization to the stock form of organization. In connection with the conversion, Monroe Federal has organized a new Maryland stock holding company, named Monroe Federal Bancorp, which will sell shares of common stock to the public in an initial public stock offering. When the conversion and stock offering are completed, all of the outstanding capital stock of Monroe Federal will be owned by Monroe Federal Bancorp, and all of the common stock of Monroe Federal Bancorp will be owned by its stockholders.

Monroe Federal Bancorp expects to retain between $1.5 million and $2.3 million of the net proceeds of the stock offering, or $2.7 million if the offering range is increased by 15% because of demand for the shares or changes in market conditions. Monroe Federal will receive a capital contribution equal to at least 50% of the net proceeds of the stock offering. Based on this formula, we anticipate that Monroe Federal Bancorp expects to invest in Monroe Federal $1.9 million, $2.3 million, $2.8 million and $3.3 million, respectively, of the net proceeds at the minimum, midpoint, maximum, and adjusted maximum of the offering range. The conversion and stock offering will be consummated only upon the sale of at least 510,000 shares of our common stock.

The plan of conversion provides that we will offer shares of common stock for sale in the subscription offering to Eligible Account Holders, our tax-qualified employee benefit plans, specifically our employee stock ownership plan, Supplemental Eligible Account Holders, and Other Members. If all shares are not subscribed for in the subscription offering, we may, in our discretion, offer common stock for sale in a community offering to members of the public, with a preference given to natural persons (and trusts of natural persons) residing in Miami and Montgomery Counties in Ohio. In addition, shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Performance Trust, acting as our agent.

We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in any community offering or any syndicated community offering. The community offering and/or syndicated community offering, if any, may begin at the same time as, during, or after the subscription offering, and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by us with the approval of the OCC. See “ – Community Offering” and “ – Syndicated Community Offering.”

We determined the number of shares of common stock to be offered in the stock offering based upon an independent valuation of the estimated consolidated pro forma market value of Monroe Federal Bancorp, assuming the conversion and stock offering is completed. All shares of common stock to be sold in the stock offering will be sold at $10.00 per share. Investors will not be charged a commission to purchase shares of common stock. The independent valuation will be updated and the final number of the shares of common stock to be issued in the stock offering will be determined at the completion of the stock offering. See “ – Determination of Share Price and Number of Shares to be Issued” for more information as to the determination of the estimated pro forma market value of the common stock.

The following is a brief summary of the plan of conversion. We recommend reading the plan of conversion in its entirety for more information. A copy of the plan of conversion is available for inspection at each banking office of Monroe Federal and as described in the section of this prospectus entitled “Where You Can Find Additional Information.” The plan of conversion is also filed as an exhibit to Monroe Federal’s application for conversion, of which this prospectus is a part, copies of which may be obtained from the OCC. The plan of conversion is also filed as an exhibit to Monroe Federal Bancorp’s registration statement filed with the Securities and Exchange Commission, of which this prospectus is a part, copies of which may be obtained from the Securities and Exchange Commission or online at the Securities and Exchange Commission’s website, www.sec.gov. See “Where You Can Find Additional Information.”

Reasons for the Conversion

Consistent with our business strategy, our primary reasons for converting and raising additional capital through the stock offering are:

•	to increase capital to support future growth and profitability;

•	to retain and attract qualified personnel by establishing stock-based benefit plans for management and employees; and

•	to offer our customers and employees an opportunity to purchase an equity interest in Monroe Federal by purchasing shares of common stock of Monroe Federal Bancorp.

Additionally, mutual institutions cannot offer stock incentives to attract and retain highly qualified management personnel. While Monroe Federal has not required these capital tools and stock incentives in the past, they could prove to be important to implementing our business strategy, and management believes that the additional capital raised in the stock offering will enable us to take advantage of business opportunities that may not otherwise be available to us.

Approvals Required

The affirmative vote of a majority of the total votes eligible to be cast by the members of Monroe Federal is required to approve the plan of conversion. A special meeting of members to consider and vote upon the plan of conversion has been set for September 26, 2024, and a proxy statement will be sent to the members of Monroe Federal eligible to vote at the special meeting of members to solicit their votes in favor of the plan of conversion. The plan of conversion also must be approved by the OCC. Additionally, the Federal Reserve Board must approve Monroe Federal Bancorp’s holding company application. We cannot consummate the conversion and the stock offering without satisfying the conditions contained in these approvals.

Effects of Conversion on Depositors, Borrowers and Members

Continuity. While the conversion and stock offering is being accomplished, our normal business of accepting deposits and making loans will continue without interruption. Monroe Federal will continue to be a federally-chartered savings bank and will continue to be regulated by the OCC, while Monroe Federal Bancorp will be regulated by the Federal Reserve Board. After the conversion and stock offering, we will continue to offer existing services to depositors, borrowers and other customers. The individuals serving as directors of Monroe Federal at the consummation of the conversion and stock offering will serve as the directors of both Monroe Federal and Monroe Federal Bancorp after the consummation of the conversion and stock offering.

Effect on Deposit Accounts. According to the plan of conversion, each depositor of Monroe Federal at the time of the conversion will automatically continue as a depositor after the conversion and stock offering, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the conversion and stock offering. Each such account will be insured by the FDIC to the same extent as before the conversion and stock offering. Depositors will continue to hold their existing certificates of deposit, passbooks and other evidences of their accounts.

Effect on Loans. No loan outstanding from Monroe Federal will be affected by the conversion and stock offering. The amount, interest rate, maturity and security for each loan will remain as it was contractually fixed before the conversion and stock offering.

Effect on Voting Rights of Members. All of our depositors and borrowers are members of and have voting rights in Monroe Federal as to all matters requiring a vote of members, including the election of directors of Monroe Federal, proposed amendments to Monroe Federal’s charter, and the vote on the plan of conversion. Upon completion of the conversion and stock offering, Monroe Federal will cease to have members and former members will no longer have voting rights in Monroe Federal. Upon completion of the conversion and stock offering, all voting rights in Monroe Federal will be vested in Monroe Federal Bancorp as the sole stockholder of Monroe Federal. The stockholders of Monroe Federal Bancorp will possess exclusive voting rights with respect to Monroe Federal Bancorp common stock.

Tax Effects. We have received opinions of our counsel and our tax advisors with regard to the federal and state income tax consequences of the conversion and stock offering to the effect that the conversion and stock offering will not be taxable for federal or Ohio income tax purposes to Monroe Federal or its members. See “ – Material Income Tax Consequences.”

Effect on Liquidation Rights. Each depositor of Monroe Federal has both a deposit account in Monroe Federal and a pro rata ownership interest in Monroe Federal’s net worth based upon the deposit balance in the depositor’s account. This ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account. This interest may only be realized in the event of a complete liquidation of Monroe Federal. Any depositor who opens a deposit account obtains a pro rata ownership interest in Monroe Federal without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all, respectively, of the balance in the deposit account but nothing for his or her ownership interest in Monroe Federal’s net worth, which is lost to the extent that the balance in the account is reduced or closed.

Consequently, depositors in a mutual savings bank normally have no way of realizing the value of their ownership interest, which has realizable value only in the unlikely event that the institution is completely liquidated. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Monroe Federal after other claims, including claims of depositors to the amounts of their deposits, are paid.

In the unlikely event that Monroe Federal were to liquidate after the conversion and stock offering, all claims of creditors, including those of depositors, would be paid first, followed by distribution of a “liquidation account” to depositors as of March 31, 2023 and June 30, 2024, who continue to maintain their deposit accounts as of the date of liquidation, with any assets remaining thereafter distributed to Monroe Federal Bancorp as the sole owner of Monroe Federal’s capital stock. According to OCC rules and regulations, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution. See “ – Liquidation Rights.”

Determination of Share Price and Number of Shares to be Issued

The plan of conversion and OCC regulations require that the aggregate purchase price of the common stock sold in the stock offering be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. We have retained Feldman Financial, an independent appraisal firm, to prepare an independent valuation appraisal. For its services, Feldman Financial will receive a fee of $35,000 to prepare the initial valuation and a fee of $5,000 for each update valuation. Feldman Financial will be reimbursed for its expenses up to $5,000.

We are not affiliated with Feldman Financial. Neither we nor Feldman Financial has an economic interest in or is held in common with the other. Feldman Financial represents and warrants that it is not aware of any fact or circumstance that would cause it not to be “independent” within the meaning of the conversion regulations or the applicable regulatory valuation guidelines or is otherwise prohibited or restricted from serving as our independent appraiser.

We have agreed to indemnify Feldman Financial and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from its negligence or bad faith.

The independent valuation appraisal considered the pro forma effect of the conversion and stock offering. Consistent with federal appraisal guidelines, the appraisal applied three primary methodologies: (i) the pro forma price-to-book value approach applied to both reported book value and tangible book value; (ii) the pro forma price-to-earnings approach applied to reported and core earnings; and (iii) the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based on the current market valuations of the peer group companies. Feldman Financial placed the greatest emphasis on the price-to-earnings and price-to-book approaches in estimating pro forma market value. Feldman Financial did not consider a pro forma price-to-assets approach to be meaningful in preparing the appraisal, as this approach is more meaningful when a company has low equity or earnings. The price-to-assets approach is less meaningful for an institution like Monroe Federal, as we have equity in excess of regulatory capital requirements and positive reported and core earnings.

Feldman Financial prepared the independent valuation in reliance upon the information contained in this prospectus, including our financial statements. Feldman Financial also considered the following factors, among others:

•	the operating results and financial condition of Monroe Federal and the projected consolidated operating results and financial condition of Monroe Federal Bancorp;

•	the economic and demographic conditions in Monroe Federal’s existing market area;

•	certain historical, financial and other information relating to Monroe Federal;

•	a comparative evaluation of our operating and financial characteristics with those of other similarly situated publicly traded savings institutions;

•	the impact of the conversion and stock offering on Monroe Federal Bancorp’s stockholders’ equity and earnings potential;

•	the proposed dividend policy of Monroe Federal Bancorp; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

The independent valuation is also based on an analysis of a peer group of publicly traded savings and loan holding companies that Feldman Financial considered comparable to us under regulatory guidelines applicable to the independent valuation. Under these guidelines, a minimum of ten peer group companies are selected from the universe of all publicly traded savings institutions with relatively comparable resources, strategies and financial and other operating characteristics. Such companies must also be traded on an exchange (such as Nasdaq or the New York Stock Exchange). Because of the initial and continuing listing standards of Nasdaq and the New York Stock Exchange, including public float and round lot holders requirements, as well as the fact that many of the smaller converted thrifts ultimately de-list their shares from Nasdaq and/or are acquired by larger companies, each of the peer group companies has a comparatively larger asset size than Monroe Federal. The peer group companies selected also consisted of fully converted stock institutions that were not subject to an actual or rumored acquisition and that had been in fully converted form for at least one year. In addition, the peer group companies were limited to the following selection criteria: (i) total assets of less than $1.0 billion, (ii) nonperforming assets to total assets ratios of less than 1.0%, (iii) total market capitalization of less than $100 million, and (iv) initial emphasis on including Midwest institutions and expanded subsequently to consider Southwest, Southeast, or Mid-Atlantic institutions. In selecting the peer group, Feldman Financial considered certain key criteria such as asset size, stock exchange listing, market capitalization, capital level, profitability and other financial characteristics, operating strategy, and market area. Because of the regulatory appraisal guidelines and the limited number of publicly traded savings institutions and thrift holding companies, Feldman Financial’s selection process resulted in each of the peer group companies having total assets greater than Monroe Federal’s asset size. The peer group also exhibited higher capital levels than Monroe Federal. Feldman Financial believed that the peer group’s similar operating fundamentals and business strategies with regard to Monroe Federal provided for a meaningful basis of comparison for valuation pricing purposes.

Included in the independent valuation were certain assumptions as to our pro forma earnings after the conversion that were utilized in determining the appraised value. These assumptions included estimated expenses, an assumed after-tax rate of return on the net offering proceeds of 3.33%, and purchases in the open market of 3.0% of the number of shares of common stock sold in the stock offering by the stock-based benefit plan at the $10.00 purchase price. See “Pro Forma Data” for additional information concerning these assumptions. The use of different assumptions may yield different results.

In applying each of the valuation methods, Feldman Financial considered adjustments to the pro forma market value based on a comparison of Monroe Federal Bancorp with the peer group. Feldman Financial made downward adjustments relative to the peer group for financial condition, liquidity of the stock issue, and marketing of the stock issue. The downward adjustment for financial condition was primarily related to Monroe Federal’s significantly lower ratio of equity to assets. The downward adjustment for the liquidity of the issue took into consideration the lower number of shares to be outstanding and the lower market capitalization expected in comparison to the peer group companies. The downward adjustment for marketing of the issue was based on the risk and uncertainty related to a new offering in the current environment of market volatility. Feldman Financial made no adjustments relative to the peer group for earnings growth and viability, management, market area, dividend policy, and subscription interest. For additional information, see “—Adjustments to Independent Appraisal” below.

On the basis of the foregoing, Feldman Financial’s independent valuation states that as of May 24, 2024, as updated as of July 18, 2024, the estimated pro forma market value of Monroe Federal Bancorp was $6.0 million. Based on OCC regulations, this market value forms the midpoint of a valuation range with a minimum of $5.1 million and a maximum of $6.9 million. Our board of directors decided to offer the shares of common stock for a price of $10.00 per share primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions. The number of shares offered for sale in the stock offering equals to the aggregate offering price of the shares divided by the price per share. Based on the valuation range and the $10.00 price per share, the minimum of the offering range is 510,000, the midpoint of the offering range is 600,000 shares and the maximum of the offering range is 690,000 shares, or 793,500 shares if the maximum amount is increased by 15% because of demand for shares or changes in market conditions.

The following table presents a summary of selected pricing ratios for the peer group companies and for Monroe Federal Bancorp (on a pro forma basis) that Feldman Financial used in its independent appraisal. These ratios are based on Monroe Federal Bancorp’s book value, tangible book value and core earnings at and for the 12 months ended March 31, 2024. The peer group ratios are based on financial data as of March 31, 2024, and stock prices as of July 18, 2024. Compared to the average pricing of the peer group, our pro forma pricing ratios at the midpoint of the offering range indicated a premium of 38.9% on a price-to-core earnings basis and a discount of 36.1% on a price-to-tangible book value basis.

	Price-to-core earnings multiple (1)		Price-to-book value ratio	Price-to-tangible book value ratio
Monroe Federal Bancorp (pro forma basis, assuming completion of the conversion and stock offering):
Adjusted Maximum	55.82	x	55.46%	55.46%
Maximum	55.82	x	51.60%	51.60%
Midpoint	55.56	x	47.76%	47.76%
Minimum	55.56	x	43.38%	43.38%

Valuation of peer group companies, all of which are fully converted (historical basis):
Average	40.01	x	73.94%	74.69%
Median	23.79	x	72.67%	73.50%

(1)	Price-to-earnings multiples calculated by Feldman Financial for the independent appraisal are based on an estimate of “core” or recurring earnings. These ratios are different from those presented in “Pro Forma Data.”

(2)	Pro forma pricing ratios for Monroe Federal Bancorp calculated by Feldman Financial for the independent appraisal are based on pro forma financial data at and for the 12 months ended March 31, 2024. These ratios are different from those presented in “Pro Forma Data.”

The following table presents information regarding the peer group companies used by Feldman Financial in its independent appraisal.

Company Name	Ticker Symbol	Headquarters	Total Asset as of March 31, 2024 (in millions)
1895 Bancorp of Wisconsin, Inc.	BCOW	Greenfield, WI	$557.6
Catalyst Bancorp, Inc.	CLST	Opelousas, LA	282.0
Cullman Bancorp, Inc.	CULL	Cullman, AL	410.6
Generations Bancorp NY, Inc.	GBNY	Seneca Falls, NY	424.4
Home Federal Bancorp, Inc. of Louisiana	HFBL	Shreveport, LA	643.0
IF Bancorp, Inc.	IROQ	Watseka, IL	905.0
NSTS Bancorp, Inc.	NSTS	Waukegan, IL	256.8
PB Bankshares, Inc.	PBBK	Coatsville, PA	439.7
TC Bancshares, Inc.	TCBC	Thomasville, GA	466.6
Texas Community Bancshares, Inc.	TCBS	Mineola, TX	452.0

Our board of directors reviewed the independent valuation and, in particular, considered the following:

•	our financial condition and results of operations;

•	a comparison of our financial performance ratios to those of other financial institutions of similar size; and

•	market conditions generally and, in particular, for financial institutions.

All of these factors are set forth in the independent valuation. Our board of directors also reviewed the methodology and the assumptions used by Feldman Financial in preparing the independent valuation and believes that such assumptions were reasonable. The offering range may be amended with the approval of the OCC, if required, as a result of subsequent developments in our financial condition or market conditions generally. If the independent valuation is updated to amend our pro forma market value to less than $5.1 million or more than $7.9 million, the updated appraisal will be filed with the Securities and Exchange Commission by means of a post-effective amendment to our registration statement.

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of our common stock. Feldman Financial did not independently verify our financial statements and other information that we provided to them, nor did Feldman Financial independently value our assets or liabilities. The independent valuation considers Monroe Federal as a going concern and should not be considered as an indication of its liquidation value. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the stock offering will thereafter be able to sell their shares at prices at or above the $10.00 offering price per share.

Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15%, or up to $7.9 million, which would result in a corresponding increase of up to 15% in the maximum of the offering range to up to 793,500 shares, to reflect changes in the market and financial conditions or demand for the shares. We will not increase the offering range above this level or decrease the minimum of the offering range without a resolicitation of subscribers. The subscription price of $10.00 per share will remain fixed. See “ – Limitations on Common Stock Purchases” as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the offering range to fill unfilled orders in the stock offering.

If the update to the independent valuation at the conclusion of the stock offering results in an increase in the maximum of the valuation range to more than $7.9 million, and a corresponding increase in the offering range to more than 793,500 shares, or a decrease in the minimum of the valuation range to less than $5.1 million and a corresponding decrease in the offering range to less than 510,000 shares, then we will promptly return, with interest at a rate of 0.04% per annum, all funds received in the stock offering and cancel deposit account withdrawal authorizations. After consulting with the OCC, we may terminate the plan of conversion. Alternatively, we may establish a new offering range and commence a resolicitation of subscribers or take other actions as permitted by the OCC in order to complete the conversion and stock offering. If we conduct a resolicitation, we will notify subscribers of their rights to place a new stock order for a specified period of time. If a person does not respond, we will cancel his or her stock order and return his or her subscription funds, with interest at a rate of 0.04% per annum, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. Any resolicitation following the conclusion of the subscription and community offerings would not exceed 45 days unless further extended with the approval, to the extent approval is required, of the OCC, for periods of up to 90 days.

An increase in the number of shares to be issued in the stock offering would decrease both a subscriber’s ownership interest and our pro forma earnings and stockholders’ equity on a per share basis while increasing pro forma earnings and stockholders’ equity on an aggregate basis. A decrease in the number of shares to be issued in the stock offering would increase both a subscriber’s ownership interest and our pro forma earnings and stockholders’ equity on a per share basis, while decreasing pro forma earnings and stockholders’ equity on an aggregate basis. For a presentation of the effects of these changes, see “Pro Forma Data.”

A copy of Feldman Financial’s independent valuation appraisal report is available for inspection at our offices, as specified under “Where You Can Find Additional Information.”

Adjustments to Independent Appraisal

In preparing the independent appraisal, Feldman Financial made certain downward adjustments to the estimated pro forma market value of Monroe Federal Bancorp relative to the peer group. Downward adjustments were made for financial condition, liquidity of the stock issue, and marketing of the stock issue. Overall, these downward adjustments led Feldman Financial to conclude that the estimated pro forma market value of Monroe Federal Bancorp should be discounted relative to the peer group.

The downward adjustment for financial condition was based on Monroe Federal’s equity capital ratio and Monroe Federal Bancorp’s pro forma equity capital ratio both being low relative to the peer group. Monroe Federal’s equity capital ratio of 5.51% at March 31, 2024, was below the peer group median of 11.89%. Assuming the sale of 690,000 shares of common stock in the stock offering at the maximum of the offering range, Monroe Federal Bancorp’s pro forma equity capital ratio would be 8.35%.

In making the downward adjustment for liquidity of the stock issue, Feldman Financial considered the small size of the stock offering. Assuming the sale of 690,000 shares of common stock in the stock offering at the maximum of the offering range, Monroe Federal Bancorp’s pro forma market capitalization would be $6.9 million, compared to a median market capitalization of $46.0 million for the peer group. Feldman Financial also considered that the common stock of Monroe Federal Bancorp is expected to be quoted on the OTCQB Market rather than listed on the Nasdaq Stock Market or other national securities exchange. All of the peer group companies are listed on the Nasdaq Stock Market, where there is higher likelihood of an active trading market than on the OTCQB Market.

In making the downward adjustment for marketing of the issue, Feldman Financial determined that the new issue discount for Monroe Federal Bancorp’s common stock remains highly relevant due to the risks and uncertainties associated with a new stock issuance in the current market environment characterized by volatile swings in the market for bank and thrift stocks attributable to current economic conditions and outlook and market interest rate movements, all of which has led to overall cautious market sentiment.

Feldman Financial made no adjustments relative to the peer group for earnings growth and viability, management, market area, dividend policy, subscription interest, and the effect of banking regulation and regulatory reform. Feldman Financial made no upward adjustments relative to the peer group.

Subscription Offering and Subscription Rights

According to the plan of conversion, rights to subscribe for shares of common stock in the subscription offering have been granted in the descending order of priority disclosed below. The filling of all valid subscriptions we receive will depend on the availability of common stock after satisfaction of all valid subscriptions of all persons having prior rights in the subscription offering and to the minimum, maximum and overall purchase limitations set forth in the plan of conversion and as described below under “ – Limitations on Common Stock Purchases.”

Priority 1: Eligible Account Holders. Each depositor with aggregate deposit account balances of $50.00 or more (a “Qualifying Deposit”) at the close of business on March 31, 2023 (an “Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase, subject to the overall purchase limitations, up to the greater of 15,000 shares ($150,000) of our common stock, 0.10% of the total number of shares of common stock issued in the stock offering, or 15 times the number of shares offered multiplied by a fraction of which the numerator is the Qualifying Deposit of the Eligible Account Holder and the denominator is the aggregate Qualifying Deposits of all Eligible Account Holders, subject to the overall purchase limitations. See “ – Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of shares of our common stock, each Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she had an ownership interest at the close of business on March 31, 2023. In the event of oversubscription, failure to list an account, or including incomplete or incorrect information, could result in fewer shares being allocated than if all information had been disclosed. In the event of an oversubscription, the subscription rights of Eligible Account Holders who are also our directors or senior officers or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent of such portion of their subscription rights attributable to their increased deposits during the year preceding March 31, 2023.

Priority 2: Tax-Qualified Plans. Our tax-qualified employee benefit plans, specifically our employee stock ownership plan which we are establishing in connection with the conversion, will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the number of shares of common stock sold in the stock offering. Our employee stock ownership plan intends to purchase up to 7% of the total number of shares of common stock sold in the stock offering. Alternatively, subject to market conditions and receipt of regulatory approval, the employee stock ownership plan may instead elect to purchase shares of common stock in the open market following the completion of the stock offering to fill all or a portion of the employee stock ownership plan’s intended subscription.

Priority 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders and our tax-qualified employee benefit plans, each depositor with a Qualifying Deposit at the close of business on June 30, 2024, who is not an Eligible Account Holder (“Supplemental Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of 15,000 shares ($150,000) of common stock, 0.10% of the total number of shares of common stock issued in the stock offering, or 15 times the number of shares offered multiplied by a fraction of which the numerator is the Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator is the aggregate Qualifying Deposits of all Supplemental Eligible Account Holders, subject to the overall purchase limitations. See “ – Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Supplemental Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of common stock, each Supplemental Eligible Account Holder must list on the stock order form all deposit accounts in which he or she had an ownership interest at the close of business on June 30, 2024. In the event of oversubscription, failure to list an account, or including incomplete or incorrect information, could result in fewer shares being allocated than if all information had been disclosed.

Priority 4: Other Members. To the extent that there are shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, our tax-qualified employee benefit plans, and Supplemental Eligible Account Holders, each depositor as of the close of business on the voting record date of July 31, 2024, who is not an Eligible Account Holder or Supplemental Eligible Account Holder, and each borrower from Monroe Federal as of the close of business on July 31, 2024 (collectively, “Other Members”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of 15,000 shares ($150,000) of common stock or 0.10% of the total number of shares of common stock issued in the stock offering, subject to the overall purchase limitations. See “ – Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, available shares will be allocated so as to permit each Other Member to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Other Member whose subscription remains unfilled in the proportion that the amount of his or her subscription bears to the total amount of subscriptions of all Other Members whose subscriptions remain unfilled.

To ensure proper allocation of common stock, each Other Member must list on the stock order form all deposit accounts and borrowings in which he or she had an ownership interest at the close of business as of the close of business on July 31, 2024. In the event of oversubscription, failure to list an account, or including incomplete or incorrect information, could result in fewer shares being allocated than if all accounts had been disclosed.

Expiration Date. The subscription offering will expire at 5:00 p.m., Eastern time, on September 19, 2024, unless extended by us for up to 45 days or such additional periods of up to 90 days with the approval of the OCC, if necessary. Subscription rights will expire whether or not each person eligible to subscribe in the subscription offering can be located. We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint or maximum of the offering range. Subscription rights that have not been exercised before the expiration date will become void.

We will not execute orders in the stock offering until we have received orders to purchase at least the minimum number of shares of common stock. If we have not received valid purchase orders for at least 510,000 shares within 45 days after the September 19, 2024 expiration date, and the OCC has not consented to an extension, the stock offering will be terminated and all funds delivered to purchase shares of common stock in the stock offering will be returned promptly to the subscribers with interest at a rate of 0.04% per annum, and all deposit account withdrawal authorizations will be cancelled. If an extension beyond November 4, 2024 is granted by the OCC, we will resolicit subscribers as described under “ – Procedure for Purchasing Shares in the Subscription Offering and any Community Offering – Expiration Date.”

Community Offering

To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions of the Eligible Account Holders, our tax-qualified employee benefit plans, Supplemental Eligible Account Holders and Other Members, we may offer shares pursuant to the plan of conversion to the public in a community offering, with a preference given to natural persons (and trusts of natural persons) residing in Miami and Montgomery Counties in Ohio.

Subscribers in any community offering may purchase up to 15,000 shares ($150,000) of common stock, subject to the overall purchase limitations. See “ – Limitations on Common Stock Purchases.” The opportunity to purchase shares of common stock in any community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the stock offering.

If we do not have sufficient shares of common stock available to fill the orders of natural persons (and trusts of natural persons) residing in Miami and Montgomery Counties in Ohio, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares, or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among such persons whose orders remain unsatisfied on an equal number of shares basis per order. If, instead, we do not have sufficient shares of common stock available to fill the orders of other members of the public, we will allocate the available shares among those persons in the manner described above for persons residing in Miami and Montgomery Counties in Ohio. In connection with the allocation process, orders received for shares of common stock in the community offering will first be filled up to a maximum of 2% of the shares sold in the stock offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all shares have been allocated.

The term “residing” or “resident” as used in this prospectus means any person who occupies a dwelling within Miami or Montgomery Counties in Ohio, has a present intent to remain there for a period of time and manifests the genuineness of that intent by establishing an ongoing physical presence there, together with an indication that this presence within Miami or Montgomery Counties in Ohio is something other than merely transitory in nature. We may use our deposit or loan records or other evidence provided to us to decide whether a person is a resident of Miami or Montgomery Counties in Ohio. In all cases, however, the determination shall be in our sole discretion.

Expiration Date. The community offering, if any, may begin at the same time as, during or after the subscription offering. We will not execute stock orders until we have received orders to purchase at least the minimum number of shares of common stock. The community offering, if any, is expected to conclude at 5:00 p.m., Eastern time, on September 19, 2024, but must terminate no more than 45 days following the expiration of the subscription offering, unless extended with regulatory approval. We may decide to extend the community offering, if any, for any reason and are not required to give purchasers notice of any such extension unless such period extends beyond November 4, 2024. If an extension beyond November 4, 2024 is granted by the required regulatory agencies, we will resolicit persons whose orders we accept in the community offering, giving them an opportunity to confirm, change or cancel their orders. If a person does not respond, we will cancel his or her stock order and return funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. These extensions may not go beyond September 26, 2026, which is two years after the date of the special meeting of members.

Syndicated Community Offering

Our board of directors may decide to offer for sale shares of common stock not subscribed for in the subscription and community offerings in a syndicated community offering in a manner that will achieve a widespread distribution of our shares of common stock to the general public. If a syndicated community offering is held, Performance Trust will serve as sole book running manager and will assist us in selling our common stock on a best efforts basis. In such capacity, Performance Trust may form a syndicate of other broker-dealers who are FINRA member firms. Neither Performance Trust nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in any syndicated community offering.

In any syndicated community offering, any person may purchase up to 15,000 shares ($150,000) of common stock, subject to the overall purchase limitations. See “ – Limitations on Common Stock Purchases.” We retain the right to accept or reject in whole or in part any orders in the syndicated community offering. Unless the OCC permits otherwise, accepted orders for our common stock in the syndicated community offering will first be filled up to a maximum of 2% of the shares sold in the stock offering. Thereafter any remaining shares will be allocated on an equal number of shares per order basis until all shares have been allocated. Unless the syndicated community offering begins during the subscription offering or the community offering, the syndicated community offering will begin as soon as possible after the expiration of the subscription and community offerings. The syndicated community offering must terminate no more than 45 days following the expiration of the subscription offering.

The syndicated community offering will be conducted according to certain Securities and Exchange Commission rules applicable to best efforts “min/max” offerings. Orders in the syndicated community offering will be submitted in substantially the same manner as utilized in the subscription and community offerings. Payments in the syndicated offering, however, must be made in immediately available funds (bank checks, money orders, Monroe Federal deposit account withdrawal authorizations or wire transfers). Personal checks will not be accepted. If the closing of the stock offering does not occur, either as a result of not confirming receipt of at least $5.1 million in gross proceeds (the minimum of the offering range) or the inability to satisfy other closing conditions to the stock offering, the funds will be promptly returned with interest at a rate of 0.04% per annum.

The closing of the syndicated community offering, which will be simultaneous with the closing of the subscription and community offerings, is subject to conditions set forth in an agency agreement among Monroe Federal and Monroe Federal Bancorp, on one hand, and Performance Trust, on the other hand.

Expiration Date. The syndicated community offering may begin concurrently with, during or after the subscription offering, and may terminate at the same time as the subscription offering, but must terminate no more than 45 days following the expiration of the subscription offering, unless extended with regulatory approval. If held, the syndicated community offering is expected to conclude at 5:00 p.m., Eastern time, on September 19, 2024, but must terminate no more than 45 days following the expiration of the subscription offering, unless extended with regulatory approval. We may decide to extend the syndicated community offering for any reason and are not required to give purchasers notice of any such extension unless such period extends beyond November 4, 2024. If an extension beyond November 4, 2024, is granted by the required regulatory agencies, we will resolicit persons whose orders we accept in the syndicated community offering, giving them an opportunity to confirm, change or cancel their orders. If a person does not respond, we will cancel his or her stock order and return funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. These extensions may not go beyond September 26, 2026, which is two years after the date of the special meeting of members.

If for any reason we cannot conduct a syndicated community offering of shares of common stock, or if we are unable to find purchasers from the general public to reach the minimum of the offering range, we will try to make other arrangements for the sale of unsubscribed shares, including an underwritten public offering, if possible. The OCC and FINRA must approve any such arrangements.

Limitations on Common Stock Purchases

The plan of conversion includes the following limitations on the number of shares of common stock that may be purchased in the stock offering:

•	Generally, no person or entity, or persons or entities acting through a single qualifying account held jointly, may purchase more than 15,000 shares ($150,000) of common stock, and no person or entity, together with any associate or group of persons or entities acting in concert, may purchase more than 20,000 shares ($200,000) of common stock in all categories of the stock offering combined, except that our tax-qualified employee benefit plans may purchase in the aggregate up to 10% of the sum of the number of shares of common stock sold in the stock offering (including shares issued in the event of an increase in the offering range of up to 15%);

•	The maximum number of shares of common stock that may be purchased in all categories of the stock offering by our senior officers and directors and their associates, in the aggregate, may not exceed 32% of the shares sold in the stock offering; and

•	The minimum purchase by each person purchasing shares in the stock offering is 25 shares, to the extent those shares are available.

Depending upon market or financial conditions, with the receipt of any required approvals of the OCC, we may increase the individual or aggregate purchase limitations to an amount generally not to exceed 5.0% of the common stock sold in the stock offering. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount of common stock and who indicated a desire on their stock order form to be resolicited, will be given the opportunity to increase their subscriptions up to the then-applicable limit. The effect of this type of resolicitation will be to increase the number of shares of common stock owned by subscribers who choose to increase their subscriptions. If a purchase limitation is increased to 5.0% of the stock sold in the stock offering, such limitation may be further increased to 9.99%, provided that orders for shares of common stock exceeding 5.0% of the shares of common stock sold in the stock offering do not exceed in the aggregate 10.0% of the number of shares of common stock sold in the stock offering. Any such requests to purchase additional shares of common stock if a purchase limitation is so increased will be determined by our board of directors in its sole discretion.

In the event of an increase in the offering range of up to 15% of the total number of shares of common stock offered in the stock offering, shares will be allocated in the following order of priority according to the plan of conversion:

(i)	to fill our tax-qualified employee benefit plans’ subscriptions for up to 10% of the number of shares of common stock sold in the stock offering;

(ii)	if there is an oversubscription at the Eligible Account Holder, Supplemental Eligible Account Holder or Other Member levels, to fill unfulfilled subscriptions of these subscribers according to their respective priorities; and

(iii)	to fill unfulfilled subscriptions in the community offering, with preference given to natural persons (and trusts of natural persons) residing in Miami and Montgomery Counties in Ohio.

The term “associate” of a person means:

(1)	any corporation or organization, other than Monroe Federal, Monroe Federal Bancorp or a majority-owned subsidiary of these entities, of which the person is a senior officer, partner or 10% or greater beneficial stockholder;

(2)	any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a fiduciary capacity, excluding any employee stock benefit plan in which the person has a substantial beneficial interest or serves as trustee or in a fiduciary capacity; and

(3)	any blood or marriage relative of the person, who either resides with the person or who is a director or officer of Monroe Federal or Monroe Federal Bancorp.

The term “acting in concert” means:

(1)	knowing participation in a joint activity or parallel action towards a common goal whether or not pursuant to an express agreement; or

(2)	a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement, or other arrangement, whether written or otherwise.

In general, a person or entity that acts in concert with another person or entity (“other party”) shall also be deemed to be acting in concert with any person or entity who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated. Persons or entities having the same address or exercising subscription rights through qualifying accounts registered to the same address at any of the subscription offering eligibility dates generally will be assumed to be associates of, and acting in concert with, each other. We have the right to determine, in our sole discretion, whether purchasers are associates or acting in concert.

Our directors are not treated as associates of each other solely because of their membership on the board of directors. Shares of common stock purchased in the stock offering will be freely transferable except for shares purchased by our senior officers and directors and except as described below. Any purchases made by any associate of Monroe Federal or Monroe Federal Bancorp for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the stock offering shall be made for investment purposes only and not with a view toward redistribution. In addition, under the guidelines of FINRA, members of FINRA and their associates are subject to certain restrictions on transfer of securities purchased according to subscription rights and to certain reporting requirements upon purchase of these securities. For a further discussion of limitations on purchases of shares of our common stock at the time of conversion and thereafter, see “ – Restrictions on Transfer of Subscription Rights and Shares,” “ – Other Restrictions” and “Restrictions on Acquisition of Monroe Federal Bancorp.”

Plan of Distribution; Selling Agent and Underwriter Compensation

General. To assist in the marketing of our shares of common stock, we have retained Performance Trust, a broker-dealer registered with FINRA. In its role as financial advisor, Performance Trust will, among other things:

•	consult with us as to the marketing implications of the plan of conversion, including the amount of common stock to be offered for sale in the stock offering;

•	review the financial impact of the stock offering on Monroe Federal Bancorp and Monroe Federal, based upon the independent appraisal;

•	review all offering documents, including the prospectus, stock order forms and related offering materials (Monroe Federal Bancorp is responsible for the preparation and filing of such documents);

•	assist us in the design and implementation of a marketing strategy for the stock offering;

•	assist us in preparing for and scheduling meetings with potential investors and broker-dealers, as necessary; and

•	provide general advice and assistance as may be reasonably requested by us to promote the successful completion of the stock offering.

Subscription Offering and Community Offering. For these services, Performance Trust will receive:

•	a management fee of $25,000, which has been paid as of the date of this prospectus;

•	a success fee equal to the greater of (i) $250,000 or (ii) 1.0% of the aggregate purchase price of the shares of common stock sold in the subscription offering;

•	a success fee of 2.0% of the aggregate purchase price of the shares of common stock sold in any community offering, except that a success fee of 5.0% of the aggregate purchase price of the shares of common stock sold in any community offering shall apply to purchases by “institutional accredited investors” (as defined in federal securities regulations), provided that any such institutional accredited investors were solicited and/or initiated by Performance Trust.

The $25,000 management fee will be credited against the success fees. Shares of common stock sold to the employee stock ownership plan and to our directors, officers and employees and their immediate family members are excluded from the calculation of all success fees.

Syndicated Community Offering. If any shares of common stock are sold through a group of broker-dealers in any syndicated community offering, we will pay a fee of 5.0% of the aggregate dollar amount of shares of common stock sold in any syndicated community offering by Performance Trust and any other broker-dealers included in any syndicated community offering. Any syndicated community offering will be conducted on a best efforts basis, and Performance Trust will serve as sole book-running manager. All fees payable with respect to any syndicated community offering will be in addition to fees payable with respect to the subscription offering and any community offering.

Expenses. In its role as financial advisor, Performance Trust also will be reimbursed for its legal fees and expenses up to a maximum of $100,000 and for its other expenses up to $10,000 (which may be increased to up to $20,000 in the event of a resolicitation of subscribers).

Other. Performance Trust has not prepared any report or opinion constituting a recommendation or advice to us or to persons who subscribe for shares of Monroe Federal Bancorp common stock, nor has it prepared an opinion as to the fairness of the purchase price or the terms of the common stock to be sold in the stock offering. Performance Trust expresses no opinion as to the prices at which the shares of common stock may trade after the completion of the conversion and stock offering.

Records Agent and Stock Information Center Management

In addition to engaging Performance Trust to assist in the marketing of the shares of our common stock in the stock offering, we have engaged Performance Trust to act as our records agent and stock information center manager in connection with the stock offering. In its role as records agent and stock information center manager, Performance Trust will, among other things:

•	process customer account information to identify customer subscription and voting rights;

•	coordinate vote solicitation for the special meetings of members;

•	design stock order forms;

•	organize and supervise the Stock Information Center; and

•	provide employee training.

For these services Performance Trust will receive fees totaling $30,000, of which $10,000 has been paid as of the date of this prospectus. These fees can be increased by up to $10,000 if there are unusual or additional items or duplication of services required as a result of a material change in the regulations or the plan of conversion or a material delay or other similar events. Performance Trust will also be reimbursed for its reasonable out-of-pocket expenses not to exceed $25,000. We will bear all expenses of operation of the Stock Information Center.

Indemnity

We have agreed to indemnify Performance Trust against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the stock offering materials for the common stock, including liabilities under the Securities Act of 1933, as well as certain other claims and litigation arising out of Performance Trust’s engagement with respect to the conversion and stock offering.

Solicitation of Offers by Our Officers and Directors

Some of our directors and executive officers may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other regular employees of Monroe Federal may assist in the stock offering, but only in ministerial capacities, and may provide clerical work in effecting a sales transaction. No offers or sales may be made by tellers or at the teller counters. Investment-related questions of prospective purchasers will be directed to executive officers or registered representatives of Performance Trust. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the stock offering.

Prospectus Delivery

To ensure that each purchaser in the subscription offering and any community offering receives a prospectus at least 48 hours before the expiration of the stock offering according to Rule 15c2-8 of the Securities Exchange Act of 1934, we may not mail a prospectus any later than five days before the expiration date or hand deliver a prospectus any later than two days before that date. We are not obligated to deliver a prospectus or stock order form by means other than U.S. Mail. Execution of a stock order form will confirm receipt of delivery of a prospectus according to Rule 15c2-8. Stock order forms will be distributed only if preceded or accompanied by a prospectus.

In any syndicated community offering, a prospectus and stock order form in electronic format may be made available on Internet sites or through other online services maintained by Performance Trust or one or more other members of the syndicate, or by their respective affiliates. In those cases, prospective investors may view offering terms online. The members of the syndicate may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made on the same basis as other allocations.

Other than the prospectus in electronic format, the information on the Internet sites referenced in the preceding paragraph and any information contained in any other Internet site maintained by any member of the syndicate is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or by Performance Trust or any other member of the syndicate in its capacity as selling agent or syndicate member and should not be relied upon by investors.

Procedure for Purchasing Shares in the Subscription Offering and any Community Offering

Expiration Date. The subscription offering and any community offering will expire at 5:00 p.m., Eastern time, on September 19, 2024, unless we extend one or both for up to 45 days, with the approval of the OCC, if required. This extension may be approved by us, in our sole discretion, without notice to purchasers in the stock offering. Any extension of the subscription offering and/or any community offering beyond November 4, 2024, would require the OCC’s approval. If the stock offering is so extended, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to the notice of extension, we will promptly return your funds, with interest at 0.04% per annum, or cancel your deposit account withdrawal authorization. If the offering range is decreased below the minimum of the offering range or is increased above the adjusted maximum of the offering range, all subscribers’ stock orders will be cancelled, their deposit account withdrawal authorizations will be cancelled, and funds submitted to us will be returned promptly, with interest at 0.04% per annum, for funds received in the subscription offering and any community offering. We will then resolicit the subscribers, giving them an opportunity to place a new stock order for a period of time.

We reserve the right in our sole discretion to terminate the stock offering at any time and for any reason, in which case we will cancel any deposit account withdrawal authorizations and promptly return all funds submitted, with interest at 0.04% per annum, from the date of receipt as described above.

Use of Order Forms in the Subscription and Community Offerings. To purchase shares of common stock in the subscription and community offerings, you must properly complete an original stock order form and remit full payment. We will not accept orders submitted on photocopied or facsimiled stock order forms. All stock order forms must be received (not postmarked) on or before 5:00 p.m., Eastern time, on September 19, 2024. We are not required to accept stock order forms that are not received by that time, are not signed or are otherwise executed defectively or are received without full payment or without appropriate deposit account withdrawal instructions. We are not required to notify subscribers of incomplete or improperly executed stock order forms. We have the right to waive or permit the correction of incomplete or improperly executed stock order forms. We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective subscriber of any such defects.

Submitting Your Stock Order Form and Payment. Your completed and signed stock order form and full payment may be returned to us by:

•	overnight delivery to the Stock Information Center address indicated on the stock order form for this purpose;

•	in-person delivery to Monroe Federal’s main office located at 24 East Main Street in Tipp City; or

•	regular mail using the stock order reply envelope provided.

In-person delivery of stock order forms will be accepted only at Monroe Federal’s main office. Do not return your stock order form to any other office of Monroe Federal. The Stock Information Center is open Monday through Friday between 10:00 a.m. and 5:00 p.m., Eastern time, excluding bank holidays. Please do not mail stock order forms to any of Monroe Federal’s offices.

Once tendered, an order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion, to reject orders received in any community offering, in whole or in part, at the time of receipt or at any time before completion of the stock offering. If you are ordering shares in the stock offering, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. We have the right to reject any order submitted in the stock offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms will be final.

By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by Monroe Federal, the Federal Deposit Insurance Corporation or the federal government, and that you received a copy of this prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Payment for Shares. Payment for all shares of common stock must accompany all completed order forms for the purchase to be valid. Payment for shares in the subscription and community offerings may be made by:

(i)	personal check, bank check or money order, made payable to Monroe Federal Bancorp, Inc.;

(ii)	authorization of withdrawal of available funds from your Monroe Federal deposit account(s); or

(iii)	cash. Please do not remit cash by mail.

Appropriate means for designating withdrawals from deposit account(s) at Monroe Federal are provided on the stock order form. The funds designated must be available in the account(s) at the time the stock order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contractual rate until the stock offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate of deposit accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be canceled at the time of withdrawal without penalty and the remaining balance will earn interest at the current statement savings rate after the withdrawal. In the case of payments made by personal check, these funds must be available in the account(s). Checks and money orders received in the subscription and community offerings will be immediately cashed and placed in a segregated account at Monroe Federal and will earn interest at 0.04% per annum from the date payment is processed until the stock offering is completed or terminated.

You may not remit any type of third-party checks (including those payable to you and endorsed over to Monroe Federal Bancorp) or a Monroe Federal line of credit check. You may not designate on your stock order form direct withdrawal from a retirement account at Monroe Federal. See “—Using Individual Retirement Account Funds.” Additionally, you may not designate on your stock order form a direct withdrawal from Monroe Federal deposit accounts with check-writing privileges. Instead, a check should be provided. If you request a direct withdrawal, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and will immediately withdraw the amount from your checking account(s). If permitted by the OCC, if we resolicit persons who subscribed for the maximum purchase amount, as described above in “—Limitations on Common Stock Purchases,” such purchasers who wish to increase their purchases will not be able to use personal checks to pay for the additional shares, but instead must pay for the additional shares using immediately available funds. Wire transfers will not otherwise be accepted, except as described below.

Once we receive your executed stock order form, it may not be modified, amended or rescinded without our consent, unless the stock offering is not completed by November 4, 2024. If the subscription offering and any community offering are extended past November 4, 2024, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to the notice of extension, we will promptly return your funds, with interest at 0.04% per annum, or cancel your deposit account withdrawal authorization. We may resolicit purchasers for a specified period of time.

OCC regulations prohibit Monroe Federal from lending funds or extending credit to any persons to purchase shares of common stock in the stock offering.

We have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the community offering at any time before 48 hours before the completion of the conversion. This payment may be made by wire transfer.

If our employee stock ownership plan purchases shares in the stock offering, it will not be required to pay for such shares until completion of the stock offering, provided that there is a loan commitment from an unrelated financial institution or Monroe Federal Bancorp to lend to the employee stock ownership plan the necessary amount to fund the purchase.

Using Individual Retirement Account Funds. If you are interested in using funds in your IRA at Monroe Federal or other retirement account to purchase shares of common stock in the stock offering, you must do so through an account offered by a custodian that can hold common stock. By regulation, Monroe Federal’s IRAs are not capable of holding common stock. Therefore, if you wish to use funds that are currently in a Monroe Federal IRA, you may not designate on the order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use for the purchase of common stock will instead have to be transferred to an independent trustee or custodian, such as a brokerage firm, which offers the type of retirement accounts that can hold common stock. The purchase must be made through that account. If you do not have such an account, you will need to establish one before placing a stock order. A one-time and/or annual administrative fee may be payable to the independent trustee or custodian. You may select the custodian of your choice. There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers. Individuals interested in using funds in an individual retirement account or any other retirement account, whether held at Monroe Federal or elsewhere, to purchase shares of common stock should contact the Stock Information Center for guidance as soon as possible, preferably at least two weeks before the September 19, 2024, offering deadline. Processing these transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.

Delivery of Shares of Common Stock. All shares of common stock sold will be issued in book entry form. Stock certificates will not be issued. A book entry statement reflecting ownership of shares of common stock issued in the subscription offering and any community offering will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order forms as soon as practicable following consummation of the conversion and stock offering. We expect trading in the stock to begin on the day of completion of the conversion and stock offering or the next business day. You may not be able to sell the shares of common stock that you purchased until a statement reflecting your ownership of shares of common stock is available and delivered to you, even though the shares of common stock will have begun trading. Your ability to sell the shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Other Restrictions. Notwithstanding any other provision of the plan of conversion, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of the Financial Industry Regulatory Authority, particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country, or in a state of the United States with respect to which any of the following apply:

(i)	a small number of persons otherwise eligible to subscribe for shares under the plan of conversion reside in such state;

(ii)	the offer or sale of shares of common stock to such persons would require us or our employees to register, under the securities laws of such state, as a broker or dealer or to register or otherwise qualify our securities for sale in such state; or

(iii)	such registration or qualification would be impracticable for reasons of cost or otherwise.

Restrictions on Transfer of Subscription Rights and Shares

Applicable banking regulations prohibit any person with subscription rights, including the Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. When registering your stock purchase on the stock order form, you cannot add the name(s) of others for joint stock registration unless they are also named on your qualifying deposit or loan accounts. Taking this action may jeopardize your subscription rights. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise before completion of the stock offering.

We will pursue any and all legal and equitable remedies if we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Stock Information Center

By law, our banking office personnel may not assist with investment-related questions about the stock offering. If you have questions regarding the conversion and stock offering, call our Stock Information Center at (312) 521-1603. The Stock Information Center is accepting telephone calls Monday through Friday, between 10:00 a.m. and 5:00 p.m., Eastern time, excluding bank holidays.

Liquidation Rights

In the unlikely event of a complete liquidation of Monroe Federal before the completion of the conversion and stock offering, all claims of creditors of Monroe Federal, including those of its depositors (to the extent of their deposit balances), would be paid first. Then, if there were any assets of Monroe Federal remaining, depositors of Monroe Federal would receive those remaining assets, pro rata, based upon the deposit balances in their deposit accounts in Monroe Federal immediately before liquidation. In the unlikely event that Monroe Federal were to liquidate after the conversion and stock offering, all claims of creditors, including those of depositors, would be paid first, followed by distribution of the “liquidation account” to certain depositors, with any assets remaining thereafter distributed to Monroe Federal Bancorp in its capacity as the sole holder of Monroe Federal capital stock. According to OCC rules and regulations, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in these types of transactions, the liquidation account would be assumed by the surviving institution.

The plan of conversion provides for the establishment, upon the completion of the conversion and stock offering, of a “liquidation account” for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the total equity of Monroe Federal as of the date of its latest balance sheet contained in this prospectus.

The purpose of the liquidation account is to provide Eligible Account Holders and Supplemental Eligible Account Holders who maintain their deposit accounts with Monroe Federal after the conversion and stock offering with a liquidation interest in the unlikely event of the complete liquidation of Monroe Federal after the conversion and stock offering. Each Eligible Account Holder and Supplemental Eligible Account Holder that continues to maintain his or her deposit account at Monroe Federal, would be entitled, on a complete liquidation of Monroe Federal after the conversion and stock offering, to an interest in the liquidation account before any payment to the stockholders of Monroe Federal Bancorp. Each Eligible Account Holder would have an initial interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50.00 or more held in Monroe Federal as of the close of business on March 31, 2023. Each Eligible Account Holder would have a pro rata interest in the total liquidation account for each such deposit account, based on the proportion that the balance of each such deposit account as of the close of business on March 31, 2023, bears to the balance of all such deposit accounts in Monroe Federal on such date. Each Supplemental Eligible Account Holder would have an initial interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50.00 or more held in Monroe Federal as of the close of business on June 30, 2024. Each Supplemental Eligible Account Holder would have a pro rata interest in the total liquidation account for each such deposit account, based on the proportion that the balance of each such deposit account as of the close of business on June 30, 2024, bears to the balance of all such deposit accounts in Monroe Federal on such date.

If, however, on any March 31 annual closing date commencing on or after the effective date of the conversion and stock offering, the amount in any such deposit account is less than the amount in the deposit account as of the close of business on March 31, 2023, or June 30, 2024, respectively, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositor. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to Monroe Federal Bancorp in its capacity as the sole stockholder of Monroe Federal.

Material Income Tax Consequences

Consummation of the conversion and stock offering is subject to the prior receipt of an opinion of counsel or tax advisor with respect to federal and state income taxation that the conversion and stock offering will not be a taxable transaction to Monroe Federal, Monroe Federal Bancorp, Eligible Account Holders, Supplemental Eligible Account Holders and Other Members. Unlike private letter rulings, opinions of counsel or tax advisors are not binding on the Internal Revenue Service or any state taxing authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that Monroe Federal or Monroe Federal Bancorp would prevail in a judicial proceeding.

Monroe Federal and Monroe Federal Bancorp have received an opinion from its counsel, Luse Gorman, PC, regarding all of the material federal income tax consequences of the conversion and stock offering, which includes the following:

1.	The conversion of Monroe Federal to a federally-chartered stock savings association will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code.

2.	Monroe Federal will not recognize any gain or loss upon the receipt of money from Monroe Federal Bancorp in exchange for shares of common stock of Monroe Federal.

3.	The basis and holding period of the assets received by Monroe Federal, in stock form, from Monroe Federal, in mutual form, will be the same as the basis and holding period in such assets immediately before the conversion.

4.	No gain or loss will be recognized by account holders of Monroe Federal, including Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, upon the issuance to them of withdrawable deposit accounts in Monroe Federal, in stock form, in the same dollar amount and under the same terms as held at Monroe Federal, in mutual form. In addition, Eligible Account Holders and Supplemental Eligible Account Holders will not recognize gain or loss upon receipt of an interest in a liquidation account in Monroe Federal, in stock form, in exchange for their ownership interests in Monroe Federal, in mutual form.

5.	The basis of the account holders’ deposit accounts in Monroe Federal, in stock form, will be the same as the basis of their deposit accounts in Monroe Federal, in mutual form. The basis of the Eligible Account Holders and the Supplemental Eligible Account Holders interests in the liquidation account will be zero, which is the cost of such interest to such persons.

6.	It is more likely than not that the fair market value of the nontransferable subscription rights will be zero, based on the fact that these rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the common stock at a price equal to its estimated fair market value, which will be the same price as the subscription price for the shares of common stock in the stock offering. Accordingly, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members upon distribution to them of nontransferable subscription rights to purchase shares of Monroe Federal Bancorp common stock, provided that the amount to be paid for Monroe Federal Bancorp common stock is equal to the fair market value of Monroe Federal Bancorp common stock.

7.	It is more likely than not that the basis of the shares of Monroe Federal Bancorp common stock purchased in the stock offering will be the purchase price. The holding period of the Monroe Federal Bancorp common stock purchased pursuant to the exercise of nontransferable subscription rights will commence on the date on which the right to acquire such stock was exercised.

8.	No gain or loss will be recognized by Monroe Federal Bancorp on the receipt of money in exchange for shares of Monroe Federal Bancorp common stock sold in the stock offering.

In the view of Feldman Financial (which is acting as independent appraiser of the value of the shares of Monroe Federal Bancorp common stock), the subscription rights do not have any value for the reasons set forth above. Feldman Financial’s view is not binding on the Internal Revenue Service. If the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who exercise the subscription rights in an amount equal to their value, and Monroe Federal Bancorp could recognize gain on a distribution. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are encouraged to consult with their own tax advisors as to the tax consequences if subscription rights are deemed to have an ascertainable value.

The opinion as to the basis in the liquidation account set forth in item 4 above is based on the position that: (i) no holder of an interest in a liquidation account has ever received any payment attributable to a liquidation of a solvent bank (other than as set forth below); (ii) the interests in the liquidation account are not transferable; (iii) the amounts due under the liquidation account with respect to each Eligible Account Holder and Supplemental Eligible Account Holder will be reduced as their deposits in Monroe Federal are reduced; and (iv) holders of an interest in a liquidation account have received payments of their interests in very few instances (out of hundreds of transactions involving mergers, acquisitions and the purchase of assets and assumption of liabilities of holding companies and subsidiary banks) and these instances involved the purchase and assumption of a bank’s assets and liabilities by a credit union. In addition, we have received a letter from Feldman Financial stating its belief that the benefit provided by the Monroe Federal liquidation account does not have any economic value as of the effective time of the conversion and stock offering. Based on the foregoing, Luse Gorman, PC believes it is more likely than not that such rights in the Monroe Federal liquidation account have no value. If such rights are subsequently found to have an economic value as of the effective time of the conversion and stock offering, income may be recognized by each Eligible Account Holder or Supplemental Eligible Account Holder in the amount of such fair market value as of the effective date of the conversion and stock offering.

The Internal Revenue Service will not issue private letter rulings with respect to the issue of whether nontransferable rights have value. Unlike private letter rulings, an opinion of counsel or the view of an independent appraiser is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached therein. Depending on the conclusion or conclusions with which the Internal Revenue Service disagrees, the Internal Revenue Service may take the position that the transaction is taxable to any one or more of Monroe Federal, its members, Monroe Federal Bancorp, Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who exercise their subscription rights. In the event of a disagreement, there can be no assurance that Monroe Federal Bancorp or Monroe Federal would prevail in a judicial or administrative proceeding.

The federal income tax opinion has been filed with the Securities and Exchange Commission as an exhibit to Monroe Federal Bancorp’s registration statement. An opinion regarding the Ohio income tax consequences consistent with the federal income tax opinion has been issued by Wipfli LLP.

Restrictions on Purchase or Transfer of Our Shares after the Conversion and Stock Offering

The shares of common stock being acquired by the directors and executive officers of Monroe Federal, and their associates, are being acquired for investment purposes, and not with a view towards resale. All shares of common stock purchased in the stock offering by a director or executive officer of Monroe Federal Bancorp or Monroe Federal generally may not be sold for a period of one year following the closing of the conversion and stock offering, except in the event of the death of the director or executive officer. Each statement of ownership or certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any certificate or ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split or otherwise with respect to the restricted stock will be similarly restricted. The directors and executive officers of Monroe Federal Bancorp also will be restricted by the insider trading rules under the Securities Exchange Act of 1934, as amended.

Purchases of shares of our common stock by any of our directors, executive officers and their associates, during the three-year period following the closing of the conversion and stock offering, may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the OCC. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock, to purchases of our common stock to fund stock options by one or more stock-based benefit plans or to any of our tax-qualified employee stock benefit plans or nontax-qualified employee stock benefit plans, including any stock-based benefit plans.

OCC regulations prohibit Monroe Federal Bancorp from repurchasing its shares of common stock during the first year following the conversion and stock offering, unless compelling business reasons exist to do so or to fund management recognition plans that have been ratified by stockholders (with OCC approval) or tax-qualified employee stock benefit plans.

RESTRICTIONS ON ACQUISITION OF MONROE FEDERAL BANCORP

Although the board of directors of Monroe Federal Bancorp is not aware of any effort that might be made to obtain control of Monroe Federal Bancorp after the conversion and stock offering, the board of directors believes that it is appropriate to include certain provisions in Monroe Federal Bancorp’s articles of incorporation and bylaws to protect the interests of Monroe Federal Bancorp and its stockholders from takeovers which our board of directors might conclude are not in the best interests of Monroe Federal, Monroe Federal Bancorp or its stockholders.

The following discussion is a general summary of the material provisions of Monroe Federal Bancorp’s articles of incorporation and bylaws, Monroe Federal’s federal stock charter and bylaws, Maryland corporation law and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in Monroe Federal Bancorp’s articles of incorporation and bylaws and Monroe Federal’s federal stock charter and bylaws, reference should be made in each case to the document in question, each of which is part of Monroe Federal’s application for conversion filed with the OCC, and except for Monroe Federal’s federal stock charter and bylaws, Monroe Federal Bancorp’s registration statement filed with the Securities and Exchange Commission. See “Where You Can Find Additional Information.”

Monroe Federal Bancorp’s Articles of Incorporation and Bylaws

Monroe Federal Bancorp’s articles of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of stockholders that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the board of directors or management of Monroe Federal Bancorp more difficult.

Directors. The board of directors will be divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected annually. Therefore, it would take at least two annual elections to replace a majority of our directors. The bylaws establish qualifications for board members, including:

•	a prohibition on service as a director by a person who is a director, officer or a 10% stockholder of a competitor of Monroe Federal;

•	a prohibition on service as a director by a person (i) who has been convicted of a crime involving dishonesty or breach of trust that is punishable by imprisonment for a term exceeding one year under state or federal law, (ii) who is currently charged in an information, indictment or other complaint with the commission of or participation in such a crime, or (iii) against whom a financial or securities regulatory agency has, within the past ten years, issued a cease and desist, consent or other formal order, other than a civil money penalty, which order is subject to public disclosure by such agency;

•	a prohibition on service as a director by a person who is party to any agreement or understanding that (i) provides such person with material benefits that are contingent upon Monroe Federal Bancorp entering into a merger or similar transaction in which it is not the surviving entity, (ii) materially limits such person’s voting discretion with respect to Monroe Federal Bancorp’s strategic direction, or (iii) materially impairs such person’s ability to discharge his or her fiduciary duties with respect to the fundamental strategic direction of Monroe Federal Bancorp;

•	a requirement that any person proposed to serve as a director (other than the initial directors and other than directors who are also officers of Monroe Federal Bancorp or Monroe Federal) has maintained his or her principal residence for a period of at least one year immediately before his or her nomination or appointment to the Board of Directors within a 30-mile radius of the main office of Monroe Federal; and

•	a prohibition on service as a director by a person who has lost more than one election for service as a director of Monroe Federal Bancorp.

Further, the bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the board of directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders. Such notice and information requirements are applicable to all stockholder business proposals and nominations, and are in addition to any requirements under the federal securities laws.

Evaluation of Offers. The articles of incorporation of Monroe Federal Bancorp provide that its board of directors, when evaluating a transaction that would or may involve a change in control of Monroe Federal Bancorp (whether by purchases of its securities, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of its assets, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of Monroe Federal Bancorp and its stockholders and in making any recommendation to the stockholders, give due consideration to all relevant factors, including, but not limited to:

•	the economic effect, both immediate and long-term, upon Monroe Federal Bancorp’s stockholders, including stockholders, if any, who do not participate in the transaction;

•	the social and economic effect on the present and future employees, creditors and customers of, and others dealing with, Monroe Federal Bancorp and its subsidiaries and on the communities in which it and its subsidiaries operate or are located;

•	whether the proposal is acceptable based on the historical, current or projected future operating results or financial condition of Monroe Federal Bancorp;

•	whether a more favorable price could be obtained for Monroe Federal Bancorp’s stock or other securities in the future;

•	the reputation and business practices of the other entity to be involved in the transaction and its management and affiliates as they would affect the employees of Monroe Federal Bancorp and its subsidiaries;

•	the future value of the stock or any other securities of Monroe Federal Bancorp or the other entity to be involved in the proposed transaction;

•	any antitrust or other legal and regulatory issues that are raised by the proposal;

•	the business and historical, current or expected future financial condition or operating results of the other entity to be involved in the transaction, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the proposed transaction, and other likely financial obligations of the other entity to be involved in the proposed transaction; and

•	the ability of Monroe Federal Bancorp to fulfill its objectives as a financial institution holding company and on the ability of its subsidiary financial institution(s) to fulfill the objectives of a federally-insured financial institution(s) under applicable statutes and regulations.

If the board of directors determines that any proposed transaction should be rejected, it may take any lawful action to defeat such transaction.

Restrictions on Calling Special Meetings. The bylaws provide that special meetings of stockholders can be called by only the Chairperson or Vice Chairperson of the board of directors, a majority of the total number of directors that Monroe Federal Bancorp would have if there were no vacancies on the board of directors, or the Secretary upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

Prohibition of Cumulative Voting. The articles of incorporation prohibit cumulative voting for the election of directors.

Limitation of Voting Rights. The articles of incorporation provide that in no event will any person who beneficially owns more than 10% of the then-outstanding shares of common stock, be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit. The 10% limit shall not apply if, before the stockholder acquires shares in excess of the 10% limit, the acquisition is approved by a majority of the directors who are not affiliated with the holder and who were members of the board of directors before the time of the acquisition (or who were chosen to fill any vacancy of an otherwise unaffiliated director by a majority of the unaffiliated directors).

Restrictions on Removing Directors from Office. The articles of incorporation provide that directors may be removed only for cause, and only by the affirmative vote of the holders of at least two-thirds of the voting power of all of our then-outstanding capital stock entitled to vote generally in the election of directors (after giving effect to the limitation on voting rights discussed above in “ – Limitation of Voting Rights”), voting together as a single class.

Stockholder Nominations and Proposals. The bylaws provide that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at an annual meeting of stockholders must submit written notice to Monroe Federal Bancorp at least 90 days before and not earlier than 120 days before the anniversary date of the proxy statement relating to the previous year’s annual meeting. However, if less than 90 days’ prior public disclosure of the date of the meeting is given to stockholders and the date of the annual meeting is advanced by more than 30 days, or delayed by more than 30 days, from the anniversary date of the preceding year’s annual meeting then stockholders must submit written notice to Monroe Federal Bancorp no later than 10 days following the day on which public disclosure of the date of the meeting is first made in a press release, in a document filed with the Securities and Exchange Commission or on a website maintained by Monroe Federal Bancorp.

Authorized but Unissued Shares. After the conversion and stock offering, Monroe Federal Bancorp will have authorized but unissued shares of common and preferred stock. The articles of incorporation authorize 1,000,000 shares of serial preferred stock. Monroe Federal Bancorp is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of such shares. In addition, the articles of incorporation provide that a majority of the total number of directors that Monroe Federal Bancorp would have if there were no vacancies on the board of directors may, without action by the stockholders, amend the articles of incorporation to increase or decrease the aggregate number of shares of stock of any class or series that Monroe Federal Bancorp has the authority to issue. In the event of a proposed merger, tender offer or other attempt to gain control of Monroe Federal Bancorp that the board of directors does not approve, it would be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of Monroe Federal Bancorp. The board of directors has no present plan or understanding to issue any preferred stock.

Amendments to Articles of Incorporation and Bylaws. Except as provided under “ – Authorized but Unissued Shares,” above, regarding the amendment of the articles of incorporation by the board of directors to increase or decrease the number of shares authorized for issuance, or as otherwise allowed by law, any amendment to the articles of incorporation must be approved by our board of directors and also by two-thirds of the outstanding shares of our voting stock (or a majority of the outstanding shares of our voting stock if the amendment is approved by two-thirds of our board of directors); provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:

(i)	the limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock;

(ii)	the division of the board of directors into three staggered classes;

(iii)	the ability of the board of directors to fill vacancies on the board;

(iv)	the requirement that at least two-thirds of the voting power of the stockholders must vote to remove directors, and can only remove directors for cause;

(v)	the ability of the board of directors to amend and repeal the bylaws and the required stockholder vote to amend or repeal the bylaws;

(vi)	the ability of the board of directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire Monroe Federal Bancorp;

(vii)	the authority of the board of directors to provide for the issuance of preferred stock;

(viii)	the validity and effectiveness of any action lawfully authorized by the affirmative vote of the holders of a majority of the total number of outstanding shares of common stock;

(ix)	the number of stockholders constituting a quorum or required for stockholder consent;

(x)	the provision regarding stockholder proposals and nominations;

(xi)	the indemnification of current and former directors and officers, as well as employees and other agents, by Monroe Federal Bancorp;

(xii)	the limitation of liability of officers and directors to Monroe Federal Bancorp for money damages; and

(xiii)	the provision of the articles of incorporation requiring approval of at least 80% of the outstanding voting stock to amend the provisions of the articles of incorporation set forth in (i) through (xii) of this list and the provisions related to amendment of the articles of incorporation.

The articles of incorporation also provide that the bylaws may be amended by the affirmative vote of a majority of the total number of directors that Monroe Federal Bancorp would have if there were no vacancies on the board of directors or by the stockholders by the affirmative vote of at least 80% of the votes entitled to be cast in the election of directors (after giving effect to the limitation on voting rights discussed above in “ – Limitation of Voting Rights”).

Maryland Corporate Law

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested stockholders and their affiliates or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as: (i) any person who beneficially owns 10% or more of the voting power of a corporation’s voting stock after the date on which the corporation had 100 or more beneficial owners of its stock; or (ii) an affiliate or associate of the corporation at any time after the date on which the corporation had 100 or more beneficial owners of its stock who, within the two-year period before the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

Monroe Federal’s Stock Charter

The federal stock charter of Monroe Federal provides that for a period of five years from the closing of the conversion and stock offering, no person (including a group acting in concert) other than Monroe Federal Bancorp may offer directly or indirectly to acquire the beneficial ownership of more than 10% of any class of equity security of Monroe Federal. This provision does not apply to any tax-qualified employee benefit plan of Monroe Federal or Monroe Federal Bancorp, or to an underwriter or member of an underwriting or selling group involving the public sale or resale of securities of Monroe Federal or any of its subsidiaries, so long as after the sale or resale, no underwriter or member of the selling group is a beneficial owner, directly or indirectly, of more than 10% of any class of equity securities of Monroe Federal. In addition, during this five-year period, all shares owned over the 10% limit may not be voted on any matter submitted to stockholders for a vote.

Conversion Regulations

OCC regulations prohibit any person from making an offer, announcing an intent to make an offer or participating in any other arrangement to purchase stock or acquiring stock or subscription rights in a converting institution or its holding company from another person before completion of its conversion. Further, without the OCC’s prior written approval, no person may make an offer or announcement of an offer to purchase shares or actually acquire shares of a converted institution or its holding company for a period of three years from the date of the completion of the conversion if, upon the completion of such offer, announcement or acquisition, the person would become the beneficial owner of more than 10% of the outstanding stock of the institution or its holding company. The OCC defines “person” to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution. However, offers made exclusively to a savings association or its holding company, or an underwriter or member of a selling group acting on the converting institution’s or its holding company’s behalf for resale to the general public are excepted. The regulation also provides civil penalties for willful violation or assistance in any such violation of the regulation by any person connected with the management of the converting institution or its holding company or who controls more than 10% of the outstanding shares or voting rights of a converted institution or its holding company.

Change in Control Regulations

Under the Change in Bank Control Act, a federal statute, no person may acquire control of a savings and loan holding company unless the Federal Reserve Board has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition. In addition, Federal Reserve Board regulations provide that no company may acquire control of a savings and loan holding company without the prior approval of the Federal Reserve Board.

Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the institution’s directors, or a determination by the Federal Reserve Board that the acquirer has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution.

Acquisition of more than 10% of any class of a savings and loan holding company’s voting stock, if the acquirer is also subject to any one of eight “control factors,” constitutes a rebuttable determination of control under Federal Reserve Board regulations. Such control factors include the acquirer being one of the two largest stockholders. The determination of control may be rebutted by submission to the Federal Reserve Board, before the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies that acquire beneficial ownership exceeding 10% or more of any class of a savings and loan holding company’s stock who do not intend to participate in or seek to exercise control over a savings and loan holding company’s management or policies may qualify for a safe harbor by filing with the Federal Reserve Board a certification form that states, among other things, that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the Federal Reserve Board, as applicable. There are also rebuttable presumptions in the regulations concerning whether a group “acting in concert” exists, including presumed action in concert among members of an “immediate family.”

The Federal Reserve Board may prohibit an acquisition of control if it finds, among other things, that:

•	the acquisition would result in a monopoly or substantially lessen competition;

•	the financial condition of the acquiring person might jeopardize the financial stability of the institution;

•	the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person; or

•	the acquisition would have an adverse effect on the FDIC’s Deposit Insurance Fund.

In addition, a savings and loan holding company must obtain the approval of the Federal Reserve Board before acquiring voting control of more than 5% of any class of voting stock of another savings association or another savings association holding company.

DESCRIPTION OF CAPITAL STOCK OF MONROE FEDERAL BANCORP

General

Monroe Federal Bancorp is authorized to issue 14,000,000 shares of common stock, par value of $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. It expects to issue up to 690,000 of common stock in the conversion and stock offering. It will not issue shares of preferred stock in the conversion and stock offering. Each share of Monroe Federal Bancorp common stock will have the same relative rights as, and will be identical in all respects to, each other share of common stock. Upon payment of the subscription price for the common stock, according to the plan of conversion, all of the shares of common stock will be duly authorized, fully paid and nonassessable.

The shares of common stock of Monroe Federal Bancorp will represent non-withdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC or any other governmental agency.

Common Stock

Dividends. Monroe Federal Bancorp may pay dividends on its common stock if, after giving effect to such distribution, (i) it would be able to pay its indebtedness as the indebtedness comes due in the usual course of business and (ii) its total assets exceed the sum of its liabilities and the amount needed, if it were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of any holders of capital stock who have a preference in the event of dissolution. The holders of common stock of Monroe Federal Bancorp will be entitled to receive and share equally in dividends as may be declared by the board of directors out of funds legally available therefor. If Monroe Federal Bancorp issues shares of preferred stock, the holders of preferred stock may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. Upon consummation of the conversion and stock offering, the holders of common stock of Monroe Federal Bancorp will have exclusive voting rights in Monroe Federal Bancorp. They will elect its board of directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the board of directors. Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Any person who beneficially owns more than 10% of the then-outstanding shares of Monroe Federal Bancorp’s common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit. If Monroe Federal Bancorp issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Amendments to the articles of incorporation generally require a two-thirds vote, and certain amendments require an 80% stockholder vote.

As a federal stock savings association, corporate powers and control of Monroe Federal will be vested in its board of directors, who elect the officers of Monroe Federal and who fill any vacancies on the board of directors. Voting rights in Monroe Federal will be vested exclusively in the owner of the shares of capital stock of Monroe Federal, which will be Monroe Federal Bancorp, and voted at the direction of Monroe Federal Bancorp’s board of directors. Consequently, the holders of the common stock of Monroe Federal Bancorp will not have direct control of Monroe Federal.

Liquidation. In the event of any liquidation, dissolution or winding up of Monroe Federal, Monroe Federal Bancorp, as the owner of all of Monroe Federal’s capital stock, would be entitled to receive all assets of Monroe Federal available for distribution, after payment or provision for payment of all debts and liabilities of Monroe Federal, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders. In the event of liquidation, dissolution or winding up of Monroe Federal Bancorp, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Monroe Federal Bancorp available for distribution. If preferred stock is issued by Monroe Federal Bancorp, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights; Redemption. Holders of the common stock of Monroe Federal Bancorp will not be entitled to preemptive rights with respect to any shares that may be issued, unless such preemptive rights are approved by the board of directors. The common stock is not subject to redemption.

Preferred Stock

No shares of Monroe Federal Bancorp’s authorized preferred stock will be issued in connection with the conversion and stock offering. Preferred stock may be issued with preferences and designations as our board of directors may from time to time determine. Monroe Federal Bancorp’s board of directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Forum Selection for Certain Stockholder Lawsuits

The articles of incorporation of Monroe Federal Bancorp provide that, unless Monroe Federal Bancorp consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Monroe Federal Bancorp, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Monroe Federal Bancorp to Monroe Federal Bancorp or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Maryland General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the State of Maryland, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This exclusive forum provision does not apply to claims arising under the federal securities laws. Under the articles of incorporation, any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of Monroe Federal Bancorp shall be deemed to have notice of and consented to the exclusive forum provision of the articles of incorporation. This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum it finds favorable for disputes with Monroe Federal Bancorp and its directors, officers, and other employees or may cause a stockholder to incur additional expense by having to bring a claim in a judicial forum that is distant from where the stockholder resides, or both. See “Risk Factors – Risks Related to the Stock Offering – Our articles of incorporation provide that, subject to limited exception, state and federal courts in the State of Maryland are the sole and exclusive forum for certain stockholders litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, and other employees.”

TRANSFER AGENT

The transfer agent and registrar for Monroe Federal Bancorp’s common stock will be Pacific Stock Transfer Company, Las Vegas, Nevada.

EXPERTS

The financial statements of Monroe Federal at March 31, 2024 and 2023 and for each of the years ended March 31, 2024 and 2023 have been included herein in reliance upon the report of Wipfli LLP, independent registered public accounting firm, which is included in this prospectus and upon the authority of said firm as experts in accounting and auditing.

Feldman Financial has consented to the publication in this prospectus of the summary of its report to Monroe Federal Bancorp setting forth its opinion as to the estimated pro forma market value of the shares of common stock upon completion of the conversion and stock offering and of its letter with respect to subscription rights.

CHANGE IN AUDITOR

On April 4, 2024, Wipfli LLP replaced Clark, Schaefer, Hackett & Co. as Monroe Federal’s independent auditor. This change in auditor was approved by Monroe Federal’s Audit Committee. Wipfli LLP was engaged to audit the financial statements of Monroe Federal for the fiscal years ended March 31, 2024 and 2023 according to auditing standards of the Public Company Accounting Oversight Board.

Before the engagement of Wipfli LLP, Monroe Federal did not consult with Wipfli LLP regarding the application of accounting principles to a specific completed or proposed transaction or regarding the type of audit opinion that might be rendered by Wipfli LLP on Monroe Federal’s financial statements, and Wipfli LLP did not provide any written or oral advice that was an important factor considered by Monroe Federal in reaching a decision as to any such accounting, auditing or financial reporting issue, and Monroe Federal did not consult with Wipfli LLP regarding any of the matters or events set forth in Item 304(a)(2)(ii) of Regulation S-K.

The report of Clark, Schaefer, Hackett & Co. on its audit of the financial statements of Monroe Federal for the fiscal years ended March 31, 2023 and 2022, performed under AICPA auditing standards, did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principle. In connection with its audit of the financial statements of Monroe Federal for the fiscal years ended March 31, 2023 and 2022, performed under AICPA standards, there were no disagreements with Clark, Schaefer, Hackett & Co. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Clark, Schaefer, Hackett & Co., would have caused them to make reference thereto in their reports, and there have been no reportable events as described in Item 304(a)(1)(v) of Regulation S-K.

Monroe Federal provided Clark, Schaefer, Hackett & Co. with a copy of this disclosure before its filing with the Securities and Exchange Commission and requested that Clark, Schaefer, Hackett & Co. furnish Monroe Federal with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements and, if it does not agree, the respects in which it does not agree. A copy of the letter is filed as an exhibit to the registration statement of Monroe Federal Bancorp, of which this prospectus is a part.

LEGAL MATTERS

Luse Gorman, PC, Washington, D.C., special counsel to Monroe Federal Bancorp and Monroe Federal, has issued to Monroe Federal Bancorp its opinion regarding the legality of the common stock and has issued to Monroe Federal Bancorp and Monroe Federal its opinion regarding the federal income tax consequences of the conversion and stock offering. Wipfli LLP has issued its opinion to Monroe Federal Bancorp and Monroe Federal regarding the Ohio state income tax consequences of the conversion and stock offering. Certain legal matters will be passed upon for Performance Trust and, in the event of a syndicated community offering, for any other co-managers, by Kilpatrick Townsend & Stockton LLP, Washington, D.C.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Monroe Federal Bancorp has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. Such information, including the appraisal report, which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Securities and Exchange Commission at prescribed rates. The Securities and Exchange Commission telephone number is 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a web site (www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, including Monroe Federal Bancorp. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

Monroe Federal has filed with the OCC an application for conversion from mutual to stock form. This prospectus omits certain information contained in the application. The application may be examined at the OCC East Region Office, located at 7 Times Square, 10th Floor, New York, New York 10036. A copy of the plan of conversion is available for review at each office of Monroe Federal.

In connection with the conversion and stock offering, Monroe Federal Bancorp will register its class of common stock under Section 12 of the Securities Exchange Act of 1934. Upon registration, Monroe Federal Bancorp and the holders of its common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on common stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of conversion, Monroe Federal Bancorp has undertaken that it will not terminate such registration for a period of at least three years following the consummation of the conversion and stock offering.

INDEX TO FINANCIAL STATEMENTS OF MONROE FEDERAL SAVINGS AND LOAN ASSOCIATION

# # #

Separate financial statements for Monroe Federal Bancorp have not been included in this prospectus because it has not engaged in any significant activities, has no significant assets, and has no contingent liabilities, revenue or expenses.

All financial statement schedules have been omitted as the required information either is not applicable or is included in the financial statements or related notes.

4890 Owen Ayres Ct. Suite 200 Eau Claire, WI 54701	715 832 3407 wipfli.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Monroe Federal Savings and Loan Association

Tipp City, Ohio

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Monroe Federal Savings and Loan Association (the “Company”) as of March 31, 2024 and 2023, and the related statements of income, comprehensive income (loss), changes in equity and cash flows for each of the years then ended and the related notes to the financial statements (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2024 and 2023, and the results of its operations and its cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2024.

Wipfli LLP

Eau Claire, Wisconsin

June 12, 2024

Monroe Federal Savings and Loan Association

Balance Sheets

March 31, 2024 and 2023

	March 31,
	2024	2023
Assets
Cash and due from banks	$2,981,089	$1,237,490
Interest-bearing deposits in other financial institutions	7,529,609	1,690,298
Federal funds sold	107,000	-
Cash and cash equivalents	10,617,698	2,927,788

Available-for-sale securities	25,181,361	28,079,300
Loans receivable	108,724,627	109,294,667
Allowance for credit losses	(855,455)	(642,336)
Net loans	107,869,172	108,652,331

Premises and equipment	5,339,998	5,476,482
Restricted stock	515,000	809,100
Bank owned life insurance	3,491,015	3,389,858
Accrued interest receivable	483,027	450,525
Deferred federal income taxes	1,328,523	1,218,327
Other assets	511,468	436,801
Total assets	$155,337,262	$151,440,512

Liabilities and Equity
Liabilities
Deposits
Demand	$48,459,382	$37,160,910
Savings and money market	51,227,399	55,076,604
Time	42,405,531	35,058,912
Total deposits	142,092,312	127,296,426
Federal funds purchased	-	865,000
Advances from the Federal Home Loan Bank	3,000,000	12,500,000
Advances by borrowers for taxes and insurance	329,730	307,068
Directors plan liability	762,416	735,610
Accrued interest payable and other liabilities	588,099	950,833
Total liabilities	146,772,557	142,654,937

Equity
Retained earnings	12,917,702	13,143,241
Accumulated other comprehensive loss	(4,352,997)	(4,357,666)
Total equity	8,564,705	8,785,575
Total liabilities and equity	$155,337,262	$151,440,512

See Notes to Financial Statements

Monroe Federal Savings and Loan Association

Statements of Income

Years Ended March 31, 2024 and 2023

	Year Ended
	March 31,
	2024	2023
Interest income
Loans	$4,992,669	$4,111,544
Investment securities	532,841	555,992
Interest-bearing deposits and other	166,842	118,504

Total interest income	5,692,352	4,786,040

Interest expense
Deposits	1,582,994	653,482
Borrowings	391,988	264,156

Total interest expense	1,974,982	917,638

Net interest income	3,717,370	3,868,402

Provision for (recovery of) credit losses	(143,224)	60,000

Net interest income after provision for (recovery of) credit losses	3,860,594	3,808,402

Noninterest income
Service fees on deposits	178,094	150,732
Late charges and fees on loans	9,041	19,273
Loan servicing fees	14,748	13,279
Increase in cash surrender value of bank owned life insurance	101,157	93,219
Other income	41,245	50,605

Total noninterest income	344,285	327,108

Noninterest expense
Salaries and employee benefits	2,075,798	1,902,739
Directors fees	119,698	119,000
Occupancy and equipment	557,802	381,107
Data processing fees	531,255	470,518
Franchise taxes	58,626	100,142
FDIC insurance premiums	109,773	66,516
Professional services	183,893	195,312
Advertising	93,910	55,573
Other	463,173	417,235

Total noninterest expense	4,193,928	3,708,142

Income before income taxes	10,951	427,368

Provision (benefit) for income taxes	(48,818)	39,119

Net income	$59,769	$388,249

See Notes to Financial Statements

Monroe Federal Savings and Loan Association

Statements of Comprehensive Income (Loss)

Years Ended March 31, 2024 and 2023

	Year Ended
	March 31,
	2024	2023
Net income	$59,769	$388,249

Other comprehensive income (loss):
Net unrealized gains (losses) on available-for-sale securities	5,908	(2,622,957)

Tax (expense) benefit	(1,239)	550,820

Other comprehensive income (loss)	4,669	(2,072,137)

Comprehensive income (loss)	$64,438	$(1,683,888)

See Notes to Financial Statements

Monroe Federal Savings and Loan Association

Statements of Changes in Equity

Years Ended March 31, 2024 and 2023

		Accumulated
		Other
	Retained	Comprehensive
	Earnings	Income (Loss)	Total
Balance at April 1, 2022	$12,754,992	$(2,285,529)	$10,469,463

Net income	388,249	-	388,249

Other comprehensive loss	-	(2,072,137)	(2,072,137)

Balance at March 31, 2023	13,143,241	(4,357,666)	8,785,575

Effect of change in accounting principle - ASC 326	(285,308)	-	(285,308)

Net income	59,769	-	59,769

Other comprehensive income	-	4,669	4,669

Balance at March 31, 2024	$12,917,702	$(4,352,997)	$8,564,705

See Notes to Financial Statements

Monroe Federal Savings and Loan Association
Statements of Cash Flows
Years Ended March 31, 2024 and 2023

	Year Ended
	March 31,
	2024	2023
Operating Activities
Net income	$59,769	$388,249
Items not requiring (providing) cash:
Depreciation and amortization	253,221	151,921
Amortization of premiums and discounts	178,358	203,996
Amortization of deferred loan fees	(87,777)	(57,052)
Provision for deferred income taxes	(35,595)	42,155
Provision for (recovery of) credit losses	(143,224)	60,000
Increase in cash surrender value of bank owned life insurance	(101,157)	(93,219)
Changes in:
Accrued interest receivable	(32,502)	(69,625)
Other assets	(74,666)	(42,816)
Accrued interest payable and other liabilities	(392,019)	(95,655)

Net cash provided by (used in) operating activities	(375,592)	487,954

Investing Activities
Proceeds from calls, maturities and paydowns of available-for-sale securities	2,725,489	2,904,554
Net change in loans	709,102	(16,049,267)
Purchase of premises and equipment	(116,737)	(2,375,866)
Proceeds from redemption of restricted stock	294,100	203,500

Net cash provided by (used in) investing activities	3,611,954	(15,317,079)

Financing Activities
Net increase in deposit accounts	14,795,886	9,311,315
Net increase (decrease) in federal funds purchased	(865,000)	865,000
Proceeds from Federal Home Loan Bank advances	19,150,000	40,300,000
Repayment of Federal Home Loan Bank advances	(28,650,000)	(35,550,000)
Increase (decrease) in advances from borrowers for taxes and insurance	22,662	(6,255)

Net cash provided by financing activities	4,453,548	14,920,060

Increase in Cash and Cash Equivalents	7,689,910	90,935

Cash and Cash Equivalents, Beginning of Year	2,927,788	2,836,853

Cash and Cash Equivalents, End of Year	$10,617,698	$2,927,788

Supplemental Disclosure of Cash Flow Information
Cash paid during the year for:
Interest on deposits and borrowings	$1,999,435	$873,904
Income taxes paid (refunds)	(12,980)	47,569

Supplemental Disclosure of Noncash Investing Activities
Transfers from loans to assets acquired through foreclosure	$12,481	$-
Financed sales of assets acquired through foreclosure	12,481	-

See Notes to Financial Statements

Monroe Federal Savings and Loan Association

Notes to Financial Statements

March 31, 2024 and 2023

Note 1:	Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

Monroe Federal Savings and Loan Association (the “Company”) is a federally chartered mutual thrift engaged primarily in the business of providing a variety of deposit and lending services to individual customers in western Ohio. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential and commercial mortgage, commercial, home equity lines of credit and installment loans. Its operations are conducted through its four office locations in Tipp City, Vandalia and Dayton, Ohio. The Company faces competition from other financial institutions and is subject to the regulation of certain federal agencies and undergoes periodic examinations by those regulatory authorities.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for credit losses, valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, valuation of deferred tax assets and fair values of financial instruments.

Cash Equivalents

The Company considers all liquid investments with original maturities of three months or less to be cash equivalents. At March 31, 2024 and 2023, the Company had one cash account that exceeded FDIC insurance limits by $1.7 million and by $65,000, respectively.

In March 2020, the Federal Reserve's board of directors approved reducing the required reserve requirement ratios to zero percent, effectively eliminating the requirement to maintain reserve balances in cash or on deposit with the Federal Reserve Bank. This reduction in the required reserves does not have a defined timeframe and may be revised by the Federal Reserve Board in the future.

Monroe Federal Savings and Loan Association

Notes to Financial Statements

March 31, 2024 and 2023

Investment Securities

Investment securities are classified upon acquisition into one of three categories: held-to-maturity, available-for-sale or trading. Debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and recorded at amortized cost. Trading securities are recorded at fair value with changes in fair value included in other income. Securities not classified as held to maturity or trading are classified as “available for sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income (loss).

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities, identified as the call date as to premiums and maturity date as to discounts. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding principal balances, adjusted for unearned income, charge-offs, the allowance for credit losses and any unamortized deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

For loans amortized at cost, interest income is accrued based on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, as well as premiums and discounts, are deferred and amortized as a level yield adjustment over the respective term of the loan. For all loan portfolio segments except residential and consumer loans, the Company promptly charges-off loans, or portions thereof, when available information confirms that specific loans are uncollectible based on information that includes, but is not limited to, (1) the deteriorating financial condition of the borrower, (2) declining collateral values, and/or (3) legal action, including bankruptcy, that impairs the borrower’s ability to adequately meet its obligations. For collateral dependent loans, a partial charge-off is recorded when a loss has been confirmed by an updated appraisal or other appropriate valuation of the collateral.

The Company records a charge-off of loans, or portions thereof, when the Company reasonably determines the amount of the loss. The Company adheres to delinquency thresholds established by applicable regulatory guidance to determine the charge-off timeframe for these loans. Loans at these delinquency thresholds for which the Company can clearly document that the loan is both well-secured and in the process of collection, such that collection will occur regardless of delinquency status, need not be charged off.

Loans are placed on nonaccrual status when past due 90 days, or earlier when management considers collection of principal and interest is unlikely. For all classes, all interest accrued but not collected for loans that are placed on nonaccrual status or charged off is reversed against interest income. The interest on these loans is accounted for on a cash basis or cost recovery method, until qualifying for return to accrual.

Monroe Federal Savings and Loan Association

Notes to Financial Statements

March 31, 2024 and 2023

Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured. Nonaccrual loans are returned to accrual status when, in the opinion of management, the financial position of the borrower indicates there is no longer any reasonable doubt as to the timely collection of interest or principal. The Company requires a period of satisfactory performance of not less than six months before returning a nonaccrual loan to accrual status.

When cash payments are received on collateral dependent loans, the Company records the payment as interest income unless collection of the remaining recorded principal amount is doubtful, at which time payments are used to reduce the principal balance of the loan. Loans modified due to financial difficulties of the borrower recognize interest income on an accrual basis at the renegotiated rate if the loan is in compliance with the modified terms, no principal reduction has been granted and the loan has demonstrated the ability to perform in accordance with the renegotiated terms for a period of at least six months.

Allowance for Credit Losses

The allowance for credit losses (ACL) is a valuation allowance for expected credit losses. The allowance for credit losses is established through a provision for credit losses charged to income. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The Company adopted Accounting Standards Update (ASU) No. 2016-13 Financial Instruments—Credit Losses (Topic 326) using the modified retrospective method for financial assets measured at amortized cost and off-balance-sheet credit exposures. ASC 326 replaced the incurred loss impairment methodology with a new “current expected credit loss” (CECL) methodology that reflects expected credit losses over the lives of the credit instruments and requires consideration of a broader range of information to estimate credit losses. ASC 326 requires an estimate of all expected credit losses for financial assets measured at amortized cost, including loans and held-to-maturity debt securities, based on historical experience, current conditions, and reasonable and supportable forecasts. Results for the year ended March 31, 2024, are presented under ASU No. 2016-13, while prior period amounts are reported in accordance with the previously applicable accounting standards.

Available-for-sale securities

ASC 326 also made changes to the accounting for credit losses on available-for-sale debt securities. For available for sale securities in an unrealized loss position, the Company first assesses whether it intends to sell, or it is more likely than not that it will be required to sell the security before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the security’s amortized cost basis is written down to fair value through income.

For securities available for sale that do not meet the above criteria, the Company evaluates whether the decline in fair value has resulted from credit losses or other factors. In making this assessment, the Company considers the extent to which fair value is less than amortized cost and adverse conditions related to the security, among other factors. If this assessment indicates that a credit loss exists, the present value of cash flows expected to be collected from the security are compared to the amortized cost basis of the security.

Monroe Federal Savings and Loan Association

Notes to Financial Statements

March 31, 2024 and 2023

If the present value of the cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and an allowance for credit losses is recorded for the credit loss, limited by the amount that the fair value is less than the amortized cost. Any impairment that has not been recorded through an allowance for credit losses is recognized in other comprehensive income, net of tax. The Company elected to use zero loss estimates for securities issued by U.S. government entities and agencies. These securities are either explicitly or implicitly guaranteed by the U.S. government, are highly rated by major agencies and have a long history of no credit losses. Accrued interest receivable on available for sale securities totaled $135,020 and $141,288 at March 31, 2024 and 2023, respectively, and is excluded from the estimate of credit losses.

Loans

The ACL is a valuation allowance that is deducted from the loans’ amortized cost basis to present the net amount expected to be collected on the loans. Management’s determination of the adequacy of the ACL is based on the assessment of the expected credit losses on loans over the expected life of the loan. The ACL is increased by provision expense and decreased by charge-offs, net of recoveries of amounts previously charged off and expected to be charged off. Accrued interest receivable on loans totaled $348,007 and $309,237 at March 31, 2024 and 2023, respectively. The Company made the policy election to exclude accrued interest receivable on loans from the estimate of credit losses.

Management estimates the ACL balance using relevant available information from both internal and external sources, relating to past events, current conditions and reasonable and supportable forecasts. Historical credit loss experience of the Company is paired with economic forecasts to provide the basis for the quantitatively modeled estimates of expected credit losses. The Company adjusts its quantitative model, as necessary, to reflect conditions not already considered by the quantitative model. These adjustments are commonly known as the qualitative factors.

The ACL is measured on a collective (pool) basis when similar risk characteristics exist. The Company uses publicly available data, based on regulatory filings of larger banks, to derive initial proxy expected lifetime loss rates. Reasonable and supportable forecasts are incorporated into the development of these proxy loss rates, which generally revert back to historical and qualitative loss considerations after 12-24 months. The loss rates are adjusted, if necessary, based on management’s assessment of certain criteria, including economic and business conditions, that may affect the Company’s loan portfolio, to arrive at factors that best represent the estimated credit risk in the loan portfolio.

Loans that do not share risk characteristics are evaluated on an individual basis. Loans evaluated individually are not also included in the collective evaluation. When management determines that foreclosure is probable, expected credit losses are based on the fair value of the collateral at the reporting date, adjusted for selling costs as appropriate.

Monroe Federal Savings and Loan Association

Notes to Financial Statements

March 31, 2024 and 2023

Expected credit losses are estimated over the contractual term of the loans, adjusted for expected prepayments when appropriate. The contractual term excludes expected extensions, renewals and modifications unless either of the following applies: management has a reasonable expectation at the reporting date that a loan modification will be executed with an individual borrower or the extension or renewal options are included in the original or modified contract at the reporting date and are not unconditionally cancellable by the Company.

A loan for which the terms have been modified, resulting in a concession and for which the borrower is experiencing financial difficulties, is considered within the determination of the ACL using the same method as all other loans held for investment, except when the value of a concession cannot be measured using a method other than the discounted cash flow method. When the value of a concession is measured using the discounted cash flow method, the ACL is determined by discounting the expected future cash flows at the original interest rate of the loan.

Unfunded Commitments

The Company estimates expected credit losses over the contractual period in which the Company is exposed to credit risk via a contractual obligation to extend credit, unless that obligation is unconditionally cancellable by the Company. The ACL on unfunded commitments is adjusted through the provision for credit loss expense. The estimate includes consideration of the likelihood that funding will occur and an estimate of expected credit losses on commitments expected to be funded over its estimated life consistent with the related ACL methodology. The ACL on unfunded commitments totaled $56,091 at March 31, 2024 and is included in other liabilities on the balance sheet.

Premises and Equipment

Depreciable assets are stated at cost less accumulated depreciation. Depreciation is charged to expense using the straight-line method over the estimated useful lives of the assets. The estimated useful lives of depreciable assets are as follows: building and improvements are 3-39 years; furniture and fixtures are 3-20 years; information technology-related equipment is 3-7 years.

Restricted Stock

Restricted stock includes stock investments in the Federal Home Loan Bank (“FHLB”), United Bankers Bank (“UBB”) and Connecticut On-Line Computer Center, Inc. (“COCC”). FHLB stock is a required investment for institutions that are members of the FHLB system and the transfer of the stock is substantially restricted. The required investment in the common stock is based on a predetermined formula. FHLB stock is carried at cost. The UBB stock is a required investment for banks doing business with UBB and is carried at cost. COCC is the Company’s external data processing provider. The COCC stock is a required investment for clients of COCC and is carried at cost. The Company’s restricted stock investments are evaluated for impairment on an annual basis. The Company’s investments in restricted stock were not impaired at March 31, 2024 and 2023.

Monroe Federal Savings and Loan Association

Notes to Financial Statements

March 31, 2024 and 2023

Bank Owned Life Insurance

The Company has purchased life insurance on certain management personnel. Bank owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

Foreclosed Assets Held for Sale

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value, less estimated cost to sell, at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less estimated costs to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net income or expense from foreclosed assets.

At March 31, 2024 and 2023, the Company had no foreclosed residential real estate properties.

At March 31, 2024 and 2023, the Company had no loans for which formal foreclosure proceedings are in process.

Income Taxes

The Company accounts for income taxes in accordance with income tax accounting guidance (Accounting Standards Codification (“ASC”) 740, Income Taxes). The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax basis of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.

Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

Tax positions are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information.

Monroe Federal Savings and Loan Association

Notes to Financial Statements

March 31, 2024 and 2023

The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to management’s judgment.

If necessary, the Company recognizes interest and penalties on income taxes as a component of income tax expense.

With a few exceptions, the Company is no longer subject to examination by tax authorities for fiscal years before 2021. As of March 31, 2024 and 2023, the Company had no material uncertain income tax positions.

Advertising

Advertising costs are expensed as incurred.

Comprehensive Income (Loss)

Comprehensive income (loss) consists of net income and other comprehensive income (loss), net of applicable income taxes. Other comprehensive income (loss) includes unrealized appreciation (depreciation) on available-for-sale securities.

Accumulated other comprehensive income (loss) consists solely of the cumulative unrealized gains and losses on available-for-sale securities, net of tax.

Revenue Recognition

The Company accounts for certain revenues in accordance with Accounting Standards Update (“ASU”) 2014-09 Revenue from Contracts with Customers (ASC 606) and all subsequent ASUs that modified ASC 606. ASC 606 provides that an entity should recognize revenue to depict the transfer of promised goods and services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Interest income, net securities gains (losses) and income from bank owned life insurance are not included within the scope of ASC 606. For the revenue streams in the scope of ASC 606, service charges on deposits and electronic banking fees, there are no significant judgments related to the amount and timing of revenue recognition. All of the Company’s in-scope revenue from contracts with customers is recognized within other noninterest income.

Deposit Services. The Company generates revenues through fees charged to depositors related to deposit account maintenance fees, overdrafts, ATM fees, wire transfers and additional miscellaneous services provided at the request of the depositor.

For deposit-related services, revenue is recognized when performance obligations are satisfied, which is, generally, at a point in time.

Monroe Federal Savings and Loan Association

Notes to Financial Statements

March 31, 2024 and 2023

Recently Adopted Accounting Guidance

The Company adopted the FASB’s ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326). effective April 1, 2023. ASC 326 replaced the incurred loss impairment methodology with a new “current expected credit loss” (CECL) methodology that reflects expected credit losses over the lives of the credit instruments, including loans, held-to-maturity securities and other receivables at the time the financial asset is originated or acquired.

ASC 326 also applies to off-balance sheet credit exposures, such as loan commitments, standby letters of credit, financial guarantees, and other similar instruments. ASC 326 requires an estimate of all expected credit losses based on historical experience, current conditions, and reasonable and supportable forecasts and is adjusted each period for changes in expected lifetime credit losses.

The CECL model represents a significant change from existing practice. The Company adopted ASU 2016-13 effective April 1, 2023, which resulted in a $262,494 increase to the allowance for credit losses on loans and a $98,654 increase to the allowance for credit losses on unfunded commitments and a corresponding reduction, net of tax, to retained earnings of $285,308.

The following table illustrates the impact of adopting ASC 326:

	April 1, 2023
		Adoption
	Pre-Adoption	Impact	As Reported
Assets
Real estate loans:
Residential	$360,908	$11,949	$372,857
Multi-family	13,350	(13,350)	-
Commercial	166,345	137,324	303,669
Construction and land	43,631	94,031	137,662
Home equity line of credit (HELOC)	16,034	(16,034)	-
Commercial and industrial	34,110	23,741	57,851
Consumer	7,958	24,833	32,791
Total ACL on loans	642,336	262,494	904,830
Liabilities
ACL for off-balance sheet exposure	-	98,654	98,654
	$642,336	$361,148	$1,003,484

The Company has evaluated multi-family real estate loans and home equity line of credit loans within, and under similar risk characteristics as, the residential loan category, upon adoption of the CECL methodology.

Monroe Federal Savings and Loan Association

Notes to Financial Statements

March 31, 2024 and 2023

Results for the year ended March 31, 2024 are presented under the provisions of ASU No. 2016-13, while prior period amounts are reported in accordance with the previously applicable accounting standards.

Standards applicable prior to April 1, 2023 included the following:

Investment Securities

When the fair value of securities was below amortized cost, the Company’s accounting treatment for an other-than-temporary impairment (“OTTI”) was as follows:

When a credit loss component was separately recognized in earnings, the amount was identified as the total of principal cash flows not expected to be received over the remaining term of the security, as projected based on cash flow projections. The Company recognized no other-than-temporary impairments on debt securities in the year ended March 31, 2023.

Loans

The allowance for loan losses was evaluated on a quarterly basis by management and was based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation was inherently subjective as it required estimates that were susceptible to significant revision as more information became available. The allowance consisted of allocated and general components. The allocated component related to loans that were classified as impaired. For those loans that were classified as impaired, an allowance was established when the discounted cash flows (or collateral value or observable market price) of the impaired loan was lower than the carrying value of that loan. The general component covered nonimpaired loans and was based on historical charge-off experience by segment. The historical loss experience was determined by portfolio segment and was based on the actual loss history experienced by the Company over the prior three years. Other adjustments (qualitative/environmental considerations) for each segment may be added to the allowance for each loan segment after an assessment of internal or external influences on credit quality that were not fully reflected in the historical loss or risk rating data.

A loan was considered impaired when, based on current information and events, it was probable that the Company would be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment included payment history, collateral value and the probability of collecting scheduled principal and interest payments when due, based on the loan’s current payment status and the borrower’s financial condition, including available sources of cash flows. Loans that experienced insignificant payment delays and payment shortfalls generally were not classified as impaired. Management determined the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment was generally measured on a loan-by-loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan was collateral dependent.

Monroe Federal Savings and Loan Association

Notes to Financial Statements

March 31, 2024 and 2023

For impaired loans where the Company utilized the discounted cash flows to determine the level of impairment, the Company included the entire change in the present value of cash flows as a provision for loan losses.

The fair values of collateral dependent impaired loans were based on independent appraisals of the collateral. In general, the Company acquired an updated appraisal upon identification of impairment and annually thereafter for commercial, commercial real estate and multi-family loans. If the most recent appraisal was over a year old, and a new appraisal was not performed, due to lack of comparable values or other reasons, the existing appraisal was utilized and discounted based on the age of the appraisal, condition of the subject property and overall economic conditions. After determining the collateral value as described, the fair value was calculated based on the determined collateral value less selling expenses. The potential for outdated appraisal values was considered in our determination of the allowance for loan losses through our analysis of various trends and conditions including the local economy, trends in charge-offs and delinquencies and the related qualitative adjustments assigned by the Company.

Segments of loans with similar risk characteristics were collectively evaluated for impairment based on the segment’s historical loss experience adjusted for changes in trends, conditions and other relevant factors that affected repayment of the loans.

In the course of working with borrowers, the Company may have chosen to restructure the contractual terms of certain loans. In this scenario, the Company attempted to work out an alternative payment schedule with the borrower in order to optimize collectibility of the loan. Any loans that were modified were reviewed by the Company to identify if a troubled debt restructuring (“TDR”) had occurred, which was when, for economic or legal reasons related to a borrower’s financial difficulties, the Company granted a concession to the borrower that it would not otherwise consider. Terms may be modified to fit the ability of the borrower to repay in line with the borrower’s current financial status, and the restructuring of the loan may include the transfer of assets from the borrower to satisfy the debt, a modification of loan terms or a combination of the two. If such efforts by the Company did not result in a satisfactory arrangement, the loan was referred to legal counsel, at which time foreclosure proceedings were initiated. At any time prior to a sale of the property at foreclosure, the Company may terminate foreclosure proceedings if the borrower was able to work out a satisfactory payment plan.

It was the Company’s policy that any restructured loans on nonaccrual status prior to being restructured remain on nonaccrual status until six months of satisfactory borrower performance, at which time management would consider its return to accrual status. If a loan was accruing at the time of restructuring, the Company reviewed the loan to determine if it was appropriate to continue the accrual of interest on the restructured loan.

With regard to determination of the amount of the allowance for loan losses, troubled debt restructured loans were considered to be impaired. As a result, the determination of the amount of impaired loans for each portfolio segment within troubled debt restructurings was the same as detailed previously.

Monroe Federal Savings and Loan Association

Notes to Financial Statements

March 31, 2024 and 2023

In March 2022, the FASB approved ASU 2022-02, Financial Instruments – Credit Losses (Topic 326), Troubled Debt Restructurings and Vintage Disclosures, which eliminated the accounting guidance for troubled debt restructurings (TDRs) by creditors, while enhancing disclosure requirements for certain loan refinancings and restructurings by creditors when a borrower is experiencing financial difficulty. ASU 2022-02 became effective for the Company upon adoption of ASU 2016-13 on April 1, 2023. The adoption of the ASU did not have a material effect on the Company’s financial statements.

Note 2:	Investment Securities

The amortized cost and fair values, together with gross unrealized gains and losses on securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Fair Value
Available-for-sale Securities:
March 31, 2024
U.S. Government agencies	$3,250,909	$-	$(590,612)	$2,660,297
Mortgage-backed Government Sponsored Enterprises (GSEs)	12,949,053	-	(2,231,211)	10,717,842
State and political subdivisions	13,244,761	-	(2,587,679)	10,657,082
Time deposits	1,246,762	-	(100,622)	1,146,140

	$30,691,485	$-	$(5,510,124)	$25,181,361

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Fair Value
Available-for-sale Securities:
March 31, 2023
U.S. Government agencies	3,250,951	-	(598,615)	2,652,336
Mortgage-backed Government Sponsored Enterprises (GSEs)	14,722,380	-	(2,214,286)	12,508,094
State and political subdivisions	13,879,444	-	(2,549,413)	11,330,031
Time deposits	1,742,557	-	(153,718)	1,588,839

	$33,595,332	$-	$(5,516,032)	$28,079,300

Monroe Federal Savings and Loan Association

Notes to Financial Statements

March 31, 2024 and 2023

The amortized cost and fair value of available-for-sale securities at March 31, 2024, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties:

	Amortized	Fair
	Cost	Value
March 31, 2024
Within one year	$500,000	$493,886
One to five years	798,000	705,129
Five to ten years	5,101,244	4,350,407
After ten years	11,343,188	8,914,097
	17,742,432	14,463,519
Mortgage-backed GSEs	12,949,053	10,717,842

Totals	$30,691,485	$25,181,361

The carrying value of securities pledged as collateral, to secure public deposits and for other purposes, was approximately $1,051,000 and $391,000 at March 31, 2024 and 2023, respectively.

Certain investments in debt securities are reported in the financial statements at an amount less than their historical cost. Based on evaluation of available evidence, including recent changes in market interest rates and information obtained from regulatory filings, management believes the declines in fair value for these securities are not credit related.

Should the fair value decline of any of these securities be attributed to credit-related reasons, the cost basis of the investment will be reduced and the resulting loss recognized in net income in the period identified.

The following table shows the number of securities and aggregate fair value depreciation at March 31, 2024.

Description of Securities	Number of securities	Aggregate Depreciation
Available for sale
U.S. Government agencies	9	-18.2%
Mortgage-backed Government Sponsored Enterprises (GSEs)	42	-17.2%
State and political subdivisions	35	-19.5%
Time deposits	5	-8.1%

Total	91	-18.0%

Monroe Federal Savings and Loan Association

Notes to Financial Statements

March 31, 2024 and 2023

The following tables show the Company’s investments’ gross unrealized losses and fair value of the Company’s investments with unrealized losses, aggregated by investment class and length of time that individual securities have been in a continuous unrealized loss position at March 31, 2024 and 2023.

	March 31, 2024
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available for sale
U.S. Government agencies	$-	$-	$2,660,297	$(590,612)	$2,660,297	$(590,612)
Mortgage-backed Government Sponsored Enterprises (GSEs)	-	-	10,717,842	(2,231,211)	10,717,842	(2,231,211)
State and political subdivisions	-	-	10,657,082	(2,587,679)	10,657,082	(2,587,679)
Time deposits	-	-	1,146,140	(100,622)	1,146,140	(100,622)

Total portfolio	$-	$-	$25,181,361	$(5,510,124)	$25,181,361	$(5,510,124)

	March 31, 2023
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available for sale
U.S. Government agencies	$299,080	$(5,348)	$2,353,256	$(593,267)	$2,652,336	$(598,615)
Mortgage-backed Government Sponsored Enterprises (GSEs)	75,676	(1,923)	12,432,418	(2,212,363)	12,508,094	(2,214,286)
State and political subdivisions	254,578	(3,151)	11,075,453	(2,546,262)	11,330,031	(2,549,413)
Time deposits	492,254	(3,746)	1,096,585	(149,972)	1,588,839	(153,718)

Total portfolio	$1,121,588	$(14,168)	$26,957,712	$(5,501,864)	$28,079,300	$(5,516,032)

U.S. Government Agencies and State and Political Subdivisions

Unrealized losses on these securities have not been recognized because the issuers’ bonds are of high credit quality, values have only been impacted by changes in interest rates since the securities were purchased, and the Company has the intent and ability to hold the securities for the foreseeable future. The fair value is expected to recover as the bonds approach the maturity date. Because the decline in market value was attributable to changes in interest rates, and not credit quality, and because the Company typically does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost basis, which may be maturity, the Company determined that no credit loss provisions were required.

Monroe Federal Savings and Loan Association

Notes to Financial Statements

March 31, 2024 and 2023

Mortgage-backed GSEs

The unrealized losses on the Company’s investment in residential mortgage-backed government sponsored enterprises were caused primarily by changes in interest rates. The Company expects to recover the amortized cost basis over the term of the securities. Because the decline in market value is attributable to changes in interest rates, and not credit quality, and because the Company typically does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost basis, which may be maturity, the Company determined that no credit loss provisions were required.

Time Deposits

The unrealized losses on the Company’s investment in time deposits were caused primarily by changes in interest rates. The Company expects to recover the amortized cost basis over the term of the deposits. Because the decline in market value is attributable to changes in interest rates, and not credit quality, and because the Company typically does not intend to sell the deposits and it is not more likely than not the Company will be required to sell the deposits before recovery of their amortized cost basis, which may be maturity, the Company determined that no credit loss provisions were required.

Note 3:	Loans and Allowance for Credit Losses

Categories of loans were as follows:

	March 31,
	2024	2023
Real estate loans:
Residential	$69,160,096	$60,397,209
Multi-family	1,909,791	2,592,175
Commercial	24,001,533	27,036,761
Construction and land	3,087,855	9,595,209
Home equity line of credit (HELOC)	4,191,076	3,212,111
Commercial and industrial	4,889,602	5,270,125
Consumer	1,792,888	1,530,619

Total loans	109,032,841	109,634,209

Less:
Net deferred loan fees	308,214	339,542
Allowance for credit losses	855,455	642,336

Net loans	$107,869,172	$108,652,331

Monroe Federal Savings and Loan Association

Notes to Financial Statements

March 31, 2024 and 2023

Loan participations where the Company serves as lead lender and services the participating interests for others are not included in the accompanying balance sheets. The unpaid principal balances of these loans were approximately $6,506,000 and $5,650,000 at March 31, 2024 and 2023, respectively.

Risk characteristics of each loan portfolio segment are described as follows:

Residential Real Estate

These loans include first liens and junior liens on 1-4 family residential real estate and are generally owner-owner occupied. The Company generally establishes a maximum loan-to-value and requires private mortgage insurance if that ratio is exceeded. The main risks for these loans are changes in the value of the collateral and stability of the local economic environment and its impact on the borrowers' employment. Management specifically considers unemployment and changes in real estate values in the Company's market area.

Multi-family Real Estate

These loans include loans on residential real estate secured by property with five or more units. The main risks are changes in the value of the collateral, ability of borrowers to collect rents, vacancy and changes in the tenants' employment status. Management specifically considers unemployment and changes in real estate values in the Company's market area.

Commercial Real Estate

These loans are secured by both owner-occupied and non-owner-occupied commercial real estate with diverse characteristics and geographic location almost entirely in the Company’s market area. The main risks are changes in the value of the collateral and ability of borrowers to successfully conduct their business operations. Management generally avoids financing single purpose projects unless other underwriting factors are present to mitigate risks. Management specifically considers unemployment and changes in real estate values in the Company's market area.

Construction and Land Real Estate

These loans include construction loans for 1-4 family residential and commercial properties (both owner and non-owner occupied) and first liens on land. The main risks for construction loans include uncertainties in estimating costs of construction and in estimating the market value of the completed project. The main risks for land loans are changes in the value of the collateral and stability of the local economic environment. Management specifically considers unemployment and changes in real estate values in the Company's market area.

HELOC

These loans are generally secured by subordinate interests in owner-occupied 1-4 family residences. The main risks for these loans are changes in the value of the collateral and stability of the local economic environment and its impact on the borrowers' employment. Management specifically considers unemployment and changes in real estate values in the Company's market area.

Monroe Federal Savings and Loan Association

Notes to Financial Statements

March 31, 2024 and 2023

Commercial and Industrial

The commercial and industrial portfolio includes loans to commercial customers for use in financing working capital needs, equipment purchases and expansions. The loans in this category are repaid primarily from the cash flow of a borrower’s principal business operation. Credit risk in these loans is driven by creditworthiness of the borrower and the economic conditions that impact the cash flow stability from business operations.

Consumer Loans

These loans include vehicle loans, share loans and unsecured loans. The main risks for these loans are the depreciation of the collateral values (vehicles) and the financial condition of the borrowers. Major employment changes are specifically considered by management.

The following tables present the activity in the allowance for credit losses based on portfolio segment for the years ended March 31, 2024 and 2023:

	Year Ended March 31, 2024
		Effect of	Provision for
	Balance	adoption of	(recovery of)			Balance
	March 31, 2023	ASC 326	credit losses	Charge-offs	Recoveries	March 31, 2024
Loans:
Real estate loans:
Residential	$360,908	$11,949	$21,588	$-	$-	$394,445
Multi-family	13,350	(13,350)	-	-	-	-
Commercial	166,345	137,324	(22,429)	-	52,356	333,596
Construction and land	43,631	94,031	(90,990)	-	-	46,672
Home equity line of credit (HELOC)	16,034	(16,034)	-	-	-	-
Commercial and industrial	34,110	23,741	(19,887)	-	3,800	41,764
Consumer	7,958	24,833	11,057	5,551	681	38,978

Total loans	642,336	262,494	(100,661)	5,551	56,837	855,455

Off-balance sheet commitments	-	98,654	(42,563)	-	-	56,091

Total allowance for credit losses	$642,336	$361,148	$(143,224)	$5,551	$56,837	$911,546

Monroe Federal Savings and Loan Association

Notes to Financial Statements

March 31, 2024 and 2023

	Year Ended March 31, 2023
		Provision for
	Balance	(recovery of)			Balance
	March 31, 2022	loan losses	Charge-offs	Recoveries	March 31, 2023
Real estate loans:
Residential	$314,495	$46,413	$-	$-	$360,908
Multi-family	21,853	(8,503)	-	-	13,350
Commercial	142,976	(9,095)	-	32,464	166,345
Construction and land	22,819	20,812	-	-	43,631
Home equity line of credit (HELOC)	9,428	6,606	-	-	16,034
Commercial and industrial	29,978	587	-	3,545	34,110
Consumer	4,778	3,180	-	-	7,958

Total loans	$546,327	$60,000	$-	$36,009	$642,336

The following tables present a breakdown of the allowance for credit losses and the recorded investment in loans by segment, disaggregated based on the evaluation method as of March 31, 2024 and 2023.

	Allowance for credit losses		Loans
	Ending balance, evaluated for credit losses		Ending balance, evaluated for credit losses
	Individually	Collectively	Individually	Collectively
March 31, 2024
Real estate loans:
Residential	$37,008	$357,437	$561,319	$68,598,777
Multi-family	-	-	-	1,909,791
Commercial	10,198	323,398	587,295	23,414,238
Construction and land	-	46,672	-	3,087,855
Home equity line of credit (HELOC)	-	-	-	4,191,076
Commercial and industrial	-	41,764	449,386	4,440,216
Consumer	-	38,978	-	1,792,888

Total loans	$47,206	$808,249	$1,598,000	$107,434,841

Monroe Federal Savings and Loan Association

Notes to Financial Statements

March 31, 2024 and 2023

	Allowance for credit losses		Loans
	Ending balance, evaluated for credit losses		Ending balance, evaluated for credit losses
	Individually	Collectively	Individually	Collectively
March 31, 2023
Real estate loans:
Residential	$45,220	$315,688	$571,956	$59,825,253
Multi-family	-	13,350	73,849	2,518,326
Commercial	18,006	148,339	1,293,572	25,743,189
Construction and land	-	43,631	-	9,595,209
Home equity line of credit (HELOC)	-	16,034	-	3,212,111
Commercial and industrial	7,509	26,601	520,984	4,749,141
Consumer	-	7,958	-	1,530,619

Total loans	$70,735	$571,601	$2,460,361	$107,173,848

The Company has adopted a standard loan grading system for all loans, as follows:

Pass. Loans of sufficient quality, which generally are protected by the current net worth and paying capacity of the obligor or by the value of the asset or underlying collateral.

Special Mention. Loans have potential weaknesses that deserve management's close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the asset or in the Company's credit position at some future date.

Substandard. Loans which are inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected. Usually, this classification includes all 90 days or more, non-accrual, and past due loans.

Doubtful. Loans which have all the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

Loss Loans considered uncollectible and of such little value that continuance as an asset without the establishment of a specific reserve is not warranted.

Monroe Federal Savings and Loan Association

Notes to Financial Statements

March 31, 2024 and 2023

Information regarding the credit quality indicators most closely monitored for other than residential real estate loans and consumer loans, by class as of March 31, 2024 and 2023, follows:

	Term Loans Amortized Cost Basis by Origination Year
	For the Year Ended March 31, 2024
	2024	2023	2022	2021	2020	Prior	Total
Multi-family
Risk rating:
Pass	$-	$-	$226,337	$263,765	$352,634	$1,067,055	$1,909,791
Special Mention	-	-	-	-	-	-	-
Substandard	-	-	-	-	-	-	-
Doubtful	-	-	-	-	-	-	-
Total	$-	$-	$226,337	$263,765	$352,634	$1,067,055	$1,909,791

Current period gross charge-offs	$-	$-	$-	$-	$-	$-	$-

Commercial real estate
Risk rating:
Pass	$2,684,218	$3,796,346	$6,733,297	$1,411,061	$2,017,296	$6,951,510	$23,593,728
Special Mention	-	-	-	-	-	407,805	407,805
Substandard	-	-	-	-	-	-	-
Doubtful	-	-	-	-	-	-	-
Total	$2,684,218	$3,796,346	$6,733,297	$1,411,061	$2,017,296	$7,359,315	$24,001,533

Current period gross charge-offs	$-	$-	$-	$-	$-	$-	$-

Construction and land
Risk rating:
Pass	$2,521,518	$503,750	$-	$-	$62,587	$-	$3,087,855
Special Mention	-	-	-	-	-	-	-
Substandard	-	-	-	-	-	-	-
Doubtful	-	-	-	-	-	-	-
Total	$2,521,518	$503,750	$-	$-	$62,587	$-	$3,087,855

Current period gross charge-offs	$-	$-	$-	$-	$-	$-	$-

Commercial and industrial
Risk rating:
Pass	$1,116,530	$321,234	$41,517	$310,621	$2,314,123	$336,191	$4,440,216
Special Mention	-	250,000	-	37,114	-	162,272	449,386
Substandard	-	-	-	-	-	-	-
Doubtful	-	-	-	-	-	-	-
Total	$1,116,530	$571,234	$41,517	$347,735	$2,314,123	$498,463	$4,889,602

Current period gross charge-offs	$-	$-	$-	$-	$-	$-	$-

Monroe Federal Savings and Loan Association

Notes to Financial Statements

March 31, 2024 and 2023

The Company monitors the credit risk profile by payment activity for residential, home equity and consumer loan classes. Loans past due 90 days or more and loans on nonaccrual status are considered nonperforming. Nonperforming loans are reviewed monthly. The following table presents the amortized cost in residential, home equity and consumer loans based on payment activity:

	Term Loans Amortized Cost Basis by Origination Year
	For the Year Ended March 31, 2024
	2024	2023	2022	2021	2020	Prior	Total
Residential real estate
Payment performance
Performing	$5,066,684	$16,011,420	$24,329,104	$10,659,716	$2,980,257	$10,112,915	$69,160,096
Nonperforming	-	-	-	-	-	-	-
Total	$5,066,684	$16,011,420	$24,329,104	$10,659,716	$2,980,257	$10,112,915	$69,160,096

Current period gross charge-offs	$-	$-	$-	$-	$-	$-	$-

Home Equity
Payment performance
Performing	$998,457	$1,870,198	$202,789	$198,098	$94,262	$827,272	$4,191,076
Nonperforming	-	-	-	-	-	-	-
Total	$998,457	$1,870,198	$202,789	$198,098	$94,262	$827,272	$4,191,076

Current period gross charge-offs	$-	$-	$-	$-	$-	$-	$-

Consumer
Payment performance
Performing	$818,884	$655,684	$197,152	$16,455	$52,012	$52,701	$1,792,888
Nonperforming	-	-	-	-	-	-	-
Total	$818,884	$655,684	$197,152	$16,455	$52,012	$52,701	$1,792,888

Current period gross charge-offs	$-	$-	$5,551	$-	$-	$-	$5,551

	Pass	Special Mention	Substandard	Doubtful	Total
March 31, 2023
Real estate loans:
Residential	$60,397,209	$-	$-	$-	$60,397,209
Multi-family	2,592,175	-	-	-	2,592,175
Commercial	26,420,184	-	616,577	-	27,036,761
Construction and land	9,595,209	-	-	-	9,595,209
Home equity line of credit (HELOC)	3,212,111	-	-	-	3,212,111
Commercial and industrial	5,270,125	-	-	-	5,270,125
Consumer	1,513,087	-	17,532	-	1,530,619

Total loans	$109,000,100	$-	$634,109	$-	$109,634,209

Monroe Federal Savings and Loan Association

Notes to Financial Statements

March 31, 2024 and 2023

The Company evaluates the loan risk grading system definitions on an ongoing basis. No significant changes were made during the years ended March 31, 2024 and 2023.

The following tables present the Company’s loan portfolio aging analysis of the recorded investment in loans as of March 31, 2024 and 2023:

	March 31, 2024
			Greater Than				Total Loans >
	30-59 Days	60-89 Days	90 Days	Total		Total Loans	90 Days &
	Past Due	Past Due	Past Due	Past Due	Current	Receivable	Accruing
Real estate loans:
Residential	$198,028	$-	$-	$198,028	$68,962,068	$69,160,096	$-
Multi-family	-	-	-	-	1,909,791	1,909,791	-
Commercial	-	-	-	-	24,001,533	24,001,533	-
Construction and land	-	-	-	-	3,087,855	3,087,855	-
Home equity line of credit (HELOC)	19,975	-	-	19,975	4,171,101	4,191,076	-
Commercial and industrial	-	-	-	-	4,889,602	4,889,602	-
Consumer	13,208	-	-	13,208	1,779,680	1,792,888	-

Total	$231,211	$-	$-	$231,211	$108,801,630	$109,032,841	$-

	March 31, 2023
			Greater Than				Total Loans >
	30-59 Days	60-89 Days	90 Days	Total		Total Loans	90 Days &
	Past Due	Past Due	Past Due	Past Due	Current	Receivable	Accruing
Real estate loans:
Residential	$3,247	$-	$-	$3,247	$60,393,962	$60,397,209	$-
Multi-family	-	-	-	-	2,592,175	2,592,175	-
Commercial	-	-	-	-	27,036,761	27,036,761	-
Construction and land	-	-	-	-	9,595,209	9,595,209	-
Home equity line of credit (HELOC)	49,988	-	-	49,988	3,162,123	3,212,111	-
Commercial and industrial	-	-	-	-	5,270,125	5,270,125	-
Consumer	1,914	-	17,532	19,446	1,511,173	1,530,619	-

Total	$55,149	$-	$17,532	$72,681	$109,561,528	$109,634,209	$-

Monroe Federal Savings and Loan Association

Notes to Financial Statements

March 31, 2024 and 2023

The following table presents the amortized cost basis and collateral type of collateral dependent loans by class as of March 31, 2024:

	Real	Business
	estate	assets	Total
Real estate loans:
Residential	$-	$-	$-
Multi-family	-	-	-
Commercial	407,805	-	407,805
Construction and land	-	-	-
Home equity line of credit (HELOC)	-	-	-
Commercial and industrial	-	449,386	449,386
Consumer	-	-	-

	$407,805	$449,386	$857,191

Information on impaired loans as of and for the year ended March 31, 2023, is as follows:

		Unpaid		Average Balance of	Interest
	Recorded Balance	Principal Balance	Specific Allowance	Impaired Loans	Income Recognized
As of and for the year ended March 31, 2023
Loans without a specific valuation allowance:
Real estate
Residential	$175,337	$175,337	$-	$189,753	$7,615
Multifamily	73,849	73,849	-	80,431	5,420
Commercial	1,099,473	1,099,473	-	1,366,787	-
Commercial and industrial	247,352	247,352	-	247,866	-

	1,596,011	1,596,011	-	1,884,837	13,035

Loans with a specific valuation allowance:
Real estate
Residential	396,620	396,620	45,220	406,580	17,097
Commercial	194,099	194,099	18,006	201,282	-
Commercial and industrial	273,632	273,632	7,509	274,325	-

	864,351	864,351	70,735	882,187	17,097

Totals	$2,460,362	$2,460,362	$70,735	$2,767,024	$30,132

Monroe Federal Savings and Loan Association

Notes to Financial Statements

March 31, 2024 and 2023

The Company had no nonaccrual loans at March 31, 2024. Nonaccrual loans at March 31, 2023, were as follows:

March 31,
2023
Commercial	$616,577
Consumer	19,447

$636,024

There were no loans modified for borrowers experiencing financial difficulties during the year ended March 31, 2024. The Company modified one loan for a borrower experiencing financial difficulty during the year ended March 31, 2023. The borrower was granted an increase on a line of credit at an interest rate equal to the prevailing rate at the time of the modification, which represented a lower interest rate than the borrower would have qualified for. The amount of the loan at March 31, 2023 was $211,000.

Note 4:	Premises and Equipment

Major classifications of premises and equipment, stated at cost, at March 31, 2024 and 2023, are as follows:

	March 31,
	2024	2023
Land	$937,075	$937,075
Buildings and improvements	5,137,652	5,101,392
Furniture and equipment	2,196,924	2,112,833

	8,271,651	8,151,300
Less accumulated depreciation	(2,931,653)	(2,674,818)

Net premises and equipment	$5,339,998	$5,476,482

Depreciation expense was $253,221 and $151,921 for the years ended March 31, 2024 and 2023, respectively.

Monroe Federal Savings and Loan Association

Notes to Financial Statements

March 31, 2024 and 2023

Note 5:	Time Deposits

Time deposits in denominations of $250,000 or more were approximately $10,304,000 and $9,944,000 at March 31, 2024 and 2023, respectively.

At March 31, 2024, the scheduled maturities of time deposits were as follows:

March 31,
2024
Within one year	$36,592,004
One year to two years	3,251,702
Two years to three years	941,630
Three years to four years	301,258
Four years to five years	577,990
Thereafter	740,947

$42,405,531

At March 31, 2024 and 2023, the Company had one significant customer deposit account with a total deposit balance of approximately $21,092,000 and $7,301,000, respectively.

Note 6:	Borrowings

Federal Home Loan Bank (FHLB) advances consisted of the following as of March 31, 2024 and 2023:

	March 31, 2024		March 31, 2023
	Interest		Interest
	Rate	Amount	Rate	Amount
Scheduled to mature year ending March 31,
2024		$-	2.01%	$1,000,000
2024		-	4.90%	7,500,000
2024		-	5.17%	1,000,000
2025	1.64%	1,000,000	1.64%	1,000,000
2025		-	5.25%	1,000,000
2026		-	5.40%	1,000,000
2025	5.75%	1,000,000		-
2026	5.90%	1,000,000		-

		$3,000,000		$12,500,000

Monroe Federal Savings and Loan Association

Notes to Financial Statements

March 31, 2024 and 2023

The Company has made a collateral pledge to the FHLB consisting of all shares of FHLB stock owned by the Company and a blanket pledge of approximately $67,719,000 and $59,341,000 of its qualifying mortgage assets as of March 31, 2024 and 2023, respectively.

Based on this collateral, the Company was eligible to borrow up to a total of approximately $44,887,000 and $34,186,000 as of March 31, 2024 and 2023, respectively.

Maturities of FHLB advances were as follows at March 31, 2024:

March 31,
2024
Within one year	$2,000,000
One year to two years	1,000,000

$3,000,000

The Company had an available line of credit with the Federal Reserve Bank totaling $9.0 million and $8.2 million at March 31, 2024 and 2023, respectively. The line of credit was collateralized by a pledge of certain commercial loans totaling $19,203,000 and $18,665,000 as of March 31, 2024 and 2023, respectively. The Company had no outstanding borrowings on this line at March 31, 2024 and 2023.

The Company also has an available line of credit with United Bankers Bank totaling $4,365,000 and $4,086,000 at March 31, 2024 and 2023, respectively. The Company had no outstanding borrowings on this line at March 31, 2024 and had $865,000 outstanding at March 31, 2023.

Note 7:	Income Taxes

The provision for income taxes (benefit) for the years ended March 31, 2024 and 2023, includes these components:

	For the Year Ended
	March 31,
	2024	2023
Taxes currently payable	$(13,223)	$(3,036)
Deferred income taxes	(35,595)	42,155

Income tax expense (benefit)	$(48,818)	$39,119

Monroe Federal Savings and Loan Association

Notes to Financial Statements

March 31, 2024 and 2023

A reconciliation of the federal income tax expense at the statutory rate to the Company’s actual income tax expense (benefit) is shown below:

	For the Year Ended March 31,
	2024		2023
Computed at statutory rate (21%)	$2,300	21.00%	$89,747	21.00%
Increase (decrease) resulting from:
Bank owned life insurance	(21,243)	(35.54)%	(19,576)	(4.58)%
Nontaxable interest income on municipal securities	(16,324)	(27.31)%	(27,879)	(6.52)%
Other	(13,551)	(22.67)%	(3,173)	(0.75)%

Actual income tax expense (benefit)	$(48,818)	(64.52)%	$39,119	9.15%

The composition of the Company’s net deferred tax asset at March 31, 2024 and 2023, is as follows:

	March 31,
	2024	2023
Deferred tax assets
Allowance for credit losses	$170,855	$125,091
Deferred loan origination fees	64,725	71,304
Deferred compensation	160,107	154,478
Net operating loss carryforward	126,862	59,352
Charitable contribution carryforward	2,874	2,362
Unrealized losses on available-for-sale securities	1,157,127	1,158,366

Deferred tax assets	1,682,550	1,570,953

Deferred tax liabilities
Depreciation	(217,227)	(248,727)
Federal Home Loan Bank stock dividends	(49,906)	(89,575)
Accrual to cash adjustments	(86,894)	(14,324)

Deferred tax liabilities	(354,027)	(352,626)

Net deferred tax asset	$1,328,523	$1,218,327

Retained earnings at each of March 31, 2024 and 2023, includes approximately $1.0 million for which no deferred federal income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts allocated for purposes other than tax bad debt losses would create income for tax purposes only, which would be subject to the then-current corporate income tax rate. The deferred income tax liability on the preceding amount that would have been recorded if it was expected to reverse into taxable income in the foreseeable future was approximately $210,000 at March 31, 2024 and 2023.

Monroe Federal Savings and Loan Association

Notes to Financial Statements

March 31, 2024 and 2023

At March 31, 2024 and 2023, the Company had available unused federal net operating loss carryforwards totaling approximately $604,000 and $283,000, respectively, that may be applied against future federal taxable income. The net operating loss carryforwards do not expire, but their use is limited to 80% of taxable income in any one carryforward year.

Note 8:	Regulatory Matters

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company’s assets, liabilities and certain off-balance-sheet items as calculated under U.S. GAAP reporting requirements and regulatory capital standards. The Company’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Furthermore, the Company’s regulators could require adjustments to regulatory capital not reflected in these financial statements.

Quantitative measures established by regulatory reporting standards to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined) to risk-weighted assets (as defined), common equity Tier I capital (as defined) to total risk-weighted assets (as defined) and of Tier I capital (as defined) to average assets (as defined). Management believes, as of March 31, 2024 and 2023, that the Company met all capital adequacy requirements to which it is subject.

In 2019, federal regulators finalized and adopted a regulatory capital rule establishing a new community bank leverage ratio (CBLR), which became effective on January 1, 2020. The intent of the CBLR is to provide a simple alternative measure of capital adequacy for electing qualifying depository institutions and depository institution holding companies, as directed under the Economic Growth, Regulatory Relief, and Consumer Protection Act. If a qualifying depository institution, or depository institution holding company, elects to use such measure, such institution or holding company will be considered well capitalized if its ratio of Tier 1 capital to average total consolidated assets (i.e., leverage ratio) exceeds 9 percent, subject to a limited two quarter grace period, during which the leverage ratio cannot go 100 basis points below the then applicable threshold, and will not be required to calculate and report risk-based capital ratios. The Company elected to begin using the CBLR during 2020. The Company’s CBLR as of March 31, 2023 was 8.91%. With this decline in the capital ratio below the 9 percent threshold, as of June 30, 2023, the Company began to calculate and report regulatory capital compliance using the requirements set forth in the table below. Management believes, as of March 31, 2024, that the Company met all capital adequacy requirements to which it is subject.

Monroe Federal Savings and Loan Association

Notes to Financial Statements

March 31, 2024 and 2023

The Company’s actual and required capital amounts and ratios as of March 31, 2024 were as follows:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of March 31, 2024
Total Capital
(to Risk-Weighted Assets)	$13,829	15.0%	$7,380	8.0%	$9,226	10.0%

Tier 1 Capital
(to Risk-Weighted Assets)	$13,132	14.2%	$5,535	6.0%	$7,380	8.0%

Common Equity Tier I Capital
(to Risk-Weighted Assets)	$13,132	14.2%	$4,151	4.5%	$5,997	6.5%

Tier I Capital
(to Average Total Assets)	$13,132	8.7%	$6,056	4.0%	$7,570	5.0%

As of March 31, 2024, the most recent notification from the regulators categorized the Company as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Company’s category.

Note 9:	Related Party Transactions

The Company had loans outstanding to certain of its executive officers, directors and their related interests. Activity in these loans for the years ended March 31, 2024 and 2023, is presented in the following table.

	For the Year Ended
	March 31,
	2024	2023
Balance at beginning of year	$2,462,484	$1,953,197

New borrowings	36,788	663,969

Repayments	(707,005)	(154,682)

Balance at end of year	$1,792,267	$2,462,484

Monroe Federal Savings and Loan Association

Notes to Financial Statements

March 31, 2024 and 2023

In management’s opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management’s opinion, these loans did not involve more than normal risk of collectability or present other unfavorable features.

Deposits from related parties held by the Company at March 31, 2024 and 2023, totaled approximately $280,000 and $674,000, respectively.

Note 10:	Benefit Plans

Profit Sharing Plan

The Company has a contributory profit sharing plan covering substantially all employees. Employees may contribute up to 25% of their compensation. Employer contributions to the plan are made annually at the discretion of the Board of Directors. The Company's expense for this plan totaled $99,184 and $84,469 for the years ended March 31, 2024 and 2023, respectively.

Director Retirement Plan

The Company maintains an unfunded nonqualified director’s retirement plan. The plan provides for payment of benefits to each director upon termination of service with the Company. Participants vest 50%, 75% and 100% after six, nine and twelve years of service, respectively. Expense is recognized based upon the present value of benefits due each participant on the full-eligibility date using a 4.00% discount factor. The liability recognized for the plan totaled $331,992 and $344,919 at March 31, 2024 and 2023, respectively. The Company made payments under this plan totaling $19,750 and $18,850 for the years ended March 31, 2024 and 2023, respectively. Estimated future payments are as follows:

For the years ended March 31,
2025	$26,400
2026	34,650
2027	35,400
2028	43,650
2029	36,700

$176,800

The Company also maintains a deferred compensation plan for directors. The related accrued liability as of March 31, 2024 and 2023 was $430,424 and $390,691, respectively. The expense recognized for both the director’s retirement plan and the deferred compensation plan totaled $32,007 and $40,175 for the years ended March 31, 2024 and 2023, respectively.

The Company purchased life insurance policies to use as an informal funding vehicle for the expected future payments under the director’s retirement plan. The cash surrender value of these policies is reflected on the Company’s balance sheets.

Monroe Federal Savings and Loan Association

Notes to Financial Statements

March 31, 2024 and 2023

Note 11:	Disclosures about Fair Value of Assets and Liabilities

Fair value is the exchange price that would be received to sell an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. Fair value measurements must maximize the use of observable inputs and minimize the use of unobservable inputs. There is a hierarchy of three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2	Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3	Significant unobservable inputs that reflect an entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

Recurring Measurements

The following table presents the fair value measurements of assets recognized in the accompanying balance sheets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at March 31, 2024 and 2023:

		Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
March 31, 2024
U.S. Government agencies	$2,660,297	$-	$2,660,297	$-
Mortgage-backed Government Sponsored Enterprises (GSEs)	10,717,842	-	10,717,842	-
State and political subdivisions	10,657,082	-	10,657,082	-
Time deposits	1,146,140	-	1,146,140	-

March 31, 2023
U.S. Government agencies	$2,652,336	$-	$2,652,336	$-
Mortgage-backed Government Sponsored Enterprises (GSEs)	12,508,094	-	12,508,094	-
State and political subdivisions	11,330,031	-	11,330,031	-
Time deposits	1,588,839	-	1,588,839	-

Monroe Federal Savings and Loan Association

Notes to Financial Statements

March 31, 2024 and 2023

Following is a description of the valuation methodologies used for assets measured at fair value on a recurring basis and recognized in the accompanying balance sheets, as well as the general classification of such assets pursuant to the valuation hierarchy. There are no liabilities measured at fair value on a recurring basis. There have been no significant changes in the valuation techniques during the years ended March 31, 2024 and 2023.

Available-for-sale Securities

Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. If quoted market prices are not available, then fair values are estimated by using quoted prices of securities with similar characteristics or independent asset pricing services and pricing models, the inputs of which are market-based or independently sourced market parameters, including, but not limited to, yield curves, interest rates, volatilities, prepayments, defaults, cumulative loss projections and cash flows. Such securities are classified in Level 2 of the valuation hierarchy. In certain cases where Level 1 or Level 2 are not available, securities are classified within Level 3 of the hierarchy. The Company had no Level 3 securities.

Nonrecurring Measurements

The Company had no assets recognized in the accompanying balance sheets measured at fair value on a nonrecurring basis at March 31, 2024. The following table presents the fair value measurements of assets recognized in the accompanying balance sheets measured at fair value on a nonrecurring basis and the level within the fair value hierarchy in which the fair value measurements fall at March 31, 2023:

		Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
March 31, 2023
Collateral dependent loans	$266,124	$-	$-	$266,124

The following table presents quantitative information about unobservable inputs used in nonrecurring Level 3 fair value measurements at March 31, 2023.

	Fair Value	Valuation Technique	Unobservable Inputs	Range (Weighted-average)
March 31, 2023			Adjustments for discounts to reflect
Collateral dependent loans	$266,124	Estimated sales price	current market conditions	20% - 50% (46%)

Monroe Federal Savings and Loan Association

Notes to Financial Statements

March 31, 2024 and 2023

The estimated fair values of the Company’s financial instruments not carried at fair value on the balance sheets as of March 31, 2024 and 2023 are as follows:

	Carrying	Fair	Fair Value Measurements Using
	Value	Value	Level 1	Level 2	Level 3
March 31, 2024
Financial assets:
Cash and cash equivalents	$10,617,698	$10,617,698	$10,617,698	$-	$-
Loans, net	107,869,172	99,786,000	-	-	99,786,000
Restricted stock	515,000	515,000	-	515,000	-
Bank owned life insurance	3,491,015	3,491,015	3,491,015	-	-
Accrued interest receivable	483,027	483,027	483,027	-	-

Financial liabilities:
Deposits	142,092,312	141,311,781	99,686,781	-	41,625,000
FHLB advances	3,000,000	2,993,000	-	-	2,993,000
Accrued interest payable	25,245	25,245	-	25,245	-

	Carrying	Fair	Fair Value Measurements Using
	Value	Value	Level 1	Level 2	Level 3
March 31, 2023
Financial assets:
Cash and cash equivalents	$2,927,788	$2,927,788	$2,927,788	$-	$-
Loans, net	108,652,331	102,927,000	-	-	102,927,000
Restricted stock	809,100	809,100	-	809,100	-
Bank owned life insurance	3,389,858	3,389,858	3,389,858	-	-
Accrued interest receivable	450,525	450,525	450,525	-	-

Financial liabilities:
Deposits	127,296,426	126,020,514	92,237,514	-	33,783,000
Federal funds purchased	865,000	865,000	-	865,000	-
FHLB advances	12,500,000	12,501,000	-	-	12,501,000
Accrued interest payable	49,698	49,698	-	49,698	-

Limitations: Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. Fair value estimates may not be realizable in an immediate settlement of the instrument. In some instances, there are no quoted market prices for the Company’s various financial instruments, in which case fair values may be based on estimates using present value or other valuation techniques, or based on judgments regarding future expected loss experience, current economic conditions, risk characteristic of the financial instruments, or other factors.

Monroe Federal Savings and Loan Association

Notes to Financial Statements

March 31, 2024 and 2023

Those techniques are significantly affected by the assumptions used, including the discount rate and estimate of future cash flows. Subsequent changes in assumptions could significantly affect the estimates.

Note 12:	Commitments and Credit Risks

Commitments to originate loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate.

Lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Lines of credit generally have fixed expiration dates. Since a portion of the line may expire without being drawn upon, the total unused lines do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate.

Management uses the same credit policies in granting lines of credit as it does for on-balance-sheet instruments.

Commitments outstanding at March 31, 2024 and 2023, were as follows:

	March 31,
	2024	2023
Commitments to originate loans	$574,000	$1,255,000
Undisbursed balance of loans closed	13,523,000	14,057,000

Total	$14,097,000	$15,312,000

Monroe Federal Savings and Loan Association

Notes to Financial Statements

March 31, 2024 and 2023

Note 13:	Accumulated Other Comprehensive Loss

The components of accumulated other comprehensive loss, included in equity, are as follows at March 31, 2024 and 2023:

Unrealized Gains
and Losses on
Available-for-
Sale Securities
Accumulated other comprehensive loss at April 1, 2022	$(2,285,529)

Other comprehensive loss	(2,072,137)

Accumulated other comprehensive loss at March 31, 2023	$(4,357,666)

Accumulated other comprehensive loss at March 31, 2023	$(4,357,666)

Other comprehensive income	4,669

Accumulated other comprehensive loss at March 31, 2024	$(4,352,997)

Note 14:	Subsequent Events

Plan of Conversion and Change in Corporate Form

On June 10, 2024 the Board of Directors of the Company adopted a plan of conversion (Plan). The Plan is subject to the approval of the Office of the Comptroller of the Currency and must be approved by the affirmative vote of at least a majority of the total votes eligible to be cast by the voting members of the Company at a special meeting of members. The Plan sets forth that the Company proposes to convert from the mutual form of ownership to the stock form of ownership with the establishment of a stock holding company (Monroe Federal Bancorp, Inc.), as parent of the Company. The Company will convert to the stock form of ownership, followed by the issuance of all of the Company’s outstanding stock to Monroe Federal Bancorp, Inc.

Monroe Federal Bancorp, Inc. is organized as a corporation under the laws of the State of Maryland and will own all of the outstanding common stock of the Company upon completion of the conversion.

The costs of issuing the common stock will be deferred and deducted from the sales proceeds of the offering. If the conversion is unsuccessful, all deferred costs will be charged to operations. The Company had incurred no deferred conversion costs as of March 31, 2024.

Monroe Federal Savings and Loan Association

Notes to Financial Statements

March 31, 2024 and 2023

At the completion of the conversion to stock form, the Company will establish a liquidation account in the amount of the Company’s net worth reported in the Company’s latest balance sheet contained in the final prospectus. The liquidation account will be maintained for the benefit of eligible savings account holders who maintain deposit accounts in the Company after conversion. The conversion will be accounted for as a change in corporate form with the historic basis of the Company’s assets, liabilities and equity unchanged as a result.

Monroe Federal Bancorp, Inc.is an emerging growth company, and, for as long as it continues to be an emerging growth company, it may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies.” Monroe Federal Bancorp, Inc. intends to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, its financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

Subsequent events have been evaluated through June 12, 2024, which is the date the financial statements were available to be issued.

No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by Monroe Federal Bancorp, Inc. or Monroe Federal Savings and Loan Association. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of Monroe Federal Bancorp, Inc. or Monroe Federal Savings and Loan Association since any date as of which information is furnished herein or since the date of this prospectus.

Up to 690,000 Shares

(Subject to Increase to up to 793,500 Shares)

Monroe Federal Bancorp, Inc.

(Proposed Holding Company for Monroe Federal Savings and Loan Association)

COMMON STOCK

par value $0.01 per share

PROSPECTUS

August 9, 2024

These securities are not deposits or savings accounts and are not federally insured or guaranteed.

Until November 18, 2024, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

Amount	Estimated
Registrant’s Legal Fees and Expenses	$450,000
Registrant’s Accounting Fees and Expenses	180,000
Registrant’s Financial Consultant Fees and Expenses	35,000
Marketing Agent’s Fees and Expenses	360,000
Records Management Agent’s Fees and Expenses	55,000
Independent Appraiser’s Fees and Expenses	50,000
Printing, Postage, Mailing and EDGAR Fees and Expenses	165,000
Filing Fees (OTC, SEC, FINRA)	10,000
Transfer Agent’s Fees and Expenses	30,000
Business Plan Consultant’s Fees and Expenses	50,000
Proxy Solicitation Fees and Expenses	10,000
Other	5,000
Total	$1,400,000

(1)	Estimated at the adjusted maximum of the offering range, assuming all shares are sold in the subscription offering.

Item 14.	Indemnification of Directors and Officers

Article 10 of the Articles of Incorporation of Monroe Federal Bancorp, Inc. (the “Corporation”) sets forth the circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they may incur in their capacities as such:

ARTICLE 10. Indemnification, etc. of Directors and Officers.

A.        Indemnification. The Corporation shall indemnify (1) its current and former directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the Maryland General Corporation Law (the “MGCL”) now or hereafter in force, including the advancement of expenses under the procedures and to the fullest extent permitted by law, and (2) other employees and agents to such extent as shall be authorized by the Board of Directors and permitted by law; provided, however, that, except as provided in Section B of this Article 10 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B.        Procedure. If a claim under Section A of this Article 10 is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be reimbursed the expense of prosecuting or defending such suit. It shall be a defense to any action for advancement of expenses that the Corporation has not received both (i) an undertaking as required by law to repay such advances if it shall ultimately be determined that the standard of conduct has not been met and (ii) a written affirmation by the indemnitee of his or her good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard for indemnification set forth in the MGCL. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination before the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the MGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct, or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 10 or otherwise, shall be on the Corporation.

C.        Non-Exclusivity. The rights to indemnification and to the advancement of expenses conferred in this Article 10 shall not be exclusive of any other right that any Person may have or hereafter acquire under any statute, these Articles, the Corporation’s Bylaws, any agreement, any vote of stockholders or the Board of Directors, or otherwise.

D.        Insurance. The Corporation may maintain insurance, at its expense, to insure itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such Person against such expense, liability or loss under the MGCL.

E.         Miscellaneous. The Corporation shall not be liable for any payment under this Article 10 in connection with a claim made by any indemnitee to the extent such indemnitee has otherwise actually received payment under any insurance policy, agreement, or otherwise, of the amounts otherwise indemnifiable hereunder. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article 10 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

F.         Limitations Imposed by Federal Law. Notwithstanding any other provision set forth in this Article 10, in no event shall any payments made by the Corporation pursuant to this Article 10 exceed the amount permissible under applicable federal law, including, without limitation, Section 18(k) of the Federal Deposit Insurance Act and the regulations promulgated thereunder.

Any repeal or modification of this Article 10 by the stockholders of the Corporation or the Board of Directors shall not in any way diminish any rights to indemnification or advancement of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this Article 10 is in force.

Item 15.	Recent Sales of Unregistered Securities

Not Applicable.

Item 16.	Exhibits and Financial Statement Schedules

(a)	List of Exhibits

1.1	Engagement Letter between Monroe Federal Savings and Loan Association and Performance Trust Capital Partners, LLC (Marketing Agent Services)*
1.2	Engagement Letter between Monroe Federal Savings and Loan Association and Performance Trust Capital Partners, LLC (Stock Information Center Manager Services)*
1.3	Form of Agency Agreement Among Monroe Federal Bancorp, Inc., Monroe Federal Savings and Loan Association and Performance Trust Capital Partners, LLC
2	Amended and Restated Plan of Conversion
3.1	Articles of Incorporation of Monroe Federal Bancorp, Inc.*
3.2	Bylaws of Monroe Federal Bancorp, Inc.*

4	Form of Common Stock Certificate of Monroe Federal Bancorp, Inc.*
5	Opinion of Luse Gorman, PC regarding legality of securities being registered
8.1	Federal Income Tax Opinion of Luse Gorman, PC*
8.2	State Income Tax Opinion of Wipfli LLP*
10.1	Form of Employment Agreement between Monroe Federal Savings and Loan Association and Lewis Renollet*
10.2	Form of Change in Control Agreement between Monroe Federal Savings and Loan Association and certain executive officers*
10.3	Monroe Federal Savings and Loan Association Amended and Restated Deferred Compensation Plan*
10.4	Monroe Federal Savings and Loan Association Amended and Restated Director Retirement Plan*
16	Letter from Clark, Schaefer, Hackett & Co. with respect to change in accountants*
21	Subsidiaries of Monroe Federal Bancorp, Inc.*
23.1	Consent of Luse Gorman, PC (contained in Opinions included as Exhibits 5 and 8.1)
23.2	Consent of Feldman Financial Advisors, Inc.
23.3	Consent of Wipfli LLP
24	Power of Attorney (set forth on signature page)*
99.1	Engagement letter between Monroe Federal Savings and Loan Association and Feldman Financial Advisors, Inc. with respect to independent appraisal services*
99.2	Letter of Feldman Financial Advisors, Inc. with respect to value of subscription rights*
99.3	Appraisal Report of Feldman Financial Advisors, Inc.*
99.4	Marketing Materials*
99.5	Stock Order and Certification Form
99.6	Appraisal Report Update of Feldman Financial Advisors, Inc.
107	Filing fees exhibit

* Previously filed.

(b)       Financial Statement Schedules

Financial statement schedules are not filed because the required information is inapplicable or is included in the consolidated financial statements and related notes.

Item 17.	Undertakings

The undersigned Registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fees Table” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement;

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)       That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)       That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)          Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)        Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)       The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)       Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)       That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6)       That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)       The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(8)       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Tipp City, State of Ohio, on July 25, 2024.

MONROE FEDERAL BANCORP, INC.

By:	/s/ Lewis R. Renollet
Lewis R. Renollet
President and Chief Executive Officer
(Duly Authorized Representative)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Lewis R. Renollet	President, Chief Executive Officer, and Director	July 25, 2024
Lewis R. Renollet	(Principal Executive Officer)

/s/ Lisa M. Bird*	Chief Financial Officer and Treasurer	July 25, 2024
Lisa M. Bird	(Principal Financial and Accounting Officer)

/s/ Julie M. Broerman-Daniels*	Director	July 25, 2024
Julie M. Broerman-Daniels

/s/ Andrew L. Davidson*	Director	July 25, 2024
Andrew L. Davidson

/s/ Anthony H. Heinl*	Director	July 25, 2024
Anthony H. Heinl

/s/ William G. Hibner, Jr.*	Director	July 25, 2024
William G. Hibner, Jr.

/s/ Jonathan J. Steinke*	Director	July 25, 2024
Jonathan J. Steinke

/s/ Sarah G. Worley*	Director	July 25, 2024
Sarah G. Worley

*Pursuant to Power of Attorney dated June 13, 2024